Exhibit 99.1
November 12, 2021
Dear Meredith Shareholder:
I am pleased to inform you that on November 9, 2021, the Board of Directors (the “Meredith Board”) of Meredith Corporation (“Meredith” or the “Company” or “we,” “us” or “our”) approved the distribution (the “Distribution”) of the shares of Meredith Holdings Corporation, an Iowa corporation and newly formed wholly-owned subsidiary of Meredith (“New Meredith”) to the shareholders of Meredith. Pursuant to the Distribution, (i) the shares of common stock, par value $1.00 per share, of New Meredith (“New Meredith Common Stock”) will be distributed to Meredith shareholders holding common stock, par value $1.00 per share (“Meredith Common Stock”), and (ii) the shares of class B common stock, par value $1.00 per share, of New Meredith (“New Meredith Class B Stock”) will be distributed to Meredith shareholders holding Class B Stock, par value $1.00 per share (“Meredith Class B Stock”), in each case on a one-for-one basis such that New Meredith will maintain Meredith’s dual-class voting structure. Following the Distribution, New Meredith will hold and operate Meredith’s national media group (“NMG”) businesses (comprising its digital and magazine reporting segments) and corporate functions, while Meredith will retain the local media group (“LMG”) businesses. The separation of LMG and NMG, the Distribution, and other transactions contemplated by the Spin-Off Agreements (defined below) are collectively referred to as the “Spin-Off” herein.
In connection with the Agreement and Plan of Merger, dated as of May 3, 2021 and as amended on June 2, 2021 and October 6, 2021, by and among Gray Television, Inc. (“Gray”), Gray Hawkeye Stations, Inc., a wholly-owned subsidiary of Gray (“Gray Merger Sub”), and Meredith (as the same may be further amended, modified or supplemented from time to time, the “Gray Merger Agreement”), pursuant to which Meredith, Gray and Gray Merger Sub agreed to effect the acquisition of Meredith immediately after and subject to the consummation of the Spin-Off and subject to the terms and conditions set forth therein and in the Spin-Off Agreements (as defined below), immediately prior to the closing of the merger contemplated by the Gray Merger Agreement (the “Gray Merger”), Meredith intends to separate its LMG businesses and NMG businesses into two independent companies pursuant to the Spin-Off. After the Spin-Off, New Meredith will be owned 100 percent by pre-merger Meredith shareholders, as set forth above. Meredith, Gray and New Meredith have entered into a Separation and Distribution Agreement, an Employee Matters Agreement, a Tax Matters Agreement and a Transition Services Agreement, each dated as of May 3, 2021 (collectively, as the same may be amended from time to time, the “Spin-Off Agreements”), which govern the terms and conditions of the Distribution and Spin-Off and other matters related to the Gray Merger. As a result of the Distribution and Spin-Off and immediately prior to the Gray Merger, Meredith will hold the LMG businesses only. As a result of the Gray Merger, Meredith will become a wholly-owned subsidiary of Gray.
The Distribution is expected to occur on December 1, 2021, immediately prior to the Gray Merger, by way of a dividend to Meredith shareholders. Upon consummation of the Distribution, Meredith shareholders who hold their shares of Meredith Common Stock at the close of business on November 19, 2021, the record date for the Distribution (the “Record Date”), will own 100 percent of the issued and outstanding capital stock of New Meredith.
Following the completion of the Spin-Off, in connection with the Agreement and Plan of Merger, dated as of October 6, 2021, by and among Meredith, New Meredith, About, Inc., a Delaware corporation (“Dotdash”), and, solely for the limited purposes set forth therein, IAC/InterActiveCorp, a Delaware corporation (“IAC”) (as the same may be further amended, modified or supplemented from time to time, the “Dotdash Merger Agreement”), Meredith, New Meredith, Dotdash, IAC and, following the execution and delivery of a joinder by an Iowa corporation and wholly-owned subsidiary of Dotdash formed in accordance with the Dotdash Merger Agreement (“Dotdash Merger Sub”), Dotdash Merger Sub, have agreed to effect the all-cash acquisition of New Meredith by Dotdash through the merger of Dotdash Merger Sub with and into New Meredith, with New Meredith surviving the merger as a wholly owned subsidiary of Dotdash. If the Dotdash Merger is completed, New Meredith shareholders will be entitled to receive $42.18 in cash (subject to downward adjustment as provided in the Dotdash Merger Agreement), without interest and subject to all applicable tax withholding, for each share of New Meredith Common Stock and each share of New Meredith Class B Stock that the shareholder owns immediately prior to the closing of the Dotdash Merger, and will have no ongoing ownership interest in the continuing NMG business. This cash payment to New Meredith shareholders will be in addition to the $16.99 per share cash payment Meredith shareholders will receive if the Gray Merger is completed.
The Meredith Board believes that the separation of its LMG businesses from its NMG businesses and corporate functions and subsequent mergers with Gray and Dotdash is the best way to unlock the full value of our assets for the benefit of Meredith and our shareholders.
No vote of Meredith shareholders is required in connection with the Distribution or the Dotdash Merger. You are not required to take any action to receive your New Meredith Common Stock or New Meredith Class B Stock, as applicable. We are not asking you for a proxy in connection with the Distribution or the Dotdash Merger, and you are requested not to send us a proxy. Meredith shareholders will not be required to pay any consideration for the shares of New Meredith Stock they receive in the Distribution, and they will not be required to surrender or exchange shares of their Meredith Stock or take any other action in connection with the Distribution or the receipt of consideration in the Dotdash Merger.
Immediately following the Distribution, you will own shares in both Meredith (which will be exchanged for cash in the Gray Merger) and New Meredith. Because we currently own all of the outstanding shares of New Meredith Common Stock, no trading market for New Meredith Common Stock currently exists. We intend to apply to list New Meredith Common Stock on the New York Stock Exchange (“NYSE”) under the symbol “MDP.” Meredith Common Stock will cease to be traded on NYSE following the Gray Merger. However, if the Dotdash Merger closes on the same day as the Distribution, shareholders of New Meredith will receive cash in an amount equal to $42.18 per share (as adjusted) of New Meredith Common Stock and New Meredith Class B Stock received in the Distribution, and shares of New Meredith Common Stock will not separately trade following the completion of the Distribution.
The enclosed information statement, which is being mailed to all Meredith shareholders, describes the Distribution and Spin-Off in detail and contains important information about New Meredith and the Dotdash Merger. We urge you to read the information statement carefully. In addition, shareholders seeking information concerning the Gray Merger and the Dotdash Merger are encouraged to read Meredith’s proxy statement with respect to the special meeting of shareholders called to vote on the Gray Merger and the other recent reports filed with the Securities and Exchange Commission by Gray and Meredith.
I want to thank you for your continued support of Meredith and we look forward to your support of New Meredith in the future.
Sincerely,
Thomas H. Harty
Chairman, Chief Executive Officer, and President

Meredith Holdings Corporation
          November 12, 2021
Dear Future Meredith Holdings Corporation Shareholder:
It is our great pleasure to welcome you to the “new” Meredith, a company that pairs more than a century of editorial expertise and consumer loyalty with the heightened promise, potential, and financial position of this new organization.
For nearly 120 years, Meredith has provided American consumers with information and inspiration on subjects that matter most, including home, health and wellness, food, parenting, entertainment and style, and travel and luxury. These fundamental lifestyle categories are the cornerstone of Meredith’s business model, and are more relevant than ever in today’s market.
The media marketplace is dynamic, and we have a successful track record of evolving to meet the needs of our audience and clients. You will read throughout these materials about the assets and strategies that we believe will lead our continued success. Let me share a handful of our more meaningful competitive differentiators here:
•Our audience is one of the largest in media. We serve approximately 190 million consumers, including nearly 95 percent of American women, who are a particular focus for our editorial, marketing, advertising, and product licensing efforts. Our audience reach is an important differentiator because it provides us with billions of data points that help us to improve our content and more effectively deliver messaging on behalf of our advertising clients. Our reach also enables greater efficiency through economies of scale.
•Our brands are among our industry’s most recognizable. They include such trusted household names as People, Better Homes & Gardens, Allrecipes, Southern Living, InStyle, and Real Simple—and they reach audiences across a rich diversity of media platforms, including magazine, web, mobile, social, audio, and over the top/streaming video.
•Our revenues are well-balanced between consumer and advertising and we continue to develop newer revenue streams including brand licensing and performance marketing. Our brand licensing operation is the world’s second-largest, according to License Global!, and our performance marketing activities are currently driving approximately $1 billion in retail sales for our partners.
Following the spin-off, there will be two operating segments: digital and magazine. On October 6, 2021, Meredith, Meredith Holdings Corporation, About, Inc. and IAC/InterActiveCorp entered into an agreement pursuant to which About, Inc. will acquire the “new” Meredith.
In the event that the acquisition of the “new” Meredith by About, Inc. is not completed as contemplated, we expect the “new” Meredith to possess an attractive capital structure: conservatively levered, and with sufficient free cash flow generation to fuel investment in future growth opportunities as well as returns to shareholders.
Our digital business is driven by our trusted brands, broad audience who visit our sites each month, our strong commercial partnerships, and our proprietary technology platform. As mentioned above, this platform brings together all of our content and first-party data, allowing us to track billions of consumer intent signals. We are continuing to expand our digital capabilities to more deeply engage consumers and support our advertising partners.
Our magazine business is the largest in the United States, driving strong awareness for our brands across platforms. On average we sell one magazine via subscription and one via newsstand every second.
We are excited about our opportunities ahead. We believe the combination of our audience reach, strong brands, and our proprietary media platforms that enable the collection and analysis of vast amounts of first party data position us attractively for the future.
We invite you to learn more about “new” Meredith and our strategic initiatives by reviewing the enclosed information statement. We look forward to your continued support.
Sincerely,
Thomas H. Harty
Chairman, Chief Executive Officer, and President

Information Statement
Distribution of
Common Stock and Class B Stock of
Meredith Holdings Corporation
by
Meredith Corporation
to Meredith Shareholders
This information statement is being furnished in connection with the distribution by Meredith Corporation to its shareholders of stock of Meredith Holdings Corporation, a wholly-owned subsidiary of Meredith Corporation, which will hold Meredith Corporation’s national media group (“NMG”) businesses (comprising its digital and magazine reporting segments) and corporate functions. Unless the context otherwise requires, “New Meredith,” “we,” “us,” and “our” refer to Meredith Holdings Corporation and its subsidiaries, and “Meredith” refers to historical Meredith Corporation and its subsidiaries (including the operations of the business of New Meredith prior to the Spin-Off (as defined below)).
This distribution (the “Distribution”) of (i) the shares of common stock, par value $1.00 per share, of New Meredith (“New Meredith Common Stock”) to Meredith shareholders holding common stock, par value $1.00 per share, of Meredith (“Meredith Common Stock”), and (ii) the shares of class B common stock, par value $1.00 per share, of New Meredith (“New Meredith Class B Stock”) to Meredith shareholders holding Class B Stock, par value $1.00 per share, of Meredith (“Meredith Class B Stock”), in each case on a one-for-one basis such that New Meredith will maintain a dual-class voting structure, is being conducted in connection with the merger of Meredith with a wholly-owned subsidiary (“Gray Merger Sub”) of Gray Television, Inc. (“Gray”) pursuant to the Agreement and Plan of Merger, dated as of May 3, 2021, as amended on June 2, 2021 and October 6, 2021 (as the same may be further amended, modified or supplemented from time to time, the “Gray Merger Agreement”). “New Meredith Common Stock” and “New Meredith Class B Stock” are collectively referred to as “New Meredith Stock” herein, and “Meredith Common Stock” and “Meredith Class B stock” are collectively referred to as “Meredith Stock” herein.
Pursuant to the Gray Merger Agreement, immediately subsequent to and conditioned upon completion of the Distribution, Gray Merger Sub will merge with and into Meredith (the “Gray Merger”), and Meredith will become a wholly-owned subsidiary of Gray, holding the assets relating to Meredith’s local media group (“LMG”) businesses. New Meredith will hold the assets relating to Meredith’s NMG businesses and corporate functions (along with MNI Targeted Media and People TV businesses, which will be transferred to New Meredith). The separation of LMG and NMG, the Distribution and other transactions contemplated by the Spin-Off Agreements (as defined herein) are collectively referred to as the “Spin-Off” herein. In connection with the Gray Merger and the Spin-Off, (i) shareholders of Meredith as of the consummation of the Gray Merger will be entitled to receive $16.99 cash for each share of Meredith Stock they own and (ii) shareholders of Meredith as of the record date set for the Distribution, as further described herein, will be entitled to receive New Meredith Common Stock or New Meredith Class B Stock, as described above.
Completion of the Distribution is one of a number of conditions to completion of the Gray Merger, and the Distribution is contingent upon all other conditions to completion of the Gray Merger having been satisfied or waived (other than those conditions that by their nature can only be satisfied at the closing of the Gray Merger, provided that such conditions are capable of being satisfied) and satisfaction of other conditions. Upon completion of the Distribution and immediately following the Gray Merger, New Meredith will change its corporate name to “Meredith Holdings Corporation.”
Each of you, as a holder of Meredith Stock, will receive one share of New Meredith Common Stock or New Meredith Class B Stock for each share of Meredith Common Stock or Meredith Class B Stock, as applicable, that you held at the close of business on November 19, 2021, the record date for the Distribution (the “Record Date”).

The Distribution is expected to be effective as of December 1, 2021. Immediately after the Distribution is completed, New Meredith will be a public company pending the completion of the Dotdash Merger (as defined below).
No vote of Meredith shareholders is required in connection with this Distribution. We are not asking you for a proxy, and you are requested not to send us a proxy in connection with the Distribution. Meredith shareholders will not be required to pay any consideration for the New Meredith Stock they receive in the Distribution, and they will not be required to surrender or exchange shares of their Meredith Stock or take any other action in connection with the Distribution. You will receive separate instructions for exchanging your Meredith shares for cash in connection with the Gray Merger.
On October 6, 2021, Meredith announced that Meredith and New Meredith have entered into a definitive agreement to sell New Meredith, including the NMG businesses, to About, Inc. (“Dotdash”), a wholly-owned subsidiary of IAC/InterActiveCorp (“IAC”), which we refer to as the “Dotdash Merger.” We currently are expecting the Spin-Off and the Gray Merger to be consummated in the fourth quarter of calendar year 2021 (subject to the satisfaction or waiver of closing conditions (including regulatory and shareholder approvals)). Completion of the Dotdash Merger is not a condition to the consummation of the Spin-Off or Gray Merger, and, for so long as the Gray Merger Agreement is in effect, the Dotdash Merger will not, pursuant to the Amendment and Consent, by and among Meredith, New Meredith, Gray, Gray Merger Sub, and Dotdash dated October 6, 2021 (the “Consent Agreement”), occur until after the closing of the Gray Merger. If the conditions to completing the Dotdash Merger have been satisfied or waived, New Meredith currently expects the Dotdash Merger to be consummated on the same day as, and following completion of, the Spin-Off and Gray Merger.
If the Dotdash Merger is completed, New Meredith shareholders will be entitled to receive $42.18 in cash (subject to downward adjustment as provided in the Dotdash Merger Agreement), without interest and subject to all applicable tax withholding, for each share of New Meredith Common Stock and each share of New Meredith Class B Stock that the shareholder owns immediately prior to the closing of the Dotdash Merger, and will have no ongoing ownership interest in the continuing NMG business. This cash payment to New Meredith shareholders will be in addition to the $16.99 per share cash payment Meredith shareholders will receive if the Gray Merger is completed.
If the Dotdash Merger is completed on the same day as the Spin-Off and the Gray Merger, the New Meredith Common Stock will not separately trade following the Distribution. If the Dotdash Merger is not completed on the same day as the Spin-Off and the Gray Merger, New Meredith Common Stock will be listed for public trading until consummation of the Dotdash Merger.
If the Gray Merger is not completed, Meredith will continue as a publicly-traded company operating the Local Media Group business, and, in the event the Gray Merger Agreement is terminated, Meredith, New Meredith and Dotdash have agreed to negotiate certain amendments to the Dotdash Merger Agreement and agreements relating to the Spin-Off, subject to the terms of the Dotdash Merger Agreement. Meredith and New Meredith shareholders are not required to vote on the Dotdash Merger pursuant to the Iowa Business Corporation Act. The Dotdash Merger pursuant to the Dotdash Merger Agreement was unanimously approved by the boards of Meredith and New Meredith and by Meredith, in its capacity as the sole shareholder of New Meredith (the constituent corporation in the Dotdash Merger). As this is the only shareholder vote required for the Dotdash Merger, no additional approvals of Meredith or New Meredith shareholders are required for the consummation of the Dotdash Merger. You will receive separate instructions for receiving your cash payment in connection with the Dotdash Merger.
All of the outstanding shares of New Meredith stock are currently owned by Meredith. Accordingly, there currently is no public trading market for New Meredith Common Stock. We intend to file an application to list New Meredith Common Stock under the ticker symbol “MDP” on the New York Stock Exchange (“NYSE”). Assuming that New Meredith Common Stock is approved for listing, we anticipate that a limited market, commonly known as a “when-issued” trading market, for New Meredith Common Stock may develop on or shortly before the Record Date and will continue up to and including through the Distribution date, and we anticipate that “regular-way” trading of New Meredith Common Stock will begin on the first trading day following the Distribution date. However, if the Dotdash Merger closes on the same day as the Distribution, then we do not expect that a “when-issued” trading market will develop, and shareholders of New Meredith will receive cash in an amount equal to $42.18 per share (subject to downward adjustment as provided in the Dotdash Merger Agreement) of New Meredith Common Stock and New Meredith Class B Stock received in the Distribution, and shares of New Meredith Common Stock will not separately trade following the completion of the Distribution.

In reviewing this information statement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 24 of this information statement.
This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.
The date of this information statement is November 12, 2021.
We expect to mail this information statement to Meredith shareholders on or about November 29, 2021.

i

SUMMARY
This summary highlights selected information from this information statement relating to New Meredith, our separation from Meredith and the distribution of New Meredith Stock by Meredith to its shareholders. For a more complete understanding of our business, the Separation (as defined below), Distribution and the Spin-Off, you should carefully read the entire information statement and the exhibits attached hereto or referenced herein.
Except as otherwise indicated or unless the context otherwise requires, the information included in this information statement assumes the completion of all the transactions referred to in this information statement in connection with the Separation, Distribution, and Spin-Off. Throughout this information statement, for purposes of simplicity, Meredith Holdings Corporation prior to the Spin-Off, and Meredith Holdings Corporation following the Spin-Off are referred to as “New Meredith.” Except as otherwise indicated or unless the context otherwise requires, “New Meredith,” “we,” “us,” and “our” refer to Meredith Holdings Corporation and its subsidiaries, and “Meredith” refers to historical Meredith Corporation and its subsidiaries (including the operations of the business of New Meredith prior to the Spin-Off). “LMG RemainCo” refers to Meredith Corporation immediately after the Spin-Off, which will own the LMG businesses and be merged with Gray Merger Sub and become a wholly-owned subsidiary of Gray.
“New Meredith Common Stock” and “New Meredith Class B Stock” are collectively referred to as “New Meredith Stock”, and “Meredith Common Stock” and “Meredith Class B Stock” are collectively referred to as “Meredith Stock.”
Overview
We are a leading media and marketing company that was founded nearly 120 years ago and we create inspiring, informative, entertaining, and empowering content for approximately 190 million American consumers every month, including nearly 95 percent of women in the United States.
We engage consumers across multiple media platforms and formats including digital (including web, mobile, video, social, audio, over-the-top, and licensing) and magazines. Our content is delivered through a powerful and trusted portfolio of iconic brands, including People, Better Homes & Gardens, Allrecipes, Southern Living, and Real Simple. These brands have domain leadership in the subject areas that matter most to our consumers, including entertainment, food, home, beauty, travel, health, family, luxury, and fashion. Our digital and magazine platforms operate at large scale, and are flexible to accommodate new brands, products, and services.
Our differentiation is rooted in our large reach to American consumers, particularly women, through our trusted brands; our expertise in creating content and experiences that drive meaningful consumer engagement and influence purchase decisions; and in our proprietary technology and analytics platform. We leverage the relationship between consumers and our brands, and our unique first party data driven insights, to optimize and customize our content and products and to drive diverse revenue streams from consumers, advertisers, and marketers.
New Meredith operates two business segments: digital and magazine.
Our digital brands attract approximately 150 million consumers monthly to our owned and operated sites through web and mobile-based experiences. We also engage consumers through email newsletters, social media platforms, browser notifications, audio platforms, and connected devices. We create value across diverse revenue streams including advertising, performance marketing, brand licensing, and directly from consumers including paid products.
Our magazine segment represents the largest business of its kind in the United States as measured by revenue and audience reach. Our editorial teams create premium content covering subjects that matter to our consumer audience in a format that consumers enjoy for its convenience and thoughtful editorial curation. In 2020, we published 35 subscription magazines, as well as more than 300 special interest publications. Our revenue streams are diverse and include advertising, direct-to-consumer subscription, newsstand, and marketing of third-party magazine subscriptions, products, and services in the United States. Most of our brands are also available as digital editions on one or more of the major digital newsstands.

According to the Magazine Media 360° Brand Audience Report, 12 of Meredith’s brands ranked among the 50 largest media brands measured. People ranked No. 1 in Total Brand Audience across platforms at 91.1 million, followed by Allrecipes at No. 2 with 68.7 million, and Better Homes & Gardens at No. 6 with 38.4 million.
Our largest revenue source is advertising. National and local economic conditions affect the magnitude of our advertising revenues. Digital and magazine revenues and operating results can be affected by changes in the demand for advertising and consumer demand for our products. Additionally, digital and magazine consumer related revenues are generally affected by national and regional economic conditions and competition from other forms of media.
The Separation, Distribution, and Spin-Off
A copy of the Gray Merger Agreement and copies of (i) the Separation and Distribution Agreement, by and among Meredith, Gray, and New Meredith, dated as of May 3, 2021, as amended May 18, 2021, June 2, 2021 and October 6, 2021 (as the same may be further amended from time to time, the “Separation and Distribution Agreement”), (ii) the Employee Matters Agreement, by and among Meredith, Gray, and New Meredith, dated as of May 3, 2021, as amended October 6, 2021 (as the same may be amended from time to time, the “Employee Matters Agreement”), (iii) the Tax Matters Agreement, by and among Meredith, Gray, and New Meredith, dated as of May 3, 2021 (as the same may be amended from time to time, the “Tax Matters Agreement”), (iv) the Transition Services Agreement, by and among Meredith, Gray, and New Meredith, dated as of May 3, 2021, as amended September 30, 2021 (as the same may be amended from time to time, the “Transition Services Agreement”, and together with the Separation and Distribution Agreement, the Employee Matters Agreement and the Tax Matters Agreement, the “Spin-Off Agreements”) have been filed as exhibits to the registration statement, of which this information statement forms a part, that we have filed with the SEC. The Gray Merger Agreement, the Separation and Distribution Agreement and the Employee Matters Agreement were further amended by the Amendment and Consent, by and among Meredith, New Meredith, Gray, Gray Merger Sub, and Dotdash dated October 6, 2021 (the “Consent Agreement”). Subject to the terms and conditions of the Consent Agreement, the Consent Agreement affirms Gray’s consent to Meredith’s and New Meredith’s execution, delivery and performance of the Dotdash Merger Agreement for all purposes under the Gray Merger Agreement and the Spin-Off Agreements. Among other things, the Consent Agreement provides that the Dotdash Merger cannot occur prior to the completion of the Gray Merger (or, if earlier, the termination of the Gray Merger Agreement). The Consent Agreement also provides for certain adjustments to the Target Net Debt Amount (as defined in the Separation and Distribution Agreement and described below), which have the effect of increasing the amount of the New Meredith Cash Payment. We encourage you to read the entire agreements carefully because they are the principal documents governing the transactions, including the Separation (as defined below), Distribution, and Spin-Off. For more information on the Spin-Off Agreements, see “The Separation, Distribution, and Spin-Off—Spin-Off Agreements.”
Transaction Steps
Step 1. Separation.
Pursuant to the terms of the Separation and Distribution Agreement, at a time on or prior to the date of the Distribution, Meredith will cause (i) certain subsidiaries, assets, and employees of Meredith or its subsidiaries relating to the NMG businesses and corporate functions of Meredith to be transferred to, and certain liabilities relating thereto to be assumed by, New Meredith and (ii) certain subsidiaries, assets, and employees of Meredith or its subsidiaries relating to the LMG businesses to be retained by or transferred to, and certain liabilities relating thereto to be retained by or assumed by, Meredith (collectively, the “Separation”). Following the Separation, New Meredith and its subsidiaries will own all of the NMG businesses and corporate functions, while Meredith (excluding New Meredith and its subsidiaries) will own all of the LMG businesses. As part of the Separation, Meredith’s MNI and People TV businesses, which were previously reported in Meredith Corporation’s historical local media group, will be transferred to New Meredith.
Step 2. New Meredith Cash Payment, and Repayment of Meredith Debt.
Pursuant to the terms of the Separation and Distribution Agreement, prior to the Distribution, New Meredith or one of its subsidiaries will make a cash payment (the “New Meredith Cash Payment”) to Meredith such that the net debt of Meredith (exclusive of the New Meredith debt and after giving effect to the New Meredith Cash Payment) would be equal to $1.975 billion (subject to certain adjustments, the amount of net debt agreed by Meredith and Gray to be allocated to Meredith in connection with the Separation, Distribution, and Spin-Off (as described below)). The proceeds of the New Meredith Cash Payment will be used by Gray, together with cash on hand of Meredith and borrowings by Gray, to refinance all of Meredith’s outstanding debt as of the date of the closing of the Gray Merger. The New Meredith Cash Payment is expected to be funded through the following sources: available cash on hand (which will be taken into account in determining the amount of the New Meredith Cash Payment) and through borrowings under a new senior credit facility from the New Meredith Debt Financing or, if the Dotdash Merger is completed on the same day as the closing of the Spin-Off and the Gray Merger, through funds advanced by Dotdash.
Step 3. Distribution and Spin-Off.
Pursuant to the terms of the Separation and Distribution Agreement, following the Separation and immediately prior to the Gray Merger, Meredith will spin off New Meredith by completing the Distribution of (i) the shares of New Meredith Common Stock to Meredith shareholders holding Meredith Common Stock, and (ii) the shares of New Meredith Class B Stock to Meredith shareholders holding Meredith Class B Stock, in each case on a one-for-one basis such that New Meredith will maintain a dual-class voting structure. Prior to completion of the Gray Merger, Meredith will set the Record Date and a date for the Distribution to occur (the “Distribution Date”). Meredith expects such Distribution Date to be the same date as the date that the Gray Merger is completed, but the Record Date will be an earlier date.
After the Distribution, if the Dotdash Merger is not consummated on the same day: the New Meredith Common Stock will be entitled to one vote per share with respect to matters on which the New Meredith shareholders are entitled to vote; the New Meredith Class B Stock will be entitled to ten votes per share on such matters; New Meredith will be a standalone, publicly traded company owned 100 percent by pre-Merger Meredith shareholders; and New Meredith is expected to retain the “Meredith” name and “MDP” ticker symbol.
Step 4. Merger.
Under the Gray Merger Agreement, immediately after the consummation of the Spin-Off, Gray Merger Sub will merge with and into Meredith, and Meredith will be the surviving corporation in the Gray Merger. Upon the consummation of the Gray Merger, Gray will own all outstanding shares of capital stock of Meredith. Meredith’s shareholders will receive $16.99 cash in the Gray Merger in exchange for each share of Meredith Common Stock and Meredith Class B Stock (in addition to the shares of New Meredith received pursuant to the Distribution), without interest and subject to all applicable tax withholding, subject to terms and conditions set forth in the Gray Merger Agreement. After the Gray Merger is completed, you will have the right to receive the Gray Merger consideration, but you will no longer have any ongoing ownership interest in Meredith, including its LMG businesses.

Depiction of Corporate Structure
Below is a depiction of the corporate structures of Meredith and New Meredith before and after the Separation, Distribution, and Spin-Off.
Pending Dotdash Merger
On October 6, 2021, Meredith announced that Meredith and New Meredith have entered into an Agreement and Plan of Merger with About, Inc. (“Dotdash”) and, solely for the limited purposes set forth therein, IAC/InterActiveCorp (“IAC”) dated October 6, 2021 (the “Dotdash Merger Agreement”), pursuant to which Dotdash will acquire New Meredith, including our NMG businesses, and New Meredith will become a wholly-owned subsidiary of Dotdash, which we refer to as the “Dotdash Merger”. Dotdash is a wholly-owned subsidiary of IAC, which agreed to guarantee the payment and performance obligations of Dotdash under the Dotdash Merger Agreement. The consummation of the Dotdash Merger pursuant to the Dotdash Merger Agreement is subject to the expiration or termination of the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and other closing conditions set forth in the Dotdash Merger Agreement. We currently are expecting the Spin-Off and the Gray Merger to be consummated in the fourth quarter of calendar year 2021 (subject to the satisfaction or waiver of closing conditions (including regulatory and shareholder approvals)). Completion of the Dotdash Merger is not a condition to consummation of the Spin-Off or the Gray Merger, and, for so long as the Gray Merger Agreement is in effect, the Dotdash Merger will not, pursuant to the Consent Agreement, occur until after the closing of the Gray Merger. If the conditions to complete the Dotdash Merger have been satisfied or waived, New Meredith currently expects the Dotdash Merger to be consummated on the same day as, and following completion of, the Spin-Off and the Gray Merger.
If the Gray Merger is not completed, Meredith will continue as a publicly traded company operating the Local Media Group business, and in the event the Gray Merger Agreement is terminated, Meredith, New Meredith and Dotdash have agreed to negotiate certain amendments to the Dotdash Merger Agreement and agreements relating to the Spin-Off, subject to the terms of the Dotdash Merger Agreement.
If the Dotdash Merger is completed, New Meredith shareholders will be entitled to receive $42.18 per share in cash (subject to downward adjustment as provided in the Dotdash Merger Agreement), without interest and subject to all applicable tax withholding, for each share of New Meredith Common Stock and each share of New Meredith Class B Stock that the shareholder owns immediately prior to the closing of the Dotdash Merger, and will have no ongoing ownership interest in the continuing NMG businesses. This cash payment to New Meredith shareholders will be in addition to the $16.99 per share cash payment Meredith shareholders will receive if the Gray Merger is completed.
If the Dotdash Merger is completed on the same day as the Spin-Off and the Gray Merger, the New Meredith Common Stock will not separately trade following the Distribution. We intend to apply to list our common stock on NYSE under the symbol “MDP,” and, if the Dotdash Merger is not completed on the same day as the Spin-Off and the Gray Merger, we expect that the New Meredith Common Stock will be listed for public trading until consummation of the Dotdash Merger.
Meredith and New Meredith shareholders are not required to vote on the Dotdash Merger pursuant to the Iowa Business Corporation Act (the “IBCA”). The Dotdash Merger pursuant to the Dotdash Merger Agreement was unanimously approved by the boards of Meredith and New Meredith and by Meredith, in its capacity as the sole shareholder of New Meredith (the constituent corporation in the Dotdash Merger). As this is the only shareholder vote required for the Dotdash Merger, no additional approvals of Meredith or New Meredith shareholders are required for the consummation of the Dotdash Merger. The Dotdash Merger pursuant to the Dotdash Merger Agreement was approved by Meredith’s Board and New Meredith’s Board and by Meredith, as the sole shareholder of New Meredith. You will receive separate instructions for receiving your cash payment in connection with the Dotdash Merger.
Treatment of Equity Awards
Spin-Off
Options. Prior to completion of the Gray Merger, in connection with the Spin-Off, each outstanding stock option granted under Meredith’s equity plans will be converted into two options: (1) an adjusted Meredith stock option that will be canceled and converted into the right to receive a cash payment in the Gray Merger as described below, and (2) a stock option for New Meredith shares. The number of shares subject to the adjusted Meredith stock option and the New Meredith stock option will be equal to the number of shares subject to the related Meredith stock option prior to the Spin-Off, but the exercise prices will be adjusted to reflect the relative values of LMG and NMG. The New Meredith stock options will generally be subject to the same terms and conditions as set forth in the related Meredith stock option award before the Distribution, except that unvested New Meredith stock options held by employees of LMG will be canceled and converted into the right to receive a cash payment from New Meredith equal to the excess, if any, of the “when-issued” trading price of New Meredith Common Stock on the last trading day immediately prior to the Distribution Date less the adjusted exercise price for such option (or, if a “when-issued” trading price is not available, the cash amount (as adjusted) payable in respect of each share of New Meredith Common Stock under the Dotdash Merger Agreement).
RSUs and Share-Based Awards. Prior to completion of the Gray Merger, in connection with the Spin-Off, holders of restricted stock units (“RSUs”) and other share-based awards (each a “Share-Based Award”) granted under Meredith’s equity plans will receive RSUs and Share-Based Awards in New Meredith with respect to an equal number of shares subject to the related Meredith award prior to the Spin-Off. The New Meredith RSUs and Share-Based Awards will generally be subject to the same terms and conditions as set forth in the related Meredith award before the Distribution, except that unvested New Meredith RSUs held by employees of LMG will be canceled and converted into the right to receive a cash payment from New Meredith equal to the “when-issued” trading price of New Meredith Common Stock on the last trading day immediately prior to the Distribution Date (or, if a “when-issued” trading price is not available, the cash amount (as adjusted) payable in respect of each share of New Meredith Common Stock under the Dotdash Merger Agreement).
Merger
Upon the completion of the Gray Merger, each outstanding stock option (whether or not then vested or exercisable), RSU, and Share Based Award granted under Meredith’s equity plans will be canceled and converted into the right to receive from Gray an amount of cash equal to $16.99 per share (or in the case of stock options, the excess, if any, of $16.99 over the exercise price of such option, as adjusted in connection with the Spin-Off as described above), without interest and subject to all applicable tax withholding.

Dotdash Merger
Upon the completion of the Dotdash Merger, the vesting of each outstanding New Meredith stock option, RSU, and Share Based Award will accelerate in full and such awards will be canceled and converted into the right to receive from Dotdash an amount of cash equal to $42.18 per share (as adjusted) (or in the case of stock options, the excess, if any, of $42.18 (as adjusted) over the exercise price of such option, as adjusted in connection with the Spin-Off as described above), without interest and subject to all applicable tax withholding.
Summary of Risk Factors
Ownership of our common stock and the Separation, Distribution, Spin-Off and the Dotdash Merger involve substantial risk. The risks described in the section titled “Risk Factors” may cause us to not realize the full benefits of our strengths or may cause us to be unable to successfully execute all or part of our strategy. Some of the more significant challenges include the following:
•We may be unable to achieve some or all of the expected benefits from the Separation, Distribution, and Spin-Off.
•As a separate, publicly traded company, we may not enjoy the same benefits that we did prior to the Spin-Off.
•Our historical and pro forma financial information is not necessarily representative of the results we would have achieved as a standalone company and may not be a reliable indicator of our future results.
•The effects of the outbreak of the COVID-19 pandemic have had and may continue to have an adverse impact on our business, financial condition, operations, and prospects.
•Advertising related revenues represent the largest portion of our revenues, and advertising demand may fluctuate from period to period.
•We face significant competition in all aspects of our business.
•Our success depends on our ability to improve and scale our technical infrastructure and respond and adapt to changes in technology and consumer behavior which continues to evolve rapidly.
•Client relationships are important to our brand licensing and consumer relationship marketing businesses.
•We are currently reliant on a single supplier for printing of our magazines.
•Our indebtedness, which may also subject us to interest rate risk, and our ability to incur significant additional indebtedness could adversely affect our business, financial condition, and results of operations.
•We may have exposure to additional tax liabilities and certain indemnifications liabilities.
•There is no existing market for New Meredith common stock and a trading market that will provide you with adequate liquidity may not develop for New Meredith common stock. In addition, once New Meredith common stock begins trading, the market price of New Meredith shares may fluctuate widely.
•We cannot guarantee the payment of dividends on New Meredith common stock, or the timing or amount of any such dividends.
•We have two classes of stock with different voting rights.
•Substantial sales of New Meredith common stock may occur in connection with the Distribution, which could cause our stock prices to decline.
•The announcement and pendency of the Dotdash Merger Agreement may have an adverse effect on our business results and our failure to complete the Dotdash Merger could have a material adverse effect on our business, results of operations, financial condition and stock price.

•While the Dotdash Merger is pending, we are subject to business uncertainties and contractual restrictions that could harm our business relationships, financial condition, operating results, and business.
Corporate Information
New Meredith was incorporated in Iowa on April 29, 2021. Following the Separation, Distribution, and Spin-Off, we will hold the assets and liabilities allocated to Meredith’s NMG businesses and corporate functions, which does not include Meredith’s LMG businesses that is being purchased by Gray in the Gray Merger.
New Meredith headquarters are located at 1716 Locust Street, Des Moines, IA 50309-3023, which is the location of Meredith’s current headquarters. New Meredith will maintain an internet website at www.meredith.com, which is Meredith’s current website. Our website and the information contained on that site, or connected to that site, is not incorporated by reference into this information statement.

Questions and Answers about New Meredith and the Separation, Distribution, and Spin-Off

Why am I receiving this document?	Meredith is delivering this document to you because you are a holder of shares of Meredith Stock. If you are a holder of shares of Meredith Stock as of the close of business on November 19, 2021, each share of Meredith Common Stock or Meredith Class B Stock that you held at the close of business on such date will entitle you to receive one share of New Meredith Common Stock or New Meredith Class B Stock, as applicable. This document will help you understand how the Separation, Distribution, and Spin-Off will affect your investment in Meredith and your investment in New Meredith after the Separation, Distribution, and Spin-Off.

What is New Meredith?	New Meredith, which is currently a wholly-owned subsidiary of Meredith, was formed to hold Meredith’s NMG businesses and operations and corporate functions.

What is the Distribution?
The Distribution is the method by which Meredith will separate its NMG businesses and its LMG businesses, creating two separate companies. In the Distribution, Meredith will distribute to its shareholders all of the shares of New Meredith Stock that it owns. Following the Distribution, we will be a separate company from Meredith, and Meredith will not retain any ownership interest in us. The number of shares of Meredith you own will not change as a result of the Distribution. However, as described below, immediately following the Distribution, Meredith will be acquired by Gray and you will receive $16.99 cash per share of Meredith Stock you own as merger consideration.

Why is the Separation of New Meredith structured as a Distribution?	Meredith believes that a distribution of shares of New Meredith Stock is an efficient way to separate Meredith’s LMG businesses from its other operations. The Separation, Distribution, and Spin-Off will facilitate the sale of the LMG businesses to Gray pursuant to the Gray Merger Agreement.

How will the Separation of New Meredith work?
The Separation will be accomplished through a series of transactions in which Meredith’s LMG businesses and NMG businesses will be separated into two independent companies, with Meredith’s NMG businesses and corporate functions moving into New Meredith. The New Meredith Stock will be distributed by Meredith to its shareholders immediately prior to the Gray Merger. In the subsequent Merger, each Meredith shareholder will receive $16.99 cash per share of Meredith Stock as merger consideration.

What is the Record Date for the Distribution?
Meredith will determine record ownership of its shares for purposes of the Distribution as of the close of regular trading on NYSE on November 19, 2021. The person in whose name shares of Meredith Stock are registered at the close of business on the Record Date is the person who will be entitled to receive shares of New Meredith Stock in the Distribution. If you sell shares of Meredith Common Stock in the “regular-way” market up to and including through the Distribution Date, you will be selling your right to receive shares of New Meredith Common Stock in the Distribution.

When will the Distribution occur?	We expect that Meredith will distribute the shares of New Meredith Stock on December 1, 2021.

What is the expected date of completion of the Distribution?	The completion and timing of the Distribution are contingent upon satisfaction of a number of conditions. It is expected that the shares of New Meredith Stock will be distributed by Meredith on December 1, 2021. However, we cannot assure you as to the timing of the Distribution or that all conditions to the Distribution will be met.

What do Meredith shareholders need to do to participate in the Distribution?
No action is required by shareholders, but we urge you to read this entire document carefully as well as other documents referenced herein. Shareholders who hold Meredith Stock as of the Record Date will not be required to take any action to receive New Meredith Stock in the Distribution.
No shareholder approval of the Distribution is required or sought. We are not asking you for a proxy and you are requested not to send us a proxy in connection with the Distribution. You will not be required to make any payment, surrender or exchange your shares of Meredith Stock or take any other action to receive your shares of New Meredith Stock. If you own Meredith Stock as of the close of business on the Record Date, Meredith, with the assistance of Equiniti Trust Company d/b/a EQ Shareowner Services, LLC (“EQ” or the “Distribution Agent”), will electronically issue shares of New Meredith Stock to you or to your brokerage firm on your behalf by way of direct registration in book-entry form. EQ will mail you a book-entry account statement that reflects your shares of New Meredith Stock or your bank or brokerage firm will credit your account for the shares. If you sell shares of Meredith Common Stock in the “regular-way” market up to and including through the Distribution Date, you will be selling your right to receive shares of New Meredith Common Stock in the Distribution. Following the Distribution, shareholders whose shares are held in book-entry form may request that their shares of New Meredith Common Stock held in book-entry form be transferred to a brokerage or other account at any time, without charge. However, if the Dotdash Merger closes on the same day as the Distribution, shareholders of New Meredith will receive cash in an amount equal to $42.18 per share (as adjusted) of New Meredith Common Stock and New Meredith Class B Stock received in the Distribution, and shares of New Meredith Common Stock will not separately trade following the completion of the Distribution.

How many shares of New Meredith Stock will I receive in the Distribution?
You will receive one share of New Meredith Common Stock for each share of Meredith Common Stock held as of the close of business on November 19, 2021, the Record Date, and one share of New Meredith Class B Stock for each share of Meredith Class B Stock held as of the close of business on November 19, 2021, the Record Date. If you sell shares of Meredith Common Stock in the “regular-way” market up to and including through the Distribution Date, you will be selling your right to receive shares of New Meredith Common Stock in the Distribution. After the Spin-Off, New Meredith will be owned 100 percent by pre-Merger Meredith shareholders. However, if the Dotdash Merger closes on the same day as the Distribution, shareholders of New Meredith will receive cash in an amount equal to $42.18 per share (as adjusted) of New Meredith Common Stock and New Meredith Class B Stock received in the Distribution, and shares of New Meredith Common Stock will not separately trade following the completion of the Distribution.

Does New Meredith plan to pay dividends?
After the Distribution, we expect that we will commence payment of a regular cash dividend in the near term. However, the timing, declaration, amount and payment of any dividends in the future by us will be subject to the sole discretion of our Board of Directors and will depend on many factors. See “Dividend Policy.”

Will New Meredith incur any indebtedness prior to or at the time of the Spin-Off?
Yes. We anticipate having certain indebtedness upon completion of the Spin-Off if the Dotdash Merger does not close concurrently therewith. For more information, please refer to the sections entitled “The Separation, Distribution, and Spin-Off—New Meredith Financing” and “Risk Factors—Risks Relating to Our Business Following the Separation, Distribution, and Spin-Off.”

What are the U.S. federal income tax consequences of the Distribution to Meredith shareholders?
The receipt by you of shares of New Meredith Stock in the Distribution will generally be a taxable dividend in an amount equal to the fair market value of the New Meredith Stock received to the extent of your ratable share of Meredith’s current and accumulated earnings and profits, with the excess treated first as a non-taxable return of capital to the extent of your tax basis in shares of Meredith Stock and then as capital gain. For a more detailed discussion see “The Separation, Distribution, and Spin-Off—U.S. Federal Income Tax Considerations Relating to the Distribution and the Dotdash Merger—Tax Consequences of the Distribution,” included elsewhere in this information statement.
You should consult your tax advisor about the particular consequences of the Distribution to you, including the application of state, local, and foreign tax laws.

How will I determine the tax basis I will have in the New Meredith shares I receive in the Distribution?
Your tax basis in the shares of New Meredith Stock received generally will equal the fair market value of such shares on the Distribution Date. For a more detailed discussion see “The Separation, Distribution, and Spin-Off—U.S. Federal Income Tax Considerations Relating to the Distribution and the Dotdash Merger” included elsewhere in this information statement.

What are the U.S. federal income tax consequences of the Dotdash Merger to New Meredith Shareholders?	For U.S. federal income tax purposes, the Dotdash Merger will constitute a fully taxable transaction for a holder of New Meredith Common Stock and each such holder will therefore recognize gain or loss, if any, as a result of the disposition of New Meredith Common Stock in the Dotdash Merger. However, if the Dotdash Merger is completed on the same day as the Distribution, we expect you to have a tax basis in your New Meredith Common Stock received in the Distribution that is equal to the cash received by you in the Dotdash Merger, in which case you will not recognize gain or loss in connection with the Dotdash Merger. For a more detailed discussion see “The Separation, Distribution, and Spin-Off—U.S. Federal Income Tax Considerations Relating to the Distribution and the Dotdash Merger—Tax Consequences of the Dotdash Merger,” included elsewhere in this information statement.

What will be the relationship between Meredith and New Meredith following the Spin-Off?
Following the Distribution, we will be a separate public company and Meredith will have no continuing stock ownership interest in us. In connection with the Distribution, we and Meredith have entered into a Separation and Distribution Agreement, Employee Matters Agreement, Tax Matters Agreement, and Transition Services Agreement for the purpose of accomplishing the Separation, Distribution, and Spin-Off. These agreements also will govern our relationship with Meredith subsequent to the Separation, Distribution, and Spin-Off and provide for the allocation of employee benefit, tax, and some other liabilities and obligations attributable to periods prior to, at, and after the Distribution. These agreements also include arrangements with respect to transition services under the Transition Services Agreement. The Separation and Distribution Agreement provides that we and Meredith will provide each other with appropriate indemnities with respect to the businesses and liabilities allocated to us and Meredith. See “Certain Relationships and Related Party Transactions.”

Is the Spin-Off dependent on Meredith’s shareholders approving the Gray Merger?	No. Meredith shareholder approval is not a condition of the Spin-Off. In the event that the Gray Merger Agreement is terminated for any reason, Meredith will continue as a publicly-traded company operating the Local Media Group business and National Media Group business, and Meredith and Dotdash have agreed to negotiate certain amendments to the Dotdash Merger Agreement and the agreements relating to the Spin-Off, subject to the terms of the Dotdash Merger Agreement. In such a scenario, it is possible that Meredith could either abandon the Spin-Off or nevertheless spin off the National Media Group to its shareholders in connection with the disposition of that business in the Dotdash Merger.

How will shares of New Meredith Stock be issued?
You will receive shares of New Meredith Stock through the same or substantially similar channels that you currently use to hold or trade shares of Meredith Stock, whether through a brokerage account or other channel. Receipt of shares of New Meredith Stock will be documented for you in substantially the same manner that you typically receive shareholder updates, such as monthly broker statements or other plan statements.
If you own shares of Meredith Stock as of the close of business on the Record Date, including shares owned in certificated form, Meredith, with the assistance of EQ (Meredith’s transfer agent and registrar), the Distribution Agent, will electronically distribute shares of New Meredith Stock to you or to your brokerage firm on your behalf by way of direct registration in book-entry form. Your bank or brokerage firm will credit your account for the shares.

Will I receive physical certificates representing shares of New Meredith Stock?
No. You will not receive physical certificates representing shares of New Meredith Stock. In connection with the Separation, Distribution, and Spin-Off, neither Meredith nor New Meredith will be issuing physical certificates representing shares of New Meredith Stock. Instead, Meredith, with the assistance of EQ, the Distribution Agent, will electronically issue shares of our stock to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form.
EQ will mail you a book-entry account statement that reflects your shares of New Meredith Stock, or your bank or brokerage firm will credit your account for the shares. A benefit of issuing stock electronically in book-entry form is that there will be none of the physical handling and safekeeping responsibilities that are inherent in owning physical stock certificates.

If the Dotdash Merger occurs, what will I receive?
New Meredith shareholders will receive shares of New Meredith Common Stock or New Meredith Class B Common Stock, as applicable. However, these shares will represent the right to receive cash in an amount equal to $42.18 per share (as adjusted) upon the closing of the Dotdash Merger, which will likely limit the opportunity for appreciation in the trading price of New Meredith Common Stock.
If the Dotdash Merger closes on the same day as the Distribution, shareholders of New Meredith will receive cash in an amount equal to $42.18 per share (as adjusted) of New Meredith Common Stock and New Meredith Class B Stock received in the Distribution, and shares of New Meredith Common Stock will not separately trade following the completion of the Distribution.

Should I sell my Meredith Common Stock or my New Meredith Common Stock?
If you sell your shares of Meredith Common Stock prior to or on the Distribution Date, you will also be selling your right to receive shares of New Meredith Common Stock in the Distribution. See “The Separation, Distribution, and Spin-Off—Trading Between the Record Date and Distribution Date.” You should consult with your financial advisors, such as your stockbroker, bank, or tax advisor. Neither Meredith nor New Meredith makes any recommendations on the purchase, retention, or sale of shares of Meredith Common Stock or the New Meredith Common Stock to be distributed.

Where will I be able to trade shares of New Meredith Common Stock?
There is not currently a public market for New Meredith Common Stock. We intend to apply to list our common stock on NYSE under the symbol “MDP.” We anticipate that, if the Distribution closes before the Dotdash Merger, trading in shares of New Meredith Common Stock will likely begin on a “when-issued” basis on or shortly before the Record Date under the symbol “MDP WI” and continue up to and including through the Distribution Date and that “regular-way” trading in shares of New Meredith Common Stock will begin on the first trading day following the Distribution Date. However, if the Dotdash Merger closes on the same day as the Distribution, then we do not expect that a “when-issued” trading market will develop, and shareholders of New Meredith will receive cash in an amount equal to $42.18 per share of New Meredith Common Stock and New Meredith Class B Stock received in the Distribution, and shares of New Meredith Common Stock will not separately trade following the completion of the Distribution. “When-issued” trading in the context of a spin-off refers to a sale or purchase made conditionally on or before the Distribution Date because the security of the spun-off entity has not yet been distributed. If trading begins on a “when-issued” basis, you may purchase or sell shares of New Meredith Common Stock until the time of the Distribution, but “when-issued” trades will not settle until after the Distribution Date. “When-issued” trades generally settle within three trading days after the Distribution Date. We cannot predict the trading prices for New Meredith Common Stock before, on or after the Distribution Date. However, if the shares of New Meredith Common Stock do publicly trade following the Distribution, they will represent the right to receive cash in an amount equal to $42.18 per share upon the closing of the Dotdash Merger, which will likely limit the opportunity for appreciation in the trading price of New Meredith Common Stock.

Will the number of Meredith shares I own change as a result of the Distribution?	The number of shares of Meredith Stock you own will not change as a result of the Distribution. However, promptly following the Distribution and as a result of the Gray Merger, each shareholder of Meredith Stock will receive $16.99 cash for each share of Meredith Stock as merger consideration.

What will happen to the listing of Meredith Common Stock?	Immediately after the Distribution and as a result of the Gray Merger, Meredith Common Stock will be delisted from NYSE.

Who will manage New Meredith after the Distribution?
We will be led by Meredith’s existing senior executive team with Tom Harty as Chairman and Chief Executive Officer and continue to benefit from Meredith’s management team’s expertise in conducting NMG’s business and operations. For more information regarding New Meredith’s directors and management, see “Management”.

Do I have appraisal rights in connection with the Separation, Distribution, and Spin-Off?	No. Holders of New Meredith Common Stock are not entitled to appraisal rights in connection with the Separation, Distribution, and Spin-Off.

Are there risks to owning New Meredith Stock?
Yes. Our business is subject to both general and specific risks relating to our business, our relationship with Meredith (and, following the Gray Merger, with Gray) and our being a stand-alone, publicly traded company. Our business is also subject to risks relating to the Spin-Off. Additionally, while the Dotdash Merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the Dotdash Merger, including regulatory approval, will be satisfied, or that the Dotdash Merger will be completed on the proposed terms, within the expected timeframe, or at all. These risks are described in the “Risk Factors” section of this information statement. We encourage you to read that section carefully.

Where can Meredith shareholders get more information?
Before the Spin-Off and the Gray Merger, if you have any questions relating to Meredith’s business performance or to the Separation, Distribution or Spin-Off you should contact:
Meredith Corporation
Investor Relations
1716 Locust Street
Des Moines, IA 50309-3023
(515) 284-3000
www.meredith.com
After the Spin-Off and the Gray Merger, if you have any questions relating to New Meredith, you should contact:
Meredith Holdings Corporation
Investor Relations
1716 Locust Street
Des Moines, IA 50309-3023
(515) 284-3000
www.meredith.com
After the Separation, Distribution, and Spin-Off, if you have any questions relating to the Distribution of New Meredith Stock, you should contact:
Equiniti Trust Company d/b/a EQ Shareowner Services
1110 Centre Pointe Curve
Suite 101
Mendota Heights, MN 55120
(651) 450-4064
(800) 468-9716

Summary of the Separation, Distribution, and Spin-Off
The following is a summary of the material terms of the Separation, Distribution, and Spin-Off.

Distributing Company	Meredith Corporation. After the Distribution, Meredith will not own any shares of New Meredith Stock.

Distributed Company	Meredith Holdings Corporation, an Iowa corporation and a wholly-owned subsidiary of Meredith that was formed to hold all of Meredith’s assets and liabilities allocated to its NMG businesses and corporate functions (along with MNI Targeted Media and People TV businesses, which will be transferred to New Meredith), and excluding its LMG businesses. After the Distribution, New Meredith will be a stand-alone, publicly traded company, unless the Dotdash Merger closes on the same day as the Distribution.

Distribution Ratio	Each holder of Meredith Common Stock will receive one share of New Meredith Common Stock for each share of Meredith Common Stock held on November 19, 2021. Each holder of Meredith Class B Stock will receive one share of New Meredith Class B Common Stock for each share of Meredith Class B Stock held on November 19, 2021.

Distributed Securities
All of the shares of New Meredith Stock owned by Meredith, which will be 100 percent of New Meredith Stock outstanding immediately prior to the Distribution.
Based on the approximately 40,741,018 shares of Meredith Common Stock outstanding on November 5, 2021 and applying the distribution ratio of one share of New Meredith Common Stock for each share of Meredith Common Stock, approximately 40,741,018 shares of New Meredith Common Stock will be distributed to Meredith shareholders who hold Meredith Common Stock as of the Record Date.
Based on the approximately 5,060,957 shares of Meredith Class B Stock outstanding on November 5, 2021 and applying the distribution ratio of one share of New Meredith Class B Stock for each share of Meredith Class B Stock, approximately 5,060,957 shares of New Meredith Class B Stock will be distributed to Meredith shareholders who hold Meredith Class B Stock as of the Record Date.

Treatment of Equity Awards – Spin-Off
Options. Prior to completion of the Gray Merger, in connection with the Spin-Off, each outstanding stock option granted under Meredith’s equity plans will be converted into two options: (1) an adjusted Meredith stock option that will be canceled and converted into the right to receive a cash payment in the Gray Merger as described below, and (2) a stock option for New Meredith shares. The number of shares subject to the adjusted Meredith stock option and the New Meredith stock option will be equal to the number of shares subject to the related Meredith stock option prior to the Spin-Off, but the exercise prices will be adjusted to reflect the relative values of LMG and NMG. Unvested New Meredith stock options held by employees of LMG will be canceled and converted into the right to receive a cash payment from New Meredith equal to the excess, if any, of the “when-issued” trading price of New Meredith Common Stock on the last trading day immediately prior to the Distribution Date less the adjusted exercise price for such option (or, if a “when-issued” trading price is not available, the cash amount (as adjusted) payable in respect of each share of New Meredith Common Stock under the Dotdash Merger Agreement).
RSUs and Share-Based Awards. Prior to completion of the Gray Merger, in connection with the Spin-Off, holders of RSUs and other Share-Based Awards granted under Meredith’s equity plans will receive RSUs and Share-Based Awards in New Meredith with respect to an equal number of shares subject to the related Meredith award prior to the Spin-Off. Unvested New Meredith RSUs held by employees of LMG will be canceled and converted into the right to receive a cash payment from New Meredith equal to the “when-issued” trading price of New Meredith Common Stock on the last trading day immediately prior to the Distribution Date (or, if a “when-issued” trading price is not available, the cash amount (as adjusted) payable in respect of each share of New Meredith Common Stock under the Dotdash Merger Agreement).

Treatment of Equity Awards - Gray Merger	Upon the completion of the Gray Merger, each outstanding stock option (whether or not then vested or exercisable), RSU and Share Based Award granted under Meredith’s equity plans will be canceled and converted into the right to receive from Gray an amount of cash equal to $16.99 per share (or in the case of stock options, the excess, if any, of $16.99 over the exercise price of such option, as adjusted in connection with the Spin-Off as described above), without interest and subject to all applicable tax withholding.

Distribution Agent	Equiniti Trust Company d/b/a EQ Shareowner Services.

Record Date	The Record Date for the Distribution is the close of business on November 19, 2021.

Distribution Date	The Distribution Date is expected to be December 1, 2021.

Distribution	On the Distribution Date, Meredith, with the assistance of EQ, the Distribution Agent, will electronically issue shares of New Meredith Stock to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. You will not be required to make any payment, surrender or exchange your shares of Meredith Common Stock or take any other action to receive your shares of New Meredith Stock. If you sell shares of Meredith Common Stock in the “regular-way” market, up to and including the Distribution Date, you will be selling your right to receive shares of New Meredith Common Stock in the Distribution. Registered shareholders will receive additional information from the Distribution Agent shortly after the Distribution Date. Following the Distribution, shareholders whose shares are held in book-entry form may request that their shares of New Meredith Stock be transferred to a brokerage or other account at any time, without charge. Beneficial shareholders that hold shares through a brokerage firm will receive additional information from their brokerage firms shortly after the Distribution Date.

New Meredith Cash Payment	New Meredith or one of its subsidiaries will pay to Meredith at the time of the Distribution the New Meredith Cash Payment, which will be used to satisfy a portion of Meredith’s existing indebtedness. The amount of the New Meredith Cash Payment will be determined in connection with the Closing and will be the amount such that the net debt of Meredith (exclusive of any New Meredith debt and after giving effect to the New Meredith Cash Payment) would be equal to $1.975 billion (subject to certain adjustments, the amount of net debt agreed by Meredith and Gray to be allocated to Meredith in connection with the Separation, Distribution, and Spin-Off). The New Meredith Cash Payment is expected to be funded through the following sources: available cash on hand (which will be taken into account in determining the amount of the New Meredith Cash Payment) and through borrowings under a senior credit facility from the New Meredith Debt Financing (as defined below) or, if the Dotdash Merger (as defined below) is completed on the same day as the closing of the Spin-Off and the Gray Merger, through funds advanced by Dotdash. See “The Separation, Distribution, and Spin-Off — New Meredith Cash Payment” included elsewhere in this information statement.

Conditions to the Distribution
The Distribution is subject to the satisfaction of certain conditions, including without limitation:
•each of the conditions to the Gray Merger Agreement has been fulfilled or waived (other than those conditions that by their nature can only be satisfied at the closing of the Gray Merger, provided that such conditions are capable of being satisfied) and Gray has confirmed to Meredith in writing that it is prepared to consummate the Gray Merger, subject only to the completion of the Distribution and the New Meredith Cash Payment; the Separation shall have been substantially completed in accordance with the agreed plan of separation;
•the New Meredith Debt Financing shall have been consummated and funded in full in accordance with the New Meredith Commitment Letter (except that, pursuant to the Consent Agreement, this condition can be satisfied without full funding of the New Meredith Debt Financing to the extent the Dotdash Merger closes on the same day as the Spin-off and the Gray Merger and the New Meredith Cash Payment is fully paid through funds advanced by Dotdash, subject to the terms of the Separation and Distribution Agreement);
•the New Meredith Cash Payment shall have been made from New Meredith to Meredith in accordance with the terms of the Separation and Distribution Agreement;
•the Form 10, of which this information statement is a part, filed with the Securities and Exchange Commission (“SEC”) in connection with the Separation, Distribution, and Spin-Off has been declared effective by the SEC and no stop order suspending the effectiveness of the Form 10 shall be in effect, no proceedings for such purpose shall be pending before or threatened by the SEC, and the information statement shall have been mailed to holders of Meredith Common Stock as of the Record Date of the Distribution;
•prior to the Distribution Date, such registration statements on Form S-8 as are necessary to register the equity awards of New Meredith held by or made available to directors and employees of New Meredith shall have been filed with the SEC;
•all actions and filings with respect to the New Meredith Stock necessary under applicable federal, state, or foreign securities or “blue sky” laws and the rules and regulations thereunder having been taken and, where applicable, become effective or been accepted;
•New Meredith will have obtained an opinion from a nationally-recognized valuation or accounting firm or investment bank, as to the solvency of New Meredith and Meredith after giving effect to the Distribution and the New Meredith Cash Payment in a form reasonably satisfactory to New Meredith and Meredith;
•the New Meredith Common Stock to be delivered in the Distribution has been accepted for listing on a national securities exchange, subject to compliance with applicable listing requirements; and
•no injunction by any court or other tribunal of competent jurisdiction has been entered and continue to be in effect and no law has been adopted or be effective preventing consummation of the Distribution or any of the transactions contemplated by the Spin-Off Agreements or the Gray Merger.

Stock Exchange Listing
We intend to file an application to list shares of New Meredith Common Stock on NYSE under the ticker symbol “MDP.” We anticipate that on or shortly prior to the Record Date, trading of shares of New Meredith Common Stock will likely begin on a “when-issued” basis and continue up to and including through the Distribution Date. See “The Separation, Distribution, and Spin-Off—Trading Between the Record Date and Distribution Date” included elsewhere in this information statement. However, if the Dotdash Merger closes on the same day as the Distribution, then we do not expect that a “when-issued” trading market will develop, and shareholders of New Meredith will receive cash in an amount equal to $42.18 per share (as adjusted) of New Meredith Common Stock and New Meredith Class B Stock received in the Distribution, and shares of New Meredith Common Stock will not publicly trade following the completion of the Distribution.

Dividend Policy
Pursuant to the terms of the Dotdash Merger Agreement, following the Spin-Off, New Meredith is prohibited from issuing dividends until the termination of the Dotdash Merger Agreement. After the Distribution, if the Dotdash Merger Agreement is terminated, we expect that New Meredith will commence payment of a regular cash dividend in the near term. However, the timing, declaration, amount and payment of any dividends in the future by New Meredith will be subject to the sole discretion of our Board of Directors and will depend on many factors. See “Dividend Policy.”

Risks Relating to Ownership of Our Common Stock and the Separation, Distribution, and Spin-Off
Our business is subject to both general and specific risks and uncertainties relating to our business, our leverage, our relationship with Meredith and Gray, and our being a stand-alone, publicly traded company. Our business is also subject to risks relating to the Separation, Distribution, and Spin-Off. Additionally, while the Dotdash Merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the Dotdash Merger, including regulatory approval, will be satisfied, or that the Dotdash Merger will be completed on the proposed terms, within the expected timeframe, or at all. You should read carefully the section titled “Risk Factors” in this information statement.

Tax Consequences of the Distribution
The receipt by a shareholder of shares of New Meredith Stock in the Distribution will generally be a taxable dividend in an amount equal to the fair market value of the New Meredith Stock received to the extent of such holder’s ratable share of Meredith’s current and accumulated earnings and profits, with the excess treated first as a non-taxable return of capital to the extent of such holder’s tax basis in its shares of Meredith Stock and then as capital gain. For a more detailed discussion see “The Separation, Distribution, and Spin-Off—U.S. Federal Income Tax Considerations Relating to the Distribution and the Dotdash Merger” included elsewhere in this information statement.
Holders should consult their tax advisors about the particular consequences of the Distribution to them, including the application of state, local, and foreign tax laws.

Certain Agreements with Meredith and Gray
In connection with the anticipated Distribution, we have entered into a Separation and Distribution Agreement and several other agreements with Meredith and Gray, including an Employee Matters Agreement, to effect the Separation, Distribution, and Spin-Off and provide a framework for our relationship with Meredith and Gray after the Spin-Off and the Gray Merger. Though these agreements are related-party agreements, such agreements were negotiated with Gray on an arm’s length basis and may not be modified without Gray’s prior written consent. We have also entered into a Tax Matters Agreement with Meredith and Gray that generally governs the parties’ respective rights and obligations after the Spin-Off and the Gray Merger with respect to certain tax matters. These agreements will govern the relationships between New Meredith and Gray subsequent to the Spin-Off and provide for the allocation between New Meredith and Meredith (and after the completion of the Gray Merger, Gray) of Meredith’s assets, liabilities, and obligations attributable to periods prior to New Meredith’s separation from Meredith. For a discussion of these arrangements, see “Certain Relationships and Related Party Transactions” included elsewhere in this information statement.

Description of the Dotdash Merger
On October 6, 2021, Meredith announced that Meredith and New Meredith have entered into an Agreement and Plan of Merger with About, Inc. (“Dotdash”) and, solely for the limited purposes set forth therein, IAC/InterActiveCorp (“IAC”) dated October 6, 2021 (the “Dotdash Merger Agreement”), pursuant to which Dotdash will acquire New Meredith, which will include our NMG businesses, and New Meredith will become a wholly-owned subsidiary of Dotdash, which we refer to as the “Dotdash Merger”. Dotdash is a wholly-owned subsidiary of IAC, which agreed to guarantee the payment and performance obligations of Dotdash under the Dotdash Merger Agreement. The consummation of the Dotdash Merger pursuant to the Dotdash Merger Agreement is subject to the expiration or termination of the required waiting period under the HSR Act and other closing conditions as set forth in the Dotdash Merger Agreement. We currently are expecting the Spin-Off and the Gray Merger to be consummated in the fourth quarter of calendar year 2021 (subject to the satisfaction or waiver of closing conditions (including regulatory and shareholder approvals)). Completion of the Dotdash Merger is not a condition to consummation of the Spin-Off or the Gray Merger, and, for so long as the Gray Merger Agreement is in effect, the Dotdash Merger will not, pursuant to the Consent Agreement, occur until after the closing of the Gray Merger. If the conditions to complete the Dotdash Merger have been satisfied or waived, New Meredith currently expects the Dotdash Merger to be consummated on the same day as, and following completion of, the Spin-Off and the Gray Merger.
If the Gray Merger is not completed, Meredith will continue as a publicly traded company operating the Local Media Group business, and in the event the Gray Merger Agreement is terminated, Meredith, New Meredith and Dotdash have agreed to negotiate certain amendments to the Dotdash Merger Agreement and agreements relating to the Spin-Off, subject to the terms of the Dotdash Merger Agreement.
If the Dotdash Merger is completed, New Meredith shareholders will be entitled to receive $42.18 per share in cash (subject to downward adjustment as provided in the Dotdash Merger Agreement), without interest and subject to all applicable tax withholding, for each share of New Meredith Common Stock and each share of New Meredith Class B Stock that the shareholder owns immediately prior to the closing of the Dotdash Merger, and will have no ongoing ownership interest in the continuing NMG business. This cash payment to New Meredith shareholders will be in addition to the $16.99 per share cash payment Meredith shareholders will receive if the Gray Merger is completed.
If the Dotdash Merger is completed on the same day as the Spin-Off and the Gray Merger, the New Meredith Common Stock will not separately trade following the Distribution. We intend to apply to list our common stock on NYSE under the symbol “MDP,” and, if the Dotdash Merger is not completed on the same day as the Spin-Off and the Gray Merger, we expect that the New Meredith Common Stock will be listed for public trading until consummation of the Dotdash Merger.
Meredith and New Meredith shareholders are not required to vote on the Dotdash Merger pursuant to the IBCA. The Dotdash Merger pursuant to the Dotdash Merger Agreement was unanimously approved by the boards of Meredith and New Meredith and by Meredith, in its capacity as the sole shareholder of New Meredith (the constituent corporation in the Dotdash Merger). As this is the only shareholder vote required for the Dotdash Merger, no additional approvals of Meredith or New Meredith shareholders are required for the consummation of the Dotdash Merger. The Dotdash Merger pursuant to the Dotdash Merger Agreement was approved by Meredith’s Board and New Meredith’s Board and by Meredith, as the sole shareholder of New Meredith. You will receive separate instructions for receiving your cash payment in connection with the Dotdash Merger.

Summary Historical and Unaudited Pro Forma Condensed Combined Financial Information
The following table presents certain summary combined financial data for New Meredith as of and for the years ended December 31, 2020, 2019, and 2018, as of June 30, 2021, and for the six month periods ended June 30, 2021 and 2020. The December 31, 2020, 2019, and 2018, data are derived from New Meredith’s historical audited combined financial statements and accompanying notes thereto. The June 30, 2021 and 2020 data are derived from New Meredith’s historical unaudited condensed combined financial statements and accompanying notes thereto. Because the data in this table is only a summary, you should read the combined financial statements, including the related notes, included elsewhere in this information statement, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this information statement. Historical results are not necessarily indicative of the results to be expected for any future periods.
The table below also sets forth unaudited summary pro forma combined financial information for the year ended December 31, 2020, and as of and for the six month period ended June 30, 2021, which has been derived from the unaudited pro forma condensed combined financial statements included in this information statement and which should be read in conjunction with the presentation of such information and New Meredith’s historical combined financial statements, in each case including the accompanying notes thereto. The unaudited pro forma condensed combined financial information gives effect to events that are directly attributable to the Spin-Off and the Gray Merger in the pro forma condensed balance sheet as though they occurred as of June 30, 2021, and in the pro forma condensed statement of earnings (loss), as though the effects of the previously described balance sheet adjustments were made as of January 1, 2020. The unaudited summary pro forma combined financial information should not be considered indicative of actual results that would have been achieved had the Spin-Off and the Gray Merger occurred on the respective dates indicated and does not purport to indicate balance sheet information or results of operations as of any future date or for any future period. We cannot assure you that the assumptions used in the preparation of the unaudited combined pro forma financial information will prove to be correct.

	As of or for the years ended December 31,
	New Meredith Pro Forma	Historical New Meredith
	2020	2020	2019	2018
(In millions)
Results of operations
Revenues	$2,071.3	$2,071.3	$2,365.2	$2,355.9
Loss from continuing operations	(275.6)	(255.4)	(37.0)	(144.0)
Net loss		(250.8)	(84.2)	(217.1)
Financial position
Total assets		4,588.1	4,935.4
Long-term obligations (including current portion)		2,989.3	2,355.9

	As of and for the six months ended June 30,
	New Meredith Pro Forma	Historical New Meredith
	2021	2021	2020
(In millions)
Results of operations
Revenues	$1,017.0	$1,017.0	$978.4
Earnings (loss) from continuing operations	86.0	42.6	(302.6)
Net earnings (loss)		42.6	(298.0)
Financial position
Total assets	4,156.5	4,349.1
Long-term obligations (including current portion)	701.5	2,746.0

RISK FACTORS
You should carefully consider each of the following risk factors and all of the other information set forth in this information statement. The risk factors generally have been separated into seven groups: (i) risks relating to the Separation, Distribution, and Spin-Off, (ii) risks relating to our business, (iii) risks relating to indebtedness, (iv) risks relating to income taxes, (v) risks relating to our common stock, (vi) risks relating to the Dotdash Merger and (vii) general risks. Based on the information currently known to us, we believe that the following information identifies the most significant risk factors affecting us in each of these categories of risks. However, the risks and uncertainties that we face are not limited to those set forth in the risk factors described below. In addition, past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.
If any of the following risks and uncertainties develops into actual events, these events could have a material adverse effect on our business, financial condition or results of operations. In such case, the trading price of New Meredith common stock could decline.
Risks Relating to the Separation, Distribution, and Spin-Off
We may be unable to achieve some or all of the expected benefits from the Separation, Distribution, and Spin-Off.
We believe that our business will benefit from, among other things, allowing our management to focus time and resources on strategies for the operation and growth of our magazine and digital operations. We may not be able to achieve some or all of the benefits that we expect to achieve subsequent to the Spin-Off or such benefits may be delayed or may not occur at all for a variety of reasons, including the following:
•the Spin-Off will require significant amounts of management’s time and effort, which may divert management’s attention from operating and growing our business;
•following the Separation, we may be more susceptible to economic downturns and other adverse events than if we still had the LMG businesses;
•following the Separation, our business will be less diversified than it was prior to the Separation; and
•actions required to separate the respective businesses could disrupt our operations.
If we fail to achieve some or all of the benefits expected to result from the Separation, or if such benefits are delayed, our business could be harmed.
As a separate, publicly traded company, we may not enjoy the same benefits that we did prior to the Spin-Off.
Prior to the Spin-Off, the business of New Meredith operated as part of a larger Meredith that included the LMG businesses. Following the Spin-Off, we will have less collateral to secure new financings, our market capitalization will be smaller than that of Meredith, and our ability to take advantage of economies of scale may be adversely impacted. For example, we may experience an adverse impact on pricing for goods and services. There is a risk that we may become more susceptible to market fluctuations and other adverse events than we would have been if we were still a part of the larger Meredith organizational structure.
Our historical and pro forma financial information is not necessarily representative of the results we would have achieved as a standalone company and may not be a reliable indicator of our future results.
The historical and pro forma financial statements we have included in this information statement may not reflect what our business, financial position or results of operations would have been if the NMG businesses had been operating independently during the periods presented or what our results of operations, financial position and cash flows will be in the future when we are a standalone company. In connection with the Spin-Off, we anticipate that significant changes will occur in our cost structure, financing and business operations. For additional information about our past financial performance and the basis of presentation of our financial statements, please see “Summary Historical and Unaudited Pro Forma Condensed Combined Financial Information”, “Management’s Discussion

and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes thereto included elsewhere in this information statement.
The transfer or assignment to us of some contracts and other assets may require the consent of third-parties, and we may not be entitled to the benefit of such contracts, investments, and other assets in the future if such consent is not given.
The transfer or assignment of some of the contracts and other assets in connection with the Separation will require the consent of a third party to the transfer or assignment. While we anticipate that most of these contract assignments will be obtained prior to the Separation, we may not be able to obtain all required consents or enter into all new agreements with such counterparties until after the Separation. Some parties may use the requirement of a consent to seek more favorable contractual terms from us, which could include our having to obtain letters of credit or other forms of credit support. If we are unable to obtain such consents or such credit support on commercially reasonable and satisfactory terms, we may be unable to obtain some of the benefits, assets, and contractual commitments that are intended to be allocated to us as part of the Separation. In addition, when we do not intend to obtain consent from third-party counterparties based on our belief that no consent is required, the third-party counterparties may challenge the transaction on the basis that the terms of the applicable commercial arrangements require their consent. We may incur substantial litigation and other costs in connection with any such claims and, if we do not prevail, our ability to use these contracts and other assets could be adversely impacted.
The Spin-Off may adversely affect our ability to attract and retain key personnel, which could materially harm our business.
The Spin-Off may result in new and different demands on our management team and other employees. Following the Spin-Off, we will need to continue to attract and retain highly qualified personnel. Our ability to attract, recruit and retain such talent will depend on a number of factors, including the hiring practices of our competitors, our compensation and benefits, work location and work environment and economic conditions affecting our industry generally. We cannot be sure that we will be able to attract and retain quality personnel or that the costs of doing so will not materially increase. If we cannot effectively hire and retain qualified employees, our business, results of operations and prospects could suffer.
Meredith’s and Gray’s inability to obtain all material authorizations, consents, approvals and clearances of third parties including U.S. federal agencies (“Third-Party Approvals”) in connection with the Distribution and the Gray Merger may have a material adverse effect on Meredith’s ability to consummate the Distribution.
There are numerous Third-Party Approvals that Meredith and Gray must obtain in connection with the distribution and the restructuring of Meredith’s business in connection therewith, and in connection with the Gray Merger, including approvals by regulatory authorities. In some cases, these approvals must be obtained before the distribution can be completed. Although Meredith and Gray have commenced the process of seeking the necessary Third-Party Approvals required in connection with the distribution, they currently do not have all the necessary Third-Party Approvals. There is no assurance that Meredith and Gray will be able to obtain these Third-Party Approvals.
The Distribution could give rise to disputes or other unfavorable effects, which could have a material adverse effect on our business, financial position and results of operations.
Disputes with third parties could arise out of the Distribution, and we could experience unfavorable reactions to the distribution from employees, credit ratings agencies, regulators or other interested parties. These disputes and reactions of third parties could have a material adverse effect on our business, financial position and results of operations. In addition, following the Distribution and the Gray Merger between Meredith and Gray, disputes between New Meredith and Gray could arise in connection with any of the Separation and Distribution Agreement, the Tax Matters Agreement, or other agreements.

Our potential indemnification liabilities pursuant to the Separation and Distribution Agreement and Tax Matters Agreement could materially adversely affect us.
Among other things, the Separation and Distribution Agreement and Tax Matters Agreement provide for indemnification obligations designed to make us financially responsible for certain liabilities relating to or arising out of Meredith’s historical business or the transactions, including certain pre-closing tax matters (as set forth in the Tax Matters Agreement) and certain litigation and legal compliance matters. If we are required to indemnify Meredith under the circumstances set forth in the Separation and Distribution Agreement and/or the Tax Matters Agreement, we may be subject to substantial liabilities.
In connection with New Meredith’s separation from Meredith, pursuant to the Separation and Distribution Agreement, Meredith will indemnify us for certain liabilities, and Gray will guarantee such indemnification. However, there can be no assurance that these indemnities will be sufficient to insure New Meredith against the full amount of such liabilities, or that Meredith’s ability to satisfy (or Gray’s ability to guarantee) its indemnification obligations will not be impaired in the future. Third parties could also seek to hold New Meredith responsible for any liabilities that Meredith will agree to retain, and there can be no assurance that Meredith or Gray will be able to fully satisfy its indemnification obligations. Moreover, even if we ultimately succeed in recovering from Meredith or Gray any amounts for which we are held liable, we may be temporarily required to bear these losses while seeking recovery from Meredith or Gray.
Risks Relating to Our Business
The effects of the outbreak of the COVID-19 pandemic have had and may continue to have an adverse impact on our business, financial condition, operations, and prospects.
The COVID-19 pandemic has had and continues to have widespread, rapidly evolving, and unpredictable impacts on global society, economies, financial markets, and business practices. Federal and state governments have implemented measures in an effort to contain the virus, including social distancing, travel restrictions, border closures, limitations on public gatherings, work from home policies, supply chain logistical changes, and closure of non-essential businesses. To protect the health and well-being of our employees, suppliers, and customers, we have made substantial modifications to employee travel policies, implemented office closures as employees are advised to work from home, and canceled or shifted our marketing events to virtual-only.
The COVID-19 pandemic has impacted and may continue to impact our business operations, including our employees, customers, partners, and communities. There is substantial uncertainty as to the nature and degree of the continued effects of the pandemic over time. Our business, financial condition, operations, and prospects have been and may continue to be adversely affected by the COVID-19 pandemic, which has adversely impacted our advertising and marketing partners, consumers, and the markets in which we operate.
While the ultimate potential impact and duration of the COVID-19 pandemic on the global economy and our business, in particular, may be difficult to assess or predict, to date the pandemic has resulted in and may continue to result in significant disruption of aspects of our business. For example, we have experienced advertising cancellations and delays across our business as well as declines in our newsstand sales, resulting in an adverse impact on our revenues. In addition, we may experience unfavorable impacts on our operations as a result of COVID-19, including, but not limited to, the following:
•We may in the future experience significant reductions or volatility in demand for one or more of our products, which may be caused by, among other things: the temporary inability of consumers to purchase our products due to illness, quarantine or other travel restrictions, or financial hardship, shifts in demand away from one or more of our products; if prolonged, such impacts may further increase the difficulty of planning for operations and may negatively impact our results;
•We may in the future experience significant reductions in the availability of one or more of our products as a result of retailers or shippers modifying restocking, fulfillment, and shipping practices;
•We may in the future be unable to meet our customers’ needs and achieve cost targets due to disruptions in our manufacturing operations or supply arrangements caused by the loss or disruption of essential manufacturing and supply elements such as raw materials or finished product components, transportation resources, workforce availability, or other manufacturing and distribution capability;
•We may in the future be unable to effectively manage evolving health and welfare strategies, including, but not limited to, ongoing or not yet fully known costs related to operational adjustments to ensure continued employee and consumer safety and adherence to health guidelines as they are modified and supplemented;
•We may in the future be impacted by the failure of third parties on which we rely, including those third parties who print our magazines, supply necessary operating materials, distributors, contractors, commercial banks, and external business partners, to meet their obligations to us, or significant disruptions in their ability to do so, which may be caused by their own financial or operational difficulties and may negatively impact our operations; and
•We may in the future be impacted by significant changes in the political conditions in markets in which we sell or distribute our products, including quarantines, governmental or regulatory actions, closures, or other restrictions that restrict our employees’ ability to travel or perform necessary business functions, or otherwise prevent our third-party partners, suppliers, or customers from sufficiently staffing operations, including operations necessary for the production, distribution, sale, and support of our products, which could negatively impact our results.
We may need to take further actions to ensure the continuity of our business. In addition, due to market volatility and material declines in equity prices, we recorded material non-cash impairment charges related to certain indefinite-lived intangible assets, including goodwill and trademarks.
The extent to which the COVID-19 pandemic impacts our business going forward will depend on numerous evolving factors we cannot reliably predict, including the duration and scope of the pandemic; governmental, business, and individuals’ actions in response to the pandemic; and the impact on economic activity, including the possibility of recession or financial market instability. These factors may adversely impact consumer, business, and government spending as well as customers’ ability to pay for our products and services on an ongoing basis. This uncertainty also affects management’s accounting estimates and assumptions, which could result in greater variability in a variety of areas that depend on these estimates and assumptions. Even after the COVID-19 outbreak has subsided, we may continue to experience significant impacts to our business as a result of its global economic impact, including any economic downturn or recession that has occurred or may occur in the future. The COVID-19 pandemic may also have the effect of heightening other risks identified in this section of our information statement.
Advertising related revenues represent the largest portion of our revenues, and advertising demand may fluctuate from period to period.
For the year ended December 31, 2020, 49 percent of our revenues were derived from advertising related sources. Demand for advertising is highly dependent upon the strength of the U.S. economy. During an economic downturn, demand for advertising may decrease. Since the outbreak of COVID-19, some of our advertising and marketing partners have faced tremendous challenges, which has impacted us. As a result, during the second quarter of 2020, we saw cancellations and delays in advertising campaigns, with significant declines in digital and print advertising revenues. While digital advertising strengthened in the second half of 2020, we continued to see an adverse impact on print advertising into 2021. While we are not able to estimate the continued impact of the COVID-19 pandemic on revenues, we may continue to see adverse impact on print advertising. We do not know when advertising conditions will improve or return to historical levels. The growth in alternative forms of media, particularly digital platforms, has increased the competition for advertising dollars, which could, in turn, reduce expenditures for magazine and television advertising or suppress advertising rates.
Circulation revenues represent a significant portion of our revenues.
Magazine circulation is another significant source of revenue, representing 35 percent of total revenues for the fiscal year ended December 31, 2020. Preserving the number of copies sold is critical for maintaining advertising sales. Magazines face increasing competition from alternative forms of media and entertainment. As a result, sales of magazines through subscriptions and at the newsstand could decline. As publishers compete for subscribers, subscription prices could decrease, and marketing expenditures may increase. Since the outbreak of COVID-19, shelter-in-place and business closing orders as well as significant declines in travel have impacted us. As a result, during the second quarter of 2020, we saw reductions in newsstand sales, which continued into 2021. While we are not able to estimate the ongoing impact of the COVID-19 pandemic on newsstand revenues we may experience further declines in newsstand sales.
Our digital revenues are subject to seasonal fluctuations.
Revenues associated with our digital operations are subject to seasonal fluctuations, traditionally highest during the fourth calendar quarter period due to increased retailer and consumer goods marketing activities and strong consumer demand for and engagement with our food and lifestyle content associated with Thanksgiving, Christmas and other holidays at that time of the year. Traffic and consumer engagement may also fluctuate around other holidays and significant cultural events, such as Hollywood award shows, filmed entertainment premiers, and finales as well as breaking news concerning celebrities and royal family members. As a result of these fluctuations, comparisons of our revenues and operating results between different quarters within a single year are not necessarily meaningful comparisons.
We face significant competition in all aspects of our business.
We operate in a highly competitive environment. We compete for subscription and advertising revenue with traditional and other content providers, news aggregators, search engines, social media platforms, diversified multi-platform media companies, ‘pure-play’ digital companies and large digital platform operators including Google and Facebook. Digital media is intensely competitive, particularly for women’s attention and for spending from advertisers and marketers. Competition among these players is robust, and new competitors can quickly emerge. Publishing is also a highly competitive business. Direct competitors include magazine publishers such as Hearst Corporation and Condé Nast. Our magazines and related publishing products and services also compete with other mass media, including the internet and many other leisure-time activities.
Our ability to compete effectively depends on many factors both within and beyond our control, including among others:
•our ability to continue delivering a breadth of high-quality journalism and content that is interesting and relevant to our audience;
•our reputation and brand strength relative to those of our competitors;
•the popularity, usefulness, ease of use, performance, reliability and value of our digital products, compared with those of our competitors;
•the sustained engagement of our audience directly with our products;
•our ability to reach new users;
•our ability to develop, maintain and monetize our products and offerings;
•the pricing of our products and offerings;
•our marketing and selling efforts, including our ability to differentiate our products and offerings from those of our competitors;
•our visibility on search engines and social media platforms and in mobile app stores, compared with that of our competitors;
•our ability to attract, retain, and motivate talented employees;
•our ability to provide advertisers with a compelling return on their investments; and
•our ability to manage and grow our business in a cost-effective manner.
Some of our current and potential competitors may have greater resources than we do, which may allow them to compete more effectively than us. In addition, several of the companies that have competing digital news destinations or subscription products, such as Google and Facebook, also control some of the primary environments in which we develop relationships with new users and market and sell our products, and therefore can affect our ability to compete effectively. Some of these companies encourage their large audiences to consume our content within their products, impacting our ability to attract, engage and monetize users directly.
Technology in the media industry continues to evolve rapidly.
Advances in technology have led to an increasing number of alternative methods for the delivery of content and have driven consumer demand and expectations in unanticipated directions. If we are unable to exploit new and existing technologies to distinguish our products and services from those of our competitors or adapt to new distribution methods that provide optimal user experiences, our business, financial condition, and prospects may be adversely affected. Technology developments also pose other challenges that could adversely affect our revenues and competitive position. New delivery platforms may lead to pricing restrictions, the loss of distribution control, and the loss of a direct relationship with consumers. For example, we may be adversely affected if the use of technology developed to block the display of advertising on websites proliferates. In addition, technologies such as subscription streaming media services and mobile video are increasing competition for household audiences and advertisers. This competition may make it difficult for us to grow or maintain our print revenues, which we believe may challenge us to expand the contribution of our digital businesses.
Our success depends on our ability to improve and scale our technical infrastructure and respond and adapt to changes in technology and consumer behavior which continues to evolve rapidly.
Our ability to attract consumers and customers is dependent upon the reliable performance and increasing capabilities of our products and our underlying technical infrastructure. As we invest in our array of products and our digital business grows in size, scope and complexity, we must continue to invest in maintaining, integrating, improving and scaling our technical infrastructure. Our failure to do so, or any significant disruption in our service, could damage our reputation, result in a potential loss or ineffective monetization of users, and adversely affect our financial results.
These efforts are further complicated by the continuing rapid evolution of technology in the media industry and changes in the preferences and expectations of consumers as they seek more control over how they consume content. Changes in technology and consumer behavior pose a number of challenges that could adversely affect our revenues and competitive position. For example, among others:
•we may be unable to maintain or update our technology infrastructure quickly enough and in a way that meets market and consumer demands;
•we may be unable to develop digital products consumers find engaging and that achieve a high level of market acceptance;
•we may introduce new products or services, or make changes to existing products and services, that are not received favorably by consumers;
•there may be changes in user sentiment about the quality or usefulness of our existing products or concerns related to privacy, security or other factors;
•we may fail to successfully manage changes implemented by social media platforms, search engines, news aggregators, mobile app stores and device manufacturers, including those that encourage user engagement with our content in their environments rather than directing users to our products, and those affecting how our content and applications are discovered, prioritized, displayed and monetized; and
•the consumption of our content on delivery platforms of third parties may lead to limitations on monetization of our products, the loss of control over distribution of our content and of a direct relationship with our audience, and lower engagement and subscription rates.
We continue to invest significant resources to mitigate these potential risks and to build, maintain and evolve our products and technology infrastructure. These investments may adversely impact our operating results in the near term and there can be no assurance as to our ability to use new and existing technologies to distinguish our products and services from those of our competitors, develop in a timely manner compelling new products and services that engage users, or sufficiently improve and scale our technical infrastructure and prevent disruptions in our service. If we are not successful in adapting our technical infrastructure and responding to changes in technology and consumer behavior, our business, financial condition and prospects may be adversely affected.
Our websites and internal networks may be vulnerable to unauthorized persons accessing our systems, which could disrupt our operations.
We use computers and other technology in substantially all aspects of our business operations, and our revenues are increasingly dependent on digital products. Such increases expose us to potential cyber incidents resulting from deliberate attacks or unintentional events. Our website activities involve the storage and transmission of proprietary information, which we strive to protect from unauthorized access. However, it is possible that unauthorized persons may be able to circumvent our protections and misappropriate proprietary information, corrupt data, or cause interruptions or malfunctions in our digital operations. The results of these incidents could include, but are not limited to, business interruption, public disclosure of nonpublic information, decreased advertising revenues, misstated financial data, liability for stolen assets or information, increased cybersecurity protection costs, litigation, financial consequences, and reputational damage adversely affecting customer or investor confidence, any or all of which could adversely affect our business. We invest in security resources and technology to protect our data and business processes against risk of data security breaches and cyber-attack, but the techniques used to attempt attacks are continually changing. A breach or successful attack could have a negative impact on our operations or business reputation.
Evolving privacy and information security laws and regulations may impair our ability to market to consumers.
Our consumer database includes first-party data that is used to market our products to our customers. In select circumstances, we share this first-party data with advertising and marketing clients and partners. As public awareness increases and shifts to data gathering and usage, privacy rights, and data protection, new laws and regulations may be passed or existing laws and regulations may be amended in ways that would limit our collection and use of certain categories of data. The United States Congress (“Congress”), the Federal Trade Commission, and state attorneys general continue to initiate investigations into the collection and use of consumer data, often with a focus on the advertising industry. These investigations could lead to new transparency requirements, consumer controls, and other restrictions, and require ongoing review of new technologies and methods for delivering content and advertising to ensure that all new products and advertising services comply with all of the regulatory requirements imposed at the state, federal, and international level. In addition to the changing regulatory landscape, new privacy controls implemented by platforms such as Facebook, Google, and Apple will limit our ability to access and use data from consumers through those platforms, which we rely on for both digital advertising and mobile marketing.
Currently, we must comply with increasingly complex and rigorous, and sometimes conflicting, regulatory standards enacted to protect business and personal data in the U.S., Europe, and elsewhere. For example, the European Union ( “E.U.”) adopted the General Data Protection Regulation (the “GDPR”), which became effective on May 25, 2018; and California passed the California Consumer Privacy Act (the “CCPA”), which became effective on January 1, 2020. These laws impose additional obligations on companies regarding the handling of personal data and provide certain individual privacy rights to persons whose data is processed.
The GDPR establishes requirements applicable to the processing of personal data, affords new data protection rights to individuals (e.g., the right to erasure of personal data) and imposes penalties for serious data breaches. Individuals also have a right to compensation under GDPR for financial or non-financial losses. Additionally, Brexit took effect in January 2020, which will lead to further legislative and regulatory changes. While the Data Protection Act of 2018, that “implements” and complements the GDPR achieved Royal Assent on May 23, 2018 and is now effective in the United Kingdom, it is still unclear whether transfer of data from the EEA to the United Kingdom will remain lawful in the long term under GDPR. With the expiry of the transition period on December 31, 2020, companies will have to comply with the GDPR and the GDPR as incorporated into United Kingdom national law, which has the ability to separately fine up to the greater of £17.5 million or 4 percent of global turnover.

If we do not comply with our obligations under the GDPR, we could be exposed to fines and penalties, which under the GDPR could be as high as the greater of €20 million or 4 percent of our total global annual revenue in the event of a significant breach. In addition, we may be the subject of litigation or adverse publicity, which could negatively affect our business, financial condition, and results of operations. Similarly, the CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation.
Additionally, legal challenges in Europe to the mechanisms allowing companies to transfer personal data from the European Economic Area (“EEA”) to the U.S. could result in further limitations on the ability to transfer personal data across borders, particularly if governments are unable or unwilling to reach new or maintain existing agreements that support cross-border data transfers. Specifically, on July 16, 2020, the Court of Justice of the E.U. invalidated Decision 2016/1250 on the adequacy of the protection provided by the E.U.-U.S. Privacy Shield Framework. We are certified under the E.U.-U.S. Privacy Shield Framework but will not be able to rely on it in the future, which could increase our costs and limit our ability to process personal data from the E.U. The same decision also casts doubt on the ability to use one of the primary alternatives to the Privacy Shield, namely, the European Commission’s Standard Contractual Clauses, to lawfully transfer personal data from Europe to the U.S. and most other countries. At present, there are few, if any, viable alternatives to the Privacy Shield and the Standard Contractual Clauses. On June 28, 2021, the European Commission announced a decision of “adequacy” concluding that the UK ensures an equivalent level of data protection to the GDPR, which provides some relief regarding the legality of continued personal data flows from the EEA to the UK. Some uncertainty remains, however, as this adequacy determination must be renewed after four years and may be modified or revoked in the interim. We cannot fully predict how the Data Protection Act, the UK GDPR, and other UK data protection laws or regulations may develop in the medium to longer term nor the effects of divergent laws and guidance regarding how data transfers to and from the UK will be regulated.
In the United States, California voters approved a new privacy law, the California Privacy Rights Act (“CPRA”) in the November 3, 2020 election. Effective starting on January 1, 2023, the CPRA will significantly modify the CCPA, including by expanding consumers’ rights with respect to certain sensitive personal information. The CPRA also creates a new state agency that will be vested with authority to implement and enforce the CCPA and the CPRA. New legislation proposed or enacted in various other states will continue to shape the data privacy environment nationally beyond the CCPA and CPRA. For example, on March 2, 2021, Virginia enacted the Virginia Consumer Data Protection Act, or CDPA, which becomes effective on January 1, 2023, and on June 8, 2021, Colorado enacted the Colorado Privacy Act, or CPA, which takes effect on July 1, 2023. The CPA and CDPA are similar to the CCPA and CPRA but aspects of these state privacy statutes remain unclear, resulting in further legal uncertainty and potentially requiring us to modify our data practices and policies and to incur substantial additional costs and expenses in an effort to comply. Complying with the GDPR, CCPA, CPRA, CDPA, CPA, or other laws, regulations, amendments to or re-interpretations of existing laws and regulations, and contractual or other obligations relating to privacy, data protection, data transfers, data localization, or information security may require us to make changes to our services to enable us or our customers to meet new legal requirements, incur substantial operational costs, modify our data practices and policies, and restrict our business operations. Any actual or perceived failure by us to comply with these laws, regulations, or other obligations may lead to significant fines, penalties, regulatory investigations, lawsuits, significant costs for remediation, damage to our reputation, or other liabilities.
Compliance with existing, proposed, and recently enacted laws (including implementation of the privacy and process enhancements called for under GDPR and CCPA) and regulations can be costly and time consuming, and any failure to comply with these regulatory standards could subject us to legal and reputational risks. In addition, all 50 states have security breach notification laws that generally require a business to give notice to consumers and (in some cases) government agencies when certain information has been accessed or acquired by an unauthorized party due to a security breach.
Misuse of or failure to secure personal information could result in violation of data privacy laws and regulations, proceedings against us by governmental entities or others, imposition of fines by governmental authorities, and damage to our reputation and credibility and could have a negative impact on revenues and profits.

We are subject to payment processing risks.
We accept payments using a variety of different payment methods, including credit and debit cards. We rely on internal systems as well as those of third parties to process payments. Acceptance and processing of these payment methods are subject to certain certifications, rules and regulations. To the extent there are disruptions in our or third-party payment processing systems, material changes in the payment ecosystem, failure to recertify and/or changes to rules or regulations concerning payment processing, we could experience increased costs, be subject to fines and/or civil liability, or lose our ability to accept credit and debit card payments, which would adversely impact our ability to collect subscription and advertising revenues, harm our reputation and adversely impact our results of operations.
Client relationships are important to our brand licensing and consumer relationship marketing businesses.
Our ability to maintain existing client relationships and generate new clients depends significantly on the quality of our products and services, our reputation, and the continuity of our personnel and client personnel. Dissatisfaction with our products and services, damage to our reputation, or changes in key personnel could result in a loss of business.
Increases in paper and postage prices, which are difficult to predict and control, could adversely affect our results of operations.
Paper and postage represent significant components of our total cost to produce, distribute, and market our printed products. For the year ended December 31, 2020, these expenses accounted for 13 percent of our operating costs. Paper is a commodity and its price can be subject to significant volatility. All our paper supply contracts currently provide for price adjustments based on prevailing market prices; however, we historically have been able to realize favorable paper pricing through volume discounts. The United States Postal Services (“USPS”) distributes substantially all our subscription magazines and many of our marketing materials. Postal rates are dependent on the operating efficiency of the USPS and on legislative mandates imposed upon the USPS. Although we work with others in the industry and through trade organizations to encourage the USPS to implement efficiencies that will minimize rate increases, we cannot predict with certainty the magnitude of future price changes for paper and postage. Further, we may not be able to pass such increases on to our customers.
We are currently reliant on a single supplier for printing of our magazines.
Our magazine printing is performed by the only domestic supplier capable of producing the entirety of our work. Failure by such supplier to provide printing services to us, or any disruption in such services, may adversely impact our business. We may incur increased business disruption risk due to the dependence on a single supplier. If this supplier experienced business difficulties or failed to meet our printing needs, then we may be unable to satisfy customer product demands, lose revenues, and be unable to maintain customer relationships. Longer production lead times and increased paper and postage costs may result if there is a need to move the printing to multiple other suppliers. Without such single supplier continuing to print our magazines, we may have no other means of producing our magazines until we are able to secure printing capabilities at multiple other facilities. This transition could be costly and time consuming.
Impairment of goodwill and intangible assets is possible, depending upon future operating results and the value of our stock.
Although we wrote down our goodwill and intangible assets by $267.5 million in 2020, $47.0 million in 2019, and $2.9 million in 2018, further impairment charges are possible. We will test our goodwill and indefinite-lived intangible assets for impairment during the fourth quarter of every year and on an interim basis if indicators of impairment exist. Factors that influence the evaluation include, among many things, our stock price and expected future operating results. If the carrying value of a reporting unit or an intangible asset is no longer deemed to be recoverable, a potentially material non-cash impairment charge could be incurred. At December 31, 2020, goodwill and intangible assets totaled $2.5 billion, or 54 percent of our total assets, with $0.9 billion in the digital segment and $1.6 billion in the magazine segment. The review of goodwill is performed at the reporting unit level. We have two reporting units: magazine and digital. During the first quarter of 2020, Meredith determined that interim triggering events, including declines in the price of its stock and the economic downturn caused by COVID-19, required an interim evaluation of goodwill and intangible assets not subject to amortization for impairment as of

March 31, 2020. The impairment tests determined the carrying value of goodwill and certain intangible assets in the digital reporting unit and magazine reporting unit exceeded their estimated fair value. As a result, we recorded a non-cash impairment charge of $246.3 million to reduce the carrying value of goodwill to its fair value. During 2020, we also recorded non-cash impairment charges of $21.2 million to partially impair certain trademarks. Changes in key assumptions about the economy or business prospects used to estimate fair value or other changes in market conditions could result in additional impairment charges. Although these charges would be non-cash in nature and would not affect our operations or cash flow, they would reduce shareholders’ equity and reported results of operations in the period charged. Additionally, as goodwill and intangible assets were written down to their estimated fair values as of March 31, 2020, those amounts are more susceptible to risk of impairment if business operating results or macroeconomic conditions deteriorate.
Adverse litigation judgments or settlements resulting from legal proceedings in which we are currently and, in the future, may be involved could expose us to monetary damages or limit our ability to operate our business.
We are currently involved in and may in the future become involved in private actions, collective actions, investigations, and various other legal proceedings by clients, employees, suppliers, competitors, government agencies, or others. For example, on September 6, 2019, a shareholder filed a putative class action lawsuit in the U.S. District Court for the Southern District of New York against Meredith Corporation, its Chief Executive Officer, and its Chief Financial Officer, seeking to represent a class of shareholders who acquired securities of Meredith Corporation between May 10, 2018, and September 4, 2019 (the New York Action). On September 12, 2019, a shareholder filed a putative class action lawsuit in the U.S. District Court for the Southern District of Iowa against Meredith Corporation, its Chief Executive Officer, its Chief Financial Officer, and its Chairman of the Board seeking to represent a class of shareholders who acquired securities of Meredith Corporation between January 31, 2018, and September 5, 2019 (the Iowa Action). Both complaints allege that the defendants made materially false and/or misleading statements and failed to disclose material adverse facts about Meredith’s business, operations, and prospects. Both complaints assert claims under the federal securities laws and seek unspecified monetary damages and other relief. On November 12, 2019, the plaintiff shareholder withdrew the New York Action, and the action has been dismissed. On November 25, 2019, the City of Plantation Police Officers Pension Fund was appointed to serve as lead plaintiff in the Iowa Action. On March 9, 2020, the lead plaintiff filed an amended complaint in the Iowa Action, now seeking to represent a class of shareholders who acquired securities of Meredith Corporation between January 31, 2018, and September 30, 2019. The defendants intend to vigorously oppose the Iowa Action. On June 22, 2020, the defendants filed a motion to dismiss the Iowa Action. On October 28, 2020, a U.S. District Judge granted defendants’ motion to dismiss, dismissing the Iowa Action with prejudice at plaintiffs’ cost due to plaintiffs’ failure to satisfy applicable pleading requirements. Specifically, the court held that plaintiffs had failed to plead any actionable misstatement or omission, scienter, or loss causation. On November 23, 2020, the lead plaintiff filed a notice of appeal of the District Court’s dismissal. The parties have completed briefing in the Eighth Circuit Court of Appeals, and it appears likely we will receive a decision on the appeal sometime in late 2021 or 2022. The results of any such litigation, including the aforementioned class action lawsuits, investigations, and other legal proceedings are inherently unpredictable and expensive. Any claims against us, whether meritorious or not, could be time consuming, result in costly litigation, damage our reputation, require significant amounts of management time, and divert significant resources. If any of these legal proceedings were to be determined adversely to us, or we were to enter into a settlement arrangement, we could be exposed to monetary damages or limits on our ability to operate our business, which could have an adverse effect on our business, financial condition, and operating results.
Adverse changes in the equity markets or interest rates, changes in actuarial assumptions, and legislative or other regulatory actions could substantially increase our U.K. pension costs and could result in a material adverse effect on our business, financial condition, and results of operations.
Through one of our U.K. subsidiaries acquired with the acquisition of Time Inc., we sponsor the IPC Media Pension Scheme (the “IPC Plan”), a defined benefit pension plan that is closed both to new participants and to the future accrual of additional benefits for current participants. The majority of pensions in payment and deferred pensions in excess of any guaranteed minimum pension are increased annually in line with the increase in the retail price index up to a maximum of 5 percent. Concurrently with the acquisition of Time, Meredith was substituted for Time as the guarantor of all obligations of the statutory employers under the IPC Plan.

The most recent triennial valuation of the IPC Plan under U.K. pension regulations was completed as of April 5, 2018. Under the assumptions used in such valuation, which are more conservative than the assumptions used to determine a pension plan’s funded status in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), the IPC Plan was deemed to be underfunded at that time by approximately £59 million.
Under the current deed of guarantee, we would be obligated to fund the IPC Plan’s “buyout deficit” (i.e., the amount that would be needed to purchase annuities to discharge the benefits under the plan) under certain circumstances. Specifically, we would be required to deposit the buyout deficit into escrow if our debt in excess of $50 million were not to be paid when due or were to come due prior to its stated maturity as a result of a default (a “Major Debt Acceleration”) or if a Covenant Breach were to occur (as described below). We would be permitted to recoup the escrowed funds under certain circumstances. However, if we, as the sponsor, were to become insolvent, or if a Major Debt Acceleration were to occur (without being promptly cured), any escrowed funds would be immediately contributed into the IPC Plan, and we would be obligated to immediately contribute into the IPC Plan any shortfall in the buyout deficit amount.
In connection with the completion of the sale of all issued shares of Time Inc. (UK) Ltd (“TIUK”) on March 15, 2018, and the substitution of another U.K. subsidiary of Meredith as the sole sponsor under the IPC Plan, the deed of guarantee was amended to remove requirements to deposit the buyout deficit as a result of certain credit rating triggers. At the same time, Meredith agreed that the same subsidiaries of Meredith that guarantee Meredith’s initial $1.4 billion aggregate principal amount of 6.875 percent unsecured senior notes (“2026 Unsecured Senior Notes”) would guarantee the obligations of Meredith under the IPC Plan on a pari passu basis with the obligations under the 2026 Unsecured Senior Notes. In addition, Meredith agreed to incorporate the terms of certain covenants under the indenture governing the 2026 Unsecured Senior Notes into the amended deed of guarantee effective as of March 15, 2018. If a breach of such covenants by Meredith or the subsidiary guarantors occurs (after certain notice and cure periods) (a “Covenant Breach”), Meredith would be required to deposit the buyout deficit (less the amount of certain types of security in favor of the IPC Plan, currently provided in the form of a surety bond) into escrow as described above.
If we had been required to fund the buyout deficit on December 31, 2020, the amount would have been approximately £83.4 million. The amount of the buyout deficit changes daily and is determined by many factors, including changes in the fair value of the IPC Plan assets and liabilities and interest rates.
It is possible that, following future valuations of the IPC Plan’s assets and liabilities or following future discussions with the IPC Plan trustee, the annual funding obligation and/or the arrangements to ensure adequate funding for the IPC Plan will change. The future valuations under the IPC Plan can be affected by a number of assumptions and factors, including legislative changes; assumptions regarding interest rates, currency rates, inflation, mortality, and retirement rates; the investment strategy and performance of the IPC Plan assets; and (in certain limited circumstances) actions by the U.K. Pensions Regulator. Volatile economic conditions, including Brexit, could increase the risk that the funding requirements increase following the next triennial valuation. The U.K. Pensions Regulator also has powers under the Pensions Act 2004 to impose a contribution notice or a financial support direction on us (and other persons connected with Meredith or the U.K. subsidiary which sponsors the IPC Plan) if, in the case of a contribution notice, the U.K. Pensions Regulator reasonably believes such person has been party to an act, or deliberate failure to act, intended to avoid pension liabilities or that is materially detrimental to the pension plan, or, in the case of a financial support direction, if a plan employer is a service company or insufficiently resourced and the Pensions Regulator considers it is reasonable to act against such a person. A significant increase in the funding requirements for the IPC Plan or in the calculated “self-sufficiency deficit” or the calculated “risk-free self-sufficiency deficit” could result in a material adverse effect on its business, financial condition, and results of operations.

Risks Relating to Indebtedness
Our indebtedness and our ability to incur significant additional indebtedness could adversely affect our business, financial condition, and results of operations.
Our level of indebtedness could have important consequences. For example, it could:
•increase our vulnerability to general adverse economic and industry conditions;
•limit our ability to obtain additional financing to fund future working capital, capital expenditures, and other general corporate requirements or to carry out other aspects of our business;
•increase our cost of borrowing;
•make it more difficult for us to satisfy our obligations with respect to our debt;
•require us to dedicate a substantial portion of our cash flow from operations to payments on indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, and other general corporate requirements or to carry out other aspects of our business;
•limit our ability to make material acquisitions or take advantage of business opportunities that may arise;
•expose us to fluctuations in interest rates, to the extent our borrowings bear variable rates of interest;
•limit our flexibility in planning for, or reacting to, changes in our business and industry;
•limit our ability to pay dividends;
•place us at a potential disadvantage compared to our competitors that have less debt; and
•affect our credit ratings.
Our ability to make scheduled payments on and to refinance our indebtedness will depend on and be subject to our future financial and operating performance, which in turn is affected by general economic, financial, competitive, business, and other factors beyond our control, including the availability of financing in the banking and capital markets. Our business may fail to generate sufficient cash flow from operations or borrow funds in an amount sufficient to enable us to make payments on our debt, to refinance our debt, or to fund our other liquidity needs. If we were unable to make payments on or refinance our debt or obtain new financing under these circumstances, we would have to consider other options, such as asset sales, equity issuances, or negotiations with our lenders to restructure the applicable debt. The terms of our debt agreements and market or business conditions may limit our ability to take some or all of these actions. In addition, if we incur additional debt, the related risks described above could be exacerbated. Our ability to incur additional indebtedness prior to the consummation of the Dotdash Merger or the earlier termination of the Dotdash Merger Agreement without Dotdash’s approval is limited pursuant to the Dotdash Merger Agreement.
Our indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly or could prevent us from taking advantage of lower rates.
A portion of our indebtedness consists of term loans and revolving credit facility borrowings with variable rates of interest that expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness will increase even though the amount borrowed remains the same, and our net earnings and cash flows will correspondingly decrease. Even if we enter into interest rate swaps in the future to reduce future interest rate volatility, we may not elect to maintain such interest rate swaps with respect to any of our variable rate indebtedness, and any swaps we enter into may not fully mitigate our interest rate risk.
To service our indebtedness, we will require a significant amount of cash and our ability to generate cash depends on many factors beyond our control.
Our ability to make cash payments on and to refinance our indebtedness and to fund planned capital expenditures will depend on our ability to generate significant operating cash flow in the future. Our ability to generate such cash flow is subject to general economic, financial, competitive, legislative, regulatory, and other factors that are beyond our control.
Our business may not generate cash flow from operations in an amount sufficient to enable us to pay the principal, premium, if any, and interest on our indebtedness, or to fund our other liquidity needs. If we cannot service our indebtedness, we may have to take actions such as refinancing or restructuring our indebtedness, selling assets, issuing equity, or reducing or delaying capital expenditures, strategic acquisitions, and investments. These actions, if necessary, may not be affected on commercially reasonable terms or at all. Our ability to refinance or restructure our debt will depend on the condition of the capital markets and our financial condition at the applicable time. Any refinancing of our debt, if we are able to refinance our debt at all, could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations.
Our ability to repay our indebtedness is largely dependent on the generation of cash flow by our operating subsidiaries and our operating subsidiaries’ ability to make cash available to us by dividend, intercompany loans, advances, and other transactions, or otherwise. Our subsidiaries may not be able to or may not be permitted to transfer cash to us to enable us to make payments in respect of our indebtedness. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries.
Covenants under our credit agreement may restrict our business and operations in many ways, and if we do not effectively manage our covenants, our financial conditions and results of operations could be adversely affected. Our credit agreement imposes various covenants that limit our ability and/or our restricted subsidiaries’ ability to, among other things:
•pay dividends or distributions, repurchase equity, prepay, redeem or repurchase certain debt, and make certain investments;
•incur additional debt and issue certain preferred stock;
•provide guarantees in respect of obligations of other persons;
•incur liens on assets;
•engage in certain asset sales, including capital stock of our subsidiaries;
•merge, consolidate with, or sell all or substantially all our assets to another person;
•enter into transactions with affiliates;
•enter into agreements that restrict distributions from our subsidiaries;
•designate subsidiaries as unrestricted subsidiaries; and
•prohibit certain restrictions on the ability of restricted subsidiaries to pay dividends or make other payments to us.
These covenants may:
•limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions, or other general business purposes;
•limit our ability to use our cash flow or obtain additional financing for future working capital, capital expenditures, acquisitions, or other general business purposes;
•require us to use a substantial portion of our cash flow from operations to make debt service payments;
•limit our flexibility to plan for, or react to, changes in our business and industry;
•place us at a competitive disadvantage compared to less leveraged competitors; and

•increase our vulnerability to the impact of adverse economic and industry conditions.
If we are unable to successfully manage the limitations and decreased flexibility on our business due to our significant debt obligations, we may not be able to capitalize on strategic opportunities or grow our business to the extent we would be able to without these limitations.
Our failure to comply with any of the covenants could result in a default under the credit agreement, which could permit the administrative agent, or the Lenders to cause the administrative agent, to declare all or part of any of our outstanding senior secured term loans or revolving loans to be immediately due and payable or to exercise any remedies provided to the administrative agent, including, proceeding against the collateral granted to secure our obligations under the credit agreement. An event of default under the credit agreement could also lead to an event of default under the terms of certain of our other agreements. Any such event of default or any exercise of rights and remedies by our creditors could seriously harm our business.
Discontinuation, reform, or replacement of LIBOR may adversely affect our variable rate debt.
A substantial portion of our long-term indebtedness bears interest at fluctuating interest rates based on the London Interbank Offered Rate for deposits of U.S dollars (“LIBOR”). LIBOR tends to fluctuate based on general interest rates, rates set by the U.S. Federal Reserve Board and other central banks, the supply of and demand for credit in the London interbank market, and general economic conditions. In July 2017, the United Kingdom Financial Conduct Authority (the authority that regulates LIBOR) announced that it intends to stop compelling banks to submit rates for the calculation of LIBOR after 2021. It is unclear whether new methods of calculating LIBOR will be established such that it continues to exist after 2021. The U.S. Federal Reserve Board, in conjunction with the Alternative Reference Rates Committee, is considering replacing U.S. dollar LIBOR with a newly created index, calculated with a broad set of short-term repurchase agreements backed by treasury securities. It is not possible to predict the effect of these changes, other reforms, or the establishment of alternative reference rates in the U.S. or elsewhere. To the extent these interest rates increase, our interest expense will increase, in which event we may have difficulties making interest payments and funding our other fixed costs, and our available cash flow for general corporate requirements may be adversely affected.
Risks Relating to Income Taxes
We may have exposure to additional tax liabilities and certain indemnifications liabilities.
We are subject to income taxes as well as non-income taxes, in both the United States and various foreign jurisdictions. Significant uncertainties exist with respect to the amount of our tax liabilities, including those arising from potential changes in laws in the countries in which we have a presence and the possibility of adverse determinations with respect to the application of existing laws. Many judgments are required in determining our provision for income taxes and other tax liabilities, and we are regularly under audit by tax authorities, which often do not agree with positions taken by us on our tax returns. Any unfavorable resolution of these uncertainties may have a significant adverse impact on our tax rate.
Increasingly, countries around the world are actively considering or have enacted changes in relevant tax, accounting, and other laws, regulations, and interpretations. In particular, the U.S. Tax Cuts and Jobs Act of 2017 (the “Tax Act”) significantly changed how corporations are taxed in the U.S., which has an ongoing impact on our provision for income taxes. While our accounting for the effects of the Tax Act was completed, and we believe those effects have been appropriately recorded, various interpretive issues remain with respect to the Tax Act and additional regulatory guidance may be issued. Certain aspects of the Tax Act have been modified by subsequent legislation, such as the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”).
The uncertainty in the application of the Tax Act and the CARES Act to our ongoing operations, as well as possible adverse future law changes attributable to changes in the U.S. political landscape, create the potential for added volatility in our quarterly provision for income taxes and could have an adverse impact on our future tax rate. Various legislative proposals would partially or wholly reverse beneficial features of the Tax Act, such as by raising the U.S. corporate tax rate and increasing the tax on non-U.S. income.

The Time business could have an indemnification obligation to Time Warner Inc., which could materially adversely affect our financial condition.
The complete legal and structural separation of Time Warner Inc.’s (“Time Warner”) magazine publishing and related business from Time Warner was completed by way of a pro rata dividend of Time Inc. shares held by Time Warner to its shareholders as of May 23, 2014, based on a distribution ratio of one share of Time Inc. common stock for every eight shares of Time Warner common stock held (the “Time Distribution”). If, due to any of Time Inc.’s representations being untrue or Time Inc.’s covenants being breached, it was determined that the Time Distribution did not qualify for non-recognition of gain and loss under Section 355 of the Internal Revenue Code, or that an excess loss account existed at the date of the aforementioned spin-off, Time Inc. could be required to indemnify Time Warner for the resulting taxes and related expenses. New Meredith retained this potential liability under the Separation and Distribution Agreement, and any such indemnification obligation could materially adversely affect our financial condition.
Risks Relating to Our Common Stock
There is no existing market for New Meredith common stock and a trading market that will provide you with adequate liquidity may not develop for New Meredith common stock. In addition, if New Meredith common stock begins trading, the market price of New Meredith shares may fluctuate widely.
There is currently no public market for New Meredith common stock. It is anticipated that on or shortly prior to the record date for the distribution, trading of shares of New Meredith common stock will likely begin on a “when-issued” basis and will continue up to and including through the Distribution Date. However, there can be no assurance that an active trading market for our common stock will develop after the Distribution or be sustained in the future. However, if the Dotdash Merger closes on the same day as the Distribution, then we do not expect that a “when-issued” trading market will develop, and shareholders of New Meredith will receive cash in an amount equal to $42.18 per share (as adjusted) of New Meredith Common Stock and New Meredith Class B Stock received in the Distribution, and shares of New Meredith Common Stock will not separately trade following the completion of the Distribution.
We cannot predict the prices at which New Meredith common stock may trade after the Distribution, if applicable. The market price of New Meredith common stock may fluctuate widely, depending upon many factors, some of which may be beyond our control, including:
•our business profile and market capitalization may not fit the investment objectives of Meredith shareholders, and as a result, Meredith shareholders may sell New Meredith shares after the distribution;
•our quarterly or annual earnings, or those of other companies in our industry;
•actual or anticipated fluctuations in our operating results due to factors related to our business;
•changes in accounting standards, policies, guidance, interpretations or principles;
•announcements by us or our competitors of significant acquisitions or dispositions;
•the failure of securities analysts to cover our common stock after the distribution;
•changes in earnings estimates by securities analysts or our ability to meet those estimates;
•the operating and stock price performance of other comparable companies;
•overall market fluctuations; and
•general economic conditions.
In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to companies’ operating performance. Broad market and industry factors may materially harm the market price of New Meredith common stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, shareholder derivative lawsuits and/or securities class action litigation has often been instituted against that company. Such litigation, if instituted against us, could result in substantial costs and a diversion of management’s attention and resources.
We have two classes of stock outstanding with different voting rights.
We have two classes of stock outstanding: common stock and class B stock. Holders of common stock are entitled to one vote per share and account for 45 percent of the voting power. Holders of class B stock are entitled to ten votes per share and account for the remaining 55 percent of the voting power. There are restrictions on who can own class B stock. Members of Meredith’s founding family hold the majority of class B shares. Control by a limited number of holders may make us a less attractive takeover target, which could adversely affect the market price of our common stock. This voting control also prevents other shareholders from exercising significant influence over certain of our business decisions.
Substantial sales of New Meredith common stock may occur in connection with the Distribution, which could cause our stock price to decline.
The shares of New Meredith common stock that Meredith distributes to its shareholders generally may be sold immediately in the public market. Although we have no actual knowledge of any plan or intention on the part of any 5 percent or greater shareholder to sell New Meredith common stock following the Distribution, it is possible that some Meredith shareholders, including possibly some of our large shareholders, will sell New Meredith common stock received in the Distribution. The sales of significant amounts of New Meredith common stock or the perception in the market that this will occur may result in the lowering of the market price of New Meredith common stock.
Your percentage ownership in New Meredith may be diluted in the future.
Your percentage ownership in New Meredith may be diluted in the future because of equity awards that we expect will be granted to our directors, officers and employees and the vesting or exercise of outstanding equity awards. We anticipate that New Meredith will assume Meredith Corporation’s equity incentive plans. Our ability to issue equity awards prior to the consummation of the Dotdash Merger Agreement or the earlier termination of the Dotdash Merger Agreement without Dotdash’s approval is limited pursuant to the Dotdash Merger Agreement. For a more detailed description of such plans, see “Management—Executive Compensation.”
Provisions in New Meredith’s articles of incorporation and by-laws and of Iowa law may prevent or delay an acquisition of New Meredith, which could decrease the trading price of New Meredith common stock.
New Meredith’s articles of incorporation and by-laws and Iowa law will contain provisions that are intended to deter coercive takeover practices and inadequate takeover bids by making such practices or bids unacceptably expensive to the raider and to encourage prospective acquirors to negotiate with our Board rather than to attempt a hostile takeover. These provisions will include, among others:
•rules regarding how shareholders may present proposals or nominate directors for election at shareholder meetings; and
•the right of our Board to issue preferred stock without shareholder approval.
Iowa law also imposes some restrictions on mergers and other business combinations between us and any holder of 10 percent or more of our outstanding common stock.
We believe these provisions will protect our shareholders from coercive or otherwise unfair takeover tactics by requiring potential acquirors to negotiate with our Board and by providing our Board with more time to assess any acquisition proposal. These provisions are not intended to make us immune from takeovers. However, these provisions will apply even if the offer may be considered beneficial by some shareholders and could delay or prevent an acquisition that our Board determines is not in the best interests of us and our shareholders.

New Meredith’s articles of incorporation contain a provision that designates Iowa District Court for Polk County and the federal district courts of the United States of America as the exclusive forums for substantially all disputes between us and our shareholders, which could restrict our shareholders’ ability to choose the judicial forum for disputes with us or our directors, officers, or employees.
Our articles of incorporation provide that the Iowa District Court for Polk County (or, if and only if the Iowa District Court for Polk County lacks subject matter jurisdiction, any state court located within the State of Iowa or, if and only if all such state courts lack subject matter jurisdiction, the United States District Court for the Southern District of Iowa) is the exclusive forum for the following types of actions or proceedings under Iowa statutory or common law: any derivative action or proceeding brought on our behalf; any action asserting a breach of a fiduciary duty; any action asserting a claim against us arising pursuant to the IBCA, our articles of incorporation or our bylaws; any action as to which the IBCA confers jurisdiction to the court of the Iowa District Court for Polk County; or any action asserting a claim against us that is governed by the internal affairs doctrine. The provisions would not apply to suits brought to enforce a duty or liability created by the Exchange Act of 1934, as amended (the “Exchange Act”), or any other claim for which federal courts have exclusive jurisdiction.
Furthermore, Section 22 of the Securities Act of 1933, as amended (the “Securities Act”), creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our articles of incorporation provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.
These choice of forum provisions may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers and other employees. While Iowa courts have determined that such choice of forum provisions can be enforced, a shareholder may nevertheless seek to bring such a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our articles of incorporation. This may require further significant additional costs associated with resolving the dispute in other jurisdictions, and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions, any of which could seriously harm our business.
If a court were to find either exclusive forum provision in our articles of incorporation to be inapplicable or unenforceable in an action, we may incur further significant additional costs associated with resolving the dispute in other jurisdictions, all of which could seriously harm our business.
We cannot guarantee the payment of dividends on New Meredith common stock, or the timing or amount of any such dividends.
Pursuant to the terms of the Dotdash Merger Agreement, following the Spin-Off, New Meredith is prohibited from issuing dividends until the termination of the Dotdash Merger Agreement. Although we anticipate that, if the Dotdash Merger Agreement is terminated, following the Spin-Off, New Meredith will commence payment of a dividend in the near term, we have not yet determined the frequency and amount of the dividend. The payment of any dividends in the future, and the timing and amount thereof, to our shareholders will fall within the discretion of our board of directors. The board of directors’ decisions regarding the payment of dividends will depend on many factors, such as our financial condition, earnings, capital requirements, debt service obligations, restrictive covenants in our then existing debt agreements, industry practice, legal requirements and other factors that the board of directors deems relevant. For more information, please refer to the section entitled “Dividend Policy.” Our ability to pay dividends will depend on our ongoing ability to generate cash from operations and on our access to the capital markets. We cannot guarantee that we will pay a dividend in the future or continue to pay any dividends if we commence paying dividends.

Risks Relating to the Dotdash Merger
The announcement and pendency of our agreement to be acquired by Dotdash may have an adverse effect on our business results and our failure to complete the Dotdash Merger could have a material adverse effect on our business, results of operations, financial condition and stock price.
The consummation of the Dotdash Merger is subject to the satisfaction or waiver of certain conditions, including, among others: (1) the expiration of the waiting period applicable to the Dotdash Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (2) the absence of certain legal impediments to the consummation of the Dotdash Merger, (3) the occurrence of the Spin-Off, and (4) certain other conditions provided for in the Dotdash Merger Agreement. The transaction is not subject to any Dotdash financing condition or shareholder approval.
The completion of the Spin-Off is subject to certain conditions, including (1) the satisfaction or waiver of the conditions to the consummation of the Gray Merger (other than those conditions that by their nature are satisfied at the closing), (2) payment of the New Meredith Cash Payment, (3) effectiveness of a Registration Statement on Form 10 (of which this information statement forms a part) regarding New Meredith Common Stock, (4) receipt by the Company and New Meredith of a solvency opinion, (5) the acceptance of New Meredith Common Stock for listing on the NYSE, (5) the absence of certain legal impediments, and (6) other customary closing conditions.
There is no assurance that all of the various conditions will be satisfied, or that the Dotdash Merger will be completed on the proposed terms, within the expected timeframe, or at all.
The Dotdash Merger may be delayed, and may ultimately not be completed, due to a number of factors, including:
•the failure to obtain regulatory approval;
•potential legal and regulatory proceedings, which could delay or prevent the Dotdash Merger; and
•the failure to satisfy the other conditions to the completion of the Dotdash Merger, including the possibility that a Company Material Adverse Effect (as defined in the Dotdash Merger Agreement) would permit Dotdash not to close the Dotdash Merger.
If the Dotdash Merger does not close, we may suffer other consequences that could adversely affect our business, financial condition, operating results, and stock price, and our shareholders would be exposed to additional risks, including:
•to the extent that the current market price of Meredith’s common stock or the market price of our common stock after the Distribution reflects an assumption that the Dotdash Merger will be completed, the price of Meredith’s or our common stock could decrease if the Dotdash Merger is not completed;
•investor confidence in us could decline, shareholder litigation could be brought against us, relationships with existing and prospective customers, service providers, investors, lenders and other business partners may be adversely impacted, we may be unable to retain key personnel and our operating results may be adversely impacted due to costs incurred in connection with the Dotdash Merger; and
•any disruptions to our business resulting from the announcement and pendency of the Dotdash Merger, including adverse changes in our relationships with customers, suppliers, partners and employees, may continue or intensify in the event the Dotdash Merger is not consummated or is significantly delayed.
There can be no assurance that our business, relationships with other parties, liquidity or financial condition will not be adversely affected, as compared to the condition prior to the announcement of the Dotdash Merger, if the Dotdash Merger is not consummated.
Even if successfully completed, there are certain risks to our shareholders from the Dotdash Merger, including:
•we may experience a departure of employees, prior to the closing of the Dotdash Merger;

•the amount of cash to be paid under the Dotdash Merger Agreement is subject to downward adjustment as provided in the Dotdash Merger Agreement;
•receipt of the all-cash per share merger consideration under the Dotdash Merger Agreement is taxable to shareholders that are treated as U.S. holders for U.S. federal income tax purposes (although U.S. holders are not expected to recognize any gain or loss if the Dotdash Merger closes on the same day as the Distribution); and
•if the Dotdash Merger is completed, our shareholders will forego the opportunity to realize the potential long-term value of the successful execution of our current strategy as an independent company.
While the Dotdash Merger is pending, we are subject to business uncertainties and contractual restrictions that could harm our business relationships, financial condition, operating results, and business.
During the period prior to the closing of the Dotdash Merger and pursuant to the terms of the Dotdash Merger Agreement, our business is exposed to certain inherent risks and contractual restrictions that could harm our business relationships, financial condition, operating results, and business, including:
•potential uncertainty in the marketplace, which could lead current and prospective customers to purchase products and services from other providers or delay purchasing from us;
•difficulties maintaining existing and/or establishing business relationships, including business relationships with significant customers, suppliers and partners;
•the possibility of disruption to our business and operations resulting from the announcement and pendency of the Dotdash Merger, including diversion of management attention and resources;
•the inability to attract and retain key personnel and recruit prospective employees, and the possibility that our current employees could be distracted, and their productivity decline as a result, due to uncertainty regarding the Dotdash Merger;
•the inability to pursue alternative business opportunities or make changes to our business pending the completion of the Dotdash Merger, and other restrictions on our ability to conduct our business;
•our inability to, among other things, freely issue securities, incur Indebtedness (as defined in the Dotdash Merger Agreement), declare or authorize any dividend or distribution, make certain material capital expenditures, engage in certain acquisition or sale transactions or settle certain litigation without Dotdash’s approval;
•our inability to solicit other acquisition proposals during the pendency of the Dotdash Merger;
•the amount of the costs, fees, expenses and charges related to the Dotdash Merger Agreement and the Dotdash Merger, which may materially and adversely affect our financial condition; and
•other developments beyond our control, including, but not limited to, changes in domestic or global economic conditions that may affect the timing or success of the Dotdash Merger.
If any of these effects were to occur, it could materially and adversely impact our business, cash flow, results of operations or financial condition, as well as the market price of our common stock and our perceived value, regardless of whether the Dotdash Merger is completed.
Litigation may arise in connection with the Dotdash Merger, which could be costly, prevent consummation of the Dotdash Merger, divert management’s attention and otherwise materially harm our business.
Regardless of the outcome of any future litigation related to the Dotdash Merger, such litigation may be time-consuming and expensive and may distract our management from running the day-to-day operations of our business. The litigation costs and diversion of management’s attention and resources to address the claims and counterclaims in any litigation related to the Dotdash Merger may materially adversely affect our business, results of operations, prospects, and financial condition. If the Dotdash Merger is not consummated for any reason, litigation could be filed in connection with the failure to consummate the Dotdash Merger. Any litigation related to the Dotdash Merger may result in negative publicity or an unfavorable impression of us, which could adversely affect the price of our common stock, impair our ability to recruit or retain employees, damage our relationships with our customers, suppliers, and other business partners, or otherwise materially harm our operations and financial performance.
General Risk Factors
Acquisitions pose inherent financial and other risks and challenges.
As a part of our strategic plan, we have acquired businesses and we expect to continue acquiring businesses in the future. These acquisitions can involve a number of risks and challenges, any of which could cause significant operating inefficiencies and adversely affect our growth and profitability. Such risks and challenges include: underperformance relative to our expectations and the price paid for the acquisition; unanticipated demands on our management and operational resources; difficulty in integrating personnel, operations, financial reporting, internal control and systems; retention of customers of the combined businesses; assumption of contingent liabilities; and acquisition-related earnings charges. If our acquisitions are not successful, we may record impairment charges. Our ability to continue to make acquisitions will depend upon our success at identifying suitable targets, which requires substantial judgment in assessing their values, strengths, weaknesses, liabilities, and potential profitability, as well as the availability of suitable candidates at acceptable prices and whether restrictions are imposed by regulations. Moreover, competition for certain types of acquisitions is significant, particularly in the area of digital media. Even if successfully negotiated, closed, and integrated, certain acquisitions may not advance our business strategy and may fall short of expected return on investment targets. In addition, we are restricted from making certain acquisitions without Dotdash approval prior to the consummation of the Dotdash Merger or earlier termination of the Dotdash Merger Agreement.
We may be subject to securities litigation, which is expensive and could divert management attention.
Our common stock may be volatile. The stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of a given company. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Forward-looking statements in our public filings or other public statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or other public statements. These forward-looking statements were based on various facts and were derived utilizing numerous important assumptions and other important factors, and changes in such facts, assumptions or factors could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements include the information concerning our future financial performance, business strategy, projected plans and objectives. Statements preceded by, followed by or that otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate,” and similar expression or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward looking in nature and not historical facts.
Such forward-looking statements, which may include, without limitation, statements regarding expected results of operations and future operating performance and future growth, adequacy of resources to fund development and expansion projects, liquidity, financing options, including the state of the capital markets and our ability to access the capital markets, the state of the credit markets and economy, cash needs, cash reserves, operating and capital expenses, expense reductions, the sufficiency of insurance coverage, anticipated costs at various projects, our future outlook and the future outlook of the media industry and pending regulatory and legal matters, our ability to meet the financial and other covenants governing our indebtedness, our ability to sell or otherwise dispose of discontinued operations, our anticipated future capital expenditures, our ability to implement strategies to improve revenues and operating margins at our facilities, reduce costs and debt, our ability to successfully implement marketing programs to increase revenue at our facilities, our ability to improve operations and performance, the benefits of the expected separation, the receipt of Third-Party Approvals, the consummation of the Distribution or Merger, the loss of any of our senior management, difficulties in obtaining or retaining the management and other employees, our inability to operate effectively as a stand-alone, publicly traded company, and the actual costs of separation being higher than expected, are all subject to a variety of risks and uncertainties that could cause actual results to differ materially from those anticipated by us. This can occur as a result of inaccurate assumptions or as a consequence of known or unknown risks and uncertainties. Factors that may cause our actual performance to differ materially from that contemplated by such forward-looking statements include, among others, the various risk factors discussed above, in addition to general domestic and international economic and political conditions as well as market conditions in our industry.
Other factors not identified above, including the risk factors described in the “Risk Factors” section of this information statement, may also cause actual results to differ materially from those projected by our forward-looking statements. Most of these factors are difficult to anticipate and are generally beyond our control.
You should consider the areas of risk described above, as well as those set forth under the heading “Risk Factors” above, in connection with considering any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions or updates to any forward-looking statements, to report events, including to report the occurrence of unanticipated events, unless we are required to do so by law.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this information statement. While we believe that such information provides a reasonable basis for these statements, such information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely on these statements.

BUSINESS
Meredith Holdings Corporation is currently a wholly-owned subsidiary of Meredith Corporation, that will directly or indirectly hold the assets and liabilities historically associated with Meredith Corporation’s digital and magazine reporting segments, which comprised its national media businesses (“NMG”), along with MNI Targeted Media (“MNI”) and the People broadcast television show, which were previously reported in Meredith Corporation’s historical local media group, and Meredith Corporation’s historical corporate function. Meredith Corporation was incorporated in Iowa in 1905. Meredith Holdings Corporation was incorporated in Iowa on April 29, 2021.
We describe in this section the business to be held by us after the Separation as if it were our business for all historical periods described. However, we are an entity that will not have independently conducted operations before the Separation. References in this section to our historical assets, liabilities, products, business, or activities generally refer to the historical assets, liabilities, products, businesses, or activities of the NMG businesses and other corporate assets as it was conducted as part of Meredith Corporation before the separation of NMG and LMG that will be completed in connection with the Spin-Off transaction described herein. Unless the context otherwise requires or we specifically indicate otherwise, the information included in this section about New Meredith assumes the completion of the Separation, Distribution, and Spin-Off. Unless the context otherwise requires, “New Meredith,” “we,” “us,” and “our” refer to Meredith Holdings Corporation and its subsidiaries and “Meredith” refers to historical Meredith Corporation and its subsidiaries (including the operations of the business of New Meredith prior to the Spin-Off (as defined below)).
OVERVIEW
We are a leading media and marketing company that was founded nearly 120 years ago and we create inspiring, informative, entertaining, and empowering content for approximately 190 million American consumers every month, including nearly 95 percent of women in the United States (“U.S.”)
We engage consumers across multiple media platforms and formats including digital (including web, mobile, video, social, audio, over-the-top (“OTT”) and licensing) and magazines. Our content is delivered through a powerful and trusted portfolio of iconic brands, including People, Better Homes & Gardens, Allrecipes, Southern Living, and Real Simple. These brands have domain leadership in the subject areas that matter most to our consumers, including entertainment, food, home, beauty, travel, health, family, luxury, and fashion. Our digital and magazine platforms operate at large scale, and are flexible to accommodate new brands, products, and services.
Our differentiation is rooted in our large reach to American consumers, particularly women, through our trusted brands; our expertise in creating content and experiences that drive meaningful consumer engagement and influence purchase decisions; and in our proprietary technology and analytics platform. We leverage the relationship between consumers and our brands, and our unique first party data driven insights, to optimize and customize our content and products and to drive diverse revenue streams from consumers, advertisers, and marketers.
New Meredith operates two business segments: digital and magazine.
Our digital brands attract approximately 150 million consumers monthly to our owned and operated sites through web and mobile-based experiences. We also engage consumers through email newsletters, social media platforms, browser notifications, audio platforms, and connected devices. We create value across diverse revenue streams including advertising, performance marketing, brand licensing, and directly from consumers including paid products.
Our magazine segment represents the largest business of its kind in the United States as measured by revenue and audience reach. Our editorial teams create premium content covering subjects that matter to our consumer audience in a format that consumers enjoy for its convenience and thoughtful editorial curation. In 2020, we published 35 subscription magazines, as well as more than 300 special interest publications. Our revenue streams are diverse and include advertising, direct-to-consumer subscription, newsstand, and marketing of third-party magazine subscriptions, products, and services in the United States. Most of our brands are also available as digital editions on one or more of the major digital newsstands.

Information for our major owned or operated brands as of December 31, 2020, is as follows:

Brand	Websites	Description	Total Audience (2)	Magazine Frequency per Year	Magazine Year-end Rate Base (1)
Better Homes & Gardens	bhg.com	Women’s service	38,400	12	7,600,000
People	people.com	Celebrity	91,068	56	3,400,000
Southern Living	southernliving.com	Travel and lifestyle	24,858	13	2,800,000
Shape	shape.com	Women’s lifestyle	8,988	10	2,500,000
Parents	parents.com	Parenting	13,476	12	2,200,000
Martha Stewart Living	marthastewart.com	Women’s service	13,575	10	2,050,000
Real Simple	realsimple.com	Women’s service	13,984	12	1,975,000
EatingWell	eatingwell.com	Food	9,747	10	1,775,000
InStyle	instyle.com	Women’s lifestyle	14,127	12	1,700,000
Entertainment Weekly	ew.com	Entertainment	27,293	22	1,500,000
Allrecipes	allrecipes.com	Food	68,731	6	1,400,000
Health	health.com	Women’s lifestyle	19,337	10	1,350,000
Magnolia Journal		Home	6,470	4	1,200,000
Midwest Living	midwestliving.com	Travel and lifestyle	3,245	6	950,000
Travel + Leisure	travelandleisure.com	Travel and lifestyle	15,867	12	950,000
Food & Wine	foodandwine.com	Food	17,189	12	925,000
Parents Latina	parents.com/parents-latina-magazine	Parenting	—	6	850,000
People en Español	peopleenespanol.com	Celebrity	8,730	10	500,000
Successful Farming	agriculture.com	Farming business	—	13	390,000
___________________
(1)Rate base is the circulation guaranteed to advertisers. Actual circulation generally exceeds rate base and, for most of our titles, is tracked by the Alliance for Audited Media (“AAM”), which issues periodic statements for audited magazines.
(2)In thousands, according to the Magazine Media 360° Brand Audience Report. Separate information is not provided for Parents Latina or Successful Farming.
According to the Magazine Media 360° Brand Audience Report, 12 of Meredith’s brands ranked among the 50 largest media brands measured. People ranked No. 1 in Total Brand Audience across platforms at 91.1 million, followed by Allrecipes at No. 2 with 68.1 million, and Better Homes & Gardens at No. 8 with 38.4 million.
Financial information about industry segments can be found in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the Combined Financial Statements under Note 15 in the section entitled “Index to Combined Financial Statements.”
Our largest revenue source is advertising. National and local economic conditions affect the magnitude of our advertising revenues. Digital and magazine revenues and operating results can be affected by changes in the demand for advertising and consumer demand for our products. Additionally, digital and magazine consumer related revenues are generally affected by national and regional economic conditions and competition from other forms of media.

BUSINESS DEVELOPMENTS
In January 2021, Meredith sold the Travel + Leisure trademark and other related assets, including the Travel + Leisure travel clubs. Meredith entered into a 30-year royalty-free licensing relationship to license back the Travel + Leisure brand and continues to publish the magazine and operate the Travel + Leisure media platforms.
In August 2020, Meredith launched the Meredith Data Studio, a suite of advertising solutions leveraging its vast, proprietary, first-party data, and predictive insight capabilities to help inform its partners' marketing, product, and business strategies. The offerings feature full-service data solutions, predictive analytics, consulting, and self-service tools, all powered by Meredith's 360 platform, which provides end-to-end audience insights and predictive capabilities to analyze billions of intent signals and engagements to trends and purchase intent in order to deliver precisely targeted audience and contextual advertising.
On January 31, 2018, Meredith completed its acquisition of Time Inc. (“Time”) for $3.2 billion and began operating as a combined company on February 1, 2018. Time was a multi-platform media company with brands such as People, InStyle, Real Simple, Southern Living, and Travel + Leisure. This transaction transformed Meredith into a leading media and marketing company and greatly increased our digital scale.
Subsequent to the acquisition of Time, Meredith completed the sale of the Golf brand in February 2018, the sale of Time Inc. (UK) Ltd in March 2018, the sale of the TIME media brand in October 2018, the sale of the Fortune media brand in December 2018 and the sale of the Sports Illustrated brand in October 2019. Also, in October 2019, Meredith closed the sale of the Money brand, and Meredith sold its investment in Viant. In January 2020, Meredith closed on the sale of the FanSided brand, and in February 2020, Meredith sold its investment in Xumo. These sales marked the completion of all sales of the brands designated as assets-held-for-sale after Meredith acquired Time.
Digital
In June 2021, Meredith launched People in the '90s, a weekly podcast that takes a nostalgic look at the stars and stories that defined a decade. Each of the 12 episodes focuses on one print issue of People from 1990 through 1999, along with the news and events that occurred during the week the issue hit newsstands. It is the third podcast from the brand, which launched the daily People Every Day podcast in February 2021.
In April 2021, Meredith announced the premiere of season two of The Southern Living Show, new episodes of Allrecipes Eating In!, and new specials from Better Homes & Gardens. The programming aired on the LMG local broadcast TV stations. The Southern Living Show originally launched in April 2020 and celebrates the Southern lifestyle, covering food, home, travel, and style.
In September 2020, Meredith debuted People (The TV Show!), which was the top-rated new syndicated show of the Fall 2020 season in the 12 markets where it airs. In October 2020, Sony Pictures Television partnered with Meredith to distribute the show nationally beginning in Fall 2022. The show has been renewed for three additional seasons, through 2024.
Effective October 2020, Meredith named Evolution USA as our North America, Australia, and New Zealand licensing and brand management agency for the LIFE brand and The LIFE Picture Collection. Accelerating the next step in monetizing and managing these iconic assets, Evolution USA actively seeks new licensing and brand expansion opportunities for LIFE and its massive photo archive in a variety of product classifications and consumer experiences. These include apparel, accessories, home furnishings, housewares, gifts and collectibles, food and beverage, stationery and paper goods, brand and artist collaborations, hospitality, location-based entertainment experiences, gaming, and promotions.
In May 2020, Meredith announced the launch of four podcasts that debuted on Apple Podcasts, Spotify, and other listening platforms. Each of the four branded podcast series from Allrecipes, Parents, Southern Living, and Travel + Leisure launched with an initial schedule of 12 episodes. These and other brands have continued to launch additional podcast franchises. Across the twelve months ended December 31, 2020, Meredith brands produced 280 episodes under 13 podcast franchises.

In December 2019, Meredith extended its licensing agreement with Walmart Inc. (“Walmart”) through mid-2024. This program features more than 3,000 SKUs of Better Homes & Gardens branded products at 4,000 Walmart stores across the U.S. and on Walmart.com.
In October 2019, Meredith completed the acquisition of Stop, Breathe & Think, an emotional wellness platform intended to build the emotional strength of its users. The platform was named one of Amazon Alexa’s Top 10 Skills of 2019. In spring 2020, the platform was renamed MyLife.
In September 2019, Meredith acquired magazines.com, a website that promotes, markets, and sells print and electronic magazine subscriptions.
In February 2019, Meredith acquired 100 percent of the membership interests in Linfield Media, LLC, a marketing business focused on online savings and deals.
In March 2019, Meredith was a key partner in the launch of Apple News+, a new digital subscription service that offers 30 Meredith magazines among more than 300 popular titles, leading newspapers, and digital publishers.
Magazine
In May 2021, Meredith announced the launch of PawPrint, the largest consumer magazine dedicated to pet families, according to MediaRadar. PawPrint is a companion to DailyPaws.com, which launched in 2020 as Meredith's digital brand, publishing high-quality pet care content.
As a result of strong consumer demand and success on the newsstand, Meredith re-launched home delivery subscriptions to Traditional Home, Coastal Living, and Cooking Light with their Winter 2020 issues and Rachael Ray In Season with its Winter/Spring 2021 issue. These titles’ subscription models had been discontinued in previous years and were most recently newsstand only titles.
In April 2020, Meredith expanded the Meredith Sales Guarantee with its new Meredith Audience Action Guarantee (“MAAG”). The Meredith Sales Guarantee guaranteed advertisers a specified reach. The MAAG guarantees that a specific number of readers will take action as a result of seeing a brand campaign in Meredith magazines.

COVID-19 IMPACT
The COVID-19 pandemic has impacted our results, positively in some areas and negatively in others. In the face of unprecedented business conditions caused by COVID-19, we leveraged our core values, agility, connection to tens of millions of consumers, and relationships with advertisers and marketers to quickly adapt to changing business conditions. On the positive side, our connection to consumers has strengthened, as visits to our websites, response rates to our magazine solicitation offers, sales of our licensed products, and our performance marketing activities all increased. In the second half of 2020, digital advertising revenues grew strongly, as economic uncertainty caused advertising clients to favor platforms with short lead times and flexibility. Magazine advertising revenues, which have relatively long lead times, were negatively impacted, particularly those focused on categories that have been most adversely impacted by the pandemic including travel and luxury.
As we have progressed through the pandemic, quantifying the specific impact becomes more challenging. We estimate that the COVID-19 impact on total revenues was a net decrease of revenues of approximately $125.0 million to $150.0 million in 2020.
In response to the pandemic, we introduced a number of measures to strengthen its financial position, preserve liquidity, and improve its financial flexibility. These included pausing Meredith Corporation’s dividend, refinancing its preferred equity with less expensive term debt, reducing capital expenditures, improving working capital, and temporarily reducing pay for Meredith Corporation’s Board of Directors, executives, and approximately 60 percent of its employees. Full pay was reinstated for all parties in early September 2020.
At this time, we have not experienced a negative impact on our liquidity due to COVID-19, and we believe we have sufficient liquidity to satisfy our cash needs for the foreseeable future.
We continue to monitor the ongoing and evolving situation. There may be developments outside our control requiring us to adjust our operating plan. There remains the risk that COVID-19 could have material adverse impacts on our future revenue growth as well as our overall profitability. For additional details regarding the impacts and risks to our business from the COVID-19 pandemic, refer to the sections entitled “Risk Factors” and “Index to Combined Financial Statements” included elsewhere in this information statement.

DIGITAL BUSINESS
Digital contributed 31 percent of our combined revenues in 2020. Our diversified digital revenue streams include advertising, performance marketing, consumer paid revenue, and licensing. During 2020, each of these revenue streams saw significant growth. Of particular note, digital advertising revenues surpassed magazine advertising for the first time.
We are differentiated in our digital scale and focus on women, the leadership and influence of our portfolio of more than 30 brands in the lifestyle categories, our expertise in creating content that engages consumers and drives purchasing, and our proprietary technology and first party data platform.
We have significant digital scale, engaging an average of 150 million consumers every month on our branded websites and apps, including nearly 75 percent of all American women. Our brands also engage consumers on every major social media platform. We send almost 2 billion emails each month to consumers, we annually have 5 billion videos viewed across all platforms, including third party platforms, we have over 12 podcasts, and multiple email, video, audio, and connected device experiences. Scale is an important differentiator in our business because it enables greater efficiency and more robust data and analytics. Advertising and marketing clients continue to consolidate their spending with media partners who have trusted brands and efficient reach to influence branding through to purchase.
Our brands are leaders in the categories our consumers care about most: entertainment, food, home, beauty, travel, health, family, and fashion. For example, based on unique visitors, People.com is the world’s No. 1 entertainment site and Allrecipes.com is the world’s No. 1 food site.
We are focused on deepening engagement with our consumers throughout their day, every day. Deeper engagement leads consumers to return more often to our websites and to spend more time with us during their visits, strengthening retention and improving our ability to generate revenues from diverse sources including advertising, performance marketing, and licensing. In 2020, our websites generated an average of approximately 150 million unique visitors each month, and approximately 8 billion digital sessions over the course of the year. We offer customized digital products to consumers who register on our websites, and had more than 33 million active registered members across our digital sites at December 31, 2020, up 13 percent compared to December 31, 2019. Registrations allow us to further strengthen our consumer connection by enabling delivery of customized content and messaging. Our performance marketing experiences, which include affiliate and lead generation, drove almost $1 billion in retail sales through relationships with approximately 400 retail partners. Our licensing activities delivered $112.0 million of revenue in 2020 through relationships with Walmart, Apple, and other partners.
Our proprietary technology platform powers our digital business and houses all of our content, unique taxonomy, first-party data and insights, and user identity graph commerce engine. This platform enables a unified view of our consumers and how they interact with our content and products, as well as the collection and interpretation of first-party data. This combination provides us with deep predictive insights into user behavior that we use to generate content and products that consumers want, which drives engagement and in turn, drives advertising and performance marketing dollars. In a world where third party cookies are discontinued, our unique combination of trusted brands, proprietary first party data, and commitment to innovation drives meaningful experiences for our consumers and measurable results for our advertising and marketing partners.
Revenues
Our digital business generates revenues from advertising, via our owned- and- operated properties and on third party sites, and from consumers via performance marketing driven by clicks to online retailers, licensing, and paid products.
Digital Advertising—We offer a diverse product suite for advertisers including display, sponsorship, native, video, social, and email, along with unique proprietary products such as shopper units and the Meredith Data Studio, which offers audience and contextual targeting, predictive advertising, and predictive trending. The combination of our focus on women, content expertise, and unique data offerings, drives multi-million-dollar, multi-year partnerships with major marketers (including retailers like Walmart and Target).

We sell the majority of our digital advertising directly (inclusive of premium programmatic) and are less reliant on open programmatic channels than the overall digital marketplace. For example, our open programmatic accounts for less than 40 percent compared to many digital organizations whose open programmatic accounts for 60 to 70 percent.
We sell digital advertising primarily on a flat rate/sponsorship basis or on a cost per thousand (“CPM”) basis. Flat rate/sponsorship deals are sold on an exclusive basis to advertisers, giving them access to our major events. CPM deals are sold on an impression basis with a guarantee that we will deliver the negotiated volume commitment. If we are not able to meet the impression goal, we will extend the campaign or provide alternative placements.
We also possess strategic marketing capabilities, which provide clients and their agencies with access to all of our media platforms and capabilities, including print, digital, video, mobile, consumer events, and custom marketing. Our team of creative and marketing experts delivers innovative solutions across multiple media channels to meet each client’s unique advertising and promotional requirements.
Third-party Advertising—In addition to selling video advertising on our owned and operated sites, we offer advertisers the ability to extend their campaign reach by distributing their pre-roll and mid-roll ads in conjunction with our premium video content across other third party sites. These sites are part of the Meredith Video Partnership.
Licensing—Licensing activities include royalties earned by us from our content relationship with Apple News+ and other content distribution relationships, as well as from brand licensing activities.
Through our partnership with Apple News+, we earn royalties based on viewership engagement with our premium brand content. Our content is also syndicated on several other platforms and monetized through various commercial relationship terms.
Meredith brand licensing also generates revenue through multiple long-term trademark licensing agreements with retailers, manufacturers, publishers, and service providers. Our licensing programs extend the reach of Meredith brands into additional consumer channels in the United States and abroad. Currently the world’s second largest global licensor, we have a variety of direct-to-retail partnerships, including Better Homes & Gardens at Walmart, Southern Living at Dillard’s, and InStyle-branded hair salons in select JC Penney stores.
Performance Marketing—Performance marketing revenue includes affiliate commerce and performance marketing commissions. Affiliate commerce commission revenue is generated when we refer users to commerce partner websites resulting in a purchase or transaction. Performance marketing commissions are generated on a cost-per-click or cost-per-action basis. We also own magazines.com and magazine.store, websites focused on the sales of Meredith and third-party magazine subscriptions.
Paid Products—In addition to advertising supported businesses, we operate digital consumer-paid products. These include Cozi, a shared family calendar and planning app (dual revenue streams consumer paid and advertising); Cooking Light Diet, a meal planning service; BHG Insider, a membership program which provides exclusive access to benefits, deals and discounts; and MyLife, a mindfulness and meditation app which Meredith Corporation acquired under the app’s former name of Stop, Breathe and Think in 2019.
Seasonality
Revenues associated with our digital operations are subject to seasonal fluctuations, traditionally highest during the fourth calendar quarter period due to increased retailer and consumer goods marketing activities and strong consumer demand for and engagement with our food and lifestyle content associated with popular holidays at that time of the year. Traffic and consumer engagement may also fluctuate around other holidays and significant cultural moments, such as Hollywood award shows, filmed entertainment premieres, and finales as well as breaking news concerning celebrities and royal family members.
Digital Expenses
Operating expenses for our digital business primarily include editorial, production, and technology costs associated with content and digital platforms and expenses related to our licensing business. Additionally, digital expenses include salaries, employee benefits, commissions, partner remittance, and other routine overhead costs.

Competition
Our business is characterized by continuously evolving technology, frequent product evolution, and changing preferences from consumers, advertisers, and marketers. Digital media is intensely competitive, particularly for women’s attention and for spending from advertisers and marketers.
We compete against diversified multi-platform media companies ‘pure-play’ digital companies, news aggregators, search engines, social media platforms, and large digital platform operators including Google and Facebook.
We believe our primary competitive differentiators are our large reach to American consumers, particularly women; our expertise at creating content and experiences that drive meaningful consumer engagement; our trusted and iconic brands; our proprietary technology and analytics platform; and our long-standing relationships with advertisers and marketers.

MAGAZINE BUSINESS
Magazine contributed 69 percent of our combined revenues in 2020. Magazine revenue sources include advertising, direct-to-consumer subscription and newsstand, and for services as a major marketer of third-party magazine subscriptions, products, and services in the United States.
We are the largest magazine publisher in the United States, and the majority of our brands and content are focused on interests related to women and lifestyle. Scale is an important differentiator because it enables greater economies with vendors, and greater reach and efficiency to audiences for advertising and marketing clients. Advertising and marketing clients continue to consolidate their spending with media partners who have broad and efficient reach. Our magazines reach 100 million consumers every month, including 53 percent of all American women.
Our brands are leaders in the categories our consumers care about most: entertainment, food, home, beauty, travel, health, family, and fashion. For example, we own three of the industry’s largest brands as measured by audience size, according to the AAM: People, Better Homes & Gardens, and Southern Living. These three brands together account for a significant percentage of revenues and operating profit of the magazine segment.
Meredith published over 40 magazine brands in 2020, selling more than 534 million magazine copies. We distribute our magazines through subscription and newsstand, with the majority of distribution through subscription. We prefer a subscription-focused distribution approach because it fosters long-term direct relationships with consumers and creates greater monetization opportunities. Meredith had 36 million active subscriptions at December 31, 2020, and the majority of our subscription brands are issued between four and 12 times annually.
At newsstand, we sell single copies of our subscription titles and Meredith Premium Publishing (“MPP”) publishes more than 300 special interest titles annually. MPP’s magazines provide in-depth information, education and entertainment on single topics and trends that are timely and relevant to the American consumer, including food, home, entertainment, and health and wellness. The majority of MPP’s titles are high quality, have a high ratio of editorial to advertising content (they carry little advertising messaging), and are premium priced at between $10 and $15 each.
Revenues
Our magazine business generates revenues from advertising, through our magazines and third party titles, and from consumers through subscription and newsstand.
Magazine Advertising—Advertising revenues are generated primarily from sales to clients engaged in consumer marketing. Many of our larger magazines offer regional and demographic editions that contain similar editorial content but allow advertisers to customize messages to specific markets or audiences.
We also possess strategic marketing capabilities, which provide clients and their agencies with access to all of Meredith’s media platforms and capabilities, including print, television, digital, video, mobile, consumer events, and custom marketing. Our team of creative and marketing experts delivers innovative solutions across multiple media channels that meet each client’s unique advertising and promotional requirements.
We sell magazine advertising based on a brand’s rate base, which is the circulation of the magazine that we guarantee to our advertisers, as well as our audience size. If we are not able to meet our committed rate base, the price paid by advertisers is generally subject to downward adjustments, including in the form of future credits or discounts. Published rates for each of our magazines are subject to negotiations with advertisers.
Third-Party Advertising—Through MNI, we provide clients with a single point of contact for a range of targeted digital and print advertising programs focused primarily on the local and regional level. Digital products include programmatic offerings and custom display advertising on local and regional websites. Print products include customized geographic and demographic-targeted advertising programs in approximately 35 top U.S. magazines, including our own magazines as well as those of other leading magazine publishers.
Subscription—We distributed over 95 percent of our magazines via subscription in 2020. Most of our subscription magazines are delivered to subscribers through the mail. Subscriptions obtained through digital- and direct-mail solicitation, agencies, insert cards, and other means are Meredith’s largest source of subscription revenues. Revenue per subscription and related expenses can vary significantly by source.
Newsstand—Our newsstand sales happen primarily at traditional newsstands as well as supermarkets, convenience stores, pharmacies, and other retail outlets. We own 1.9 million newsstand pockets nationwide, and sold approximately 37 million copies at retail in 2020, accounting for approximately 21 percent market share. Single copies sold on newsstands are distributed primarily through magazine wholesalers, who have the right to receive credit from us for magazines returned to them by retailers.
We partner with third parties (including celebrities and digital-first brands) who want to extend beyond their original channels into the immersive high quality magazine experience we provide. Current partnerships include Magnolia Journal with Chip and Joanna Gaines, Forks Over Knives, Reveal with Drew and Jonathan Scott, Rachael Ray in Season with Rachael Ray, Sweet July with Ayesha Curry, and Hungry Girl with Lisa Lillien.
We also publish branded books, including soft-cover “bookazines.” These are distributed through magazine-style check-out pockets at retail outlets and traditional trade book channels. We publish books on a diverse range of topics aligned with our brands, including special commemorative and biographical books. We also publish books under various licensed third-party brands and a number of original titles. Our Oxmoor House imprint publishes a variety of home, cooking, and health books under our lifestyle-oriented brands as well as licensed third-party brands.
Performance Marketing—Synapse Group, Inc., a wholly-owned subsidiary of Meredith Corporation, is an affinity marketing company that partners with publishers, brick- and-mortar retailers, digital partners, airline frequent flier programs, and customer service and direct response call centers. It is a major marketer of magazine subscriptions in the United States. Building on its continuity marketing expertise, Synapse has diversified its business to market other products and services. For example, Synapse manages several branded continuity membership programs.
Paid Products—We have granted distribution rights for backlist titles of our consumer-leading brands, including the powerful Better Homes & Gardens imprint, to a book publisher. We create book content and retain all approval and content rights while the distributor is responsible for reprinting, sales and marketing, distribution, and inventory management. We receive revenue based on sales less a 20 percent distributor fee.
Other Revenues—The Foundry is a creative content studio serving clients across a broad range of industries. Its offerings include using our content creation expertise to develop custom content marketing programs across multiple platforms that enable clients to engage new consumers and build long-term relationships with existing customers. In addition, other revenues are derived from digital and customer relationship marketing, other custom publishing projects and ancillary products and services.
Magazine Expenses
Production and Delivery
Operating expenses for our magazine business primarily including editorial and production costs associated with content creation, production, and distribution. Production and distribution expenses, which consist primarily of paper, printing, and postage, accounted for 24 percent of the magazine segment’s 2020 operating expenses.
Coated and supercalendered publication paper is the major raw material essential to the magazine segment. We directly purchase all the paper for our magazine production and custom publishing business. We have contractual agreements with major paper manufacturers to ensure adequate supplies for planned publishing requirements. The price of paper is driven by overall market conditions and is therefore difficult to predict. In 2020, average paper prices decreased 14 percent, whereas in 2019 average paper prices increased 8 percent. Paper prices increased 10 percent in 2018. We anticipate a reduction in paper prices of approximately 2 percent in 2021.
As a result of significant consolidation in the printing industry, at present there is one printer in the United States with the capability and capacity to handle a substantial portion of Meredith’s magazine print production. We have a long-term contract with that printer through 2030, creating extended price stability for our print manufacturing prices.

We continually seek the most economical and effective methods for mail delivery, including cost-saving strategies that leverage work-sharing opportunities offered within the postal rate structure. In general, postage rate changes are capped by law at the rate of inflation, as measured by the Consumer Price Index (“CPI”), but may be above-CPI price increases on the basis of certain factors. Postage prices have risen in each of the last three years. In January 2021, the United States Postal Service (“USPS”) increased rates by approximately 1.8 percent for First-Class Mail and 1.5 percent for other categories. The most recent rate change was an increase of approximately 6.9 percent effective August 2021. The USPS has also announced proposed temporary rate adjustments for the 2021 holiday season. We continue to work independently and with others to encourage and help the USPS find and implement efficiencies to contain rate increases. We cannot, however, predict future changes in the postal rates or the impact they will have on our magazine business.
Third parties provide subscription fulfillment services for our magazine brands. Third parties also provide domestic magazine newsstand distribution services through multi-year agreements.
Competition
Publishing is a highly competitive business. Direct competitors include magazine publishers such as Hearst Corporation and Condé Nast. Our magazines and related publishing products and services also compete with other mass media, including the internet and many other leisure-time activities. Competition for consumer attention and sales is based principally on editorial content, marketing skills, price, and customer service. While competition is strong for established titles, gaining readership for newer magazines and specialty publications is especially competitive. Competition for advertising dollars is based primarily on advertising rates, circulation levels, reader demographics, advertiser results, and sales team effectiveness.

HUMAN CAPITAL
We operate under the guiding principle that our employees are our most important resource. Our human resources initiatives are therefore designed to attract, develop and retain a diverse group of highly qualified employees who embody values such as integrity, creativity, courage, initiative, passion, energy, teamwork, inclusiveness and respect for others. We focus on both the end result of an employee’s work, as well as how that end result is achieved. Our culture is centered on workplace community, collaboration, communication, and a shared sense of purpose.
Workforce Demographics
As of June 30, 2021, Meredith had approximately 3,550 full-time and 50 part-time employees in its National Media Group and Corporate functions, of whom approximately 3,230 were located in the United States, approximately 365 in India, and approximately 5 in other locations. Approximately 5 percent of our workforce is unionized. We have various arrangements with our international employees that we believe to be customary for multinational corporations. We have had no strikes or work stoppages during the last five years and consider relations with our employees to be good.
Diversity, Equity and Inclusion
We have published detailed workforce diversity statistics in our Corporate Social Responsibility Report, available on our website. The following reflects selected diversity data for our National Media Group and Corporate employees. As of June 30, 2021, 66.3 percent of Meredith’s National Media Group and Corporate workforce identifies as women and 24.5 percent as people of color. In 2021, 63.6 percent of new hires were women and 46.7 percent of new hires were people of color.
Diversity, equity and inclusion are at the heart of our core values, and we have made it a priority to foster a work environment where every employee feels welcomed and valued. We are committed to these components of our diversity efforts:
•Increasing employee diversity across the organization;
•Facilitating inclusion efforts within the workplace;
•Creating education and awareness opportunities; and
•Effectively communicating our diversity, equity and inclusion initiatives and strategies inside and outside of the organization.
We believe in and strive for an environment based on respect for all individuals, and we provide equal employment opportunity to all people, regardless of race, color, national origin/ethnicity, gender identity/gender expression, creed, religion, age, disability, sexual orientation, marital status, military service or any other characteristic.
We created a Diversity, Equity & Inclusion team led by a Vice President, Diversity, Equity & Inclusion and that team, supported by our Employee Resource Groups, is responsible for connecting current activities to a larger Diversity, Equity and Inclusion strategy that we believe will allow us to continually embed these principles into all of our functions. This strategy is focused around the pillars of Education, Recruitment, Retention and Communication, which are discussed in more detail in our Corporate Social Responsibility Report.
Talent Management
In addition to our Diversity, Equity and Inclusion initiatives, we prioritize our people and the communities in which we operate in several ways, including:
•Compensation and Benefits. We deliver a total rewards package (compensation and benefits) to attract, retain and motivate our employees. Competitive compensation is a cornerstone of our company, and we have strong practices in place to support the well-being of all employees. Our pay programs are designed to recognize and reward individual performance. We participate annually in industry surveys to benchmark our pay programs and ensure overall pay levels are commensurate with the marketplace. We utilize outside consultants to conduct pay studies to ensure compensation is administered fairly and equitably across all employees. We also offer a broad slate of competitive employee benefits, including, but not limited to, a 401(k) Plan with a generous company matching contribution and no vesting requirement, an Employee Stock Purchase Plan, tuition reimbursement, an education loan program for parents, a student-loan refinancing program for employees and family members, generous time off policies, as well as robust health benefits and an extensive and award-winning health and financial wellness program available to employees and their spouses/domestic partners. We also offer virtual and onsite healthcare consultation through our health centers in Des Moines and New York. Finally, in addition to our own corporate donations to nonprofit organizations, we also offer to match employee donations (up to $5,000 each year for each employee) and contribute funds based on hours employees volunteer with qualifying charities.
•Employee Engagement. In order to better inform the development of, and the resulting impact from, our human resources initiatives, we survey our employees periodically to monitor their satisfaction and engagement. The most recent employee survey was distributed by Meredith in September 2020 and covered a range of topics, including Productivity & Collaboration, Transparency & Communication, Employee Well-Being and Diversity, Equity and Inclusion. Additionally, Meredith’s Chairman and Chief Executive Officer regularly communicates with and responds to employee questions and concerns in company-wide town hall meetings, with questions and answers posted on our intranet following meetings. In each case, the feedback is carefully reviewed by our human resources team and used to develop and refine our human resources initiatives.
•Talent Development and Training. We pride ourselves on having a culture of highly engaged employees, which we believe is largely driven by our approach to performance management. We have a tried-and-true approach, which starts with employees collaborating with their managers to set meaningful, actionable and impactful goals at the beginning of the year. Throughout the year, managers and employees have regular dialogue regarding progress against those goals. At the end of the year, employees and managers complete a performance appraisal, which includes a discussion about goal attainment. It is a two-way conversation where employees are encouraged to provide their manager feedback on how he, she or they can best support day-to-day activities and interactions while helping employees achieve their longer-term career goals. This approach enhances employee engagement but also ensures that performance standards are applied fairly and reasonably and that they maintain a focus on continuous improvement. Demonstrated successful performance is rewarded with appropriate increases in pay and promotional opportunities, when they arise. In addition to performance management, we know that employees capable of motivating and developing others have a significant positive impact on employee performance, retention, engagement and overall business performance. We designed a learning portal with engaging video-based learning for all employees that focuses on growth and career development. We believe our employee development and training programs are an important investment in our future.
COVID-19 Response
We have adopted a multi-pronged approach to managing the COVID-19 pandemic. Much of our focus has been on deploying timely and engaging content, deep consumer connections and broad reach to provide important communications, inspire families to make the most of their time at home, and help consumers – and our employees – manage the stress associated with this unprecedented situation. For our employees, in particular, our extensive and award-winning wellness program has provided important resources to them and their families in order to help them manage their physical, mental and financial health during this crisis. Meredith has taken the following actions to help protect the health, safety and well-being of our employees in response to the COVID-19 pandemic:
•Meredith moved all nonessential employees to a remote work environment and implemented additional safety measures for all essential employees, including the provision of necessary protective equipment, the creation of sanitizing locations, daily entry questionnaires, trainings and the adoption of distancing and testing protocols to align with regulatory guidelines.
•Meredith provided Telehealth benefits at no cost to employees through September 2020.

•Meredith offered additional assistance with back-up dependent care, including reimbursement for emergency childcare expenses, and additional paid time off for employees with children at home due to schools and childcare providers closing.
•Meredith provided employees access to a free 12-month premium membership to MyLife, a meditation app designed to help individuals manage their stress.
•Meredith co-facilitated a series of company-wide discussions about developing strategies for self-care during turbulent times with our Employee Assistance Program, which also hosts free webinars about managing stress and offers employees 24/7 confidential access to professional counselors.
•In an effort to encourage employees to get vaccinated, Meredith secured partnerships with pharmacies and vaccine clinics in its Des Moines and Birmingham locations, and provided paid time off for employees to receive their COVID-19 vaccines.
OTHER
Name recognition and the public image of our trademarks (for example, People, Better Homes & Gardens, Parents) are vital to the success of our ongoing operations and to the introduction of new businesses. We protect our brands by aggressively defending our trademarks.
We had no material expenses for research and development during the past three years. Revenues from individual customers and revenues, operating profits, and identifiable assets of foreign operations were not significant. Compliance with federal, state, and local provisions relating to the discharge of materials into the environment and to the protection of the environment had no material effect on capital expenditures, earnings, or our competitive position.
PROPERTIES
We own our headquarters located at 1716 and 1615 Locust Street (“Des Moines Campus”) in Des Moines, Iowa, and we are the sole occupant of the Des Moines Campus. We also lease property in New York, New York, and believe these facilities, together with our other locations, are sufficient to meet our current and expected future requirements. As a result of dispositions and cost-reduction initiatives, we have vacant leased space, including two floors at our location in New York, New York. The vacant space is presently held with the intent to sublease for the remainder of the lease term.
LEGAL PROCEEDINGS
In the ordinary course of business, we are a defendant in or party to various legal claims, actions, and proceedings. These claims, actions, and proceedings are at varying stages of investigation, arbitration, or adjudication, and involve a variety of areas of law.
On October 26, 2010, the Canadian Minister of National Revenue denied the claims by Time Inc. Retail (formerly Time/Warner Retail Sales & Marketing, Inc.) (“TIR”) for input tax credits in respect of goods and services tax that TIR had paid on magazines it imported into and had displayed at retail locations in Canada during the years 2006 to 2008, on the basis that TIR did not own those magazines and issued Notices of Reassessment in the amount of approximately C$52 million. On January 21, 2011, TIR filed an objection to the Notices of Reassessment with the Chief of Appeals of the Canada Revenue Agency (“CRA”), arguing that TIR claimed input tax credits only in respect of goods and services tax it actually paid and it is entitled to a rebate for such payments. On September 13, 2013, TIR received Notices of Reassessment in the amount of C$26.9 million relating to the same type of situation during the years 2009 to 2010, and TIR filed similar objections as for prior years. By letter dated June 19, 2015, the CRA requested payment of C$89.8 million, which includes interest accrued and stated that failure to pay may result in legal action. TIR responded by stating that collection should remain stayed pending resolution of the issues raised by TIR’s objection. Including interest accrued, the total of the reassessments claimed by the CRA for the years 2006 to 2010 was C$91 million as of November 30, 2015. The parties are engaged in mediation.
On September 6, 2019, a shareholder filed a putative class action lawsuit in the U.S. District Court for the Southern District of New York against Meredith Corporation, its Chief Executive Officer, and its Chief Financial Officer,

seeking to represent a class of shareholders who acquired securities of Meredith Corporation between May 10, 2018, and September 4, 2019 (the “New York Action”). On September 12, 2019, a shareholder filed a putative class action lawsuit in the U.S. District Court for the Southern District of Iowa against Meredith Corporation, its Chief Executive Officer, its Chief Financial Officer, and its Chairman of the Board seeking to represent a class of shareholders who acquired securities of Meredith Corporation between January 31, 2018, and September 5, 2019 (the “Iowa Action”). Both complaints allege that the defendants made materially false and/or misleading statements and failed to disclose material adverse facts about Meredith’s business, operations, and prospects. Both complaints assert claims under the federal securities laws and seek unspecified monetary damages and other relief. On November 12, 2019, the plaintiff shareholder withdrew the New York Action, and the action has been dismissed. On November 25, 2019, the City of Plantation Police Officers Pension Fund was appointed to serve as lead plaintiff in the Iowa Action. On March 9, 2020, the lead plaintiff filed an amended complaint in the Iowa Action, now seeking to represent a class of shareholders who acquired securities of Meredith Corporation between January 31, 2018, and September 30, 2019. We intend to vigorously oppose the Iowa Action. On June 22, 2020, the defendants filed a motion to dismiss the Iowa Action. On October 28, 2020, a U.S. District Judge granted defendants’ motion to dismiss, dismissing the Iowa Action with prejudice at plaintiffs’ cost due to plaintiffs’ failure to satisfy applicable pleading requirements. Specifically, the court held that plaintiffs had failed to plead any actionable misstatement or omission, scienter, or loss causation. On November 23, 2020, the lead plaintiff filed a notice of appeal of the District Court’s dismissal. The parties have completed briefing in the Eighth Circuit Court of Appeals, and it appears likely we will receive a decision on the appeal sometime in late 2021 or 2022. We express no opinion as to the ultimate outcome of these matters.
AVAILABLE INFORMATION
Our corporate website at meredith.com and our Investor Relations website at ir.meredith.com contain a significant amount of information about us. We encourage investors to visit these websites from time to time, as information is updated and new information is posted. Additional information on non-financial matters, including environmental and social matters and diversity and inclusion initiatives, is available at www.meredith.com/about-us/corporate-social-responsibility. Website references in this report are provided as a convenience and do not constitute, and should not be viewed as, incorporation by reference of the information contained on, or available through, the websites. Therefore, such information should not be considered part of the registration statement, of which this information statement forms a part.
After the registration statement, of which this information statement forms a part, becomes effective, New Meredith will file annual, quarterly and current reports, proxy statements, and other documents with the SEC. New Meredith’s SEC filings will be available to the public on the SEC’s Internet site at http://www.sec.gov. You may also obtain these documents, free of charge, from the investor relations section of our website at ir.meredith.com.
We will also make available on our website New Meredith’s corporate governance information, including charters of all our Board Committees, our Corporate Governance Guidelines, our Code of Ethics, and our Bylaws. Copies of such documents are also available free of charge upon written request.

THE SEPARATION, DISTRIBUTION, AND SPIN-OFF
General
In connection with the Gray Merger Agreement, the Board of Directors of Meredith approved a plan to separate Meredith’s NMG businesses and LMG businesses into two independent companies, subject to the terms and conditions set forth in the Gray Merger Agreement and in the Spin-Off Agreements (as defined below). To effect the Separation, Meredith’s NMG businesses and corporate functions (along with MNI Targeted Media and People TV businesses, which were previously reported in Meredith Corporation’s historical local media group) will be transferred to New Meredith, which will be spun-off as a stand-alone, publicly traded company prior to the proposed Merger of Meredith (then owning the LMG businesses only) with a wholly-owned subsidiary of Gray pursuant to the Gray Merger Agreement. On November 30, 2021, Meredith will hold a special meeting at which the shareholders of Meredith will vote on whether to approve the proposal to adopt the Gray Merger Agreement and approve the Gray Merger.
In furtherance of the plan for the Spin-Off, the Meredith Board approved the Distribution of (i) all of the shares of our common stock held by Meredith to shareholders of Meredith holding common stock and (ii) all of the shares of our Class B Stock held by Meredith to shareholders of Meredith holding Class B Stock, in each case on a one-for-one basis so that New Meredith maintains a dual-class voting structure. Following the Distribution and Spin-Off, Meredith’s pre-merger shareholders will own 100 percent of New Meredith’s issued and outstanding common stock and Class B Stock.
You will not be required to make any payment, surrender or exchange your shares of Meredith Common Stock or Meredith Class B Stock or take any other action to receive your shares of our common stock or Class B Stock, as applicable, in the Distribution.
For a more detailed description of the Separation, Distribution, and Spin-Off, see “—Transaction Steps”. The Distribution and Spin-Off are subject to the satisfaction of certain conditions. For a more detailed description of these conditions, see “—Conditions to the Distribution and Spin-Off”.
Reasons for the Separation, Distribution, and Spin-Off
The Meredith Board believes that the sale of Meredith’s LMG businesses to Gray pursuant to the Gray Merger and in conjunction with the separation of Meredith’s NMG businesses pursuant to the Spin-Off is in the best interests of Meredith and its shareholders. A wide variety of factors were considered by the Meredith Board in evaluating the Gray Merger and the Spin-Off, which decision was determined by our Board prior to the commencement of the process that resulted in announcement of the Dotdash merger. However, the Dotdash Merger does not alter the belief of Meredith’s Board that the Spin-Off is in the best interests of Meredith and its shareholders. Among other things, the Meredith Board considered the following potential benefits of the Spin-Off at the time of the approval of the Gray Merger. In the course of its deliberations, the Meredith Board considered the following substantive factors as being generally positive or favorable, each of which the Meredith Board believed supported its unanimous decision to proceed with the Spin-Off and related transactions:
•the belief that the strategic transformation resulting from the Gray Merger and Spin-Off is the most favorable way to unlock value for Meredith and its shareholders;
•the belief that the sale of Meredith’s LMG businesses unlocks meaningful shareholder value and accelerates all of our top financial priorities, including materially reducing debt and freeing up capital to invest in future high potential digital opportunities while also providing capital returns to shareholders;
•the belief that the $2.825 billion sale price and 10.4x sale multiple reflects a premium price, a highly competitive process and the quality of Meredith’s broadcast portfolio, and an attractive point in the cycle to monetize Meredith’s investment in the LMG business;
•the fact that the Spin-Off facilitates a tax efficient separation of the businesses that allows the full proceeds of the transaction to extinguish existing Meredith debt and Meredith shareholders to receive $16.99 per share in cash and one-for-one equity in New Meredith;

•the expectation that post-transaction New Meredith will be levered at approximately 2x adjusted EBITDA, enabling the financial flexibility for digital growth investments and capital returns to shareholders;
•the belief that the Spin-Off will fully establish New Meredith as a multiplatform, consumer focused, lifestyle media company with sharper focus and enhanced capacity to invest in New Meredith’s leading consumer and digital platforms;
•the fact that post-transaction, subject to any changes resulting from the completion of the Dotdash Merger, we will be led by Meredith’s existing senior executive team with Tom Harty as Chairman and Chief Executive Officer and continue to benefit from Meredith’s management team’s expertise in conducting New Meredith’s business and operations;
•the fact that, in the event that the Dotdash Merger is not completed, Meredith’s shareholders in the aggregate will own 100 percent of the fully diluted shares of New Meredith, which would provide Meredith’s shareholders with continuing participation in the NMG business and its potential growth;
•the favorable momentum and prospects of NMG as a stand-alone business, with digital growth offsetting print declines and the belief that moving to report digital and magazine as separate segments would create greater clarity and unlock shareholder value as public markets were not giving NMG enough value for its current business (and the Meredith Board believes this unlocking of shareholder value is reflected by the sizeable premium of the Dotdash Merger price over the market value of the NMG businesses implied from Meredith’s then prevailing stock price at the time of approval of the Dotdash Merger);
•the facts that New Meredith will retain the “Meredith” name and continue to be headquartered in Des Moines, Iowa, will retain the current voting structure, and will be traded on the NYSE unless the Dotdash Merger is completed on the same day as the Spin-Off and the Gray Merger; and
•the fact that Meredith had obtained committed debt financing for New Meredith and the limited number and nature of the conditions to the debt financing.
The Meredith Board was aware of and also considered the following risks and other factors concerning the Spin-Off and the transaction as generally negative or unfavorable:
•that the announcement and pendency of the transaction could result in the disruption of Meredith’s business, including the possible diversion of management and employee attention from other strategic and operational priorities to focus on matters relevant to the transaction, potential employee attrition and potential adverse effects on Meredith’s business relationships;
•the significant costs involved in connection with entering into and completing the transaction and the substantial time and effort of management required to complete the transaction;
•the possibility that the transaction might not be consummated in a timely manner;
•the possibility that if the transaction is not completed, Meredith’s operations may be adversely affected and the trading price of Meredith’s common stock may be adversely affected;
•the possibility that, while the transaction is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the transaction will be satisfied, and as a result, it is possible that the transaction may not be completed;
•the fact that if the Gray Merger is not consummated, the Spin-Off will also not be consummated;
•the risk that New Meredith may not meet its financial projections and the possibility that the strategic, operational and financial benefits anticipated in connection with the transaction might not be realized by New Meredith as a stand-alone company; and
•the fact that the receipt of cash in exchange for shares pursuant to the Gray Merger and the receipt of New Meredith shares pursuant to the Spin-Off will both be taxable transactions to Meredith’s shareholders for U.S. federal income tax purposes.

In addition, Meredith Board was aware of and considered the interests that certain directors and executive officers may have with respect to the transaction that differ from, or are in addition to, their interests as Meredith’s shareholders, as described in this information statement.
The Meredith Board believed that, overall, the potential benefits of the transaction to Meredith and its shareholders outweighed the risks, many of which are mentioned above. The Meredith Board realized, however, that there can be no assurance about future results, including results considered or expected as described in the factors listed above. The explanation of the reasoning of the Meredith Board and all other information in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”
Formation of a Holding Company Prior to the Distribution
In connection with the Distribution and prior to entering into the Gray Merger Agreement and the Spin-Off Agreements, Meredith organized New Meredith as an Iowa corporation for the purpose of transferring to New Meredith the assets and liabilities of Meredith allocated to the NMG businesses and corporate functions (along with MNI Targeted Media and People TV businesses, which were previously reported in Meredith Corporation’s historical media group).
The Number of Shares You Will Receive
For each share of Meredith Common Stock or Meredith Class B Stock that you owned at the close of business on November 19, 2021, the Record Date, you will receive one share of New Meredith Common Stock or New Meredith Class B Stock, as applicable, on the Distribution Date.
When and How You Will Receive the Distribution
Meredith expects to distribute the shares of New Meredith Stock on December 1, 2021, the Distribution Date. Equiniti Trust Company d/b/a EQ Shareowner Services, which currently serves as the transfer agent and registrar for Meredith Stock, will serve as transfer agent and registrar for New Meredith Stock and as Distribution Agent in connection with the Distribution.
If you own Meredith Stock as of the close of business on the Record Date, the shares of New Meredith Stock that you are entitled to receive in the Distribution will be issued electronically, as of the Distribution Date, to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. Registration in book-entry form refers to a method of recording stock ownership when no physical share certificates are issued to shareholders, as is the case in this Distribution. If you sell shares of Meredith Common Stock in the “regular-way” market, up to and including through the Distribution Date, you will be selling your right to receive shares of New Meredith Common Stock in the Distribution.
Commencing on or shortly after the Distribution Date, if you hold physical stock certificates that represent your shares of Meredith Stock and you are the registered holder of the Meredith shares represented by those certificates, the Distribution Agent will mail to you an account statement that indicates the number of shares of New Meredith Stock that have been registered in book-entry form in your name. If you have any questions concerning the mechanics of having shares of our stock registered in book-entry form, we encourage you to contact Equiniti Trust Company d/b/a EQ Shareowner Services at the address set forth under “Summary—Questions and Answers about New Meredith and the Separation, Distribution, and Spin-Off—Where can Meredith shareholders get more information?” in this information statement. Most Meredith shareholders hold their shares of Meredith Stock through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the stock in “street name” and ownership would be recorded on the bank or brokerage firm’s books. If you hold your Meredith Stock through a bank or brokerage firm, your bank or brokerage firm will credit your account for the shares of our stock that you are entitled to receive in the Distribution. If you have any questions concerning the mechanics of having shares of our stock held in “street name,” we encourage you to contact your bank or brokerage firm.

Transaction Steps
Step 1. Separation.
Pursuant to the terms of the Separation and Distribution Agreement, at a time on or prior to the date of the Distribution, Meredith will cause (i) certain subsidiaries, assets and employees of Meredith or its subsidiaries relating to the NMG businesses and corporate functions of Meredith to be transferred to, and certain liabilities relating thereto to be assumed by, New Meredith and (ii) certain subsidiaries, assets and employees of Meredith or its subsidiaries relating to the LMG businesses to be retained by or transferred to, and certain liabilities relating thereto to be retained by or assumed by, Meredith (collectively, the “Separation”). Following the Separation, New Meredith and its subsidiaries will own all of the NMG businesses and corporate functions, while Meredith (excluding New Meredith and its subsidiaries) will own all of the LMG businesses. As part of the Separation, Meredith’s MNI and People TV businesses, which were previously reported in Meredith Corporation’s historical local media group, will be transferred to New Meredith.
Step 2. New Meredith Cash Payment and Repayment of Meredith Debt.
Pursuant to the terms of the Separation and Distribution Agreement, prior to the Distribution, New Meredith or one of its subsidiaries will make the New Meredith Cash Payment to Meredith such that the net debt of Meredith (exclusive of any New Meredith debt and after giving effect to the New Meredith Cash Payment) would be equal to $1.975 billion (subject to certain adjustments, the amount of net debt agreed by Meredith and Gray to be allocated to Meredith in connection with the Separation, Distribution, and Spin-Off). The proceeds of the New Meredith Cash Payment will be used by Gray, together with cash on hand of Meredith and borrowings by Gray, to refinance all of Meredith’s outstanding debt as of the date of the closing of the Gray Merger. The New Meredith Cash Payment is expected to be funded through the following sources: available cash on hand (which will be taken into account in determining the amount of the New Meredith Cash Payment) and through borrowings under a new senior credit facility from the New Meredith Debt Financing or, if the Dotdash Merger is completed on the same day as the closing of the Spin-Off and the Gray Merger, through funds advanced by Dotdash.
Step 3. Distribution and Spin-Off.
Pursuant to the terms of the Separation and Distribution Agreement, following the Separation and immediately prior to the Gray Merger, Meredith will spin off New Meredith by completing the Distribution of (i) the shares of New Meredith Common Stock to Meredith shareholders holding Meredith Common Stock, and (ii) the shares of New Meredith Class B Stock to Meredith shareholders holding Meredith Class B Stock, in each case on a one-for-one basis such that New Meredith will maintain a dual-class voting structure. Prior to completion of the Gray Merger, Meredith will set the Record Date and the Distribution Date. Meredith expects such Distribution Date to be the same date as the date that the Gray Merger is completed, but the Record Date will be an earlier date.
After the Distribution, if the Dotdash merger is not consummated on the same day: the New Meredith Common Stock will be entitled to one vote per share with respect to matters on which the New Meredith shareholders are entitled to vote; the New Meredith Class B Stock will be entitled to ten votes per share on such matters; New Meredith will be a standalone, publicly traded company owned 100 percent by pre-Gray Merger Meredith shareholders; and New Meredith is expected to retain the “Meredith” name and “MDP” ticker symbol.
Step 4. Merger.
Under the Gray Merger Agreement, immediately after the consummation of the Spin-Off, Gray Merger Sub will merge with and into Meredith, and Meredith will be the surviving corporation in the Gray Merger. Upon the consummation of the Gray Merger, Gray will own all outstanding shares of capital stock of Meredith. Meredith’s shareholders will receive $16.99 cash in the Gray Merger in exchange for each share of Meredith Common Stock and Meredith Class B Stock (in addition to the shares of New Meredith received pursuant to the Distribution), without interest and subject to all applicable tax withholding, subject to terms and conditions set forth in the Gray Merger Agreement. After the Gray Merger is completed, you will have the right to receive the Gray Merger consideration, but you will no longer have any ongoing ownership interest in Meredith, including its LMG businesses.
Treatment of Equity Awards
The equity holdings of Meredith’s directors and executive officers will generally be treated in the same manner as the equity holdings of all other equity holders.
Prior to completion of the Gray Merger, in connection with the Spin-Off, each outstanding stock option granted under Meredith’s equity plans will be converted into two options: (1) an adjusted Meredith stock option that will be canceled and converted into the right to receive a cash payment in the Gray Merger as described below, and (2) a stock option for New Meredith shares. The number of shares subject to the adjusted Meredith stock option and the New Meredith stock option will be equal to the number of shares subject to the related Meredith stock option prior to the Spin-Off, but the exercise prices will be adjusted to reflect the relative values of LMG and NMG. The New Meredith stock options will generally be subject to the same terms and conditions as set forth in the related Meredith stock option award before the Distribution, except that unvested New Meredith stock options held by employees of LMG will be canceled and converted into the right to receive a cash payment from New Meredith equal to the excess, if any, of the “when-issued” trading price of New Meredith Common Stock on the last trading day immediately prior to the Distribution Date less the adjusted exercise price for such option (or, if a “when-issued” trading price is not available, the cash amount (as adjusted) payable in respect of each share of New Meredith Common Stock under the Dotdash Merger Agreement).
Prior to completion of the Gray Merger, in connection with the Spin-Off, holders of RSUs and Share-Based Awards granted under Meredith’s equity plans will receive RSUs and Share-Based Awards in New Meredith with respect to an equal number of shares subject to the related Meredith award prior to the Spin-Off. The New Meredith RSUs and Share-Based Awards will generally be subject to the same terms and conditions as set forth in the related Meredith award before the Distribution, except that unvested New Meredith RSUs held by employees of LMG will be canceled and converted into the right to receive a cash payment from New Meredith equal to the “when-issued” trading price of New Meredith Common Stock on the last trading day immediately prior to the Distribution Date (or , if a “when-issued” trading price is not available, the cash amount (as adjusted) payable in respect of each share of New Meredith Common Stock under the Dotdash Merger Agreement).
Upon the completion of the Gray Merger, each outstanding stock option (whether or not then vested or exercisable), RSU and Share Based Award granted under Meredith’s equity plans will be canceled and converted into the right to receive from Gray an amount of cash equal to $16.99 per share (or in the case of stock options, the excess, if any, of $16.99 over the exercise price of such option, as adjusted in connection with the Spin-Off as described above), without interest and subject to all applicable tax withholding.
New Meredith Financing
Meredith anticipates that the total amount of funds necessary for New Meredith to make the New Meredith Cash Payment to Meredith and to pay transaction fees and expenses will be approximately $670 million, which amount is subject to adjustment as further described in the Gray Merger Agreement. This amount is expected to be funded through the following sources: available cash on hand (which will be taken into account in determining the amount of the New Meredith Cash Payment) and through borrowings under a new senior credit facility from the New Meredith Debt Financing or, if the Dotdash Merger is completed on the same day as the closing of the Spin-Off and the Gray Merger, through funds advanced by Dotdash.
To provide the debt financing required by Meredith to fund the New Meredith Cash Payment, Meredith entered into an amended and restated commitment letter (the “Existing Commitment Letter”), dated June 25, 2021 (amending and restating its financing commitment letter dated May 3, 2021, as amended and restated May 24, 2021), Royal Bank of Canada, Barclays Bank PLC and the other lenders party thereto (the “Initial Lenders”). In connection with the Dotdash Merger and the New Meredith Cash Payment obligations of Meredith should the Dotdash Merger not be completed on the same day as the closing of the Spin-Off and the Gray Merger, Meredith has (i) terminated the Existing Commitment Letter and (ii) entered into a commitment letter (the “New Meredith Commitment Letter”)

with Royal Bank and Barclays (collectively, the “Commitment Parties”) on October 6, 2021, pursuant to which Meredith has received commitments from the Commitment Parties to provide to New Meredith $725 million of secured term loans pursuant to a term loan facility (the “Term Loan Facility”) and $150 million of secured revolving commitments (the “Revolving Facility” and collectively, the “Facilities”). The borrower under the Facilities will be a designated subsidiary of New Meredith and the obligations of the borrower under the Facilities will be guaranteed by New Meredith and the subsidiaries of the borrower (subject to customary exceptions to be agreed). The amount of initial borrowings under the Facilities will be determined prior to the closing date of the Gray Merger based on the total amount of funds necessary for New Meredith to make the New Meredith Cash Payment to Meredith (which, in turn, will depend on the actual amount of Meredith’s net debt on the closing date of the Gray Merger) and to pay transaction fees and expenses.
The obligation of Meredith and Gray to consummate the Gray Merger is subject to completion of the Distribution and Spin-Off. The obligation of Meredith to consummate the Distribution and Spin-Off is subject to the consummation and funding of the Facilities in accordance with the New Meredith Commitment Letter (the “New Meredith Debt Financing”) and payment of the New Meredith Cash Payment to Meredith in accordance with the Separation and Distribution Agreement.
Funding of the Facilities is subject to customary conditions, including the negotiation of definitive documentation for the Facilities, that no material adverse effect on the financial condition, business or operations of New Meredith has occurred and other customary closing conditions consistent with the Gray Merger Agreement and the Separation and Distribution Agreement.
Among other termination rights, the obligations of the Commitment Parties under the New Meredith Commitment Letter will terminate automatically upon the earliest to occur of: (a) the earlier of (1) September 3, 2022 and (2) May 3, 2022 plus (x) in the event that the Separation shall not have been consummated on or prior to such date due solely to the failure to obtain required regulatory approvals (including any regulatory approvals required under the Gray Merger Agreement, one automatic extension of three months and (y) if the Marketing Period (as defined in the Commitment Letter) has commenced and has not ended by the last business day immediately prior to May 3, 2022 (or if extended pursuant to the foregoing clause (x), the date that is three months following such date), the fifth business day following the end of the Marketing Period, if in either case of the foregoing clauses (1) and (2), the Closing Date (as defined in the Commitment Letter) shall not have occurred by such date, (b) consummation of the Separation without the funding of the facilities contemplated by the Commitment Letter, (c) the date of execution and delivery of the definitive documentation for the Facilities, (d) the termination of the Separation and Distribution Agreement or the termination of the Gray Merger Agreement in accordance with its terms prior to the funding of the Facilities and (e) the consummation of the Dotdash Merger.
Conditions to Distribution and Spin-Off
The Separation and Distribution Agreement provides that the completion of the Distribution is subject to the satisfaction of certain conditions, specifically:
•each of the conditions to the Gray Merger Agreement has been fulfilled or waived (other than those conditions that by their nature can only be satisfied at the closing of the Gray Merger, provided that such conditions are capable of being satisfied) and Gray has confirmed to Meredith in writing that it is prepared to consummate the Gray Merger, subject only to the completion of the Distribution and the New Meredith Cash Payment;
•the Separation shall have been substantially completed in accordance with the agreed plan of separation;
•the New Meredith Debt Financing shall have been consummated and funded in full in accordance with the New Meredith Commitment Letter (except that, pursuant to the Consent Agreement, this condition can be satisfied without full funding of the New Meredith Debt Financing to the extent the Dotdash Merger closes on the same day as the Spin-off and the Gray Merger and the New Meredith Cash Payment is fully paid through funds advanced by Dotdash, subject to the terms of the Separation and Distribution Agreement);
•the New Meredith Cash Payment shall have been made from New Meredith to Meredith in accordance with the terms of the Separation and Distribution Agreement;

•the Form 10 filed with the SEC shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Form 10 shall be in effect, no proceedings for such purpose shall be pending before or threatened by the SEC, and the information statement shall have been mailed to holders of Meredith Common Stock as of the Record Date;
•prior to the Distribution Date, such registration statements on Form S-8 as are necessary to register the equity awards of New Meredith held by or made available to directors and employees of New Meredith shall have been filed with the SEC;
•all actions and filings with respect to the New Meredith Common Stock and New Meredith Class B Stock necessary under applicable federal, state or foreign securities or “blue sky” laws and the rules and regulations thereunder shall have been taken and, where applicable, become effective or been accepted;
•New Meredith shall have obtained an opinion from a nationally-recognized firm as to the solvency of New Meredith and Meredith after giving effect to the Distribution and the New Meredith Cash Payment;
•the New Meredith Common Stock to be delivered in the Distribution shall have been accepted for listing on the NYSE, subject to compliance with applicable listing requirements; and
•no injunction by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect and no law shall have been adopted or be effective preventing consummation of the Distribution or any of the transactions contemplated by the Spin-Off Agreements or the Gray Merger.
Spin-Off Agreements
Separation and Distribution Agreement
The Separation and Distribution Agreement governs the terms and conditions by which Meredith’s assets are to be transferred, liabilities are to be assumed and contracts are to be assigned to or retained by New Meredith and LMG RemainCo as part of the separation of Meredith’s NMG businesses and corporate functions from its LMG businesses, and it provides for when and how these transfers, assumptions and assignments will occur.
Separation – Allocation of Assets and Liabilities Between New Meredith and LMG RemainCo
The Separation and Distribution Agreement allocates the assets and liabilities of Meredith between New Meredith and LMG RemainCo as follows:
•all assets that relate primarily to the LMG businesses, which owns and operates broadcast television stations, will be transferred to or retained by LMG RemainCo, including (1) all issued and outstanding capital stock of, or equity interests in any subsidiaries of Meredith primarily relating to the LMG businesses, (2) all assets of Meredith and its Subsidiaries sufficient to allow LMG RemainCo to conduct the LMG business as currently conducted prior to Closing, including the rights relating to the LMG RemainCo portion of any shared contract, and (3) the proceeds of the New Meredith Cash Payment to be made by New Meredith to LMG RemainCo;
•all assets, other than those to be allocated to LMG RemainCo, will be transferred to New Meredith, including (1) corporate function assets, including the corporate headquarters in Des Moines, Iowa, the corporate name “Meredith Corporation” and the NYSE ticker symbol (MDP), (2) all issued and outstanding capital stock of, or equity interests in any subsidiaries of Meredith that are not allocated to LMG RemainCo, including MNI, the People TV business, and Meredith Corporation Foundation, and (3) the rights relating to the New Meredith portion of any shared contract;
•certain liabilities will be assumed by or retained by LMG RemainCo, including (i) all liabilities arising out of assets allocated to LMG RemainCo or from the operation of the LMG businesses, including any terminated, divested or discontinued portion of the LMG businesses, before, during, or after the Distribution, (ii) LMG RemainCo’s obligations under its portion of any shared contract, (iii) all existing indebtedness of Meredith, (iv) certain litigation relating to the LMG businesses, (v) liabilities allocated to

LMG RemainCo pursuant to the Employee Matters Agreement, and (vi) liabilities allocated to LMG RemainCo pursuant to the Tax Matters Agreement; and
•all liabilities not expressly allocated to LMG RemainCo will be assumed by New Meredith, including (i) all liabilities arising out of the assets allocated to New Meredith or from the operation of the NMG businesses before, during, or after the Distribution, (ii) New Meredith’s obligations under its portion of any shared contract, (iii) all liabilities pursuant to the New Meredith Debt Financing, (iv) all liabilities of Meredith in respect of shareholder and securities litigation relating to the Form 10 and the Gray Merger Agreement and the Spin-Off Agreements arising between signing the Gray Merger Agreement and closing the Gray Merger, (v) certain transaction expenses and pre-closing liabilities of Meredith, (vi) certain liabilities relating to the indemnification of any present or past director or officer of Meredith, (viii) liabilities allocated to New Meredith pursuant to the Employee Matters Agreement, and (ix) liabilities allocated to New Meredith pursuant to the Tax Matters Agreement.
New Meredith Cash Payment
The Separation and Distribution Agreement provides that as part of the Separation, New Meredith or one of its subsidiaries will pay to LMG RemainCo the New Meredith Cash Payment such that the net debt of Meredith (exclusive of the New Meredith debt and after giving effect to the New Meredith Cash Payment), would be equal to $1.975 billion on the date of the Closing, subject to certain adjustments, which will be used by Gray to refinance all of Meredith’s outstanding debt as of the date of the Closing. The amount of the New Meredith Cash Payment is subject to certain adjustments, including the following:
•the New Meredith Cash Payment will be decreased by the product of (x) $16.99 and (y) 511,600 less the number of equity awards actually awarded by Meredith to employees and directors between the signing of the Gray Merger Agreement and the closing of the Gray Merger;
•the New Meredith Cash Payment will be decreased or increased, as applicable, by the amount by which the aggregate merger consideration actually paid in respect of Meredith stock options is less than or more than $14,404,530 (assuming a $42.18 per share price for purposes of adjusting the exercise price of the stock options, the New Meredith Cash Payment would be increased by $6,909,186);
•the New Meredith Cash Payment will be decreased by $25,983,750 (as a result of the redemption of warrants to purchase Meredith Common Stock, which were redeemed in accordance with their terms on June 30, 2021);
•pursuant to the Consent Agreement, the New Meredith Cash Payment will be increased by $30,000,000 as provided in an amendment to the Separation and Distribution Agreement entered into with Gray in connection with Gray consenting to Meredith and New Meredith entering into the Dotdash Merger Agreement (provided that if Meredith satisfies certain financial statement delivery requirements, the New Meredith Cash Payment will instead be increased by $25,000,000); and
•pursuant to the Consent Agreement, if the closing under the Gray Merger Agreement occurs but does not occur on or before December 1, 2021, then, for each day after December 1, 2021 through the date that the closing under the Gray Merger Agreement occurs, the New Meredith Cash Payment will be increased by $725,000.
The New Meredith Cash Payment is expected to be funded through the following sources: available cash on hand (which will be taken into account in determining the amount of the New Meredith Cash Payment); and through borrowings under a new senior credit facility from the New Meredith Debt Financing or, if the Dotdash Merger is completed on the same day as the closing of the Spin-Off and the Gray Merger, through funds advanced by Dotdash.
Distribution
The Separation and Distribution Agreement provides that, on the Distribution Date, each holder of Meredith Common Stock as of the Distribution Record Date will receive shares of New Meredith Common Stock and each holder of Meredith Class B Stock as of the Distribution Record Date will receive shares of New Meredith Class B

Stock, in each case on a one-for-one basis such that New Meredith will maintain a dual-class capital structure. Following the Distribution, Meredith’s pre-Distribution shareholders will collectively hold 100 percent of the issued and outstanding shares of New Meredith.
Timing of the Distribution
Subject to Meredith’s ability to legally declare and pay the dividend represented by the Distribution at such time under applicable law, Meredith shall consummate the Separation and Distribution as promptly as reasonably practicable after satisfaction of all of the conditions to the Distribution, provided that Meredith is entitled to delay the Distribution until the later to occur (1) ten days after the date on which the Distribution would otherwise occur to the extent necessary to comply with any NYSE rules relating to notices of record dates and dividends and (2) the date on which the proceeds of the New Meredith Debt Financing are available in full in accordance with the New Meredith Commitment Letter.
Efforts
The Separation and Distribution Agreement provides that the parties must use their reasonable best efforts prior to and after the Distribution Date to cause to be executed and delivered, all instruments, including instruments of conveyance, as in order to effectuate the provisions and purposes of the Separation and Distribution Agreement and the Spin-Off Agreements and the transactions contemplated thereby.
Releases
The Separation and Distribution Agreement provides that, subject to certain exceptions, each party (New Meredith and LMG RemainCo) releases and forever discharges the other party and their respective affiliates and assigns, from all liabilities existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the time of the Distribution. The releases do not extend to or amend obligations or liabilities under any agreements between the parties that remain in effect following the time of the Distribution, including their obligations and liabilities to each other under the Gray Merger Agreement and the Spin-Off Agreements.
Indemnification
In addition, the Separation and Distribution Agreement provides for mutual indemnities principally designed to place financial responsibility for the obligations and liabilities of the NMG businesses and corporate functions with New Meredith and financial responsibility for the obligations and liabilities of the LMG businesses with LMG RemainCo after the time of the Separation and Distribution. In general, each party (New Meredith and LMG RemainCo) will indemnify, defend and hold harmless the other party, its affiliates and subsidiaries and its officers, directors, employees and agents for any losses arising out of or otherwise in connection with the liabilities that each such party assumed or retained pursuant to the Separation and Distribution Agreement and the other Spin-Off Agreements.
Insurance
The Separation and Distribution Agreement generally provides that all insurance policies (and rights and obligations thereunder) will be transferred to New Meredith as part of the Separation and that, after the time of the Distribution, LMG RemainCo will not have any rights to or under any of New Meredith’s insurance policies, provided that in the event any insurable loss or damage occurs to Meredith’s television station assets prior to Closing, and the payment has not been received prior to Closing, New Meredith agrees to pay over the insurance proceeds after receipt.
Litigation
The Separation and Distribution Agreement provides that all litigation actions pending as of the time of the Distribution will be assumed by New Meredith, except for certain litigation actions relating to the LMG businesses, which will be retained or assumed by LMG RemainCo.

Employee Matters Agreement
The Employee Matters Agreement generally allocates liabilities and responsibilities relating to employees, employee compensation and benefit plans and programs of Meredith as part of the separation of Meredith’s NMG businesses and corporate functions from its LMG businesses.
Transfer of Employment
Under the Employee Matters Agreement, as part of the Separation, current and former employees and independent contractors who primarily provide (or primarily provided prior to termination) services to the LMG businesses, plus certain other specified individuals, will be allocated to LMG RemainCo (“LMG service providers”), and current and former employees and independent contractors who are not LMG service providers will be allocated to New Meredith (“New Meredith service providers”). Under the Employee Matters Agreement, Meredith and New Meredith will each use reasonable best efforts to cause the employment of (or, with respect to independent contractors, engagement of) each NMG service provider to be transferred to New Meredith as part of the Separation. Under the Employee Matters Agreement, the Named Executive Officers (as defined herein) are allocated to New Meredith, and New Meredith is obligated to assume all employment agreements, individual supplemental benefit agreements and other individual agreements entered into between Meredith and the Named Executive Officers prior to the Distribution.
Assumption and Retention of Liabilities
Subject to certain exceptions, under the Employee Matters Agreement, New Meredith will assume or retain all employment-related and service-related liabilities with respect to New Meredith service providers and directors, including (i) all liabilities relating to Meredith’s and New Meredith’s health and welfare plans, compensation plans and retirement plans, and (ii) all liabilities with respect to the employment or termination of employment of all New Meredith service providers.
Subject to certain exceptions, under the Employee Matters Agreement, LMG RemainCo will assume or retain all liabilities relating to LMG service providers, including all employment-related and service-related liabilities, including (i) all liabilities relating to Meredith’s health and welfare plans, compensation plans and retirement plans, and (ii) all liabilities with respect to the employment or termination of employment of all LMG service providers.
Under the Employee Matters Agreement, New Meredith has agreed to assume certain liabilities the Gray Merger after the Distribution for certain LMG employees (e.g., employees on leave receiving disability benefits, or receiving severance benefits).
Sponsorship of Plans
Under the Employee Matters Agreement, subject to certain exceptions, New Meredith will assume sponsorship of certain Company benefit plans.
Labor Relations
Under the Employee Matters Agreement, New Meredith will assume responsibility for collective bargaining agreements relating to New Meredith service providers, and LMG RemainCo will assume or retain responsibility for collective bargaining agreements relating to LMG service providers. Certain retirement plan assets and liabilities relating to collective bargaining unit LMG service providers will be spun out to a retirement plan to be sponsored by LMG RemainCo.
Treatment of Equity Awards
The Employee Matters Agreement, in conjunction with the Gray Merger Agreement, provides for the treatment of Meredith’s outstanding equity awards in connection with the Spin-Off and the Gray Merger.
Options. Prior to completion of the Gray Merger, in connection with the Spin-Off, each outstanding stock option granted under Meredith’s equity plans will be converted into two options: (1) an adjusted Meredith stock option that will be canceled and converted into the right to receive a cash payment in the Gray Merger, and (2) a stock option for New Meredith shares. The number of shares subject to the adjusted Meredith stock option and the New Meredith stock option will be equal to the number of shares subject to the related Meredith stock option prior to the Spin-Off, but the exercise prices will be adjusted to reflect the value of LMG RemainCo relative to New Meredith based on the trading price of Meredith Common Stock on the last trading day immediately prior to the Distribution Date relative to the “when-issued” trading price of New Meredith Common Stock on the last trading day immediately prior to the Distribution Date (or, if a “when-issued” trading price is not available, the cash amount (as adjusted) payable in respect of each share of New Meredith Common Stock under the Dotdash Merger Agreement). The sum of the exercise prices for the adjusted Meredith stock option and the New Meredith stock option will equal the current exercise price of the related Meredith stock option prior to adjustment and the Spin-Off. The New Meredith stock options will generally be subject to the same terms and conditions as set forth in the related Meredith stock option award before the Distribution, except that unvested New Meredith stock options held by LMG service providers will be canceled and converted into the right to receive a cash payment from New Meredith equal to the excess, if any, of the “when-issued” trading price of New Meredith Common Stock on the last trading day immediately prior to the Distribution Date less the adjusted exercise price for such option (or, if a “when-issued” trading price is not available, the cash amount (as adjusted) payable in respect of each share of New Meredith Common Stock under the Dotdash Merger Agreement).
RSUs and Share-Based Awards. Prior to completion of the Gray Merger, in connection with the Spin-Off, holders of outstanding RSUs and Share-Based Awards granted under Meredith’s equity plans will receive RSUs and Share-Based Awards in New Meredith with respect to an equal number of shares subject to the related Meredith award prior to the Spin-Off. The New Meredith RSUs and Share-Based Awards will generally be subject to the same terms and conditions as set forth in the related Meredith award before the Distribution, except that unvested New Meredith RSUs held by employees of LMG will be canceled and converted into the right to receive a cash payment from New Meredith equal to the “when-issued” trading price of New Meredith Common Stock on the last trading day immediately prior to the Distribution Date (or, if a “when-issued” trading price is not available, the cash amount (as adjusted) payable in respect of each share of New Meredith Common Stock under the Dotdash Merger Agreement).
Tax Matters Agreement
The Tax Matters Agreement governs the respective rights, responsibilities and obligations of Meredith, Gray and New Meredith with respect to taxes, tax attributes, tax returns, tax contests and certain other tax matters in connection with the Spin-Off. Pursuant to the Tax Matters Agreement, (1) New Meredith will be liable for all pre-closing taxes of Meredith and New Meredith and the post-closing taxes of New Meredith, and (2) Gray will be liable for all transfer taxes imposed with respect to the Gray Merger, all post-closing taxes of LMG RemainCo, and all taxes attributable to the station divestiture required to obtain regulatory approvals, subject to the specific terms and conditions of the Tax Matters Agreement. Additionally, the parties agreed that New Meredith will prepare and Gray will file certain post-closing tax returns relating to pre-closing tax periods.
Transition Services Agreement
Under the Transition Services Agreement, Gray, Meredith and New Meredith agreed that New Meredith will provide to LMG RemainCo on an interim, transitional basis, various support services necessary for LMG RemainCo to be able to conduct business separate from the corporate functions of Meredith, which will be held by New Meredith. The parties currently expect that such transition services may include support with technology application services, technology infrastructure services, network security services, benefits coverage matters, leave administration, finance operations, accounting matters, broadcast operations, and legal affairs.
The charges for these services are as set forth on the schedules to the Transition Services Agreement. LMG RemainCo also agreed to reimburse New Meredith for costs, fees and charges incurred in connection with performing the transition services. LMG RemainCo may, upon five days’ notice, decline or reduce the scope of any of the transition services prior to the completion of the Spin-Off, or on 15 days’ notice during the term of the Transition Services Agreement. In general, the services will begin on the date of the completion of the Spin-Off and will cover a period generally not expected to exceed fourth months following the Spin-Off.

The Dotdash Merger
On October 6, 2021, Meredith announced that Meredith and New Meredith have entered into an Agreement and Plan of Merger with About, Inc. (“Dotdash”) and, solely for the limited purposes set forth therein, IAC/InterActiveCorp (“IAC”) dated October 6, 2021 (the “Dotdash Merger Agreement”), pursuant to which Dotdash will acquire New Meredith and our NMG business segment, and New Meredith will become a wholly-owned subsidiary of Dotdash, which we refer to as the “Dotdash Merger”. Dotdash is a wholly-owned subsidiary of IAC, which agreed to guarantee the payment and performance obligations of Dotdash under the Dotdash Merger Agreement. The consummation of the Dotdash Merger pursuant to the Dotdash Merger Agreement is subject to the expiration or termination of the required waiting period under the HSR Act and other closing conditions set forth in the Dotdash Merger Agreement. We currently are expecting the Spin-Off and the Gray Merger to be consummated in the fourth quarter of calendar year 2021 (subject to the satisfaction or waiver of closing conditions (including regulatory and shareholder approvals)). Completion of the Dotdash Merger is not a condition to consummation of the Spin-Off or the Gray Merger, and, for so long as the Gray Merger Agreement is in effect, the Dotdash Merger will not, pursuant to the Consent Agreement, occur until after the closing of the Gray Merger. If the conditions to complete the Dotdash Merger have been satisfied or waived, New Meredith currently expects the Dotdash Merger to be consummated on the same day as, and following completion of, the Spin-Off and the Gray Merger.
If the Gray Merger is not completed, Meredith will continue as a publicly traded company operating the Local Media Group business, and in the event the Gray Merger Agreement is terminated, Meredith, New Meredith and Dotdash have agreed to negotiate certain amendments to the Dotdash Merger Agreement and agreements relating to the Spin-Off, subject to the terms of the Dotdash Merger Agreement.
If the Dotdash Merger is completed, New Meredith shareholders will be entitled to receive $42.18 per share in cash (subject to downward adjustment as provided in the Dotdash Merger Agreement), without interest and subject to all applicable tax withholding, for each share of New Meredith Common Stock and each share of New Meredith Class B Stock that the shareholder owns immediately prior to the closing of the Dotdash Merger, and will have no ongoing ownership interest in the continuing NMG business. This cash payment to New Meredith shareholders will be in addition to the $16.99 per share cash payment Meredith shareholders will receive if the Gray Merger is completed.
If the Dotdash Merger is completed on the same day as the Spin-Off and the Gray Merger, the New Meredith Common Stock will not separately trade following the Distribution. We intend to apply to list our common stock on NYSE under the symbol “MDP,” and, if the Dotdash Merger is not completed on the same day as the Spin-Off and the Gray Merger, we expect that the New Meredith Common Stock will be listed for public trading until consummation of the Dotdash Merger.
Meredith and New Meredith shareholders are not required to vote on the Dotdash Merger pursuant to the IBCA. The Dotdash Merger pursuant to the Dotdash Merger Agreement was unanimously approved by the boards of Meredith and New Meredith and by Meredith, in its capacity as the sole shareholder of New Meredith (the constituent corporation in the Dotdash Merger). As this is the only shareholder vote required for the Dotdash Merger, no additional approvals of Meredith or New Meredith shareholders are required for the consummation of the Dotdash Merger. The Dotdash Merger pursuant to the Dotdash Merger Agreement was approved by Meredith’s Board and New Meredith’s Board and by Meredith, as the sole shareholder of New Meredith. You will receive separate instructions for receiving your cash payment in connection with the Dotdash Merger.
U.S. Federal Income Tax Considerations Relating to the Distribution and the Dotdash Merger
The following summary is a general discussion of certain material U.S. federal income tax consequences to our shareholders who are U.S. persons (as defined below) (i) who receive capital stock of New Meredith in the Distribution assuming the Separation, Distribution, and the Spin-Off are consummated as contemplated herein and (ii) whose capital stock of New Meredith is exchanged for cash in the Dotdash Merger, assuming the Dotdash Merger is completed as set forth in the Dotdash Merger Agreement. This summary is based on the current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, judicial authority, and administrative rulings, each as in effect as of the date hereof. These laws and authorities are subject to differing interpretations or to change, possibly with retroactive effect. Any such change could alter the tax consequences to our shareholders as described herein. No ruling from the Internal Revenue Service (“IRS”) has been or will be sought with respect to any aspect of the transactions described herein, and no opinion of counsel will be rendered in connection with the transactions described herein. Accordingly, the discussion below neither binds the IRS nor precludes it from adopting a contrary position. The tax treatment of the Distribution and Dotdash Merger to our shareholders will vary depending on their particular situations.
This summary is for the general information of our shareholders only and does not purport to be a complete analysis of all potential tax effects of the Distribution or Dotdash Merger. Accordingly, our shareholders should consult their own tax advisors with respect to the particular tax consequences to them of the Distribution and Dotdash Merger, including applicable federal state, local and non-U.S. tax consequences. For example, this summary does not consider the effect of (a) any U.S. federal non-income tax laws, (b) any applicable state, local, or non-U.S. tax laws, or (c) the Medicare contribution tax on net investment income or the alternative minimum tax. In addition, this discussion does not address the tax consequences of transactions effectuated prior to, concurrently with, or after the completion of the Distribution or Dotdash Merger (whether or not such transactions occur in connection with the Distribution or Dotdash Merger), including, without limitation, any transaction involving the acquisition or disposition of shares of Meredith Common Stock (including the Gray Merger). In addition, it does not address all aspects of U.S. federal income taxation that may affect particular New Meredith shareholders in light of their particular circumstances or to shareholders who are subject to special tax rules, including, without limitation, shareholders who, for U.S. federal income tax purposes:
•                     are not “U.S. persons” as defined below;
•                     are broker-dealers, traders in securities, financial institutions, mutual funds, regulated investment companies, real estate investment trusts, insurance companies, or tax-exempt entities;
•                     hold their shares as part of an integrated investment (including a hedge or as part of a hedging, “straddle,” pledge against currency risk, “constructive” sale or “conversion” transaction or other risk reduction transaction) consisting of shares of common stock or Class B Stock and one or more other positions;
•                     hold shares that constitutes “qualified small business stock” for purposes of Section 1202 of the Code or as “Section 1244 stock” for purposes of Section 1244 of the Code;
•                    do not hold their shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment);
•                     have a functional currency other than the U.S. dollar;
•                    hold their shares through individual retirement or other tax-deferred accounts;
•                     acquired their shares in a transaction subject to the gain rollover provisions of Section 1045 of the Code;
•                     acquired their shares pursuant to the settlement of RSUs or Share-Based Awards, the exercise of a compensatory option or in other compensatory transactions;
•                     acquired their shares pursuant to the exercise of warrants or conversion rights under convertible instruments; or
•                     are partnerships or other entities or arrangements treated as partnerships or disregarded entities for U.S. federal income tax purposes, S corporations or other pass-through entities (including hybrid entities), or investors therein.
For purposes of this discussion, a “U.S. person” is a beneficial owner of New Meredith Common Stock or New Meredith Class B Stock that is:
•                    an individual who is a citizen or resident of the United States or someone treated as a U.S. citizen or resident for U.S. federal income tax purposes;
•                    a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•                     an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•                     a trust, if its administration is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust, or a trust in existence on August 20, 1996, that has made a valid election under applicable Treasury Regulations to be treated as a U.S. person.
IN VIEW OF THE FOREGOING AND BECAUSE THE FOLLOWING DISCUSSION IS INTENDED AS A GENERAL SUMMARY ONLY, EACH SHAREHOLDER SHOULD CONSULT SUCH SHAREHOLDER’S OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES, AND ANY TAX REPORTING REQUIREMENTS OF THE DISTRIBUTION OR DOTDASH MERGER IN LIGHT OF SUCH SHAREHOLDER’S OWN TAX SITUATION.
Tax Consequences of the Distribution
The distribution by Meredith of the shares of capital stock of New Meredith will not be eligible for treatment as a tax-free distribution. Accordingly, an amount equal to the fair market value of the New Meredith capital stock received by a shareholder on the Distribution Date will be treated as a taxable dividend to the extent of such shareholder’s ratable share of any current or accumulated earnings and profits of Meredith, with the excess treated first as a non-taxable return of capital to the extent of such shareholder’s tax basis in its shares of Meredith’s common stock, and then as capital gain. For this purpose, Meredith shareholders who acquired different blocks of shares of Meredith Common Stock or class at different times for different prices must calculate gain or loss separately for each identifiable block of shares of Meredith Common Stock owned by such shareholder. Meredith’s earnings and profits generally will be increased by any gain recognized by Meredith as a result of the transfer of assets between Meredith and New Meredith in connection with the Spin-Off.
A shareholder’s tax basis in its shares of Meredith Common Stock held on the Distribution Date will be reduced (but not below zero) to the extent the fair market value of New Meredith’s shares received by such shareholder from Meredith exceeds such shareholder’s ratable share of Meredith’s current and accumulated earnings and profits. Meredith will not be able to advise the shareholders of the amount of its earnings and profits until after the Distribution and the Gray Merger. A shareholder’s tax basis in its shares of New Meredith capital stock received in the Distribution will be equal to their fair market value as of the Distribution Date.
In addition, Meredith or other applicable withholding agents may be required to withhold at the applicable rate on all or a portion of the Distribution payable to non-U.S. shareholders, and any such withholding would be satisfied by Meredith or the other applicable withholding agent withholding and selling a portion of the shares of New Meredith capital stock otherwise distributable to non-U.S. shareholders.
Tax Consequences of the Dotdash Merger
The following description of the tax consequences of the Dotdash Merger assumes that the Dotdash Merger is completed in accordance with the terms of the Dotdash Merger Agreement as set forth above in the section titled “The Dotdash Merger.” For U.S. federal income tax purposes, the Dotdash Merger will constitute a fully taxable transaction for a holder of New Meredith Common Stock and each such holder will therefore recognize gain or loss, if any, as a result of the disposition of New Meredith Common Stock in the Dotdash Merger.
In the Dotdash Merger, holders of New Meredith Stock will recognize gain or loss, if any, equal to the difference between the cash they receive in exchange for their shares of New Meredith Common Stock and their adjusted tax basis in such shares of New Meredith Common Stock surrendered in the Dotdash Merger. If the Dotdash Merger is completed on the same day as the Distribution (as described above in the section titled “The Dotdash Merger”), we expect each holder of New Meredith Common Stock to have a tax basis in their New Meredith Common Stock received in the Distribution that is equal to the cash received by such holder in the Dotdash Merger, in which case such a holder will not recognize gain or loss in connection with the Dotdash Merger. If the Dotdash Merger is not completed on the same day as the Distribution, any capital gain or loss by a holder of New Meredith Common Stock should be short-term capital gain or loss, unless the New Meredith Common Stock being disposed of was held by such holder for more than one year at the time the Dotdash Merger is completed. Long-term capital gains recognized by certain non-corporate holders, including individuals, are currently subject to taxation at preferential rates. Short-term capital gains are taxed at rates applicable to ordinary income. The deductibility of capital losses is subject to limitations.
Market for Common Stock
There is currently no public market for our common stock. We intend to apply to list our common stock on NYSE under the symbol “MDP.” However, if the sale of the NMG closes on the same day as the Distribution, shareholders of New Meredith will receive cash in an amount equal to $42.18 per share (as adjusted) of New Meredith Common Stock and New Meredith Class B Stock received in the Distribution, and shares of New Meredith Common Stock will not separately trade following the completion of the Distribution.
Trading Between the Record Date and Distribution Date
There will continue to be a “regular-way” market in Meredith Common Stock up to and including through the Distribution Date. Shares of Meredith Common Stock that trade on the “regular-way” market will trade with an entitlement to shares of New Meredith Common Stock distributed pursuant to the Distribution. Therefore, if you sell shares of Meredith Common Stock in the “regular-way” market up to and including through the Distribution Date, you will be selling your right to receive shares of New Meredith Common Stock in the Distribution. Meredith Common Stock will be delisted from the NYSE before the opening of trading hours on the first trading day following the Distribution Date.
We anticipate that a “when-issued” market in shares of New Meredith Common Stock may develop on or shortly prior to the Record Date and continue up to and including through the Distribution Date. “When-issued” trading in the context of a spin-off refers to a sale or purchase made conditionally on or before the Distribution Date because the security of the spun-off entity has not yet been distributed. If trading begins on a “when-issued” basis, you may purchase or sell shares of New Meredith Common Stock until the time of the Distribution, but “when-issued” trades will not settle until after the Distribution Date. If the Distribution does not occur, the “when-issued” trades will be null and void. On the first trading day following the Distribution Date, “when-issued” trading with respect to shares of New Meredith Common Stock will end and “regular-way” trading will begin.
However, if the Dotdash Merger closes on the same day as the Distribution, then we do not expect that a “when-issued” trading market will develop, and shareholders of New Meredith will receive cash in an amount equal to $42.18 per share (as adjusted) of New Meredith Common Stock and New Meredith Class B Stock received in the Distribution, and shares of New Meredith Common Stock will not separately trade following the completion of the Distribution.
Reason for Furnishing this Information Statement
This information statement is being furnished solely to provide information to Meredith shareholders who are entitled to receive shares of New Meredith Stock in the Distribution. The information statement is not, and is not to be construed as an inducement or encouragement to buy, hold or sell any of our securities. We believe that the information in this information statement is accurate as of the date set forth on the cover. Changes may occur after that date and neither Meredith nor New Meredith will undertake any obligation to update such information except in the normal course of our respective public disclosure obligations.

DIVIDEND POLICY
Pursuant to the terms of the Dotdash Merger Agreement, following the Spin-Off, New Meredith is prohibited from issuing dividends until the termination of the Dotdash Merger Agreement. We expect that, following the Spin-Off, if the Dotdash Merger is not completed, New Meredith will commence payment of a regular cash dividend in the near term. Notwithstanding these current expectations regarding our dividend policy, the declaration, timing, amount and payment of future dividends to holders of New Meredith Common Stock and New Meredith Class B Stock following the Spin-Off will be at the discretion of New Meredith’s Board of Directors and will depend on many factors, including, but not limited to, our financial condition, earnings, opportunities to retain future earnings for use in the operation of our business and to fund future growth, capital requirements, debt service obligations, corporate strategy, regulatory constraints, industry practice, statutory and contractual restrictions applying to the payment of dividends and other factors deemed relevant by New Meredith’s Board of Directors.
Future dividends of New Meredith may differ from historical dividends of Meredith due to, among other matters, changes in the level of cash generated by New Meredith’s operations and changes in New Meredith’s capital needs. Meredith has historically had sufficient liquidity that enabled it to pay dividends from 1947 to 2020 when it paused dividend payments due to the COVID-19 pandemic and the resulting economic disruption; however, there can be no assurance that, as a stand-alone company, New Meredith will have sufficient liquidity to pay cash dividends.

CAPITALIZATION
The following table, which should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the combined financial statements and accompanying notes included elsewhere herein, sets forth our combined cash and cash equivalents and capitalization as of June 30, 2021, on a historical basis and on a pro forma basis to give effect to the Spin-Off and the Gray Merger (collectively, the “Transactions”) as if they occurred on June 30, 2021. For an explanation of the pro forma adjustments made to our historical combined financial statements for the Transactions to derive the pro forma capitalization presented below, please see “Unaudited Pro Forma Condensed Combined Financial Statements.”

	As of June 30, 2021
(In millions)	As Reported	Pro Forma
Cash and cash equivalents	$240.0	$43.7
Liabilities
Current portion of long-term debt	4.1	18.1
Long-term debt	2,741.9	683.4
Total long-term debt	2,746.0	701.5
Equity (Deficit)
Common stock, par value $1 per share	—	40.6
Class B stock, par value $1 per share, convertible to common stock	—	5.1
Additional paid-in capital	—	1,631.3
Net investment by Meredith Corporation	(169.2)	—
Accumulated other comprehensive loss	(66.4)	(66.4)
Total equity (deficit)	(235.6)	1,610.6
Total capitalization	$2,510.4	$2,312.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
The following pro forma condensed financial statements reflect adjustments to give effect to the Transactions to the extent they are relevant to Meredith Holdings Corporation’s (or New Meredith’s) historical financial information. As described elsewhere herein, in the Spin-Off, Meredith shareholders will receive interests in New Meredith, which will hold NMG and the corporate functions of Meredith, and it will be subsequently followed by the merger of Meredith, holding the assets of LMG, with a subsidiary of Gray (the Gray Merger). Since the historical financial statements of New Meredith have been prepared on a carve-out basis, they exclude the historical net assets and results of operations of LMG.
The pro forma condensed financial statements include the following pro forma adjustments to the historical financial information of New Meredith:
•Transaction Accounting Adjustments – Adjustments that reflect the application of required accounting for the Transactions and other related transactions as follows:
◦in the pro forma condensed balance sheet, as though they occurred as of June 30, 2021; and
◦in the pro forma condensed statements of earnings (loss), the effects of the above pro forma balance sheet adjustments assuming those adjustments were made as of January 1, 2020.
•Autonomous Entity Adjustments – Adjustments that are necessary to reflect the operations and financial position of New Meredith as an autonomous entity.
The pro forma adjustments are based on factually supportable and available information and certain assumptions that management believes are reasonable. In the opinion of management, all necessary adjustments have been made in preparing the pro forma condensed financial statements. However, such adjustments are estimates and actual experience may differ from expectations. The pro forma condensed financial statements presented do not purport to represent what the results of operations or financial position of New Meredith would actually have been had the Transactions and related transactions occurred on the dates noted above, or to project the results of operations or financial position of New Meredith for any future periods. The pro forma condensed balance sheet does not give effect to, for example, cash generated by or used in operations, or collection of long-term receivables, after June 30, 2021.
The pro forma condensed financial statements have been derived from the historical audited combined and historical unaudited combined condensed financial statements of New Meredith included elsewhere herein.
The pro forma condensed financial statements should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the historical financial statements and related notes thereto of New Meredith included elsewhere herein.

Meredith Holdings Corporation
Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2021

Assets	(a) As Reported	(b) Transaction Accounting Adjustments		Pro Forma
(In millions)
Current assets
Cash and cash equivalents	$240.0	$(853.1)	(1)	$43.7
		695.0	(2)
		(38.2)	(3)
Accounts receivable, net	365.2	—		365.2
Inventories	29.3	—		29.3
Current portion of subscription acquisition costs	225.6	—		225.6
Other current assets	30.8	—		30.8
Total current assets	890.9	(196.3)		694.6
Property, plant, and equipment	528.2	—		528.2
Less accumulated depreciation	(283.8)	—		(283.8)
Net property, plant, and equipment	244.4	—		244.4
Operating lease assets	326.7	—		326.7
Subscription acquisition costs	180.3	—		180.3
Other assets	262.2	(2.8)	(2)	265.9
		6.5	(2)
Intangible assets, net	838.3	—		838.3
Goodwill	1,606.3	—		1,606.3
Total assets	$4,349.1	$(192.6)		$4,156.5
See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Meredith Holdings Corporation
Unaudited Pro Forma Condensed Combined Balance Sheet (continued)
As of June 30, 2021

Liabilities and Equity (Deficit)	(a) As Reported	(b) Transaction Accounting Adjustments		Pro Forma
(In millions except per share data)
Current liabilities
Current portion of long-term debt	$4.1	$(4.1)	(1)	$18.1
		18.1	(2)
Current portion of operating lease liabilities	28.5	—		28.5
Accounts payable	143.8	—		143.8
Accrued expenses and other liabilities	229.1	66.3	(4)	295.6
		0.2	(5)
Current portion of unearned revenues	392.0	—		392.0
Total current liabilities	797.5	80.5		878.0
Long-term debt	2,741.9	(2,741.9)	(1)	683.4
		683.4	(2)
Operating lease liabilities	380.7	—		380.7
Unearned revenues	218.8	—		218.8
Deferred income taxes	292.4	(66.3)	(4)	226.1
Other noncurrent liabilities	153.4	5.5	(5)	158.9
Total liabilities	4,584.7	(2,038.8)		2,545.9
Equity (Deficit)
Common stock, par value $1 per share	—	40.6	(6)	40.6
Class B stock, par value $1 per share, convertible to common stock	—	5.1	(6)	5.1
Additional paid-in capital	—	1,631.3	(6)	1,631.3
Net investment by Meredith Corporation	(169.2)	2,670.2	(3)	—
		(824.0)	(3)
		(1,677.0)	(6)
Accumulated other comprehensive loss	(66.4)	—		(66.4)
Total equity (deficit)	(235.6)	1,846.2		1,610.6
Total liabilities and equity (deficit)	$4,349.1	$(192.6)		$4,156.5
See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Meredith Holdings Corporation
Unaudited Pro Forma Condensed Combined Statement of Earnings
Six Months Ended June 30, 2021

(In millions except per share data)	(a) As Reported	(b) Transaction Accounting Adjustments		(c) Autonomous Entity Adjustments	Pro Forma
Revenues
Advertising related	$478.6	$—		$—	$478.6
Consumer related	499.8	—		—	499.8
Other	38.6	—		—	38.6
Total revenues	1,017.0	—		—	1,017.0
Operating expenses
Production, distribution, and editorial	335.8	—		—	335.8
Selling, general, and administrative	552.3	(1.8)	(7)	13.8	564.3
Acquisition, disposition, and restructuring related activities	(68.2)	—		—	(68.2)
Depreciation and amortization	50.5	—		0.1	50.6
Total operating expenses	870.4	(1.8)		13.9	882.5
Income from operations	146.6	1.8		(13.9)	134.5
Non-operating income, net	2.5	—		0.5	3.0
Interest expense, net	(91.9)	69.4	(2)	—	(22.5)
Earnings from continuing operations before income taxes	57.2	71.2		(13.4)	115.0
Income tax expense	(14.6)	(17.7)	(8)	3.3	(29.0)
Earnings from continuing operations	$42.6	$53.5		$(10.1)	$86.0
Earnings from continuing operations attributable to common shareholders	n/a	53.5 (3.8)	(9)	$(10.1)	$82.2
Basic earnings per share attributable to common shareholders
Continuing operations					$1.78
Basic average common shares outstanding					46.3
Diluted earnings per share attributable to common shareholders
Continuing operations					$1.76
Diluted average common shares outstanding					46.7
___________________
n/a - not shown as New Meredith’s historical results do not reflect a common equity structure.
See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Meredith Holdings Corporation
Unaudited Pro Forma Condensed Combined Statement of Loss
Year Ended December 31, 2020

(In millions except per share data)	(a) As Reported	(b) Transaction Accounting Adjustments		(c) Autonomous Entity Adjustments	Pro Forma
Revenues
Advertising related	$1,018.2	$—		$—	$1,018.2
Consumer related	987.7	—		—	987.7
Other	65.4	—		—	65.4
Total revenues	2,071.3	—		—	2,071.3
Operating expenses
Production, distribution, and editorial	650.1	—		—	650.1
Selling, general, and administrative	1,057.8	(6.4)	(7)	25.9	1,081.4
		4.1	(10)
Acquisition, disposition, and restructuring related activities	24.4	—		0.1	24.5
Depreciation and amortization	168.9	—		0.8	169.7
Impairment of goodwill and other long-lived assets	342.9	—		—	342.9
Total operating expenses	2,244.1	(2.3)		26.8	2,268.6
Loss from operations	(172.8)	2.3		(26.8)	(197.3)
Non-operating income, net	6.2	—		(2.1)	4.1
Interest expense, net	(156.4)	(0.3)	(2)	—	(156.7)
Loss from continuing operations before income taxes	(323.0)	2.0		(28.9)	(349.9)
Income tax benefit	67.6	(0.5)	(8)	7.2	74.3
Loss from continuing operations	$(255.4)	$1.5		$(21.7)	$(275.6)
Loss from continuing operations	n/a	$1.5		$(21.7)	$(276.7)
attributable to common shareholders		(1.1)	(9)
Basic loss per share attributable to common shareholders
Continuing operations					$(6.02)
Basic average common shares outstanding					45.9
Diluted loss per share attributable to common shareholders
Continuing operations					$(6.02)
Diluted average common shares outstanding					45.9
__________________
n/a - not shown as New Meredith’s historical results do not reflect a common equity structure.
See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements
a.Amounts as originally reported in the historical audited combined and historical unaudited combined condensed financial statements of New Meredith included elsewhere herein.
b.Transaction related pro forma adjustments include the following:
1.New Meredith is required to make a cash payment of an amount that will result in the net debt (calculated as outstanding principal plus debt breakage fees minus Meredith cash on hand to be transferred in the Transactions to Gray) being equal to $1,975.0 million, as adjusted for Meredith equity awards retired or issued prior to closing and as may be further adjusted downward for unpaid expenses incurred by Meredith. The cash payment depicted in the pro forma condensed financial statements is calculated as set forth below:

(In millions)
Carrying value of long-term debt at June 30, 2021
Current portion of long-term debt	$4.1
Long-term debt	2,741.9
Total long-term debt		$2,746.0
Unamortized discount and debt issuance costs relating to debt repaid in connection with the Transactions		45.4
Debt breakage fees		63.0
Pro forma closing net debt amount		2,854.4
Adjusted target net debt
Target net debt	1,975.0
Adjustment for warrant redemption (1)	26.0
less: Adjusted target net debt		(2,001.0)
Debt repaid with New Meredith cash		853.4
Adjustment for LMG cash on hand at June 30, 2021		(0.3)
Net cash payment required (2)		$853.1
___________________
(1)This adjustment results from a June 30, 2021 payment by Meredith of $67.0 million to redeem warrants to purchase up to 1,625,000 shares of Meredith Common Stock.
(2)The amount of the actual net cash payment required is dependent on factors including actual total long term debt at the date of the closing of the Transactions. Further, pursuant to the Consent Agreement, the target net debt amount will be reduced (and as a result, the net cash payment required will be increased) by $30.0 million; provided that if Meredith provides the financial statements comprising the RemainCo Required Financial Information in the Consent Agreement, then the target net debt amount will be reduced (and as a result, the net cash payment required will be increased) by only $25.0 million. In addition, pursuant to the Consent Agreement, if the closing of the Transactions occurs but does not occur on or before December 1, 2021, then, for each day thereafter until the closing, the target net debt amount will be reduced (and as a result, the net cash payment required will be increased) by $725,000, subject to certain limitations set forth in the Consent Agreement.

2.Represents the impact of new debt facilities entered into by New Meredith, as follows:

Facility	Pro forma outstanding as of June 20, 2021 (In millions)			Interest terms(1)	Pro forma interest expense(2) (In millions)
	Principal balance	Unamortized debt issuance costs	Carrying value		Six months ended June 30, 2021	Year ended December 31, 2020
$725 million term loan	$725.0	$(23.5)	$701.5	L+5.25%(3)	$21.8	$44.2
$200 million revolving credit facility		(6.5)	(6.5)	L+5.25%	0.7	1.3
Total long-term debt	725.0	(30.0)	695.0		$22.5	$45.5
Reclass revolver debt issuance costs (4)	—	6.5	6.5
Current portion of long-term debt	(18.1)	—	(18.1)
Long-term debt	$706.9	$(23.5)	$683.4
___________________
(1)L is an abbreviation for London Interbank Offered Rate (“LIBOR”)
(2)Includes amortization of deferred debt issuance costs
(3)LIBOR subject to a floor of 0.50%
(4)Debt issuance costs associated with the revolving credit facility will be capitalized as an asset and accordingly are excluded from the calculation of long-term debt.
The extent to which the revolving credit facility is funded at closing will be dependent on the amount of the required cash payment described in note (1) above and available cash on hand as of that date, which will be impacted by factors including cash flows generated from or used in operations and collections of long-term receivables prior to closing. On a pro forma basis, giving consideration to historical cash on hand as of June 30, 2021, no funding of the revolving credit facility is required.
Pro forma adjustments to interest expense are calculated as follows:

(In millions)	Six months ended June 30, 2021	Year ended December 31, 2020
Interest expense on historical debt facilities	$(91.9)	$(156.4)
Interest expense on new debt facilities	22.5	45.5
Debt breakage fees	—	63.0
Acceleration of amortization of debt issuance costs relating to debt repaid in connection with the Transactions	—	45.4
Acceleration of amortization of debt issuance costs relating to terminated revolving credit facility ($0 outstanding)	—	2.8
Net interest expense adjustment	$(69.4)	$0.3
As a consequence of the interest rate floor of the $725 million term loan and the absence of outstanding principal on the $200 million revolving credit facility, a 1/8% increase or decrease in LIBOR would have no impact on interest expense.

3.The total adjustment to net investment by Meredith Corporation is calculated as follows:

(In millions)
Cash consideration distribution to shareholders based on merger consideration of $16.99 per share – See below		$824.0
Adjusted target net debt satisfied by Gray		2,001.0
Net consideration		2,825.0
LMG cash on hand sent to Gray in Transactions		0.3
Settlement or reimbursement of historical LMG liabilities – See note (5)		(5.7)
Unamortized discount and debt issuance costs		(48.2)
Debt breakage fees		(63.0)
Other transaction-related expenses
Estimated transaction fees(1)	(32.0)
Settlement of share-based awards(2)	(6.2)
Total other transaction-related expenses		(38.2)
Adjustment to net investment by Meredith Corporation		$2,670.2
___________________
(1)Transaction fees do not include advisor fees that are not contingent upon consummation of the Transactions
(2)Amounts paid out for share-based compensation related to unvested New Meredith awards held by LMG employees
As a result of the legal form of the Transactions, it is anticipated that the consideration received will not result in incremental corporate income tax expense. Accordingly, the total adjustment to net investment by Meredith Corporation has not been reduced by an income tax charge.
The number of shares expected to be entitled to merger consideration and the total cash distribution to shareholders are set forth below:

(In millions except per share data)
Total shares to receive merger consideration
Common stock, par value $1 per share	40.6
Class B stock, par value $1 per share, convertible to common stock	5.1
Restricted stock issued under historical share-based compensation plans	1.8
Stock options issued under historical share-based compensation plans (1)	0.8
Other equity instruments issued under historical share-based compensation plans	0.2
Total number of shares	48.5
Total cash distribution to shareholders at $16.99 per share	$824.0
___________________
(1)Stock options count calculated using treasury stock method
4.Represents the establishment of a $66.3 million income tax payable related to unearned magazine subscription revenue for which income taxes will become payable as a result of the change in control that occurs upon the consummation of the Transactions. A corresponding deferred tax asset (recognized as a reduction of the net deferred tax liability) also is recognized due to the fact that related subscription revenue, and resulting income tax expense, are not recognized in the statements of earnings until magazine issues are subsequently delivered to subscribers.
5.Represents the assumption of certain historical obligations of LMG upon closing of the Transactions, principally relating to employment taxes.
6.Represents the elimination of the net investment by Meredith Corporation and establishment of New Meredith’s new equity structure upon consummation of the Merger and the Spin-Off, in which holders of Meredith equity will be issued equity in New Meredith in the same classes and in a 1:1 ratio.

Amounts split between contributed capital and additional paid-in capital can be reconciled as follows:

(In millions)
Net investment by Meredith Corporation as reported as of June 30, 2021		$(169.2)
Transaction accounting adjustments
Adjustment to net investment for consideration received in Transactions – See note (3)	2,670.2
Cash distribution to shareholders – See note (3)	(824.0)
Total transaction accounting adjustments		1,846.2
Total net investment closed out to New Meredith equity		1,677.0
Amount allocated to New Meredith contributed capital
Common stock, par value $1 per share (40.6 million shares outstanding)	(40.6)
Class B stock, par value $1 per share, convertible to common stock (5.1 million shares outstanding)	(5.1)
Total amount allocated to contributed capital		(45.7)
Amount allocated to New Meredith additional paid-in capital		$1,631.3
7.Represents pro forma reduction of ongoing share-based compensation expense for employees remaining with New Meredith after consummation of the Transactions. The pro forma reduction of expense results from the cancellation of the LMG portion of historical Meredith awards discussed in note (10), below.
8.Represents income tax effects of all required adjustments using the New Meredith’s statutory rate of 24.85% during the periods presented.
9.For the six months ended June 30, 2021 and for the year ended December 31, 2020, $3.8 million and $1.1 million, respectively, are deducted from earnings attributable to common shareholders related to amounts attributable to participating securities under Meredith’s historical dividend policy and equity structure.
10.Represents the one-time effect of acceleration of share-based compensation expense for employees remaining with New Meredith related to the LMG portion of historical Meredith awards being canceled and paid out.
c.Represents historical expenses of Meredith Corporation, including selling, general, and administrative corporate costs, that are proportionately excluded in the historical combined financial statements of New Meredith, which are prepared on a carve-out basis. Such expenses, in the absence of action to avoid them (i.e., management’s intent to implement cost-savings initiatives to reduce the corporate burden on the business) would be expected to be incurred by New Meredith as a standalone entity. Adjustments specifically include amounts proportionately excluded from the historical financial statements of New Meredith for lease expense on shared buildings, IT and administrative services, and other corporate costs.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion is a summary of the key factors management considers necessary in reviewing New Meredith’s historical-basis results of operations, operating segment results, and liquidity and capital resources. Statements in this Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) that are not historical may be considered forward-looking statements.
You should read the following MD&A in conjunction with the audited Combined Financial Statements and corresponding notes included elsewhere in this information statement. This MD&A contains forward-looking statements and the matters discussed in these forward-looking statements are subject to risk, uncertainties, and other factors that could cause actual results to differ materially from those made, projected, or implied in the forward-looking statements. Please see “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” for a discussion of the uncertainties, risks, and assumptions associated with these statements.
References in this MD&A to “New Meredith,” “we,” “us,” “our,” and “Meredith” refer to Meredith Holdings Corporation, currently a wholly-owned subsidiary of Meredith Corporation, that will hold directly or indirectly the assets and liabilities historically associated with Meredith Corporation’s NMG businesses and other corporate assets as of the Spin-Off date, and for which historical amounts herein include revenues and costs directly attributable to New Meredith and an allocation of expenses related to certain Meredith Corporation corporate functions.
We describe in this MD&A the business to be held by us after the separation as if it were our business for all historical periods described. However, we are an entity that will not have independently conducted operations before the separation. References in this MD&A to our historical assets, liabilities, products, business, or activities generally refer to the historical assets, liabilities, products, businesses, or activities of Meredith Corporation’s NMG businesses and other corporate assets as it was conducted as part of Meredith Corporation before the separation that will be held directly or indirectly by New Meredith immediately following the Spin-Off transaction described herein. Unless the context otherwise requires or we specifically indicate otherwise, the information included in this MD&A about New Meredith assumes the completion of all of the transactions referred to in this information statement in connection with the Spin-Off.
MD&A should be read in conjunction with the “Business” section of this information statement.
EXECUTIVE OVERVIEW
We create inspiring, informative, entertaining, and empowering content for approximately 190 million American consumers every month, including nearly 95 percent of women in the U.S.
We deliver information and inspiration on the themes that matter most to our audience: celebrity and entertainment news, house and home, food, style, health, fitness, and parenthood. These fundamental lifestyle categories are our cornerstone and are even more relevant in today’s market.
We engage our large and loyal audience across multiple media platforms and formats including digital (web, mobile, video, social, audio, OTT, and licensing) and magazines. Our content is delivered via a powerful and trusted portfolio of iconic brands, including People, Allrecipes, Better Homes & Gardens, and Southern Living.
We operate two business segments: digital and magazine.
Our digital segment has significant digital scale, engaging an average of 150 million consumers every month on our branded websites and apps and via every major social media platform, including nearly 75 percent of all American women. Many of our digital sites are leaders in their categories, including People.com and Allrecipes.com. We had more than 33 million active registered members across our digital sites at December 31, 2020.
Our magazine segment is the largest magazine publisher in the U.S., and the majority of our brands and content are focused on interests related to women and lifestyle. Our magazines reach 100 million consumers every month, including 53 percent of all American women. Many of our magazines are leaders in their categories, including People and Better Homes & Gardens. We had 36 million active subscriptions at December 31, 2020.

In media, and particularly across digital and magazines, audience reach is an important differentiator because it enables more effective targeting through data and analytics, and greater efficiency through economies of scale. Advertisers and marketers continue to consolidate their spending with media partners who have trusted brands and efficient reach in order to build and protect consumer perceptions of their own brands and to drive sales.
Both of our segments operate primarily in the U.S., and compete against similar types of media primarily on a national basis. In 2020, the digital segment accounted for 31 percent of our $2.1 billion in revenues while magazine segment revenues contributed 69 percent.
We accomplished a number of strategic initiatives during 2020, including increasing brand engagement with consumers and advertisers and improving our competitive position.
First, we added to our digital businesses and capabilities. For example:
•We built a new technology platform with robust data capabilities supporting our expanding digital activities. This new proprietary platform, which unifies legacy platforms onto the same technology stack, includes not only our content management system, but also our proprietary taxonomy, our first-party data, and our user identity graph. This prepares us well for a world where third party cookies are no longer supported.
•Our technology platform also allows us to bring together consumer profiles, real-time insights, and intent signals to predict trends that inform our editorial and product roadmap, provide more personalized experiences to our consumers, and give advertisers the ability to tailor the right messages and products to the users most likely to buy at any given time.
•We advanced our video and audio strategies. Video views grew more than 40 percent in 2020 across our owned and operated properties. Responding to consumer demand, we published nearly 20 percent more videos during the year. We also launched a series of new podcasts under the Allrecipes, Southern Living, and Parents brands as a way to tell stories in an increasingly popular way. We have more planned, including a new People podcast.
•We added to our subscription acquisition and performance marketing capabilities, which are important avenues for growth. Meredith first entered the performance marketing space with the acquisition of ShopNation seven years ago. Since then, revenue growth from performance marketing activities, including digital couponing, content, and affiliate commerce, has been exceptionally strong – up 37 percent in 2020.
Second, we launched a series of new brands, product expansions, and re-alignments intended to improve profitability, including:
•Launching several new brands. We launched Daily Paws, a new digital brand to inspire, entertain, and empower America’s growing audience of pet owners. We also launched Millie, a new multimedia personal finance brand, dedicated to helping women achieve their financial goals. Finally, we launched Reveal and Sweet July, new lifestyle magazines done in partnership with Property Brothers television show hosts Drew and Jonathan Scott, and best-selling author, restaurateur, and television host Ayesha Curry, respectively.
•Re-aligning several brands in our portfolio to improve efficiency. This included transitioning Traditional Home to a premium newsstand title published on a quarterly basis. This strategy has proven successful with other of our brands, including Rachael Ray Every Day, Coastal Living, and Cooking Light. These brands are now also offering subscriptions at a higher price point than under the previous advertising-driven model.
•Completing the last of our planned asset sales. The sale of FanSided and Xumo followed prior years’ strategic asset sales including Time, Fortune, and Sports Illustrated brands, as well as Meredith's interest in Viant.
Finally, we pursued a number of initiatives in 2020 to grow engagement and revenues from the approximately 190 million U.S. consumers who regularly interact with our brands. Consumers continue to look to our trusted brands for important news and information, practical advice, home improvement ideas, recipes, inspiration, and moments of escape. For example:
•Consumer sessions served by our digital brands grew by 13 percent in 2020, driven by strong growth in brands focused on food, health, and home lifestyle categories that give us access to an extremely wide audience.
•Our licensing revenues grew 28 percent. This growth was driven primarily by Apple News + royalties and stronger sales of our branded products at retail – particularly our Better Homes & Gardens line at Walmart.
•Our magazine business, the largest in the United States, is focused primarily on women. This is one of our most powerful points of differentiation. People is the industry’s largest brand, reaching nearly 90 million unduplicated consumers. Allrecipes, which has seen strong consumer growth with an acceleration due to COVID-19, is now the industry’s No. 2 brand. Better Homes & Gardens is also in the top ten. On average, we sell one magazine via subscription and one via newsstand every second.
•We continued to see strong growth in various subscription channels that drive high lifetime subscriber value. These include our owned and operated digital properties, paid search, direct mail, and renewal campaigns. For example:
◦Demand via our digital and partner networks is strong. Since mid-March 2020 at the pandemic’s start in the U.S., we have seen consistent year-over-year growth with conversion rates higher than normal.
◦Traditional magazine subscription acquisition and renewal efforts for all of our major titles are up strongly as well. For example, two direct mail campaigns for People during 2020 performed at more than 50 percent above targets, and a campaign for Southern Living performed at twice our expectations. In addition, renewals are pacing well above historical trends.
◦Our newsstand business, Meredith Premium Publishing, produces 300 special interest issues annually at prices generally ranging from $10 to $15. Our strong consumer data capability and high-quality brands are competitive advantages, giving us the ability to adapt quickly to changing trends and produce content consumers want under brands that have strong consumer recognition. During 2020, we added almost 20 percent more magazine pockets at newsstand, bringing our total to 1.9 million.
DIGITAL
Advertising related revenues made up 66 percent of 2020 digital revenues. These revenues were generated from the sale of advertising space on our digital properties to clients interested in promoting their brands, products, and services to consumers as well as revenue we generate selling advertising space on third-party platforms. Changes in advertising related revenues tend to correlate with changes in the level of economic activity in the U.S. Indicators of economic activity include changes in the level of gross domestic product, consumer spending, housing starts, unemployment rates, auto sales, and interest rates.
Consumer related revenues accounted for 33 percent of 2020 digital revenues. Consumer related revenue includes all revenues either driven by or otherwise linked to consumer buying decisions and web-based magazine subscriptions sales; brand licensing; digital lead generation; and other e-commerce sales, product sales, and related activities. Consumer related revenues are generally affected by changes in the level of economic activity in the U.S., including changes in the level of gross domestic product, consumer spending, unemployment rates, and interest rates.
The remaining 1 percent of digital revenues came from a variety of activities that included the sale of customer relationship marketing products and services.
The digital segment’s major expense categories are employee compensation costs, depreciation and amortization, and commissions and ad revenue-related partner remittance expenses. Employee compensation, which includes benefits expense, represented 26 percent of the digital segment’s operating expenses in 2020. Impairment charges accounted for 23 percent of the digital segment’s 2020 expenses. Depreciation and amortization made up 11 percent and commissions and ad revenue-related partner remittance expenses accounted for an additional 9 percent. Compensation expense is affected by salary and incentive levels, the number of employees, the costs of our various employee benefit plans, and other factors. The remaining 31 percent of 2020 digital segment expenses included content creation costs, technology costs associated with content and digital platforms, expenses related to our licensing business, and overhead costs for facilities and technology services.
MAGAZINE
Advertising related revenues made up 41 percent of 2020 magazine revenues. These revenues were generated from the sale of advertising space in our magazines to clients interested in promoting their brands, products, and services to consumers as well as revenue we generate selling advertising space on third-party platforms through MNI. Similar to the digital segment, changes in advertising related revenues tend to correlate with changes in the level of economic activity in the U.S. Indicators of economic activity include changes in the level of gross domestic product, consumer spending, housing starts, unemployment rates, auto sales, and interest rates. Circulation levels of our magazines, reader demographic data, and the advertising rates charged relative to other comparable available advertising opportunities also affect the level of advertising related revenues.
Consumer related revenues accounted for 55 percent of 2020 magazine revenues. Consumer related revenue includes all revenues either driven by or otherwise linked to consumer buying decisions and include circulation activities, magazine subscriptions sales for third-party publishers, product sales, and related activities. Circulation revenues result from the sale of magazines to consumers through subscriptions and by single copy sales on newsstands in print form, primarily at major retailers and grocery/drug stores, and in digital form on tablets and other media devices. In the short term, subscription revenues, which accounted for 73 percent of consumer related revenues, are less susceptible to economic changes because subscriptions are generally sold for terms of one to three years. The same economic factors that affect advertising related revenues also can influence consumers’ response to subscription offers and result in lower revenues and/or higher costs to maintain subscriber levels over time. Subscription revenues per copy and related costs can also vary significantly by subscription source. Some subscription sources generate lower revenues than other sources but have proportionately lower related costs. A key factor in our subscription success is our industry-leading database. It contains an abundance of attributes on 195 million individuals, including 95 percent of U.S. millennial women. The size and depth of our database is a key to our circulation model and allows more precise consumer targeting. Newsstand revenues are more volatile than subscription revenues and can vary significantly month-to-month depending on economic and other factors. The remaining consumer related revenues are generally affected by changes in the level of economic activity in the U.S., including changes in the level of gross domestic product, consumer spending, unemployment rates, and interest rates.
The remaining 4 percent of the magazine segment’s revenues came from a variety of activities that included the sale of customer relationship marketing products and services. In addition, for certain sold brands, Meredith has provided consumer marketing, subscription fulfillment, paper purchasing, printing, and other services under outsourcing agreements and records such revenue in other revenue.
The magazine segment’s major expense categories are subscription acquisition costs, employee compensation costs, and production and delivery of publications and promotional mailings. Subscription acquisition costs, which represent the cost of obtaining subscriptions from third-party agents, accounted for 25 percent of the magazine segment’s operating expenses in 2020. Employee compensation, which includes benefits expense, represented 16 percent of the magazine segment’s operating expenses in 2020. Compensation expense is affected by salary and incentive levels, the number of employees, the costs of our various employee benefit plans, and other factors.
Paper, postage, and production charges represented 24 percent of the segment’s operating expenses in 2020. The price of paper can vary significantly on the basis of worldwide demand and supply for paper in general and for specific types of paper we use. We outsource the printing of our publications. We have a multi-year contract for the printing of our magazines, a practice which reduces price fluctuations over the contract term. Postal rates are dependent on the operating efficiency of the USPS and legislative mandates imposed on the USPS. In January 2021, the USPS increased rates by approximately 1.8 percent for First-Class Mail and 1.5 percent for other categories. The most recent rate change was an increase of approximately 6.9 percent effective August 2021. The USPS has also announced proposed temporary rate adjustments for the 2021 holiday season. We continue to work independently and with others to encourage and help the USPS find and implement efficiencies to contain rate increases.
Impairment charges accounted for 12 percent of the magazine segment’s 2020 expenses. The remaining 23 percent of 2020 magazine segment expenses included depreciation and amortization, costs for magazine newsstand distribution, advertising and promotional efforts, and overhead costs for facilities and technology services.
COVID-19 UPDATE
In 2020, COVID-19 negatively impacted our financial results, particularly advertising related revenues in our magazine segment. We are seeing continued strong consumer engagement with our brands in both the digital and magazine segments and across platforms. We are also seeing performance improvement from our brands that focus on home and lifestyle. As the effects of public health measures such as travel restrictions and previously mandated business closures continue to impact consumers and the overall economy, we have seen negative performance trends continue within our brands focused on travel and luxury. While the COVID-19 pandemic continues to depress levels of magazine advertising, we have seen improvement in digital advertising. As we continue to progress through the pandemic, quantifying the specific impact becomes more challenging. We estimate that the COVID-19 impact on total revenues in 2020 was a net decrease of revenues of approximately $125.0 million to $150.0 million.
In May 2020, Meredith Corporation temporarily reduced the pay for its Board of Directors, executives, and approximately 60 percent of its employees. These reductions were lifted, and full pay was reinstated for all parties in early September 2020.
At this time, we have not experienced a negative impact on our liquidity due to COVID-19, and we believe we have sufficient liquidity to satisfy our cash needs for the foreseeable future.
We continue to monitor the ongoing and evolving situation. There may be developments outside our control requiring us to adjust our operating plan. As such, 2021 continues to be a time of uncertainty. There remains the risk that COVID-19 could have material adverse impacts on our future revenue growth as well as our overall profitability. We will continue to evaluate the nature and extent of the impact of COVID-19 on our business, combined results of operations, financial condition, and liquidity. For additional discussion of the impacts and risks to our business from the COVID-19 pandemic, refer to the “Risk Factors” section of this information statement.
PENDING DOTDASH MERGER
On October 6, 2021, Meredith announced that Meredith and New Meredith have entered into an Agreement and Plan of Merger with About, Inc. (“Dotdash”) and, solely for the limited purposes set forth therein, IAC/InterActiveCorp (“IAC”) dated October 6, 2021 (the “Dotdash Merger Agreement”), pursuant to which Dotdash will acquire New Meredith and our NMG business segment, and New Meredith will become a wholly-owned subsidiary of Dotdash, which we refer to as the “Dotdash Merger”. Dotdash is a wholly-owned subsidiary of IAC, which agreed to guarantee the payment and performance obligations of Dotdash under the Dotdash Merger Agreement. The consummation of the Dotdash Merger pursuant to the Dotdash Merger Agreement is subject to the expiration or termination of the required waiting period under the HSR Act and other closing conditions set forth in the Dotdash Merger Agreement. We currently are expecting the Spin-Off and the Gray Merger to be consummated in the fourth quarter of calendar year 2021 (subject to the satisfaction or waiver of closing conditions (including regulatory and shareholder approvals)). Completion of the Dotdash Merger is not a condition to consummation of the Spin-Off or the Gray Merger, and, for so long as the Gray Merger Agreement is in effect, the Dotdash Merger will not, pursuant to the Consent Agreement, occur until after the closing of the Gray Merger. If the conditions to complete the Dotdash Merger have been satisfied or waived, New Meredith currently expects the Dotdash Merger to be consummated on the same day as, and following completion of, the Spin-Off and the Gray Merger.
If the Gray Merger is not completed, Meredith will continue as a publicly traded company operating the Local Media Group business, and in the event the Gray Merger Agreement is terminated, Meredith, New Meredith and Dotdash have agreed to negotiate certain amendments to the Dotdash Merger Agreement and agreements relating to the Spin-Off, subject to the terms of the Dotdash Merger Agreement.

If the Dotdash Merger is completed, New Meredith shareholders will be entitled to receive $42.18 per share in cash (subject to downward adjustment as provided in the Dotdash Merger Agreement), without interest and subject to all applicable tax withholding, for each share of New Meredith Common Stock and each share of New Meredith Class B Stock that the shareholder owns immediately prior to the closing of the Dotdash Merger, and will have no ongoing ownership interest in the continuing NMG business. This cash payment to New Meredith shareholders will be in addition to the $16.99 per share cash payment Meredith shareholders will receive if the Gray Merger is completed.
If the Dotdash Merger is completed on the same day as the Spin-Off and the Gray Merger, the New Meredith Common Stock will not separately trade following the Distribution. We intend to apply to list our common stock on NYSE under the symbol “MDP,” and, if the Dotdash Merger is not completed on the same day as the Spin-Off and the Gray Merger, we expect that the New Meredith Common Stock will be listed for public trading until consummation of the Dotdash Merger.
Meredith and New Meredith shareholders are not required to vote on the Dotdash Merger pursuant to the IBCA. The Dotdash Merger pursuant to the Dotdash Merger Agreement was unanimously approved by the boards of Meredith and New Meredith and by Meredith, in its capacity as the sole shareholder of New Meredith (the constituent corporation in the Dotdash Merger). As this is the only shareholder vote required for the Dotdash Merger, no additional approvals of Meredith or New Meredith shareholders are required for the consummation of the Dotdash Merger. The Dotdash Merger pursuant to the Dotdash Merger Agreement was approved by Meredith’s Board and New Meredith’s Board by Meredith, as the sole shareholder of New Meredith. You will receive separate instructions for receiving your cash payment in connection with the Dotdash Merger.
2020 FINANCIAL OVERVIEW
•We recorded a non-cash impairment charge of $246.3 million to reduce the carrying value of goodwill. In addition, we recorded non-cash impairment charges of $21.2 million to reduce the value of several trademarks. The magnitude of the impairments was unfavorably impacted by the volatility of the financial markets and the uncertainty surrounding the long-term economic effects of the COVID-19 pandemic.
•We recognized a non-cash impairment charge of $75.4 million related to vacant leased space in New York City.
•We estimate that cancellations or delays in advertising campaigns, declines in newsstand sales, and the cancellation of events due to the economic impacts of the COVID-19 pandemic resulted in approximately a $125.0 million to $150.0 million adverse impact on revenues in 2020. Correspondingly, we estimate that operating expenses in 2020 declined approximately $75.0 million to $100.0 million due to the economic impacts of the COVID-19 pandemic.
•Digital revenues increased 11 percent primarily due to session growth. Due to non-cash impairment charges of $160.6 million, digital operations resulted in a loss of $47.3 million in 2020.
•Magazine revenues decreased 20 percent primarily due to declines in print advertising and subscription revenues as a result of portfolio changes and a reduction in advertising related and consumer related revenues due to the impact of the COVID-19 pandemic. Due primarily to non-cash impairment charges of $182.3 million, the magazine segment ended 2020 with an operating loss of $73.9 million.
•Unallocated corporate expenses decreased 33 percent primarily due to reductions in integration and exit costs and declines in occupancy-relate expenses and employee-related and performance-based compensation costs.
•Meredith Corporation raised $710 million of new secured debt, and used the proceeds, along with existing cash on hand, to redeem Meredith Corporation’s outstanding Series A preferred stock.
•We reported a net loss from continuing operations for 2020 of $255.4 million, inclusive of non-cash impairment charges of $342.9 million ($293.4 million after-tax) noted above. In comparison, we reported a net loss from continuing operations for 2019 of $37.0 million, inclusive of non-cash impairment charges of $47.0 million ($35.3 million after tax).

•In 2020, we generated $282.9 million in operating cash flows and invested $27.2 million in capital improvements.
FIRST SIX MONTHS 2021 FINANCIAL OVERVIEW
•The Company sold the Travel + Leisure trademark and other related assets, including the Travel + Leisure travel clubs (collectively the Travel + Leisure Brand), and recognized a gain on the sale of $97.6 million. Upon sale, the Company entered into a 30-year royalty-free licensing relationship to license back the Travel + Leisure brand and continues to publish the magazine and operate the Travel + Leisure media platforms.

•COVID-19 continues to negatively impact our results, particularly magazine advertising revenues. As we continue to progress through the pandemic, quantifying the specific impact becomes more challenging. The Company estimates that the COVID-19 impact on total revenues was a net decrease in revenues of approximately $30.0 million to $45.0 million in the first six months of 2021.
•Digital revenues increased 40 percent in the first six months of 2021 primarily due to strong growth in both advertising related and consumer related revenues. Digital operating profit of $78.8 million for the six months ended June 30, 2021, was driven primarily by revenues growing at a faster rate than operating costs and expenses.
•Magazine revenues decreased 8 percent in the first six months of 2021 primarily due to declines in print advertising and subscription revenues. Magazine operating profit for the first six months of 2021 was $128.6 million which included the $97.6 million gain on the sale of the Travel + Leisure Brand.
•Unallocated corporate expenses increased significantly in the first six months of 2021 primarily due to an increase in transaction related costs and performance-based compensation expenses.
•We reported a net earnings from continuing operations for 2021 of $42.6 million, which included the $97.6 million ($72.7 million after-tax) gain on the sale of the Travel + Leisure Brand.
RESULTS OF OPERATIONS

Years ended December 31,	2020	Change	2019	Change	2018
(In millions)
Total revenues	$2,071.3	(12)%	$2,365.2	0%	$2,355.9
Operating expenses
Costs and expenses	(1,876.8)	(13)%	(2,158.1)	(2)%	(2,207.3)
Acquisition, disposition, and restructuring related activities	(24.4)	(50)%	(49.1)	(76)%	(202.2)
Impairment of goodwill and other long-lived assets	(342.9)	n/m	(47.0)	n/m	(2.9)
Total operating expenses	(2,244.1)	0%	(2,254.2)	(7)%	(2,412.4)
Income (loss) from operations	$(172.8)	n/m	$111.0	n/m	$(56.5)
Net loss from continuing operations	$(255.4)	n/m	$(37.0)	(74)%	$(144.0)
Net loss	(250.8)	n/m	(84.2)	(61)%	(217.1)
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Six months ended June 30,	2021	2020	Change
(In millions)
Total revenues	$1,017.0	$978.4	4%
Operating expenses
Costs and expenses	(938.6)	(916.5)	2%
Acquisition, disposition, and restructuring related activities	68.2	(13.1)	n/m
Impairment of goodwill and other long-lived assets	—	(342.9)	(100)%
Total operating expenses	(870.4)	(1,272.5)	(32)%
Income (loss) from operations	$146.6	$(294.1)	n/m
Earnings (loss) from continuing operations before income taxes	$57.2	$(362.9)	n/m
Net earnings (loss)	42.6	(298.0)	n/m
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OVERVIEW
The following is a brief description of a recent material acquisition and a discussion of the trends and uncertainties that affected our businesses. Following the Overview is an analysis of the results of operations for the digital and magazine segments and an analysis of our combined results of operations for the years ended December 31, 2020, 2019, and 2018 and for the six-month periods ended June 30, 2021 and 2020.
Acquisition
On January 31, 2018, Meredith completed its acquisition of all the outstanding shares of Time Inc. (“Time”). As a result, Time became a wholly-owned subsidiary of Meredith Corporation. Since February 1, 2018, the first day of operations for the combined company, the operating results of Time have been included in our combined operating results. While the majority of Time’s operations are split between our digital and magazine segments, certain expenses are reported in unallocated corporate. See Note 2 to the audited combined financial statements for further information.
As Meredith integrated Time, the ability to separately track Time-related revenues and expenses, especially unallocated corporate expenses, became less feasible. However, the comparability of expense groupings improved as systems were integrated.
Trends and Uncertainties
Advertising revenues accounted for 49 percent of total revenues in 2020. Advertising demand is our key uncertainty, and its fluctuation from period to period can have a material effect on operating results. Other significant uncertainties that can affect operating results include fluctuations in the cost of paper and postage rates. Our cash flows from operating activities, our primary source of liquidity, is adversely affected when the advertising market is weak or when costs rise. One of our priorities is to manage our businesses prudently during the COVID-19 pandemic as well as during expanding and contracting economic cycles to maximize shareholder return over time. To manage the uncertainties inherent in our businesses, we prepare monthly internal forecasts of anticipated results of operations and monitor the economic indicators mentioned in the Executive Overview. See “Risk Factors” in this information statement for further discussion.
ANNUAL DIGITAL OPERATING RESULTS
The following discussion reviews operating results for our digital segment, which includes digital and mobile media, digital relationship marketing, brand licensing, and other related operations. The digital segment contributed 31 percent of Meredith’s combined revenues in 2020.
Digital segment revenues increased 11 percent in 2020. Costs and expenses increased 7 percent, and impairment charges of $160.6 million were recorded in the digital segment. Due to the impairment charges, the digital operations reported an operating loss of $47.3 million in 2020.

Digital revenues increased 13 percent in 2019. Operating costs and expenses increased 20 percent. Operating profit decreased 5 percent due primarily to growth in operating expenses related to digital initiatives.
Digital operating results for the years ended December 31, 2020, 2019, and 2018, were as follows:

Years ended December 31,	2020	Change	2019	Change	2018
(In millions)
Revenues	$656.1	11%	$592.6	13%	$525.3
Operating expenses
Costs and expenses	(541.9)	7%	(508.1)	20%	(423.0)
Acquisition, disposition, and restructuring related activities	(0.9)	n/m	6.0	n/m	(6.9)
Impairment of goodwill and other long-lived assets	(160.6)	n/m	—	—	—
Total operating expenses	(703.4)	40%	(502.1)	17%	(429.9)
Operating profit (loss)	$(47.3)	n/m	$90.5	(5)%	$95.4
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Revenues
The table below presents the components of digital revenues for the years ended December 31, 2020, 2019, and 2018.

Years ended December 31,	2020	Change	2019	Change	2018
(In millions)
Advertising related
Advertising	$419.2	2%	$411.8	10%	$374.5
Third party sales	15.8	37%	11.5	n/m	5.0
Total advertising related	435.0	3%	423.3	12%	379.5
Consumer related
Licensing	112.0	28%	87.8	(8)%	95.2
Performance marketing	95.4	37%	69.4	63%	42.6
Paid products	7.8	7%	7.3	46%	5.0
Total consumer related	215.2	31%	164.5	15%	142.8
Other	5.9	23%	4.8	60%	3.0
Total revenues	$656.1	11%	$592.6	13%	$525.3
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Advertising Related Revenue
Digital advertising related revenue includes all advertising on websites we own as well as revenue generated from selling advertising space on third-party platforms. Advertising related revenue increased 3 percent in 2020.
Digital advertising increased 2 percent in 2020 primarily due to session growth partially offset by a decrease in CPM’s due to falling demand in programmatic channels during the onset of the COVID-19 pandemic. While we saw increased digital advertising revenues during 2020, we estimate that cancellations and delays in digital advertising revenues due to COVID-19 resulted in an adverse impact of approximately $30.0 million to $35.0 million in the first half of 2020, though as we continue to progress through the pandemic, quantifying the specific impact becomes more challenging. Since that time, we believe certain trends resulting from the impact of COVID-19, such as increased cooking at home, redecorating, and home remodeling, appear to be positively impacting web traffic, and we are seeing positive trends on many of our sites, including Allrecipes.com and People.com.

The 37 percent increase in third party sales in 2020 was primarily due to an increase in video advertising run on our content distributed across a network of third-party sites.
Digital advertising related revenue increased 12 percent in 2019. Digital advertising and third party sales increased primarily due to the addition of revenues of Time.
Consumer Related Revenue
Consumer related revenue increased 31 percent in 2020. Licensing revenues increased primarily due to an increase in royalties from Apple News+ and Walmart Inc. Performance marketing revenues increased primarily due to increases in content commerce revenues, which more than doubled. Paid products revenues increased primarily due to increases in sign-ups on our paid membership products.
Consumer related revenue increased 15 percent in 2019. Licensing revenues decreased primarily due to decreases in content licensing of historical Time brands. The increases in performance marketing revenue was primarily due to the addition of Time revenues and growth in content commerce revenues. Paid products revenue increased primarily due to growth in paid memberships.
Other Revenue
Other revenue increased 23 percent in 2020 primarily due to the delivery of episodes of a streaming program created for a third party.
The 2019 other revenue increase of 60 percent was primarily due to increases in list rental revenue and other miscellaneous revenues.
Operating Expenses
Operating Costs and Expenses
Digital costs and expenses increased 7 percent in 2020 primarily due to an increase in depreciation expense of $8.4 million, higher ad revenue-related partner remittance of $6.6 million, an increase in contingent payment fair value adjustments of $5.0 million, an increase in bad debt expense of $4.3 million, higher video-related expenses of $4.0 million, and increased outside sales commission expense of $3.2 million. These increases were partially offset by a reduction in travel and entertainment expenses of $4.5 million due to the impact of COVID-19 on the digital business.
As we continue to progress through the pandemic, quantifying the specific impact becomes more challenging. We estimate the economic impacts of the COVID-19 pandemic resulted in a reduction in digital operating costs and expenses of approximately $25.0 million to $30.0 million in 2020, relating to reductions in employee-related compensation, travel and entertainment expenses, and selling expenses.
Digital costs and expenses increased 20 percent in 2019 primarily due to an increase in depreciation expense of $17.7 million, higher employee-related compensation expenses of $6.6 million, an increase in performance-based compensation expenses of $6.4 million, higher ad revenue-related partner remittance of $5.3 million, higher video- related expenses of $4.8 million, and increased outside sales commission expense of $4.6 million. In addition, in 2019, the digital segment received increased allocations of shared corporate and operational-related expenses of approximately $28.8 million due to growth in digital operations.
Acquisition, Disposition, and Restructuring Related Activities
Digital acquisition, disposition, and restructuring related activities increased $6.9 million in 2020 primarily due to there being a gain on the sale of assets of $8.3 million having been recorded as a contra expense in 2019.
Digital acquisition, disposition, and restructuring related activities in 2019 primarily represented the gain on sale of business assets of $8.3 million. In addition, severance and related benefit costs decreased $4.6 million as compared to 2018 costs.

Impairment of Goodwill and Other Long-Lived Assets
In the first quarter of 2020, the digital segment recorded an allocation of a non-cash impairment of goodwill of $118.6 million, an allocation of non-cash impairments of an operating lease asset and associated leasehold improvements and furniture and fixtures totaling $37.0 million, and non-cash impairments of trademarks of $5.0 million. The magnitude of the impairments of goodwill and other long-lived assets recorded in the first quarter of 2020 was unfavorably impacted by the volatility of the financial markets and the uncertainty surrounding the long-term economic effects of the COVID-19 pandemic.
Operating Profit (Loss)
Digital operations resulted in a $47.3 million loss in 2020, a decrease of $137.8 million compared to a $90.5 million operating profit in 2019. The decrease was primarily attributable to the $160.6 million non-cash impairment charges to reduce the carrying value of goodwill and other long-lived assets in 2020. The offsetting increase of $22.8 million was primarily attributable to higher margins during the year that resulted from revenues growing at a faster pace than operating costs and expenses.
Digital operating profit declined 5 percent in 2019 primarily due to operating costs increasing faster than the related revenue growth due to digital initiatives.
DIGITAL
Digital operating results for the six months ended June 30, 2021 and 2020, were as follows:

Six months ended June 30,	2021	2020	Change
(In millions)
Advertising related
Advertising	$225.5	$153.0	47%
Third party sales	8.5	4.4	93%
Total advertising related	234.0	157.4	49%
Consumer related
Licensing	65.9	53.6	23%
Performance marketing	53.1	39.6	34%
Paid products	4.3	3.8	13%
Total consumer related	123.3	97.0	27%
Other	2.7	3.2	(16)%
Total revenues	360.0	257.6	40%
Operating expenses
Costs and expenses	(281.2)	(244.7)	15%
Impairment of goodwill and other long-lived assets	—	(160.6)	(100)%
Total operating expenses	(281.2)	(405.3)	(31)%
Operating profit (loss)	$78.8	$(147.7)	n/m
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Advertising Related Revenue
Digital advertising related revenue includes all advertising on websites we own as well as revenue generated from selling advertising space on third-party platforms. Advertising related revenue increased 49 percent in the first six months of 2021.
Digital advertising revenue increased 47 percent in the first six months of 2021. Meredith’s Data Studio, launched in the third quarter of 2020, has contributed to the positive trends in 2021. The Meredith Data Studio offers advertising solutions that harness our proprietary first-party data and predictive insights to help inform client’s marketing, product, and business strategies, providing the opportunity to create multi-year integrated partnerships with top clients. Digital sessions increased 6 percent and approximately 60 percent of digital advertising was from direct sales while approximately 40 percent was open programmatic digital advertising.
We believe certain trends resulting from the impact of COVID-19, such as increased cooking at home, redecorating, home remodeling, and pet adoption, coupled with increased interest in travel as restrictions were lifted, appear to be positively impacting web traffic. We are seeing positive trends on many of our sites, including People, Eating Well, Travel + Leisure, and Daily Paws. Growth in open programmatic advertising has been driven by the combination of advertisers coming back into the market and increased sessions. In addition, we saw a recovery in cost per thousand or CPM’s, which had been suppressed during the early stages of the pandemic.
Third party sales increased 93 percent in the first six months primarily due to an increase in video advertising run on our content that is distributed across a network of third-party sites.
Consumer Related Revenue
Consumer related revenues increased 27 percent in the first six months of 2021. Licensing revenues increased primarily due to an increase in royalties from Apple News+ and Walmart Inc. Performance marketing increased primarily due to increases in content commerce, which more than doubled. Paid products revenues increased due to increased subscriptions to our paid membership products.
Other Revenue
Other revenue decreased 16 percent primarily due to non-repeating project work.
Operating Expenses
Operating Costs and Expenses
Digital costs and expenses increased 15 percent in the first six months of 2021 primarily due to an increase in ad revenue-related partner remittance expense of $12.2 million, higher outside sales commission expense of $9.3 million, an increase in audience acquisition costs of $9.2 million, an increase in performance-based compensation expenses of $5.8 million, and higher video-related expenses of $3.9 million. These increases were partially offset by a reduction in amortization expense of $13.5 million.
Impairment of Goodwill and Other Long-Lived Assets
In the first six months of 2020, the digital segment recorded an allocation of a non-cash impairment of goodwill of $118.6 million, an allocation of non-cash impairments of an operating lease asset and associated leasehold improvements and furniture and fixtures totaling $37.0 million, and non-cash impairments of trademarks of $5.0 million. The magnitude of the impairments of goodwill and other long-lived assets recorded in the first quarter of 2020 was unfavorably impacted by the volatility of the financial markets and the uncertainty surrounding the long-term economic effects of the COVID-19 pandemic.
Operating Profit (Loss)
Digital operations generated a $78.8 million profit in the first six months of 2021 due primarily to strong growth in revenues. Digital operations resulted in a $147.7 million loss in the first six months of 2020 reflecting the $160.6 million non-cash impairment charges to reduce the carrying value of goodwill and other long-lived assets.
MAGAZINE
The following discussion reviews operating results for our magazine segment, which includes magazine publishing, customer relationship marketing, performance marketing, database-related activities, and other related operations. The magazine segment contributed 69 percent of Meredith’s combined revenues in 2020.
Magazine revenues decreased 20 percent in 2020. Costs and expenses decreased 18 percent, and impairment charges of $182.3 million were recorded in the magazine segment. Due to the impairment charges, the magazine operations reported an operating loss of $73.9 million in 2020.

Magazine revenues decreased 3 percent in 2019. Operating costs and expenses decreased 7 percent. Acquisition, disposition, and restructuring related activities of $23.8 million and impairment charges of $47.0 million were recorded in the magazine segment. Decreases in revenues and operating costs due to portfolio changes discussed below were partially offset by a full year of results of the acquired Time business.
Magazine operating results for the years ended December 31, 2020, 2019, and 2018, were as follows:

Years ended December 31,	2020	Change	2019	Change	2018
(In millions)
Revenues	$1,435.5	(20)%	$1,786.8	(3)%	$1,838.9
Operating expenses
Costs and expenses	(1,320.9)	(18)%	(1,618.9)	(7)%	(1,739.8)
Acquisition, disposition, and restructuring related activities	(6.2)	(74)%	(23.8)	(66)%	(70.0)
Impairment of goodwill and other long-lived assets	(182.3)	n/m	(47.0)	n/m	(2.9)
Total operating expenses	(1,509.4)	(11)%	(1,689.7)	(7)%	(1,812.7)
Operating profit (loss)	$(73.9)	n/m	$97.1	n/m	$26.2
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Revenues
The table below presents the components of magazine revenues for the years ended December 31, 2020, 2019, and 2018.

Years ended December 31,	2020	Change	2019	Change	2018
(In millions)
Advertising related
Advertising	$472.6	(27)%	$647.3	(8)%	$706.5
Third party sales	110.6	(27)%	151.0	13%	133.9
Total advertising related	583.2	(27)%	798.3	(5)%	840.4
Consumer related
Subscription	580.9	(13)%	668.3	3%	647.8
Newsstand	145.9	(11)%	163.2	1%	162.2
Performance marketing	55.0	(1)%	55.4	(12)%	62.7
Paid products	11.0	(27)%	15.0	(11)%	16.8
Total consumer related	792.8	(12)%	901.9	1%	889.5
Other	59.5	(31)%	86.6	(21)%	109.0
Total revenues	$1,435.5	(20)%	$1,786.8	(3)%	$1,838.9

Advertising Related Revenue
The following table presents advertising page information according to MediaRadar, an independent agency that measures advertising sales volume, for our major subscription-based magazines for the years ended December 31, 2020, 2019 and 2018:

Years ended December 31,	2020	Change	2019	Change	2018
People (1)	1,799	(18)%	2,195	(16)%	2,613
Better Homes & Gardens	866	(4)%	906	(8)%	980
Southern Living (1)	785	0%	783	(3)%	811
Real Simple (1)	736	(1)%	746	(1)%	753
Parents	699	(5)%	736	(14)%	860
InStyle (1)	676	(37)%	1,065	(11)%	1,201
Travel + Leisure (1)	533	(33)%	801	8%	742
Health (1)	509	0%	507	(3)%	520
Food & Wine (1)	494	(20)%	621	4%	598
EatingWell	468	(4)%	487	48%	330
Shape	459	(18)%	559	(18)%	680
Successful Farming	450	(7)%	485	(12)%	554
Martha Stewart Living	420	(18)%	515	(12)%	584
People en Español (1)	309	(26)%	418	(15)%	491
Entertainment Weekly (1)(2)	289	(25)%	385	(32)%	570
Allrecipes	273	0%	273	(5)%	286
Midwest Living	249	(10)%	276	(18)%	335
Wood	176	(7)%	190	(12)%	215
Traditional Home (3)	31	(90)%	323	(10)%	358
Rachael Ray In Season (4)	29	(92)%	364	(17)%	437
Cooking Light (1)(5)	27	286%	7	(99)%	600
Family Circle (6)	—	(100)%	722	(12)%	821
Coastal Living (1)(7)	—	—	—	(100)%	277
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(1)Since date of acquisition in 2018.
(2)Effective with the August 2019 issue, transitioned to a monthly subscription title.
(3)Effective after the Fall/Winter 2019 issue, became a quarterly newsstand-only bookazine. Effective with the Fall/Winter 2020 issue, will become a quarterly subscription title.
(4)Effective with the Winter/Spring 2020 issue, name was changed from Rachael Ray Every Day and became a quarterly newsstand-only publication.
(5)Merged into EatingWell effective January 2019 and became a newsstand-only bookazine. Effective with the Winter 2020 issue, became a quarterly subscription title.
(6)Closed effective with the December 2018 issue.
(7)Effective March 2019, became a quarterly newsstand-only bookazine. Effective with the Winter 2020 issue, became a quarterly subscription title.
Magazine advertising related revenue includes all advertising in Meredith owned and operated publications as well as MNI, which generates revenue through the sale of geographic and demographic-targeted digital and print advertising programs sold to third parties. Advertising related revenue decreased 27 percent in 2020.
Prior to 2020, Meredith made changes to its portfolio of brands and titles intended to enhance the consumer experience, provide more effective and efficient platforms for advertisers, and increase the profitability of the portfolio. These changes included closing the Money, Martha Stewart Weddings, and Family Circle magazines, changing the frequency of Entertainment Weekly to a monthly title, transitioning Coastal Living, Traditional Home, and Rachael Ray Every Day to premium newsstand titles, which resulted in declines in combined print advertising revenues of approximately $57.7 million in 2020. We estimate that advertising cancellations and delays due to the COVID-19 pandemic accounted for approximately half of the decline in 2020 magazine advertising revenues. The remaining decrease in magazine advertising revenues is primarily due to changing market demands for magazine advertising.
The 27 percent decrease in third party sales in 2020 was primarily due to reductions in cover wrap sales as well as decreases in advertising pages in publications we produce on behalf of others.
As we continue to progress through the pandemic, quantifying the specific impact becomes more challenging. We estimate that the COVID-19 impact on magazine advertising related revenues was a decrease of revenues of approximately $90.0 million to $105.0 million in 2020. While we are not able to estimate the impact of the COVID-19 pandemic on revenues in 2021, if the economy continues to recover, we expect improvement. Future actions such as renewed shelter-in-place or business closing orders could negatively impact these expectations.
Magazine advertising related revenue decreased 5 percent in 2019. The portfolio changes noted above as well as merging Cooking Light into our popular EatingWell title and changes to the marketing of Fit Pregnancy and Baby and Family Fun magazines are estimated to have reduced 2019 magazine advertising revenues by $38.6 million. The remaining decrease in magazine advertising revenues was primarily due to changing market demands for magazine advertising. The increase in third party sales was primarily due to the addition of Time.
Consumer Related Revenue
Consumer related revenue includes all revenues either driven by or otherwise linked to consumer buying decisions. Consumer related revenues declined 12 percent in 2020 as compared to the prior year.
Approximately 70 percent of the decline in subscription revenue was due to the portfolio changes detailed above. The remaining decrease in subscription revenue in 2020 was due primarily to a change in mix to subscriptions received directly by us. Subscriptions received directly by us tend to have lower subscription revenues, lower acquisition costs, and higher renewal rates. We estimate that shelter-in-place orders and reductions in travel due to the COVID-19 pandemic resulted in adverse impact on consumer related revenues, primarily newsstand revenue, of approximately $25.0 million to $30.0 million in 2020.
Consumer related revenue increased 1 percent in 2019. The increases in subscription and newsstand revenues were primarily due to the addition of revenues from Time brands. These increases were partially offset by an estimated $35.2 million reduction in subscription and newsstand revenues due to portfolio changes. In addition, a trade book line of business was closed, which resulted in a $4.7 million decrease in subscription revenue in 2019. The decline in 2019 performance marketing revenues was primarily due to lower third party subscription sales to individual consumers. Paid products revenues decreased primarily due to declines in Time membership club revenues.
Other Revenue
Other revenue decreased 31 percent in 2020 primarily due to reductions in revenues from master service agreements for sold titles and declines in merchandising revenue. We estimate that the cancellation of events sponsored by us due to the COVID-19 pandemic resulted in an adverse impact on other revenues of approximately $10.0 million to $15.0 million in 2020.
The 21 percent decrease in other revenue in 2019 was primarily due to declines of $33.0 million in Meredith Xcelerated Marketing (“MXM”) revenues due to the sale of MXM in 2018 partially offset by the increase in revenues from the acquired business of Time.
Operating Expenses
Operating Costs and Expenses
Magazine operating costs and expenses decreased 18 percent in 2020 primarily due to lower combined production, distribution, and paper costs of $75.6 million, a reduction in employee-related compensation costs of $47.3 million, lower depreciation and amortization expense of $44.3 million, a decrease in occupancy-related costs of $21.2 million, a reduction in internet expenses of $17.2 million, a decline in non-payroll editorial costs of $15.9 million, a reduction in travel and entertainment expenses of $11.6 million, and a decrease in bad debt expenses of $10.9 million. The portfolio changes noted above as well as the impact from COVID-19 contributed to the declines. We estimate the economic impacts of the COVID-19 pandemic resulted in a reduction in magazine operating costs and expenses of approximately $50.0 million to $70.0 million in 2020, relating to reductions in production, distribution, editorial, employee-related compensation, and selling expenses. These declines were partially offset by a reduction of $22.9 million in revenues earned on Transition Service Agreements (“TSAs”) related to previously sold brands, which were recorded as credits to operating expenses, and an increase in outside inventory related expenses of $13.3 million.
While we are not able to estimate the impact of the COVID-19 pandemic on operating costs and expenses into 2021, we expect that to the extent advertising related revenues recover, related direct costs and expenses will also increase.
Magazine costs and expenses decreased 7 percent in 2019 primarily due to reduction in combined employee-related compensation, benefits-related, and occupancy-related expenses of $172.1 million, lower combined production, distribution, and paper costs of $68.5 million, a decrease in operating expenses of MXM of $34.8 million, an increase of $22.1 million on TSAs related revenues earned on previously sold brands, and a decrease in depreciation and amortization expenses of $19.1 million. These declines were partially offset by increases in circulation-related expenses of $56.0 million, higher inventory-related expenses of $27.8 million, an increase in performance-based compensation expenses $19.7 million, increased allocations of corporate-related IT and other shared costs of $17.2 million, higher royalty expenses of $12.8 million, an increase in bad debt expenses of $12.4 million, and an increase in travel and entertainment expenses of $8.5 million.
Acquisition, Disposition, and Restructuring Related Activities
Magazine acquisition, disposition, and restructuring related activities decreased $17.6 million in 2020 primarily due to declines in severance and related benefit expenses of $18.0 million and a reduction in integration costs of $7.3 million partially offset by a reduction in gain on the sale of assets of $5.1 million, which was recorded as a contra expense in 2019.
The $46.2 million decrease in 2019 magazine acquisition, disposition, and restructuring related activities was primarily due to a decrease in severance and related benefit expenses of $43.9 million and a decrease in integration costs of $9.3 million partially offset by a reduction in gain on the sale of assets of $12.8 million.
Impairment of Goodwill and Other Long-Lived Assets
In the first quarter of 2020, the magazine segment recorded an allocation of a non-cash impairment of goodwill of $127.7 million, an allocation of non-cash impairments of an operating lease asset and associated leasehold improvements and furniture and fixtures totaling $38.4 million, and non-cash impairments of trademarks of $16.2 million. The magnitude of the impairments of goodwill and other long-lived assets recorded in the first quarter of 2020 was unfavorably impacted by the volatility of the financial markets and the uncertainty surrounding the long-term economic effects of the COVID-19 pandemic.
The impairment charges recorded by the magazine segment in 2019 and 2018 related to the non-cash impairments of trademarks.
Operating Profit (Loss)
Magazine operations resulted in a $73.9 million loss in 2020, a decrease of $171.0 million compared to a $97.1 million operating profit in 2019. The decrease was primarily attributable to the $182.3 million of non-cash impairment charges to reduce the carrying value of goodwill and other long-lived assets compared to non-cash impairment charges of $47.0 million recorded in 2019 related to trademark impairments. The remaining decrease of $35.7 million was primarily attributable to the adverse impact of the COVID-19 pandemic on the magazine segment's operations during 2020.
In 2019, magazine operating profit grew to $97.1 million as portfolio changes, previously executed restructuring activities, and ongoing cost-savings initiatives favorably impacted operating profit.

MAGAZINE
Magazine operating results for the six months ended June 30, 2021 and 2020 were as follows:.

Six months ended June 30,	2021	2020	Change
(In millions)
Advertising related
Advertising	$197.6	$243.7	(19)%
Third party sales	47.0	45.2	4%
Total advertising related	244.6	288.9	(15)%
Consumer related
Subscription	286.6	302.4	(5)%
Newsstand	74.5	70.4	6%
Performance marketing	25.0	27.6	(9)%
Paid products	1.6	5.8	(72)%
Total consumer related	387.7	406.2	(5)%
Other	35.9	34.4	4%
Total revenues	668.2	729.5	(8)%
Operating expenses
Costs and expenses	(635.3)	(669.2)	(5)%
Acquisition, disposition, and restructuring related activities	95.7	(3.0)	n/m
Impairment of goodwill and other long-lived assets	—	(182.3)	(100)%
Total operating expenses	(539.6)	(854.5)	(37)%
Operating profit (loss)	$128.6	$(125.0)	n/m
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Advertising Related Revenue
Magazine advertising related revenue includes all advertising in Meredith owned and operated publications as well as MNI, which generates revenue through the sale of geographic and demographic-targeted digital and print advertising programs sold to third parties. Advertising related revenue decreased 15 percent in the first six months of 2021.
Magazine advertising decreased 19 percent in the first six months of 2021, as it continues to be negatively impacted by COVID-19 as well as changing market demands. From a category standpoint, toiletries and cosmetics and travel continue to experience COVID-19-related declines. In addition, the food and beverage and prescription drug categories saw large declines in the first six months, however, the prescription drug experienced some recovery late in the period. Most titles experienced declines in advertising pages and related revenues as compared to the prior year. Third party sales increased 4 percent primarily due to political advertising revenues sold on third-party platforms.
Consumer Related Revenue
Consumer related revenue includes all revenues either driven by or otherwise linked to consumer buying decisions. Consumer related revenues declined 5 percent in the first six months of 2021. Subscription revenues declined 5 percent due primarily to a change in mix to subscriptions received directly by us. Subscriptions received directly by us tend to have lower subscription revenues, lower acquisition costs, and higher renewal rates. Newsstand revenues increased 6 percent due primarily to increased sale units for Meredith Premium Publishing as compared to the prior year due to a large amount of tributes/political issues published and weak performance in the prior-year period due to COVID-19. Performance marketing decreased 9 percent due to continued COVID-19-related declines at retail. Paid products revenue declined 72 percent due to the sale of the Travel + Leisure travel clubs membership program in January 2021.

Other Revenue
Other revenue increased 4 percent in the first six months of 2021 due to increases in custom publishing projects.
Operating Expenses
Operating Costs and Expenses
Magazine operating costs and expenses decreased 5 percent in the first six months of 2021 primarily due to a reduction in depreciation and amortization expense of $23.3 million, a decrease in occupancy-related costs of $10.1 million, and a decrease in paper costs of $7.9 million. These decreases were partially offset by an increase in inventory costs of $9.6 million.
Acquisition, Disposition, and Restructuring Related Activities
Acquisition, disposition, and restructuring related activities in the first six months of 2021 primarily represented a $97.6 million gain on the sale of the Travel and Leisure Brand.
Acquisition, disposition, and restructuring related activities in the first six months of 2020 primarily represented severance and related benefit expenses of $2.9 million.
Impairment of Goodwill and Other Long-Lived Assets
In the first six months of 2020, the magazine segment recorded an allocation of a non-cash impairment of goodwill of $127.7 million, an allocation of non-cash impairments of an operating lease asset and associated leasehold improvements and furniture and fixtures totaling $38.4 million, and non-cash impairments of trademarks of $16.2 million. The magnitude of the impairments of goodwill and other long-lived assets recorded in the first quarter of 2020 was unfavorably impacted by the volatility of the financial markets and the uncertainty surrounding the long-term economic effects of the COVID-19 pandemic.
Operating Profit (Loss)
Operating profit of the magazine operations was $128.6 million for the first six month of 2021 which included the $97.6 million gain on the sale of the Travel + Leisure Brand. The magazine operations resulted in a loss of $125.0 million for the first six months of 2020 which included the $182.3 million non-cash impairment charges to reduce the carrying value of goodwill and other long-lived assets.
UNALLOCATED CORPORATE EXPENSES
Years ended December 31, 2020, 2019 and 2018
Unallocated corporate expenses are general corporate overhead expenses not attributable to the business segments.
These expenses for the last three years were as follows:

Years ended December 31,	2020	Change	2019	Change	2018
(In millions)
Costs and expenses	$34.6	(23)%	$45.1	(15)%	$52.8
Acquisition, disposition, and restructuring related activities	17.0	(46)%	31.5	(75)%	125.3
Unallocated corporate expenses	$51.6	(33)%	$76.6	(57)%	$178.1
Unallocated corporate expenses decreased 33 percent in 2020 primarily due to decreases in integration and exit costs of $12.0 million, a decline in occupancy-related costs of $6.8 million, lower performance-based compensation expenses of $5.8 million, and a decrease in employee-related compensation costs of $3.2 million, partially offset by increases in software subscriptions expenses of $5.0 million.
Unallocated corporate expenses decreased 57 percent in 2019 primarily due to a reduction in transaction and integration-related costs of $55.1 million, decreases in severance and related benefit expenses of $35.6 million, a decline in occupancy-related costs of $6.6 million, and the absence of accelerated share-based compensation expenses of $9.2 million related to Time awards that vested upon acquisition in 2018 and of $3.5 million in accelerated share-based compensation expense related to involuntary terminations. These decreases were partially offset by an increase of $9.1 million in software subscriptions expenses.
We estimate that the COVID-19 pandemic did not have a significant impact on unallocated corporate operating costs and expenses during 2020. In addition, we do not anticipate that the COVID-19 pandemic will have a significant impact on unallocated corporate operating costs and expenses in 2021.
Six Months Ended June 30, 2021 and 2020
Unallocated corporate expenses are general corporate overhead expenses not attributable to the operating groups.
These expenses for the six months ended June 30, 2021 and 2020, were as follows:

Six months ended June 30,	2021	2020	Change
(In millions)
Costs and expenses	$33.3	$11.3	n/m
Acquisition, disposition, and restructuring related activities	27.5	10.1	n/m
Unallocated corporate expenses	$60.8	$21.4	n/m
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In the first six months of 2021, unallocated corporate expenses increased $39.4 million primarily due to an increase in transaction-related costs of $22.0 million, higher performance-based compensation costs of $11.8 million, and an increase in occupancy-related costs of $5.4 million
COMBINED RESULTS
Combined Operating Expenses
Combined operating expenses for the years ended December 31, 2020, 2019, and 2018, were as follows:

Years ended December 31,	2020	Change	2019	Change	2018
(In millions)
Production, distribution, and editorial	$650.1	(17)%	$784.0	(7)%	$846.0
Selling, general, and administrative	1,057.8	(10)%	1,170.7	1%	1,158.8
Acquisition, disposition, and restructuring related activities	24.4	(50)%	49.1	(76)%	202.2
Depreciation and amortization	168.9	(17)%	203.4	0%	202.5
Impairment of goodwill and other long-lived assets	342.9	n/m	47.0	n/m	2.9
Operating expenses	$2,244.1	0%	$2,254.2	(7)%	$2,412.4
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Production, Distribution, and Editorial Costs
Production, distribution, and editorial costs decreased 17 percent in 2020 primarily due to a reduction in distribution costs of $41.1 million, declines in paper expenses of $28.2 million, a decrease in project based expenses of $17.5 million, a decline in non-payroll related editorial costs of $13.0 million, a decrease in employee-related compensation expenses of $10.0 million, a reduction in process costs of $8.9 million and a decrease in travel and entertainment expenses of $4.6 million partially offset by an increase in inventory expenses of $13.3 million.
The 7 percent decline in production, distribution, and editorial costs in 2019 was primarily due to a reduction in combined paper, processing, and distribution costs of $74.0 million, a decrease in employee-related compensation expenses of $36.4 million, and declines in production, distribution, and editorial expenses of MXM of $7.0 million partially offset by an increase in inventory expenses of $27.8 million and an increase in project based expenses of $18.1 million.
Selling, General, and Administrative Expenses
Selling, general, and administrative expenses declined 10 percent in 2020 primarily due to a reduction in subscription related expenses of $61.7 million, a decline in employee-related compensation costs of $40.8 million, a decrease in occupancy-related costs of $23.3 million and a decline in travel and entertainment expenses of $12.4 million. These declines were partially offset by a reduction of $22.9 million in revenues earned on TSAs related to previously sold brands, which were recorded as credits to selling, general, and administrative expenses.
Selling, general, and administrative expenses increased slightly in 2019 as an increase in circulation expenses of $56.0 million, an increase in digital-related expenses of $29.2 million, higher performance-based compensation expenses of $19.3 million, an increase in outside royalty expenses of $12.8 million, higher software subscription expenses of $12.7 million, an increase in outside sales commission expense of $9.9 million, higher bad debt expenses of $8.1 million, and an increase in travel and entertainment expenses of $6.1 million more than offset a decline in combined employee-related compensation, benefits-related, and occupancy-related costs of $96.4 million, a decrease in selling, general, and administrative expenses of MXM of $29.8 million, and an increase of $22.1 million on TSAs related revenues earned on previously sold brands.
Acquisition, Disposition, and Restructuring Related Activities
Acquisition, disposition, and restructuring related activities expense declined by 50 percent in 2020 primarily due to reductions in severance and related benefit costs of $20.8 million and declines in integration and exit costs of $19.1 million partially offset by a reduction in the gain on the sale of business assets of $13.4 million.
The significant decrease in acquisition, disposition, and restructuring related activities expense in 2019 was primarily due to a reduction in severance and related benefit costs of $103.6 million and a decline in transaction and integration related costs of $44.9 million.
Depreciation and Amortization
Depreciation and amortization expense decreased 17 percent in 2020 primarily due to a reduction in customer relationships amortization expense in our magazine segment due to such intangible assets becoming fully amortized during 2020.
An increase in amortization expense in 2019 was almost completely offset by a reduction in depreciation expense.
Impairment of Goodwill and Other Long-lived Assets
We recorded a non-cash impairment charge of $246.3 million in 2020 to reduce the carrying value of goodwill. In addition, we recognized a non-cash impairment charge of $75.4 million related to vacant leased space in New York City. We also recorded non-cash impairment charges of $21.2 million to reduce the value of several of our trademarks. The magnitude of the impairments of goodwill and other long-lived assets were unfavorably impacted by the volatility of the financial markets and the uncertainty surrounding the long-term economic effects of the COVID-19 pandemic.
The impairment of long-lived assets recorded in 2019 and 2018 related to non-cash impairments of our trademarks.
Operating Expenses
Employee compensation, including benefits, was the largest component of our operating expenses in 2020. Employee compensation represented 21 percent of total operating expenses in 2020, compared to 24 percent in 2019, and 31 percent in 2018. While subscription acquisition costs were the second largest component of operating costs in 2020 at 17 percent, magazine paper, production, and postage combined expense accounted for 16 percent of 2020 operating costs and were the second largest component of our total operating costs in 2019 at 20 percent of total operating expenses and in 2018 at 21 percent of total operating expenses.

Income (Loss) from Operations
The 2020 loss from operations of $172.8 million was a decrease of $283.8 million from 2019 income from operations of $111.0 million. The decrease was primarily attributable to non-cash impairment charges of $342.9 million recorded in 2020 compared to non-cash impairment charges of $47.0 million recorded in 2019. The offsetting increase of $12.1 million was primarily attributable to a reduction in restructuring related activities and growth in our digital operations, partially offset by the negative impact of the COVID-19 pandemic on our magazine operations.
Income from operations of $111.0 million in 2019 was an increase of $167.5 million compared to the 2018 loss from operations of $56.5 million reflecting a reduction in integration and restructuring related activities and a full year of Time operations.
Non-operating Income, net
Non-operating income, net was $6.2 million in 2020 compared to $7.8 million in 2019, and $11.9 million in 2018. The 2020 balance was primarily made up of the gain on the sale of an investment of $3.6 million and pension and other postretirement plans benefit credits (net of pension settlement charges) of $2.6 million. The 2019 balance was primarily made up of a credit for the release of a lease guarantee of $8.0 million partially offset by the loss on the sale of an investment of $1.2 million. The 2018 balance was primarily made up of pension and other postretirement plans benefit credits (net of pension settlement charges) of $18.8 million and the gain on the sale of an investment of $4.0 million partially offset by the loss on the sale of an investment of $12.9 million.
Interest Expense, net
Net interest expense was $156.4 million in 2020, $152.5 million in 2019, and $179.4 million in 2018. Average long-term debt outstanding was $2.7 billion in 2020, $2.5 billion in 2019, and $2.9 billion in 2018. Our approximate weighted average interest rate was 5.7 percent in 2020, 6.6 percent in 2019, and 6.8 percent in 2018. The weighted average interest rates include the effects of extinguishment losses during 2019 and 2018, and derivative financial instruments until their termination in January 2018.
During 2019, we recorded $3.3 million of extinguishment losses related to early payments of our senior secured term loan (“Term Loan B”). During 2018, we recorded $15.1 million of extinguishment losses related to the early payments and repricing of our Term Loan B as well as a repurchase of a portion of its 2026 Unsecured Senior Notes. In addition, in 2018 in connection with our acquisition of Time, we repaid and terminated Meredith's existing indebtedness. In connection with the payoff of this indebtedness, Meredith recognized a loss on extinguishment of debt of $2.2 million. In conjunction with the repayment of its debt, we also settled the associated interest rate swap agreements and recognized a gain on the settlement of $1.6 million. In addition, we incurred $17.5 million in fees that were recorded in interest expense related to an undrawn bridge loan commitment fee.
Income Taxes
In 2020, we recorded a tax benefit of $67.6 million for an effective rate of 20.9 percent. This compares to tax expense in 2019 of $3.3 million and a tax benefit in 2018 of $80.0 million. The 2020 effective tax rate was impacted primarily by the goodwill impairment charge. In 2020, we recorded a non-cash impairment charge of $246.3 million to reduce the carrying value of goodwill. We recorded an income tax benefit of $25.6 million related to this goodwill impairment charge. The unfavorable adjustment related to the goodwill impairment charge was offset by a favorable settlement of unrecognized tax benefits.
In 2019, we recorded income tax expense of $3.3 million for an effective rate of 9.8 percent. The 2019 effective tax rate was primarily impacted by the sale of the Money brand and non-deductible compensation expense. For 2018, Meredith recorded a tax benefit of $80.0 million primarily impacted by a credit to income taxes of $23.5 million related to write-off of worthless stock and related bad debt.
Loss from Continuing Operations
The loss from continuing operations was $255.4 million for the year ended December 31, 2020, compared to loss from continuing operations of $37.0 million in the prior year. The decrease was primarily attributable to the $342.9 million ($293.4 million after tax) non-cash impairment charges recorded in 2020 compared to non-cash impairment charges of $47.0 million ($35.3 million after tax) recorded in 2019. The offsetting increase of $39.7 million was primarily attributable to growth in our digital operations and a reduction in restructuring related activities, partially offset by the impact of the COVID-19 pandemic on our magazine operations.
For the year ended December 31, 2019, we had a loss from continuing operations of $37.0 million compared to a loss from continuing operations of $144.0 million for 2018. The 2019 improvement was primarily due to lower integration and restructuring related activities. In addition, having a full year of the operations of Time contributed to the increase.
Earnings (Loss) from Discontinued Operations, Net of Income Taxes
Earnings (loss) from discontinued operations represents the results of operations and gain/loss on the sales, net of income taxes, of the properties that were held-for-sale during 2020, 2019, and 2018. The revenues and expenses of FanSided, a Sports Illustrated brand marketed separately from Sports Illustrated; and our investment in Xumo, which were sold in 2020, were included in earnings (loss) from discontinued operations, net of income taxes on the Combined Statements of Loss for the 2020 period prior to their sales.
The 2019 loss from discontinued operations represents the operating results of the Sports Illustrated and our investment in Viant, until their respective sale dates in 2019 and the related impairment charges; and the operations of FanSided and our investment in Xumo-properties that were held-for-sale as of December 31, 2019.
The 2018 loss from discontinued operations represents the operating results of Golf Magazine and the TIME and Fortune brands until their respective sale dates, the operating results of TIUK until the date it was sold, associated gains and losses on these sales and the operations of the properties that were held-for-sale as of December 31, 2018, including Sports Illustrated, FanSided, and our investments in Viant and Xumo.
The revenues and expenses for each of these properties have, along with associated income taxes, been removed from continuing operations and reclassified into a single line item on the Combined Statements of Loss titled earnings (loss) from discontinued operations, net of income taxes for the years ended December 31, 2020, 2019, and 2018, as follows:

Years ended December 31,	2020	2019	2018
(In millions)
Revenues	$1.3	$282.3	$505.7
Costs and expenses	(1.2)	(290.3)	(468.2)
Impairment of goodwill	—	(24.5)	—
Interest expense	(0.1)	(7.7)	(27.6)
Gain (loss) on disposal	9.3	5.1	(12.3)
Earnings (loss) before income taxes	9.3	(35.1)	(2.4)
Income tax expense	(4.7)	(12.1)	(70.7)
Earnings (loss) from discontinued operations, net of income taxes	$4.6	$(47.2)	$(73.1)
Net Loss
The net loss was $250.8 million in 2020, compared to a net loss of $84.2 million in the prior year. The increase in the loss was primarily attributable to the $342.9 million ($293.4 million after tax) non-cash impairment charges recorded in 2020 compared to non-cash impairment charges of $47.0 million ($35.3 million after tax) recorded in 2019 and the impact of the COVID-19 pandemic on our magazine operations. The offsetting change of $91.5 million was primarily attributable to growth in our digital operations, a reduction in restructuring related activities, and improved results from discontinued operations.

The 2019 net loss was $84.2 million, down 61 percent from the 2018 net loss of $217.1 million. The decrease in the net loss was primarily due to lower integration and restructuring related charges, having a full year of Time operations, and a reduction in the loss from discontinued operations.
COMBINED RESULTS
Combined Operating Expenses
Combined operating expenses for the six months ended June 30, 2021 and 2020 were as follows:

Six months ended June 30,	2021	2020	Change
(In millions)
Production, distribution, and editorial	$335.8	$323.3	4%
Selling, general, and administrative	552.3	507.9	9%
Acquisition, disposition, and restructuring related activities	(68.2)	13.1	n/m
Depreciation and amortization	50.5	85.3	(41)%
Impairment of goodwill and other long-lived assets	—	342.9	(100)%
Operating expenses	$870.4	$1,272.5	(32)%
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Production, Distribution, and Editorial Costs
Production, distribution, and editorial costs increased 4 percent in the first six months of 2021 primarily due to an increase in inventory expenses of $9.6 million, higher employee-related compensation costs of $6.1 million, and an increase in video-related expenses of $3.9 million. These increases were partially offset by a reduction in paper costs of $7.9 million.
Selling, General, and Administrative Expenses
Selling, general, and administrative expenses increased 9 percent in the first six months of 2021 primarily due to an increase in performance-based compensation expenses of $23.8 million, higher ad revenue-related partner remittance of $12.2 million, an increase in audience acquisition costs of $9.2 million, higher outside sales commission expense of $8.3 million. These increases were partially offset by a reduction in bad debt expense of $5.4 million and a decrease in occupancy-related expenses of $4.7 million.
Acquisition, disposition, and restructuring related activities
Acquisition, disposition, and restructuring related activities for the first six months of 2021 were primarily made up of a gain on the sale of the Travel and Leisure Brand of $97.6 million partially offset by professional service fees of $22.0 million, and integration and exit costs of $5.8 million.
Acquisition, disposition, and restructuring related activities for the first six months of 2020 primarily represented integration and exit costs of $11.2 million and severance and related benefit costs of $4.0 million.
Depreciation and Amortization
Depreciation and amortization expense decreased 41 percent in the first six months of 2021 primarily due to a reduction in advertiser relationships amortization expense due to such intangible assets becoming fully amortized during the current year.
Impairment of Goodwill and Other Long-lived Assets
We recorded a non-cash impairment charge of $246.3 million in the first six months of 2020 to reduce the carrying value of goodwill. In addition, we recognized a non-cash impairment charge of $75.4 million related to vacant leased space in New York City. We also recorded non-cash impairment charges of $21.2 million to reduce the value of several of our trademarks. The magnitude of the impairments of goodwill and other long-lived assets were unfavorably impacted by the volatility of the financial markets and the uncertainty surrounding the long-term economic effects of the COVID-19 pandemic.
Income (Loss) from Operations
Income from operations were $146.6 million for the first six month of 2021 compared to a loss from operations of $294.1 million in the first six months of 2020. The 2021 income from operations included the $97.6 million gain on the sale of the Travel + Leisure Brand. The 2020 loss from operations included the $342.9 million non-cash impairment charges to reduce the carrying value of goodwill and other long-lived assets.
Non-operating Income, net
Net non-operating income for the six months ended June 30, 2021 and 2020, primarily represented pension and other postretirement plans benefit credits.
Interest Expense, net
Net interest expense was $91.9 million in the first six month of 2021 and $69.9 million in the first six months of 2020. As a result of debt prepayments, an extinguishment loss of $11.9 million was recognized in the first six months of 2021. Average long-term debt outstanding was $2.9 billion in in the first six months of 2021 compared to $2.5 billion in the first six months of 2020. The Company’s approximate weighted average interest rate was 5.6 percent in the first six months of 2021 and 5.9 percent in the first six months of 2020.
Income Taxes
For the six months ended June 30, 2021 and 2020, the Company recorded tax expense of $14.6 million and a tax benefit of $60.3 million, respectively.
The tax expense for the six months ended June 30, 2021, included taxes on non-deductible compensation and transaction costs offset by unrecognized tax benefits attributable to statute of limitation expirations.
The tax benefit for the six months ended June 30, 2020, is primarily due to the tax effect of the impairment charges for goodwill, operating leases and fixed assets. In this period, the Company recorded non-cash impairment charges of $342.9 million and an income tax benefit of $49.5 million for the deductible portion of the impairments.
Earnings (Loss) from Continuing Operations
Earnings from continuing operations were $42.6 million for the first six month of 2021 compared to a loss from continuing operations of $302.6 million in the first six months of 2020. The 2021 earnings from continuing operations included the $97.6 million ($72.7 million after-tax) gain on the sale of the Travel + Leisure Brand. The 2020 loss from continuing operations included the $342.9 million ($293.4 million after-tax) non-cash impairment charges to reduce the carrying value of goodwill and other long-lived assets.
Earnings from Discontinued Operations, Net of Income Taxes
Earnings from discontinued operations represents the results of operations and gain on the sales, net of income taxes, of the properties that were held-for-sale during the first six months 2020. The revenues and expenses of FanSided and the Company's investment in Xumo, which were sold in the first six months of 2020, were included in earnings from discontinued operations, net of income taxes on the Combined Statements of Earnings (Loss) for the 2020 period prior to their sales.

The revenues and expenses for each of these properties have, along with associated income taxes, been removed from continuing operations and reclassified into a single line item on the Combined Statements of Earnings (Loss) titled earnings from discontinued operations, net of income taxes for the six months ended June 30, 2020, as follows:

Six months ended June 30,	2020
(In millions)
Revenues	$1.3
Costs and expenses	(1.2)
Interest expense	(0.1)
Gain on disposal	9.3
Earnings before income taxes	9.3
Income tax expense	(4.7)
Earnings from discontinued operations, net of income taxes	$4.6
Net Earnings (Loss)
Net earnings were $42.6 million for the first six months of 2021 compared to a net loss of $298.0 million in the first six months of 2020. The 2021 net earnings included the $97.6 million ($72.7 million after-tax) gain on the sale of the Travel + Leisure Brand. The 2020 net loss included the $342.9 million ($293.4 million after-tax) non-cash impairment charges to reduce the carrying value of goodwill and other long-lived assets.
CRITICAL ACCOUNTING POLICIES
Our combined financial statements are prepared in accordance with U.S. GAAP. Our significant accounting policies are summarized in Note 1 to the audited combined financial statements included elsewhere in this information statement. The preparation of our combined financial statements requires management to make estimates and assumptions that affect the amounts reported on the combined financial statements and accompanying notes. Some of these estimates and assumptions are inherently difficult to make and subjective in nature. We base our estimates on historical experience, recent trends, our expectations for future performance, and other assumptions as appropriate. We reevaluate our estimates on an ongoing basis; actual results, however, may vary from these estimates.
The following are the accounting policies that management believes are most critical to the preparation of our combined financial statements and require management’s most difficult, subjective, or complex judgments. In addition, there are other items within the combined financial statements that require estimation but are not deemed to be critical accounting policies. Changes in the estimates used in these and other items could have a material impact on the combined financial statements.
GOODWILL AND INTANGIBLE ASSETS
We have a significant amount of goodwill and indefinite-lived intangible assets that are reviewed at least annually for impairment. At December 31, 2020, goodwill and intangible assets totaled $2.5 billion, or 54 percent of Meredith’s total assets, with $0.9 billion in the digital segment and $1.6 billion in the magazine segment. The impairment analyses of these assets are considered critical because of their significance to us and our digital and magazine segments.
Management is required to evaluate goodwill and intangible assets with indefinite lives for impairment on an annual basis or when events occur or circumstances change that would indicate the carrying value exceeds the fair value. In reviewing goodwill for impairment, we may first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount.
Goodwill impairment testing is performed in accordance with Meredith Corporation’s goodwill impairment policy at the Meredith Corporation’s historical reporting unit level. We use the discounted cash flow and guideline public company methods for determining fair value. The discounted cash flow model requires us to make significant estimates and assumptions to estimate the future cash flows expected to be generated by the reporting unit or to result from the use of the assets. These estimates depend upon assumptions about future revenues (including projections of overall market growth and our share of market), estimated costs, and appropriate discount rates. Our assumptions are based on historical data, various internal estimates, and a variety of external sources and are consistent with the assumptions used in both our short-term financial forecasts and long-term strategic plans. Future cash flow projections can vary within a range of outcomes depending on the assumptions and estimates used.
During the first quarter of 2020, we determined that interim triggering events, including declines in the price of Meredith Corporation’s stock and the economic downturn caused by COVID-19 required an interim evaluation of goodwill at March 31, 2020. The impairment test determined the carrying value of goodwill exceeded its estimated fair value. As a result, we recorded a non-cash impairment charge of $118.6 million in the digital segment and a non-cash impairment charge of $127.7 million in the magazine segment to reduce the carrying value of goodwill in the first quarter of 2020. We recorded an income tax benefit of $25.6 million related to this goodwill impairment charge. In addition, during the first quarter of 2020, we experienced revenue declines, primarily related to advertising, as advertisers faced economic challenges caused by the COVID-19 pandemic. These declines caused us to revise forecasts and to determine that it had a triggering event to test the value of intangible assets not subject to amortization for impairment as of March 31, 2020. As a result, we recorded non-cash impairment charges of $5.0 million in the digital segment and $16.2 million in the magazine segment to partially impair certain trademarks. The fair values of the trademarks are determined based on significant inputs not observable in the market. In accordance with Meredith Corporation’s impairment policy, Meredith Corporation performed its 2020 annual impairment review at Meredith Corporation’s historical reporting unit level using qualitative assessments as of its measurement date of May 31, 2020. Based on the results of the assessments, there was no further indication of impairment.
As goodwill and intangible assets of the digital and magazine reporting units were written down to their estimated fair values as of March 31, 2020, those amounts are more susceptible to risk of impairment if business operating results or macroeconomic conditions deteriorate. Changes in key assumptions about the digital and magazine businesses and their prospects or changes in market conditions could result in an impairment charge. See the “Risk Factors” section contained within this information statement for other factors that could affect our assumptions.
In 2019, our decisions to discontinue the print publication of Money and transition Coastal Living from a subscription magazine to a newsstand only title resulted in the impairment of these trademarks. The lack of sales growth resulted in the carrying value of the trademarks for the Shape and Family Circle brands to exceed their fair values. Accordingly, at May 31, 2019, the magazine segment recorded non-cash impairments charge of $41.8 million to fully impair the Money and Coastal Living brand trademarks and to partially impair the Shape and Family Circle brand trademarks.
During 2018, Meredith made the strategic decision to no longer publish Fit Pregnancy and Baby magazine as a standalone title, rather include it as a feature within Parents magazine and to discontinue FamilyFun as a subscription title and instead publish it only for sale on the newsstand. These decisions were determined to be triggering events requiring Meredith to evaluate the trademarks within our Parents Network for impairment. As a result of those analyses, we recorded non-cash impairment charges of $2.9 million related to those trademarks.
See Note 6 to the audited combined financial statements for additional information.
INCOME TAXES
Income taxes are recognized for the amount of taxes payable for the current year and for the impact of deferred tax assets and liabilities, which represent future tax consequences of events that have been recognized differently in the financial statements than for tax purposes. Deferred tax assets and liabilities are established using the enacted statutory tax rates and are adjusted for any changes in such rates in the period of change. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax assets will not be realized.
The tax benefit in 2020 was primarily due to the tax effect of the impairment charges for goodwill offset by a favorable settlement of unrecognized tax benefits. As a result, Meredith’s tax rate for 2020 was 20.9 percent. Net deferred tax liabilities totaled $299.8 million, or 6 percent of total liabilities, at December 31, 2020.

We consider accounting for income taxes critical to our operations because management is required to make significant subjective judgments in developing our provision for income taxes, including the determination of deferred tax assets and liabilities, any valuation allowances that may be required against deferred tax assets, and reserves for uncertain tax positions.
We operate in numerous taxing jurisdictions and are subject to audit in each of these jurisdictions. These audits can involve complex issues that tend to require an extended period of time to resolve and may eventually result in an increase or decrease to amounts previously paid to the taxing jurisdictions. Any such audits are not expected to have a material effect on our combined financial statements.
LIQUIDITY AND CAPITAL RESOURCES

Six months ended June 30,	2021	2020	Change
(In millions)
Cash flows from operating activities	$111.3	$180.8	(38)%
Cash flows from investing activities	55.6	32.4	72%
Cash flows from financing activities	(305.9)	(102.4)	n/m
Effect of exchange rate changes	(0.1)	0.6	n/m
Net cash flows	$(139.1)	$111.4	n/m

	June 30, 2021	December 31, 2020	Change
Cash and cash equivalents	$240.0	$379.1	(37)%
Total long-term debt	2,791.3	3,043.4	(8)%
___________________
n/m - Not meaningful

For the years ended December 31,	2020	2019	2018
(In millions)
Cash flows from operating activities	$282.9	$58.7	$(170.4)
Cash flows from investing activities	26.6	56.7	(2,238.2)
Cash flows from financing activities	48.9	(168.5)	2,477.0
Effect of exchange rate changes	(0.3)	—	5.3
Change in cash held-for-sale	—	(2.7)	(31.0)
Net cash flows	$358.1	$(55.8)	$42.7

At December 31,	2020	2019	2018
Cash and cash equivalents	$379.1	$21.0	$76.8
Total long-term debt	3,043.4	2,390.4	2,550.4
OVERVIEW
Our primary source of liquidity is cash generated by operating activities. Debt financing is typically used for significant acquisitions. Our core businesses—digital and magazine advertising—have been strong cash generators. Despite the introduction of many new technologies, we believe these businesses will continue to have strong market appeal for the foreseeable future. As is true in any business, changes in the level of demand for digital and magazine advertising or our other products as well as changes in costs can have a significant effect on operating results and cash flows.
Historically, Meredith has been able to absorb normal business downturns without significant increases in debt and management believes we will continue to do so. We expect cash on hand, internally generated cash flow, and available credit from financing agreements will provide adequate funds for operating and recurring cash needs (e.g., working capital, capital expenditures, and debt repayments) into the foreseeable future. At June 30, 2021, we had up to $347.3 million available under our revolving credit facility. At December 31, 2020, we had up to $347.1 million available under our revolving credit facility. While there are no guarantees that we will be able to replace current credit agreements when they expire, we expect to be able to do so.
SOURCES AND USES OF CASH
Cash and cash equivalents decreased $139.1 million in the first six months of 2021, compared to an increase of $111.4 million in the first six months of 2020.
Cash and cash equivalents increased $358.1 million in 2020, decreased $55.8 million in 2019, and increased $42.7 million in 2018. Over the three-year period, net cash provided by operating activities was used for acquisitions, debt repayments, and capital investments.
Operating Activities
The largest single component of operating cash inflows is cash received from advertising customers. Advertising related revenue accounted for approximately 50 percent of total revenues in each of the past three years. Other sources of operating cash inflows include cash received from magazine circulation sales, performance marketing, brand licensing, and product sales. Operating cash outflows include payments to vendors and employees and payments of interest. Our most significant vendor payments are for production and delivery of publications and promotional mailings, employee benefits (including pension plans), and other services and supplies.
Cash provided by operating activities totaled $111.3 million in the first six months of 2021 compared with $180.8 million in the first six months of 2020. The decrease in cash provided by operating activities was primarily due to increased interest payments and employee-related costs.
Cash provided by operating activities totaled $282.9 million in 2020 compared with $58.7 million in 2019. The increase in cash provided by operating activities was primarily due to working capital improvements and a reduction in cash paid for severance and integration costs.
Cash provided by operating activities totaled $58.7 million in 2019 compared with cash flows used in operating activities of $170.4 million in 2018. The increase in cash provided by operating activities was primarily due to the decrease in net loss, improvements in working capital, and a reduction in transaction, severance, and integration costs.
Changes in our cash contributions to qualified defined benefit pension plans can have a significant effect on cash provided by operations. We did not make a pension contribution to our domestic plans in 2020, 2019, or 2018. We do not anticipate a required contribution for the domestic pension plans in 2021.
In connection with the sale of TIUK in 2018, we contributed £60 million to the IPC Plan defined benefit pension plan in the U.K. From February 2018 through December 2020, we made a required £0.9 million per month contribution to the IPC Plan. We expect to continue to make the required £0.9 million per month contribution through 2021. In the event that on November 25, 2021, the IPC Plan has a funding deficit valuing its liabilities with a gilts plus 50 basis point discount rate, we, as the sponsor of the IPC Plan, will make a contribution equal to that funding deficit. In the event that on November 25, 2025, the IPC Plan has a funding deficit valuing its liabilities with a gilts flat discount rate, we will make a contribution equal to 50 percent of that funding deficit. In the event that on November 25, 2026, the IPC Plan has a funding deficit valuing its liabilities with a gilts flat discount rate, we will make a contribution equal to 50 percent of that funding deficit. In the event that on November 25, 2027, the IPC Plan has a funding deficit valuing its liabilities with a gilts flat discount rate, we will make a contribution equal to that funding deficit. Contributions shall cease to be payable from the date that the IPC Plan is confirmed to be fully funded on a gilts flat basis.
Investing Activities
Investing cash inflows generally include proceeds from the sale of assets or a business. Investing cash outflows generally include payments for the acquisition of new businesses; investments; and additions to property, plant, and equipment.

Net cash provided by investing activities was $55.6 million in the first six months of 2021 compared to $32.4 million in the first six months of 2020. The increase in net cash provided by investing activities primarily reflects increased proceeds from asset sales and collections of note receivables.
Net cash provided by investing activities was $26.6 million in 2020 due to proceeds from the sale of the FanSided brand and our interest in Xumo. These proceeds were partially offset by capital expenditures. Net cash provided by investing activities was $56.7 million in 2019 due primarily to proceeds from the sale of the Money and Sports Illustrated brands and our interest in Viant, partially offset by capital expenditures.
Net cash used in investing activities was $2.2 billion in 2018 primarily due to the acquisition of Time partially offset by cash received from the sales of TIUK, MXM, TIME, Fortune, and our remaining interest in Charleston Tennis LLC.
Financing Activities
Financing cash inflows generally include borrowings under debt agreements and cash outflows generally include the repayment of long-term debt and the payment of acquisition-related contingent consideration.
Net cash used in financing activities was $305.9 million in the first six months of 2021, compared to $102.4 million in the first six months of 2020. The increase in cash used in financing activities is primarily due to $260.6 million of debt repayments in 2021 as compared to $629.8 million of net debt issuances in 2020. In addition, $45.3 million was transferred to Meredith Corporation in 2021 as compared to a transfer of $730.7 million in 2020.
Net cash provided by financing activities was $48.9 million in 2020, compared to a use of $168.5 million in the prior year. The change to cash proceeds from a use is primarily due to $627.8 million of net debt issuances in 2020 as compared to $160.0 million of net debt repayments in 2019. The debt issuances in 2020 were partially offset by $574.4 million of transfers to Meredith Corporation.
Net cash used in financing activities totaled $168.5 million in 2019, compared with net cash provided by financing activities of $2.5 billion in 2018. The change in cash flows from financing activities is primarily due to $160.0 million of net debt repayments in 2019, compared to $1.8 billion of net debt issuances in 2018. In addition, $718.8 million was transferred from Meredith Corporation in 2018.
Long-term Debt
At June 30, 2021, total long-term debt outstanding was $2.8 billion consisting of $1.5 billion under variable-rate term loans and $1.3 billion in fixed-rate senior notes.
The variable-rate credit facility includes the Term Loan B and an incremental secured term loan (Incremental Term Loan) with $1.1 billion and $405.9 million of aggregate principal, respectively, and a five-year senior secured revolving credit facility of $350.0 million, of which $175.0 million is available for the issuance of letters of credit and $35.0 million of swingline loans. On June 30, 2021, there were no borrowings outstanding under the revolving credit facility. There were $2.7 million of standby letters of credit issued under the revolving credit facility resulting in availability of $347.3 million at June 30, 2021. The Incremental Term Loan amortizes at 1.00 percent per annum in equal quarterly installments until the final maturity date, which is in 2025, at which time the remaining principal on the Term Loan B will also mature. The interest rate under the Term Loan B is based on LIBOR plus 2.50 percent and bore interest at a rate of 2.60 percent at June 30, 2021. The interest rate under the Incremental Term Loan is based on LIBOR plus 4.25 percent with a floor of 1.00 percent for LIBOR and bore interest at a rate of 5.25 percent at June 30, 2021.
Our credit agreements include a financial covenant that is applicable based on a certain utilization level of the revolving credit line. Failure to comply with this covenant could result in the debt becoming payable on demand. The covenant did not apply at June 30, 2021, as we were below the specified utilization level on the revolving credit line. The revolving credit facility was amended in June 2020, and certain covenants and terms were modified during the Covenant Relief Period, which is effective until March 31, 2022. During the Covenant Relief Period, the revolving credit facility bears interest at LIBOR plus a spread ranging from 2.50 percent to 3.50 percent. After the Covenant Relief Period, the revolving credit facility bears interest at LIBOR plus a spread ranging from 2.50 percent to 3.00 percent. It also has a commitment fee ranging from 0.375 percent to 0.500 percent of the unused commitment. All interest rates and commitment fees associated with this variable-rate revolving credit facility are derived from a leverage-based pricing grid. The fixed-rate Senior Notes include the 2026 Unsecured Senior Notes with $1.0 billion of aggregate principal and the 2025 Secured Senior Notes with $300.0 million of aggregate principal. The Senior Unsecured Notes mature in 2026 with an interest rate of 6.875 percent per annum, and the Senior Secured Notes mature in 2025 with an interest rate of 6.50 percent per annum. Total outstanding principal is due at the final maturity dates.
Contractual Obligations
We enter into various contractual arrangements as a part of our continued operations. Many of these contractual obligations are discussed in the notes to the combined financial statements. As of December 31, 2020, material obligations discussed in the notes included principal and interest payments on our long-term debt discussed above and in Note 8, operating leases discussed in Note 5, pension and postretirement benefits discussed above and in Note 12, a tax indemnification liability discussed in Note 9, and contingent consideration discussed in Note 11.
In addition, as of December 31, 2020, we have material purchase obligations. Purchase obligations represent legally binding agreements to purchase goods and services that specify all significant terms. These obligations are $62.1 million in 2021, $36.2 million in 2022, and $10.1 million in the future. Outstanding purchase orders, which represent authorizations to purchase goods and services but are not legally binding, are not included in purchase obligations. Projections of future cash flows are, however, subject to substantial uncertainty as discussed throughout MD&A and particularly in the “Risk Factors” section contained in this information statement. Debt agreements may be renewed or refinanced if we determine it is advantageous to do so.
As of June 30, 2021, there had been no material changes in our contractual obligations from those disclosed for the year ended December 31, 2020.
Capital Expenditures
Spending for property, plant, and equipment totaled $13.2 million in the first six months 2021 compared to $15.4 million in the first six months of 2020. Spending for both periods primarily related to assets acquired in the normal course of business. We have no material commitments for future capital expenditures. We expect funds for future capital expenditures to come from operating activities or, if necessary, borrowings under credit agreements.
Spending for property, plant, and equipment totaled $27.2 million in 2020, $28.7 million in 2019, and $20.2 million in 2018. Spending for all years primarily related to assets acquired in the normal course of business. We have no material commitments for future capital expenditures. We expect funds for future capital expenditures to come from operating activities or, if necessary, borrowings under credit agreements.
Off-Balance Sheet Arrangements
We did not have during the years presented, and we do not currently have, any off-balance sheet arrangements.
Quantitative and Qualitative Disclosures about Market Risk
New Meredith is exposed to certain market risks as a result of our use of financial instruments, in particular, the potential market value loss arising from adverse changes in interest rates. The Company does not utilize financial instruments for trading purposes and does not hold any derivative financial instruments that could expose the Company to significant market risk.
Interest Rates
We generally manage our risk associated with interest rate movements through the use of a combination of variable and fixed-rate debt. At June 30, 2021, New Meredith had $1.3 billion principal balance of fixed-rate long-term debt outstanding. There were no earnings or liquidity risks associated with the Company’s fixed-rate debt. The fair value of the fixed-rate debt varies with fluctuations in interest rates. At June 30, 2021, a 100-basis point decrease in interest rates would increase the $1.4 billion fair value of our fixed-rate debt by $54.2 million.

At June 30, 2021, New Meredith had a $1.5 billion principal balance of variable-rate debt. The Company is subject to earnings and liquidity risks for changes in the interest rate on this debt. A 100-basis point increase in LIBOR would increase annual interest expense on our variable-rate debt by $11.0 million.
At December 31, 2020 , New Meredith had $1.6 billion principal balance of fixed-rate long-term debt outstanding. There were no earnings or liquidity risks associated with the Company’s fixed-rate debt. The fair value of the fixed-rate debt varies with fluctuations in interest rates. At December 31, 2020, a 100-basis point decrease in interest rates would increase the $1.6 billion fair value of our fixed rate debt by $55.8 million.
At December 31, 2020, the Company had $1.5 billion principle balance of variable-rate debt. The Company is subject to earnings and liquidity risks from changes in the interest rate on this debt. A 100-basis point increase in LIBOR would increase annual interest expense on our variable-rate debt by $11.2 million.
Commodity Prices
Coated and supercalendered publication paper is a major raw material essential to the magazine segment. This product is affected by commodity pricing and is therefore subject to price volatility caused by market conditions that is difficult to predict.
For the six months ended June 30, 2021, paper accounted for 11 percent of our magazine segment’s operating expenses, and a 10 percent increase in the price that we paid for paper would have increased operating expenses for the Company by $5.9 million.
For the year ended December 31, 2020, paper accounted for 9 percent of our magazine segment’s operating expenses, and a 10 percent increase in the price that we paid for paper would have increased operating expenses for the Company by $12.9 million.
Dotdash Merger Agreement
On October 6, 2021, Meredith and New Meredith entered into the Dotdash Merger Agreement. We have agreed to various representations, warranties, covenants, and agreements, including, among others, agreements to conduct our business in the ordinary course during the period between the execution of the Dotdash Merger Agreement and the consummation of the Dotdash Merger. In addition, without the consent of Dotdash, we may not take, authorize, agree, or commit to do certain actions outside of the ordinary course of business, including incurring material capital expenditures above specified thresholds or incurring additional debt for borrowed money. We do not believe that the restrictions in the Dotdash Merger Agreement will prevent us from meeting our debt obligations, ongoing costs of operations, working capital needs, or capital expenditure requirements.

ACCOUNTING AND REPORTING DEVELOPMENTS
ADOPTED OR PENDING ACCOUNTING PRONOUNCEMENTS
Refer to Note 1 to our audited combined financial statements included elsewhere in this information statement for discussion of recently issued and adopted accounting standards.

MANAGEMENT
Our Directors and Executive Officers
The following tables set forth information as of November 9, 2021, regarding individuals who serve as our executive officers and directors. Each of our executive officers and directors was appointed to the positions with New Meredith set forth in the tables below on November 9, 2021.
Executive Officers

Name	Age	Position with New Meredith
Thomas H. Harty	58	Chief Executive Officer
Jason M. Frierott	48	Chief Financial Officer
Catherine A. Levene	51	President, National Media Group
John S. Zieser	62	Chief Development Officer, General Counsel
Thomas H. Harty has served as President and CEO of Meredith Corporation since February 2018 and was elected to the Board of Meredith Corporation in August 2017. Mr. Harty joined Meredith Corporation in 2004 as Vice President of its Magazine Group and subsequently served as its Chief Revenue Officer and President of Consumer Magazines. He was named National Media Group President in 2010 and President and COO in August 2016. Immediately prior to joining Meredith, Mr. Harty was Senior Vice President for The Golf Digest Companies, a division of Advance Publications. Mr. Harty serves on and is the former Chair of the Board of Directors of the Association of Magazine Media. Mr. Harty received his MBA from Iona College and his bachelor’s degree from Castleton University. His history with Meredith Corporation and his expertise in the industry provide unparalleled insight to our Board.
Jason M. Frierott has served as Vice President and CFO of Meredith Corporation since March 2020. Prior to joining Meredith Corporation, Mr. Frierott spent 21 years at GE in a variety of financial positions and divisions, most recently as CFO of GE Transportation. He also served in an executive role on GE’s Corporate Audit staff for eight years. Mr. Frierott received his Bachelor’s degree from the University of Arizona.
Catherine A. Levene has served as President of Meredith Corporation’s National Media Group since November 2020. From January 2019 to March 2019, she served as National Media Group’s Chief Strategy Officer and from March 2019 to November 2020 she served as National Media Group’s Chief Digital Officer. From August 2016 to January 2019, Ms. Levene served as a consultant and advisor to a variety of companies. From September 2015 to December 2020, Ms. Levene served as a board member of Digital Content Next. Ms. Levene received her MBA from Harvard University and her Bachelor’s degrees from the University of Pennsylvania.
John S. Zieser has served as Chief Development Officer and General Counsel of Meredith Corporation since 2008. Prior to joining Meredith in 1999, Mr. Zieser was Group President at First Data Merchant Services, a subsidiary of First Data Corporation. Prior to First Data, Mr. Zieser was an attorney at Sullivan & Cromwell. Mr. Zieser earned his JD from Cornell University. Mr. Zieser earned both MBA and BBA degrees from the University of Iowa.
Board of Directors

Name	Age	Position with New Meredith
Thomas H. Harty	58	Chairman of the Board
Donald C. Berg (1)	66	Director
Paula A. Kerger (2)(3)	63	Director
D. Mell Meredith Frazier (2)(3)	65	Vice Chair of the Board
Beth J. Kaplan (1)(2)	63	Director
Christopher Roberts III (1)	59	Director
Elizabeth E. Tallett	72	Lead Independent Director
Donald A. Baer (1)(3)	67	Director
Gregory G. Coleman (1)	67	Director

___________________
(1)Member of the Audit Committee
(2)Member of the Human Resources and Compensation Committee
(3)Member of the Nominating/Governance Committee
See above for Mr. Harty’s biographical information.
Mr. Berg has been a member of the Board of Meredith Corporation since 2012. Mr. Berg has served as President of DCB Advisory Services, a consulting firm to food and beverage companies from multinational conglomerates to start-up companies, since 2016. Previously, Mr. Berg was Executive Vice President ("EVP") & Chief Financial Officer ("CFO") of Brown-Forman Corporation, a family-controlled public company, until April 2014. In addition to his role as CFO, during his 26 year career at Brown-Forman, Mr. Berg held various executive positions, including President of its emerging market division; President of its largest operating group, the Americas; the head of its strategic planning function; and the director of its mergers and acquisitions group. Mr. Berg joined the Board of Directors of Gildan Activewear in February 2015, and has served as Chairman of the Board since May 2019. Before serving as Chairman of the Board, he served as Chair of the Compensation and Human Resources Committee and as a member of the Audit/Finance and Governance and Social Responsibility Committees. He provides financial expertise, strategic development and international business experience to our Board.
Ms. Kerger joined the Board of Meredith Corporation in November 2018. Ms. Kerger is currently President and CEO of PBS, the nation's largest non-commercial media organization with nearly 350 member stations. Having joined PBS in March 2006, Ms. Kerger is the longest-serving President and CEO in PBS history. Previously, Ms. Kerger was EVP and COO at Educational Broadcasting Corporation, the parent company of Thirteen/WNET and WLIW21 New York, for more than a decade. Ms. Kerger's leadership experience within the broadcasting and digital media industries provides valuable insights to our overall business strategy.
Ms. Frazier has been a member of the Board of Meredith Corporation since 2000 and was elected Vice Chairman in 2010. She is also the Chairman of the Board of the Meredith Corporation Foundation. Ms. Frazier began her career at Meredith in 1976, holding various positions throughout Meredith Corporation, including editorial, financial, marketing and production positions in publishing; acquisition and financial analysis in broadcasting; and various corporate staff positions through 2003. As a fourth-generation member of the Meredith family, she holds a deep appreciation of the values and societal roles of the company throughout its history. In addition, her previous service as an employee in various positions throughout the company allows her to share a singular perspective with our Board.
Ms. Kaplan was elected to the Board of Meredith Corporation in January 2017. She has served as a managing member of Axcel Partners, LLC, a venture capital firm investing in early stage and growth companies, since 2011. Ms. Kaplan served as President and COO at Rent the Runway from 2013 to 2015 and continues to serve on the Board of Directors. She also served as President and Chief Merchandising and Marketing Officer from 2008 to 2011, and as a director in 2011 at General Nutrition Centers, Inc. ("GNC") where she played an integral role in the company's 2011 initial public offering. Prior to GNC, Ms. Kaplan served as EVP and General Manager at Bath & Body Works; EVP of Marketing and Merchandising at Rite Aid Drugstores; and President and General Manager of the Cosmetics and Fragrance division at Procter & Gamble. Ms. Kaplan also serves on the Boards of the Howard Hughes Corporation, a commercial, residential and mixed-use real estate company, serving on the Audit and Risk Committee, and Crocs, a footwear company, serving on the Compensation Committee. Ms. Kaplan provides valuable industry experience leading top female brands.
Mr. Roberts was elected to the Board of Meredith Corporation in February 2019. Since October 2020, Mr. Roberts has worked at Ecolab, most recently as EVP and general manager of global food and beverage, which provides cleaning, sanitizing and other solutions to food and beverage processors throughout the world. From September 2019 to May 2020, Mr. Roberts was EVP and Chief Customer Officer for Land O’Lakes, Inc., a Fortune 200 food and agribusiness corporation with operations and services in 60 countries spanning agricultural supply, animal feed and value-added dairy products and ingredients. He was also a member of its Executive Committee. Prior to Land O’ Lakes, Mr. Roberts was chief operating officer of Dairy Foods from February 2017 to September 2019. From 2006 to 2017, Mr. Roberts held positions of increasing responsibility at Cargill Inc., which included serving as President of Cargill Food service North America and President of its Value Added Protein and Kitchen Solutions businesses. Mr. Roberts began his career in leadership roles first at PepsiCo Inc. and later at The Coca Cola

Company, Inc. Mr. Roberts has relevant consumer packaged goods experience which proves to be beneficial to our Board as a whole.
Ms. Tallett was first elected to the Board of Meredith Corporation in 2008 and was elected Lead Independent Director in 2020. From 2002 to 2014, Ms. Tallett was Principal at Hunter Partners, LLC, a management company for early to mid-stage pharmaceutical, biotech and medical device companies. She continues to operate as a consultant to early stage pharmaceutical and healthcare companies. Ms. Tallett also serves on the Boards of Qiagen, N.V., serving as Chairman of the Compensation and Human Resources. Committee and a member on the Audit and Nominating and ESG Committees; Anthem, Inc., serving as Chair of the Board and on the Compensation and Talent, and Nominating and Governance Committees; and Moderna, Inc. serving as chair of the Audit Committee and a member of the Compensation Committee. In addition to her leadership and financial management in pharmaceutical and biotechnology firms, she brings executive-level experience in multinational companies, international operations, economics, strategic planning, marketing, product development and acquisitions and mergers.
Mr. Baer was elected to the Board of Meredith Corporation in November 2014. He has served as a Senior Partner of Brunswick Group since 2021. From 2012 to 2018, Mr. Baer was Worldwide Chair and CEO of strategic communications firm Burson-Marsteller, and, after its merger to form Burson Cohn & Wolfe, Global Chair from 2018 to 2019. He joined the firm in 2007 as Worldwide Vice Chair. Prior to those positions, Mr. Baer was Senior Executive Vice President for Strategy and Development and an executive committee member of Discovery Communications and served as White House Senior Advisor to President Bill Clinton. Mr. Baer currently serves as Chair of the Board of Directors of PBS and is a member of the Advisory Board of NewsGuard. Mr. Baer brings a broad and deep understanding of media and marketing industries, strategic communications and governmental policy.
Mr. Coleman was elected to the Board of Meredith Corporation in May 2020. He is Executive in Residence at Lerer Hippeau Ventures, a position he has held since 2018, and sits on numerous boards at the intersection of technology, media and advertising including BuzzFeed Japan, LoopMe and Botify. From 2014 to 2018, he was the President of BuzzFeed and from 2011 to 2014 he was President of advertising technology company Criteo. He has previously held roles as President and Chief Revenue Officer at the Huffington Post and EVP of Global Sales at Yahoo. Mr. Coleman was formerly SVP of Reader’s Digest Association and President of U.S. Magazine Publishing. At CBS, Inc., he spent 10 years leading advertising efforts for Woman’s Day as VP and National Sales Manager. Mr. Coleman's diverse set of media business experiences provides valuable insight for growth opportunities.
Board Leadership Structure
Our businesses are overseen by the Board, which has nine members, eight of which are independent under NYSE rules. The Board has three standing committees, Audit, Nominating/Governance, and Human Resources and Compensation, all of which are comprised entirely of independent directors. Each committee has its own charter and the chairman of each committee reports to the Board at each regular meeting.
The Board has no specific policy with respect to the separation of the offices of Chairman and CEO. The Board believes this issue is part of the succession planning process and that it is in our best interests for the Board to make this determination on a periodic basis. In addition, the Board elected Ms. Frazier, an independent director under the NYSE rules, to serve as Vice-Chairman
Mr. Harty has primary responsibility for managing our businesses, designing, developing and establishing strategic plans and providing leadership to the management team, all subject to the Board’s direction and review. As Chairman of the Board, Mr. Harty is the key link between the Board and other members of management, as well as between the Board and our shareholders.
As Vice Chairman, Ms. Frazier works closely with the Chairman to ensure that the Board’s procedures, processes and communications reflect sound corporate governance. She chairs executive sessions of the independent, non-management directors and counsels collectively and individually with the members of the Board to utilize their individual capabilities to the Board’s best advantage. She collaborates with the Chairman to organize and establish the Board agenda, works to ensure there is sufficient time for discussion of agenda items and oversees the circulation of timely and relevant information to directors. The Board believes at this time this leadership structure will enhance Board effectiveness in performing its oversight role and furthers the policies and procedures of the Board.
Ms. Tallett serves as Lead Independent Director. Ms. Tallett collaborates with the Chairman and Vice Chairman on setting agendas for Board meetings, including executive sessions; facilitates discussion among the independent directors on key issues outside of Board meetings; and provides advice and counsel to the Board as requested.
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines (the "Guidelines"), charters for each of the Board committees, the Code of Business Conduct and Ethics and the Code of Ethics for CEO and Senior Financial Officers. These documents will be posted on the Investors/Corporate Governance section of New Meredith’s website, www.meredith.com, and is available upon written request to our Secretary, 1716 Locust Street, Des Moines, Iowa 50309-3023.
Director Independence
Because certain members of the Meredith family, acting as a group, will control more than 50% of the voting power of New Meredith, we will be a "Controlled Company" and need not comply with the requirements for a majority of independent directors or for independent compensation and nominating/corporate governance committees. Our Board has, nevertheless, determined to comply in all respects with the NYSE rules relating to non-controlled companies. The Board currently does not have any categorical standards to assist it in determining the independence of its members other than those expressly set forth in the NYSE rules. For purposes of the NYSE listing standards, the Board has determined that each of Mr. Baer, Mr. Berg, Mr. Coleman, Ms. Frazier, Ms. Kaplan, Ms. Kerger, Mr. Roberts and Ms. Tallett has no material relationship with New Meredith (directly or as a partner, shareholder or officer of an organization that has a relationship with New Meredith) and, accordingly, is independent.
Director Stock Ownership
All directors are expected to own stock in New Meredith. Within five years from their initial appointment or election to the Board, each non-employee director is expected to own 7,500 shares of common stock or a number of shares of common stock equal to three times the value of non-employee director annual compensation, whichever is less. The value of shares for ownership purposes will be determined using a 200-day average stock price.
Restricted stock, restricted stock units ("RSUs") and stock equivalent units ("SEUs") count toward the required ownership but stock options do not. For additional information on stock ownership by our officers and directors, please see “Security Ownership of Certain Beneficial Owners and Management.”
Board Committees
Our Board has established the following committees: an Audit Committee, Human Resources and Compensation Committee and Nominating/Governance Committee. The table below provides the committee assignments for each of our Board committees:

Audit Committee	Nominating/Governance Committee	Human Resources and Compensation Committee
Donald A. Baer	Donald A. Baer	D. Mell Meredith Frazier
Donald C. Berg*	D. Mell Meredith Frazier*	Beth J. Kaplan*
Gregory G. Coleman	Paula A. Kerger	Paula A. Kerger
Beth J. Kaplan
Christopher Roberts III
*Committee Chair

Audit Committee
The Committee is composed entirely of non-employee directors, each of whom meets the independence requirements of the NYSE listing standards, as well as the requirements of the Sarbanes-Oxley Act of 2002. Pursuant to our Audit Committee Charter, each member of the Committee, in addition to meeting the independence requirement, must be "financially literate" as contemplated under the NYSE rules. Furthermore, the Board has determined that directors Baer, Berg, Coleman, Kaplan, and Roberts III each meet the requirements to be named "audit committee financial experts" as the term has been defined by the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002.
The Committee assists the Board in fulfilling its oversight responsibilities as they relate to accounting policies and internal controls, financial reporting practices and legal and regulatory compliance. It is directly responsible for the appointment, compensation and oversight of New Meredith’s independent auditor, also referred to as "independent registered public accounting firm," and has sole authority to appoint or replace the independent auditor.
Nominating/Governance Committee
Pursuant to the Committee's charter, all members of this Committee are non-employee directors who meet the independence requirements of the NYSE listing standards. The Committee's purpose is to assist the Board by identifying individuals qualified to become Board members and recommend to the Board the director nominees for the next Annual Meeting; recommend to the Board the Corporate Governance Guidelines applicable to New Meredith; lead the Board in its annual review of CEO succession planning and the Board's performance; recommend to the Board any changes in non-employee director compensation and recommend to the Board director nominees for each committee.
Nominees for directorship may be recommended by members of the Board, shareholders or other parties. The Nominating/ Governance Committee may retain an executive recruiting firm whose function is to bring specific director candidates to the attention of the Committee. Current directors will be contacted at the end of their terms concerning their willingness and intent to continue as a director. All nominees will be considered in accordance with the policies and principles in the Nominating/Governance Committee Charter. The Committee is responsible for reviewing with the Board the requisite skills and characteristics of director nominees. It assesses nominees' qualifications for independence as well as other considerations. The Committee's first priority is to seek the most qualified and experienced candidates possible. A person considered for nomination to the Board must be a person of high integrity and ethics. While the Committee does not have a formal diversity policy, it seeks to ensure that the Board maintains an appropriate mix of experience, characteristics, skills and background to provide the Board and us with sound and effective input and guidance. In addition, while the Committee has not adopted a policy with respect to nominations made by shareholders, it will consider nominations that are submitted in accordance with our Bylaws.
Human Resources and Compensation Committee
Pursuant to the Committee charter, all members of this Committee are non-employee directors who meet the independence requirements of the NYSE listing standards. The Committee has overall responsibility for evaluation and approval of officer compensation plans, policies and programs. The Committee reviews and approves corporate officers' salaries; approves, prior to adoption, any officer or management incentive, bonus, stock plans or agreements and administers such plans as required. The Committee also reviews and approves executive development and succession planning, employee engagement, and diversity and inclusion, including pay equity and provides Board oversight of company culture and human capital initiatives.
Director Compensation
Historically, Meredith employee directors receive no additional compensation for Board service. The following sets forth non-employee director compensation for Meredith Corporation. The annual board cash retainer for non-employee directors is $105,000, with an additional Lead Director retainer of $50,000, Audit Committee Chairman retainer of $30,000 and Human Resources and Compensation Committee and Nominating/Governance Committee chairman retainer of $20,000. Non-employee directors may elect to convert all or half of the annual cash board retainer, including any additional chairman, lead director or committee retainers, into restricted stock or SEUs as follows: 105% of the retainer may be received as restricted stock or SEUs, or 50% of the retainer may be received in cash and 52.5% of the retainer received as restricted stock or SEUs. Restricted stock pays dividends equal to any dividends declared by us, if any, on common stock and vests one-third each year on the first three anniversaries of the grant date or upon the director's retirement from the Board. SEUs are fully vested but are paid out as common stock on a one-for-one basis only upon the director's resignation, retirement or other termination of service from the Board. Dividends to the extent they are paid by us, on SEUs are reinvested.
In addition to the annual board cash retainer each year, on the date of the Annual Meeting, each non-employee director receives an equity grant of $135,000, half in restricted stock and half in nonqualified stock options. One-third of the number of shares of restricted stock and stock options granted vests each of the first three anniversaries of the grant date. Stock options have an exercise price equal to the closing price of our common stock on the NYSE on the date of the grant and expire on the tenth anniversary of the grant date.
Upon election to the Board, each new non-employee director may choose to receive a grant of 1,200 shares of restricted stock which vests one-third each year on the first three anniversaries of the grant date or a grant of 1,200 SEUs which, although fully vested, are paid out as common stock on a one-for-one basis only upon the director's resignation, retirement or other termination of service from the Board.
Fees paid in stock are awarded on the date of the Annual Meeting. Cash retainers are paid in quarterly installments. We reimburse directors for out-of-pocket expenses related to attendance at Board and committee meetings. We also offer a matching gifts program where every dollar contributed by a director to an eligible charity is matched dollar-for-dollar up to $5,000. The compensation paid to each non-employee director by Meredith Corporation during the fiscal year ended June 30, 2020 and the six months ended December 31, 2020, is shown in the table below.
Board of Director retainer reductions of 40% were included with the salary reductions implemented by Meredith Corporation for the employee population in the fiscal year ended June 30, 2020, and continued into the six month period ended December 31, 2020. Since board retainers are paid in advance at the beginning of each quarter, the reductions did not take place until the six month period ended December 31, 2020.
See “—Director Compensation—Director Compensation for Fiscal 2020 and Transition Period” for detailed information on director compensation for the fiscal year ended June 30, 2020 and the six months ended December 31, 2020.
New Meredith has adopted director compensation identical to that of Meredith Corporation described above.

EXECUTIVE COMPENSATION
We currently operate as a business segment of Meredith and not as an independent company, and our compensation committee is not expected to begin meeting until after the completion of the Separation and Distribution. As a result, Meredith has determined the compensation of those individuals who have been designated as our executive officers, and will continue to do so until the completion of the Separation and Distribution. Pursuant to the Employee Matters Agreement, Meredith’s NMG and corporate-level employees and associated liabilities and all benefit plans of Meredith will be assumed by New Meredith, subject to the terms and conditions of the Employee Matters Agreement. As a result, we expect compensation arrangements, compensation philosophy and objectives and the components of executive compensation to be similar to those of Meredith. In compliance with SEC rules, the information included in this section is historical, however, we may implement changes to our executive compensation policies and programs in connection with or following the Separation and Distribution.
NAMED EXECUTIVE OFFICER COMPENSATION
As of December 31, 2020, all named executive officers (“NEOs”) of Meredith were employed pursuant to agreements with Meredith. A more complete description of those agreements can be found under “–Named Executive Officer Compensation–Potential Payments upon Termination–Employment and Other Agreements.” The salary for each of the NEOs is set according to the terms of such employment agreement or at the discretion of the Human Resources and Compensation Committee.
Each NEO is entitled to participate in all employee benefit plans maintained by us, including the Meredith Corporation 2014 Stock Incentive Plan (“2014 Plan”), which will be assumed by New Meredith, subject to the provisions of the Employee Matters Agreement. In addition, customary perquisites are provided to each of the NEOs.
Many elements affect the change in the pension value from year to year, including age, years of service, pay increase, annuity conversion rate change and/or discount rate change. Specifically, the assumed annuity conversion rate may produce unexpected changes from year to year.
Compensation is reported for the twelve month period ended June 30, 2020 as well as for the six month period ended December 31, 2020. In connection with the Separation, Distribution, and Spin-Off, we changed our fiscal year end from the twelve months ended June 30 to the twelve months ended December 31. Due to the transition to a calendar year oriented financial reporting cycle, we’re presenting the compensation of our executives for the twelve months ended June 30, 2020 (“fiscal 2020”) and the six months ended December 31, 2020 (the “transition period”).
We are currently part of Meredith Corporation and are not yet a stand-alone company, and, accordingly, our Human Resources and Compensation Committee has not yet been formed. This Compensation Discussion and Analysis describes the historical compensation practices of Meredith Corporation. The description of our executive compensation program, and of the philosophy, principles and key practices that shape it, apply to New Meredith as well as Meredith Corporation.
COMPENSATION DISCUSSION AND ANALYSIS
This section discusses the principles underlying our compensation policies for our NEOs, who as of December 31, 2020 were:
•Thomas H. Harty, Chairman and Chief Executive Officer
•Jason M. Frierott, Chief Financial Officer (hired March 9, 2020)
•Catherine A. Levene, President – National Media Group (promoted November 30, 2020)
•John S. Zieser, Chief Development Officer, General Counsel
Our executive compensation program is designed to provide total compensation that allows us to continue to retain our key executive talent, attract new executive talent when needed, and align our executives’ interests with successful execution of our business strategy and creation of value for shareholders.

Executive Summary

FISCAL 2020 SIGNIFICANT EVENTS	Leadership Transition. Mr. Frierott was hired as Chief Financial Officer in March 2020 and Ms. Levene was promoted to President, National Media Group in November 2020.
FISCAL 2020 & TRANSITION PERIOD COMPENSATION DECISIONS AND OUTCOMES	We design our executive compensation program to motivate and reward achievement of critical financial and operational performance objectives, and the creation of shareholder value. Our compensation decisions and outcomes through December 31, 2020 reflect our commitment to this performance-based philosophy, and also demonstrate our desire to provide compensation opportunities that are competitive, allowing us to attract and retain our executives. A summary of pay decisions in fiscal 2020 and during the transition period is included below:

•Base salary, target short-term incentives and target long-term incentives increased at the start of fiscal 2020 for our NEOs as we continued to review competitive market data and consider the increased roles and responsibilities due to the acquisition of Time Inc. Due to the COVID-19 pandemic, base salary and fee reductions of 40% for our CEO and Board of Directors, and 30% for the other NEOs, were implemented in late fiscal 2020 and continued until September 2020. There were few changes to base salary, target short-term incentives and target long-term incentives during the transition period.

•Our active NEOs received base salary increases at the beginning of fiscal 2020 of 3% and there were no base salary increases during the transition period, with the exception of Ms. Levene due to her promotion to President, National Media Group.

•In an effort to maintain competitive pay opportunities, increases in target short-term incentives from 75% to 80% of salary were approved for Mr. Zieser in fiscal 2020 and there were no target short-term incentive increases during the transition period, with the exception of Ms. Levene due to her promotion to President, National Media Group.

•Actual short-term incentive payouts ranged from 56% to 58% of target in fiscal 2020, reflecting our actual financial and operational performance at ours and NMG levels relative to goals established for the year and individual performance. The short-term incentive plan in place at the start of the transition period was split into two six-month performance cycles to provide potential flexibility to adjust financial targets for the second six-month period should economic or business factors improve or deteriorate as a result of the pandemic.

•The grant value of fiscal 2020 long-term incentives awarded to our NEOs increased by 16% on average in fiscal 2020 and Mr. Harty’s long-term incentives increased by 16% during the transition period. Consistent with previous years, long-term incentives were awarded in a combination of stock options, time-vested RSUs and our cash based long-term incentive plan (“Cash LTIP”). In addition, a special one-time equity grant was awarded during the transition period to most bonus eligible employees, including the NEOs, as recognition for efforts during the COVID-19 pandemic and to assist with employee retention.

SHAREHOLDER APPROVAL OF FISCAL 2020 COMPENSATION
In fiscal 2020, our shareholders overwhelmingly supported our executive compensation programs and practices – approximately 98% of the votes cast were in favor of our say-on-pay proposal. Based on this strong support, our Human Resources and Compensation Committee (referred to in this Section as the "Committee") maintained the general structure of our executive pay program through December 31, 2020. The Committee considers the results of the shareholder advisory vote and shareholder feedback when evaluating and establishing executive compensation programs and compensation levels of our NEOs.

Compensation Philosophy and Objectives
Our executive compensation philosophy has the following objectives:

1.	Align the interests of the NEOs with those of shareholders through performance-based compensation, which links both short and long-term compensation to business results
2.	Provide compensation opportunities that are competitive in the marketplace in which we conduct our businesses in order to attract, retain and motivate top-caliber executives
3.
Provide opportunities to earn greater levels of compensation if superior operating performance and shareholder returns are achieved, and lower compensation if performance results are below expectations

4.	Design incentives that balance the need to meet and exceed annual operating plans with the need for long-term business growth and to provide superior shareholder returns
5.	Provide clear and measurable objectives for executive performance
A Glance at How We Pay for Performance

With our philosophy and objectives as our guide, we link our executive compensation to the performance of Meredith in several key and measurable ways:

•Our short-term incentive program creates incentives for the achievement of pre-established financial, operating and individual performance. For each NEO, 80 percent of the short-term incentives were based on Meredith and/or group targets, and 20 percent were based on individual strategic objectives.

•The long-term incentive program includes grants of stock options, time-vested RSUs and incentives under our Cash LTIP. The value of the equity awards is based on value created for shareholders, while the Cash LTIP payouts are tied to specific Meredith financial performance goals over multiple years.

•If the NEOs do not achieve the minimum performance requirements outlined by the Committee, they do not earn or receive incentive awards.

Our compensation program for NEOs is designed to deliver a significant portion of their total compensation in variable annual cash incentives and long-term incentives subject to Meredith, group and individual performance. The pie charts show the mix of target compensation for our CEO and other NEOs.
In summary for fiscal 2020, approximately 80% and 69% of our CEO and other NEOs target compensation was in the form of variable pay. For the transition period, approximately 81% and 69%, respectively, of our CEO’s and other NEO’s target compensation was in the form of variable pay.
The vast majority of our NEO compensation is dependent on achieving measurable results.

Determination of Executive Compensation
Role of the Human Resources and Compensation Committee and Management in Compensation Decisions
The Committee administers the compensation program for all officers, including the NEOs. The Committee has overall responsibility for evaluating and approving the executive compensation philosophy and our executive compensation plans, policies and programs.

STEP 1	STEP 2	STEP 3
At the beginning of each fiscal year, the Chairman and CEO provides recommendations to the Committee on the compensation of the other NEOs. (He does not make recommendations on his own pay.) These recommendations take into consideration the competitive market pay data provided by the Committee’s independent consultant, as well as an evaluation of the NEO’s role, specific skills, abilities and experience, contributions and performance and impact in achieving Meredith performance.	The Committee considers these recommendations together with the input of our independent compensation consultant and subsequently approves the NEOs’ compensation. All aspects of the Chairman and CEO's compensation are determined solely by the Committee.
The Committee reviews and approves performance metrics; establishes thresholds, targets and maximums; and determines weightings for each of the corporate, group and individual goals for the short and long-term incentive plans based on recommendations provided by management. These recommendations are based on the business plan for performance goals and specific financial targets. The Committee strives to ensure that the incentive metrics are consistent with the financial, operational and strategic goals set by the Board, that the goals are sufficiently ambitious to provide meaningful incentives and that amounts paid, assuming target levels of performance are attained, would be consistent with the overall NEO compensation philosophy established by the Committee.

In determining performance goals and evaluating performance results, the Committee may use its discretion and judgment to ensure that management's rewards for business performance are commensurate with their contributions, while still holding management accountable for the overall results of the business. The Committee believes that the metrics for incentive compensation plans should be specific and objective, yet recognizes that interpretation of the application of pre-established metrics to results may be necessary from time to time for certain special items, such as changes in applicable accounting rules pursuant to U.S. GAAP, changes in tax laws or applicable tax rates, acquisitions and divestitures, and special investments or expenditures in our operations.
We expect New Meredith’s Committee will continue to follow this multi-step process going forward, with recommendations on NEO pay being provided primarily by New Meredith’s Chairman and CEO, with approval of the Committee, and the Committee having responsibility for setting New Meredith’s Chairman and CEO pay.
Role of the Compensation Consultant
The Committee retained Willis Towers Watson as its independent compensation consultant to advise the Committee on matters related to executive compensation. Willis Towers Watson reports directly to the Committee for executive compensation services, and the Committee may terminate Willis Towers Watson with respect to such services. The consultant attended four Committee meetings in fiscal 2020 and two during the transition period. Willis Towers Watson was paid $103,068 and $66,424 for executive compensation consulting services during fiscal 2020 and the transition period, respectively, and $1,631,396 and $1,097,721 for other consulting services, which included retirement, group benefits marketplace, global services and solutions, and healthcare, during fiscal 2020 and the transition period, respectively.
The Committee has assessed Willis Towers Watson's independence using the SEC regulations issued under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. In assessing Willis Towers Watson's independence, the Committee took into account the following factors:
•Policies and procedures Willis Towers Watson has in place to prevent conflicts of interest;
•Any business or personal relationships between Willis Towers Watson or the members of Willis Towers Watson performing consulting services for the Committee and members of the Committee;
•Any business or personal relationships between Willis Towers Watson or members of Willis Towers Watson performing consulting services for the Committee and any executive officer;
•Any Company stock owned by members of Willis Towers Watson performing consulting services for the Committee;
•Other services provided by Willis Towers Watson to Meredith; and
•Fees paid to Willis Towers Watson as a percent of the firm's revenue.
Based on the above factors, the Committee believes the engagement of Willis Towers Watson did not raise any conflicts of interest.
Use of Comparative Data
Our goal is to establish a compensation program for the NEOs that provides market competitive target total compensation opportunities with actual earned compensation that is largely contingent on performance. Willis Towers Watson completes an annual analysis of our NEO pay opportunities relative to prevailing market practices, based on our peer group and information from published surveys of executive pay practices.
Due to the dynamics of the competitive marketplace, with companies being acquired, product lines divested and growth occurring through acquisitions, the Committee regularly reviews the peer group used for assessing our NEO’s pay and makes changes to account for these events.
The Committee requests that Willis Towers Watson review the existing compensation peer group from time to time and provide recommendations for changes to ensure the group remains an appropriate comparator group for assessing executive pay. Willis Towers Watson’s evaluation of the peer group takes into consideration factors including similar industry and business profiles, and size comparability based on revenues and market capitalization. The peer group consists of broadcast companies and does not reflect the peer group for New Meredith. The group used for purposes of setting compensation during fiscal 2020 and the transition period consisted of the following companies (Tribune Media Company was removed during the transition period as it was acquired):

Meredith Corporation Peer Group
AMC Networks Inc.	Nexstar Media Group Inc.
Discovery Communications Inc.	Sinclair Broadcast Group, Inc.
Graham Holdings Company	The E.W. Scripps Company
IAC/InterActiveCorp	The Interpublic Group of Companies
Lions Gate Entertainment Corporation	TEGNA Inc.
News Corporation
In addition to publicly filed peer group pay information, the Committee reviewed compensation survey data reflecting industry-specific and general industry data based on companies of comparable size to Meredith

Corporation, prepared by Willis Towers Watson. In their report, Willis Towers Watson provided data on base salary, annual cash incentives, long-term incentives and total direct compensation.
The comparative market data provided by Willis Towers Watson represents one factor considered by the Committee when making executive pay decisions. However, the Committee considers other factors when setting executive pay including individual skills, experience, tenure, performance and internal equity.
Compensation Factors and Governance for Fiscal 2020 and Transition Period
The Committee evaluates many factors when designing and establishing executive compensation plans and targets. The following tables outline our key practices:

WHAT WE DO	WHAT WE DON'T DO
✓ Maintain an industry-specific peer group for benchmarking pay
✓ Deliver executive compensation primarily through performance-based pay
✓ Set challenging short and long-term incentive award goals
✓ Mitigate undue risk by using a cap on maximum payouts for short and long-term plans and performing an annual internal risk assessment of compensation programs
✓ Maintain stock ownership guidelines that reinforce alignment between stockholders and our executive officers
✓ Maintain a recoupment (clawback) policy for equity and incentive compensation
✓ Offer market-competitive benefits for executives that are consistent with the benefits provided to the rest of our employees
✓ Engage an independent compensation consultant reporting directly to the Committee

☒ Include tax gross-ups upon change in control in any new executed agreements
☒ Allow hedging, short sales, option trading or pledging of common stock
☒ Reprice stock options
☒ Provide excessive perquisites

Elements of Executive Compensation
Base Salary
Our NEOs’ base salaries are generally determined by the Committee at its quarterly meeting in August. Base salaries are established by taking into consideration the scope and complexity of the executive role, the executive’s skills and abilities, performance and competitive market data. Our goal is to establish a compensation program for the NEOs that provides market competitive target total compensation opportunities with actual earned compensation that is largely contingent on performance.
For fiscal 2020 and during the transition period, the Committee reviewed the competitive benchmarking analysis prepared by Willis Towers Watson on NEO compensation. Base salary increases for the employee population are also considered when reviewing the NEO's base salary. There were base salary increases for active NEOs in fiscal 2020 and no base salary increases during the transition period.

Executive	Fiscal 2019 ($)	Fiscal 2020 ($)	As of December 31, 2020 ($)	Change Fiscal 2019 and Fiscal 2020 ($)	Change Fiscal 2020 and December 31, 2020 (%)
Thomas H. Harty	1,000,000	1,030,000	1,030,000	3%	—%
Jason M. Frierott	—	675,000	675,000	—%	—%
Catherine A. Levene (1)	—	525,000	675,000	—%	29%
John S. Zieser	750,000	775,000	775,000	3%	—%
__________________
(1)Ms. Levene's salary as of December 31, 2020 represents her salary as President, National Media Group (effective November 30, 2020). The Fiscal 2020 salary represents her salary prior to her promotion to President, National Media Group.
Meredith implemented salary reductions for the employee population, including the active NEOs, as a cost control measure during the last two months of fiscal 2020, and continuing into the first two months of the transition period. Mr. Harty and the Board incurred a base salary reduction of 40% and a fee reduction of 40%, respectively, while the other active NEOs incurred a base salary reduction of 30%. Approximately 40% of our employees did not receive a base salary reduction as they were below the established floor. The remaining employee base salary reductions ranged from 15% to 25% depending on base salary level. The base salaries listed above do not include the base salary reductions. Refer to the Summary Compensation Table for actual base salaries paid to each NEO.
Short-Term Incentives
We have established a short-term incentive plan to provide our NEOs with competitive cash incentives for the attainment of financial and operational performance targets, and individual performance achievements. Our NEOs have a defined target incentive opportunity that ranges from 75% to 100% of salary. The short-term incentive payout for the NEOs ranges from 50% of target if the threshold levels of performance are achieved and up to 250% of target for achieving the maximum performance level. The payouts are linear for actual performance between threshold and target, and between target and maximum. If performance is below the threshold, no incentive is earned.
In establishing the short-term incentive target award opportunities, the Committee considers several factors including:
•The desire to ensure a substantial portion of total compensation is performance-based;
•The relative importance of the short-term and long-term performance;
•The advice of the independent compensation consultant regarding compensation practices at other companies in the peer group;
•The target amounts set and actual incentives paid in recent years; and
•The results of the annual shareholder advisory vote on executive compensation programs.
The table below provides the established incentive ranges for our NEOs. Based on the factors noted above, competitive market data and internal equity considerations, the incentive target for Mr. Zieser increased in fiscal 2020 from 75% to 80% of salary. The Annual Incentive Ranges listed for the transition period are annualized, except for Ms. Levene as noted below. Due to the volatile economic state due to the COVID-19 pandemic during the transition period, the Committee approved a full year short-term incentive plan in August 2020, split into two six-month performance cycles, which provided flexibility to adjust financial targets for the second six-month period should economic or business factors improve or deteriorate. Throughout the year at its quarterly meetings, the Committee reviewed Meredith Corporation and NMG financial performance results and the progress of the NEOs toward meeting the quantitative goals established for the fiscal year. Additional details on the financial targets set for the first six-month performance cycle are included below.

		Annual Incentive Range
		Threshold		Target		Maximum
Executive	Period	% of Salary	Amount ($)	% of Salary	Amount ($)	% of Salary	Amount ($)
Thomas H. Harty	Transition Period	50%	515,000	100%	1,030,000	250%	2,575,000
	Fiscal 2020	50%	515,000	100%	1,030,000	250%	2,575,000
Jason M. Frierott	Transition Period	37.5%	253,125	75%	506,250	187.5%	1,265,625
Catherine A. Levene (1)	Transition Period	40%	157,500	80%	315,000	200%	787,500
John S. Zieser	Transition Period	40%	310,000	80%	620,000	200%	1,550,000
	Fiscal 2020	40%	310,000	80%	620,000	200%	1,550,000
__________________
(1)The transition period for Ms. Levene reflects the prorated annualized incentive target for her role as President, National Media Group.
In fiscal 2020 and the transition period, consistent with prior years, 80% of the short-term incentive for each NEO was based on specific Meredith Corporation and group financial targets. The remaining 20% related to predetermined strategic individual objectives.
Each NEO's specific financial objectives are weighted according to the extent to which the executive is responsible for delivering results on those objectives. The weightings assigned to the objectives for each NEO for fiscal 2020 and the transition period are shown in the following table:

	Fiscal 2020		Transition Period
Objective	Harty	Zieser	Harty	Frierott	Levene (2)	Zieser
Adjusted EBITDA	25%	25%	25%	25%	—%	25%
Company Revenue	20%	20%	25%	25%	—%	25%
Cost Synergies (1)	15%	15%	—%	—%	—%	—%
Earnings per Share ("EPS")	20%	20%	—%	—%	—%	—%
Cash Flow	—%	—%	30%	30%	20%	30%
NMG Operating Profit	—%	—%	—%	—%	30%	—%
NMG Operating Revenue	—%	—%	—%	—%	30%	—%
Individual Strategic Objectives	20%	20%	20%	20%	20%	20%
__________________
(1)Cost synergies are associated with the acquisition of Time Inc.
Each NEO had 20% of his or her short-term incentive tied to specific individual strategic performance objectives. These performance objectives included the general categories of strategy development and execution, corporate and people development, operating initiatives, succession planning and the integration of Time Inc. The transition period includes individual strategic performance objectives such as strategy development and execution, COVID-19 financial recovery, and cost savings and operating initiatives.
At the beginning of fiscal 2020, the Committee approved the financial and individual metrics and goals. At its August 2020 meeting, the Committee reviewed and approved the fiscal 2020 performance results and incentive awards for each NEO. The results for Meredith Corporation and group performance are provided in the following tables:

	Threshold ($)	Target ($)	Maximum ($)	Actual Results ($)
EPS (1)	2.76	2.91	3.06	1.54
Adjusted EBITDA (2)	607,500,000	675,000,000	742,500,000	548,200,000
Company Revenue	2,989,175,000	3,146,500,000	3,303,825,000	2,848,600,000
Cost Synergies (3)	121,500,000	135,000,000	148,500,000	160,100,000
__________________
(1)EPS is measured on a non-GAAP basis and excludes special items recorded during the fiscal year.
(2)Adjusted EBITDA is measured on a non-GAAP basis and is defined as net earnings (loss) from continuing operations before interest expense, income taxes, depreciation, amortization, and special items recorded during the fiscal year.
(3)Cost synergies are associated with the acquisition of Time Inc.
Based on financial and operational results, and the assessment of individual performance, the Committee approved the short-term incentive payouts for fiscal 2020 for the NEOs shown in the following table:

Executive	Financial Objectives		Individual Performance		Total Incentive Payout
	($)	% of Target	($)	% of Target	($)	% of Target
Thomas H. Harty	386,250	47%	206,000	100%	592,250	58%
John S. Zieser	232,500	47%	113,460	92%	345,960	56%
According to Mr. Frierott's employment agreement, his short-term incentive payout of $168,750 was based on his short-term incentive target of 75% of salary and prorated based on hire date.
At the beginning of the transition period in August 2020, the Committee approved the performance goals for both the first and second six-month performance cycles. The financial targets for the first six-month performance cycle as of December 31, 2020 for Meredith Corporation and NMG performance are provided in the following table:

First Six Months	Threshold ($)	Target ($)	Maximum ($)
Total Meredith Corporation
Free Cash Flow (1)	90,000,000	100,000,000	110,000,000
Adjusted EBITDA (2)	229,500,000	255,000,000	280,500,000
Company Revenue	1,344,250,000	1,415,000,000	1,485,750,000
National Media Group
Adjusted EBITDA (2)	124,200,000	138,000,000	151,800,000
Company Revenue	902,500,000	950,000,000	997,500,000
___________________
(1)Free cash flow is measured on a non-GAAP basis and is defined as net cash provided by operating activities less additions to property, plant and equipment.
(2)Adjusted EBITDA is measured on a non-GAAP basis and is defined as net earnings (loss) from continuing operations before interest expense, income taxes, depreciation, amortization, and special items recorded during the fiscal year.
The financial targets for the second six-month performance cycle and the full year payouts that factor in both the first six-month and second six-month performance cycles are not shown. Full year payouts were made in August 2021.
Long-Term Incentive Compensation
The Committee strives to link executive compensation to our long-term performance by delivering a substantial portion of compensation in the form of long-term incentive awards. For fiscal 2020 and during the transition period, the Committee approved awards under the Meredith Corporation 2014 Stock Incentive Plan (the "2014 Plan") in the form of stock options, time-based RSUs and Cash LTIP.

The Committee believes the use of cash and equity-based long-term incentives appropriately balances the use of cash and the dilution associated with share grants under the 2014 Plan. The Committee determines the balance between cash and equity-based long-term incentives each year. In making that assessment, the Committee considers factors such as the relative merits of cash and each form of equity award as a device for retaining and motivating the NEOs, as well as competitive market practices.

Long-Term Incentive Vehicle	Description	Approximate % of Fiscal 2020 Long-Term Incentive Grant
Cash LTIP	Long-term incentive plan that provides for cash incentives based on achievement of pre-determined cash flow performance goals over a three year period. Executives can earn a threshold payout of 50% of target up to a maximum payout of 200% of target. Grants are made each year resulting in overlapping performance periods. The Cash LTIP allows us to effectively manage dilution associated with the 2014 Plan, and provide incentives for delivering specific financial results over a multi-year time period.	40%
Stock Options	Annual stock option grants cliff vest on the third anniversary of the grant date and have a ten-year term. All stock options are granted with an exercise price equal to the closing price of our common stock on the date of grant. Stock options provide an incentive to increase our stock price and shareholder value.	25%
Restricted Stock Units	Annual RSU grants cliff vest on the third anniversary of the grant date based on continued service. Dividends, to the extent they are paid by us, on RSUs are currently paid in cash. RSUs represent a mechanism to retain our executives and promote stock ownership, thereby aligning executive interests with shareholders.	35%
The table below shows the total target value of the fiscal 2020 long-term incentive compensation for each NEO, the number of stock options and RSUs granted in August 2019, and each executive’s target incentive opportunity under the Cash LTIP.

Executive	Target Long-Term Incentive Value ($)	Stock Options		Restricted Stock Units		Cash LTIP Target ($)
		Shares	Grant Date Value ($)	Shares	Grant Date Value ($)
Thomas H. Harty	3,000,000	85,000	741,762	28,500	1,054,500	1,200,000
John S. Zieser	1,125,000	32,000	279,251	10,675	394,975	450,000

The table below shows the total annualized target value of the long-term incentive compensation for each NEO as of December 31, 2020, the number of stock options and RSUs granted in August 2020, and each executive’s annualized target incentive opportunity under the Cash LTIP as of December 31, 2020.

Executive	Target Long-Term Incentive Value ($)	Stock Options		Restricted Stock Units		Cash LTIP Target ($)
		Shares	Grant Date Value ($)	Shares	Grant Date Value ($)
Thomas H. Harty	3,500,000	152,175	838,484	85,975	1,225,144	1,400,000
Jason M. Frierott	1,000,000	43,500	239,685	24,550	349,838	400,000
Catherine A. Levene	330,000	10,000	55,100	12,100	172,425	100,000
John S. Zieser	1,125,000	48,950	269,715	27,625	393,656	450,000
__________________
(1)Amounts for Ms. Levene reflect her target and grant values prior to her promotion to President, National Media Group.
2018-2020 Cash LTIP Awards
For the fiscal 2018-2020 Cash LTIP, awards were based on achieving cumulative cash flow results over the three-year performance period. The three-year cumulative cash flow result was $639,241,000, which was below the minimum required for payout. The table below includes the performance range as originally established and as adjusted to account for the Time Inc. acquisition, and payouts for the NEOs based on actual results, as approved by the Committee:

Fiscal 2018-2020	Threshold	Target	150% of Target	Maximum	Actual Awards
Cumulative Cash Flow (1)	$495,000,000	$550,000,000	$580,000,000	$605,000,000
Revised Cumulative Cash Flow (2)	$846,000,000	$940,000,000	$991,000,000	$1,034,000,000	$639,241,000
Payout	50%	100%	150%	200%	—%
Thomas H. Harty (3)	$420,834	$841,667	$1,262,501	$1,683,334	$—
John S. Zieser	$162,500	$325,000	$487,500	$650,000	$—
__________________
(1)Cumulative cash flow on a non-GAAP basis. As compared to operating cash flow, the primary difference is that cash flow for Cash LTIP is reduced by capital expenditures.
(2)At the August 2018 meeting, the Committee increased the cumulative cash flow to reflect the acquisition of Time Inc. for fiscal 2019 and 2020 only.
(3)Mr. Harty's target payout was adjusted to reflect his promotion to President and CEO.
2019-2021 Cash LTIP Potential Awards
For the fiscal 2019-2021 Cash LTIP, the Committee again established a three-year cumulative cash flow performance objective to continue to focus the NEOs on cash generation for core and strategic business requirements. The table below outlines the Cash LTIP ranges of performance and the amounts NEOs may earn at the end of the third year:

Fiscal 2019-2021	Threshold	Target	150% of Target	Maximum
Cumulative Cash Flow (1)	$1,303,000,000	$1,447,500,000	$1,520,000,000	$1,592,000,000
Payout	50%	100%	150%	200%
Thomas H. Harty	$500,000	$1,000,000	$1,500,000	$2,000,000
John S. Zieser	$200,000	$400,000	$600,000	$800,000
___________________
(1)Cumulative cash flow on a non-GAAP basis. As compared to operating cash flow, the primary difference is that cash flow for Cash LTIP is reduced by capital expenditures.

2020-2022 Cash LTIP Potential Awards
For the fiscal 2020-2022 Cash LTIP, the Committee again established a three-year cumulative cash flow performance objective to continue to focus the NEOs on cash generation for core and strategic business requirements. The table below outlines the Cash LTIP ranges of performance and the amounts NEOs may earn at the end of the third year:

Fiscal 2020-2022	Threshold	Target	150% of Target	Maximum
Cumulative Cash Flow (1)	$891,000,000	$990,000,000	$1,039,500,000	$1,089,000,000
Payout	50%	100%	150%	200%
Thomas H. Harty	$600,000	$1,200,000	$1,800,000	$2,400,000
John S. Zieser	$225,000	$450,000	$675,000	$900,000
___________________
(1)Cumulative cash flow on a non-GAAP basis. As compared to operating cash flow, the primary difference is that cash flow for Cash LTIP is reduced by capital expenditures.
2021-2023 Cash LTIP Potential Awards
For the fiscal 2021-2023 Cash LTIP granted in August 2020 during the transition period, the Committee again established a three-year cumulative cash flow performance objective to continue to focus the NEOs on cash generation for core and strategic business requirements. The table below outlines the Cash LTIP ranges of performance and the amounts NEOs may earn at the end of the third year:

Fiscal 2021-2023	Threshold	Target	150% of Target	Maximum
Cumulative Cash Flow (1)	$668,700,000	$743,000,000	$780,150,000	$817,300,000
Payout	50%	100%	150%	200%
Thomas H. Harty	$700,000	$1,400,000	$2,100,000	$2,800,000
Jason M. Frierott	$200,000	$400,000	$600,000	$800,000
Catherine A. Levene (2)	$50,000	$100,000	$150,000	$200,000
John S. Zieser	$225,000	$450,000	$675,000	$900,000
___________________
(1)Cumulative cash flow on a non-GAAP basis. As compared to operating cash flow, the primary difference is that cash flow for Cash LTIP is reduced by capital expenditures.
(2)Ms. Levene's award was prior to her promotion to President, National Media Group.
2014 Stock Incentive Plan
Meredith Corporation maintains the 2014 Plan. The 2014 Plan was adopted by the Board of Directors of Meredith Corporation on August 13, 2014 and was approved by the shareholders of Meredith Corporation, and became effective on, November 12, 2014. In connection with the Spin-Off transaction, New Meredith will assume the 2014 Plan and intends to continue granting awards under the 2014 Plan until it is terminated or replaced by a successor plan.
Purpose of the 2014 Plan
The purpose of the 2014 Plan is to establish a program of incentives for our officers, key employees, and directors which will (a) stimulate, recognize, and reward the contribution of those persons to the achievement of long-range corporate goals, (b) provide flexibility to us in our ability to motivate, attract and retain the services of those persons possessing a high level of managerial ability and experience upon whose judgment, interest and special effort the successful conduct of its operation is largely dependent, and (c) to align the interests of those persons with those of our shareholders.
Shares Subject to the 2014 Plan
The number of shares of common stock, $1.00 par value per share, of Meredith Corporation initially reserved for issuance under the 2014 Plan is three million (3,000,000) plus the aggregate number of shares available for issuance

(and not subject to outstanding awards) under the Meredith Corporation 2004 Stock Incentive Plan (the “2004 Plan”) as of the date on which the 2014 Plan was approved by the shareholders of Meredith Corporation. As of August 19, 2021, there were approximately 5,050,000 shares available for issuance under the 2014 Plan.
The number of shares reserved for issuance will be adjusted upon a merger, reorganization, recapitalization, stock dividend or other change in our corporate structure affecting the common stock. The maximum number of options or stock appreciation shares, in the aggregate, that may be awarded to a participant during any annual period is 750,000 shares. The maximum number of shares, in the aggregate, that may be awarded to any participant as restricted stock, restricted stock units, stock equivalent units, or performance shares in any annual period is 300,000 shares.
If any award granted under the 2014 Plan terminates, expires, or lapses prior to exercise for any reason, or if shares are issued and then reacquired by us, any shares subject to such award or any reacquired shares shall be available for the grant of a new award under the 2014 Plan. Shares covered by an award shall not be counted as used unless and until they are actually issued and delivered to a participant. Any shares covered by a stock appreciation right shall be counted as used only to the extent shares are actually issued to the participant upon exercise of the right. In addition, any shares of common stock exchanged by an optionee as full or partial payment to us of the exercise price under any stock option exercised under the 2014 Plan, any shares retained by us pursuant to a participant’s tax withholding election, and any shares covered by a benefit which is settled in cash shall be added to the shares available for benefits under the 2014 Plan.
Administration
The 2014 Plan provides for administration by a Committee of the Board consisting of two or more directors who qualify as non-employee directors. The 2014 Plan is administered by the Human Resources and Compensation Committee of the Board. Among the powers granted to the Committee are the authority to interpret the 2014 Plan; establish rules and regulations for its operation; select persons to receive awards; determine the size and types of awards; and determine the terms and conditions of such awards. Subject to certain conditions, the Committee also has the power to amend the terms and conditions of any outstanding award.
Eligibility and Selection of Participants
All key employees of us and our subsidiaries and all of our non-employee directors are eligible to participate in the 2014 Plan. The selection of participants from eligible employees is within the discretion of the Committee.
Awards under the 2014 Plan
In structuring the 2014 Plan, the Board sought to provide for a variety of awards that could be flexibly administered in order to carry out the purposes of the 2014 Plan. Accordingly, the 2014 Plan provides for the grant of any or all of the following types of awards: stock options, stock appreciation rights, restricted stock, restricted stock units, stock equivalent units, performance shares, and performance cash awards. The Committee shall determine the nature and amount of each award.
Stock Options
The 2014 Plan authorizes the Committee to grant incentive stock options, nonqualified stock options, or a combination thereof to purchase common stock.
Subject to the limitations on the number of options that may be granted under the 2014 Plan, the Committee shall determine for each option its duration, the terms and conditions to which the exercise of the option is subject, the number of shares that may be purchased, and the purchase price per share upon exercise of the option. The purchase price per share may not be less than 100% of the fair market value of such share on the date the option is granted, and no option may be exercised later than the tenth anniversary date of its grant. If an option other than an incentive stock option may not be exercised due to a black-out period within the three business days prior to the normal expiration date of the option, then the expiration date of such option shall be extended for a period of 30 days following the end of the black-out period or such longer period as permitted by the Committee.
The option price upon exercise may be paid in full either: (a) in cash or its equivalent; (b) by tender of previously acquired shares; (c) by a certification of ownership of such previously-acquired shares; (d) to the extent permitted by law, by delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to us the amount of sale proceeds from the option shares or loan proceeds to pay the exercise price and applicable withholding taxes due to us; (e) by having us retain from the option shares a number of shares of common stock having a value, determined pursuant to rules established by the Committee in its discretion, equal to the option price; or (f) such other methods of payment as the Committee deems appropriate. In no event shall the Committee, (1) without shareholder approval, cancel any outstanding stock option for the purpose of reissuing the option to the participant at a lower exercise price or reduce the option price of an outstanding option, or (2) cancel any outstanding stock option with an exercise price greater than the then current fair market value of the common stock for the purpose of cashing out a stock option unless such cash-out occurs in conjunction with a change in control.
Stock Appreciation Rights (SARs)
The 2014 Plan authorizes the Committee to grant SARs, each of which would entitle the participant to payment equal to the excess of the fair market value of a share of common stock on the exercise date of the SAR over the fair market value on the date of the grant. Payment of the SAR shall be in cash or common stock as set forth in the award. Each SAR grant will be subject to the terms and conditions the Committee may impose, but no SAR may be exercised later than the tenth anniversary date of its grant. If a SAR may not be exercised due to a black-out period within the three business days prior to the normal expiration date of the SAR, then the expiration date of such SAR shall be extended for a period of 30 days following the end of the black-out period or such longer period as permitted by the Committee. In no event shall the Committee, (a) without shareholder approval, cancel any outstanding SAR for the purpose of reissuing the SAR to the participant at a lower exercise price or reduce the option price of an outstanding SAR, or (b) cancel any outstanding SAR with an exercise price greater than the then current fair market value of the common stock for the purpose of cashing out a SAR unless such cash-out occurs in conjunction with a change in control. The Committee also may, in its sole discretion, substitute SARs which can be settled only in stock for outstanding stock options.
Restricted Stock, Restricted Stock Units, and Stock Equivalent Units
The 2014 Plan authorizes the Committee to grant awards in the form of restricted stock, restricted stock units, or stock equivalent units. The Committee may award or sell shares of restricted stock to participants subject to such terms, conditions, restrictions, and/or limitations, if any, as the Committee deems appropriate, subject to the limitations on the number of shares of restricted stock that may be granted under the 2014 Plan.
Restricted stock units and stock equivalent units provide participants the right to receive shares of common stock at a future date subject to such terms and conditions as the Committee determines appropriate, including, without limitation, restrictions on the sale or other disposition of the units, forfeiture of the units upon termination of the participant’s employment or service as a director within specified periods, and the attainment of performance goals.
Performance Shares
The 2014 Plan authorizes the Committee to grant performance shares to participants subject to such terms and conditions as the Committee deems appropriate. Performance shares may be earned in whole or in part if certain goals established by the Committee are achieved over a period of time designated by the Committee.
Performance Cash Awards
The Committee may designate the participants to whom cash incentives based on performance (“performance cash awards”) are to be awarded and determine the amount of the award and the terms and conditions of each such award. Each performance cash award shall entitle the participant to a payment in cash upon the attainment of one or more performance goals and other terms and conditions specified by the Committee. Performance cash awards may include, without limitation, special long-term incentive plans or other incentive programs based upon performance contained in employment agreements between a participant and us.
Notwithstanding the satisfaction of any performance goals, the amount to be paid under a performance cash award may be adjusted by the Committee on the basis of such further consideration as the Committee, in its sole discretion, shall determine. However, the Committee may not, in any event, increase the amount earned under a performance cash award upon satisfaction of any performance goal by any participant who is either the CEO or one of the named executive officers (“Covered Employee”) and the maximum amount earned under such an award by a Covered Employee in any fiscal year may not exceed $7,500,000. The Committee may, in its discretion, substitute actual shares of common stock for the cash payment otherwise required to be made to a participant pursuant to a performance cash award.
Performance Goals
Awards of restricted stock, restricted stock units, stock equivalent units, performance shares, and performance cash awards may be made subject to the attainment of performance goals determined by reference to or based upon one or more business criteria, including the following goals: cash flow; cost; ratio of debt to debt plus equity; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation, and amortization; earnings per share; operating earnings; economic value added; ratio of operating earnings to capital spending; free cash flow; net profit; net sales; sales growth; price of our common stock; return on net assets, equity or stockholders’ equity; return on invested capital; market share; or total return to stockholders (“performance criteria”). Any performance criteria may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including without limitation by the passage of time and/or against another company or companies), (iii) on a per-share basis, (iv) against the performance of us as a whole or a segment of us, (v) on a pre-tax or after-tax basis, and/or (vi) on a GAAP or non-GAAP basis. Measurement of the attainment of performance criteria may include or exclude, as specified by the Committee in an award agreement, impact of charges for restructuring, discontinued operations, extraordinary items and other unusual or non-recurring items, and the cumulative effects of tax or accounting changes, each as identified in the financial statements, in our accounting records, in the notes to the financial statements, in the Management’s Discussion and Analysis of the annual report on Form 10-K, or in other SEC filings. However, unless the Committee determines otherwise prior to the end of the applicable time for establishing metrics for an award, to the extent any item referenced in the preceding sentence affects any metric applicable to an award, such item shall be automatically excluded or included in determining the extent to which the metrics have been achieved depending on which produces the higher award (subject to any exercise of “negative discretion” by the Committee).
Other Terms of Awards
No awards granted under the 2014 Plan shall be transferable, other than by will or the laws of descent and distribution. Further, all options and SARs granted to a participant under the 2014 Plan shall be exercisable during the participant’s lifetime only by such participant. The Committee, at the time of granting an award, shall determine what effect the death, disability, retirement, or other termination of employment will have on the ability of the participant to exercise or retain the benefits of such award. Notwithstanding the foregoing, the Committee, in its discretion, may permit the transferability of any award under the 2014 Plan to members of the participant’s immediate family or trusts or family partnerships for the benefit of such persons, subject to terms and conditions imposed by the Committee. The exercise price of any award granted under the 2014 Plan may not be “repriced” or reduced after the date it is granted, and no award may be canceled for the purpose of granting a new award at a lower exercise price, without shareholder approval. In addition, any cash or equity-based incentive compensation paid to a participant under the 2014 Plan shall be subject to policies established and amended from time to time by the Committee regarding the recovery of erroneously awarded compensation.
No Shareholder Rights
No participant who receives an option shall have the right of a shareholder of ours until such participant actually acquires shares of common stock upon the exercise of an option.
Change of Control
Immediately upon a change of control of us (as defined in the 2014 Plan), all outstanding stock option and stock appreciation rights will become exercisable; all restrictions on restricted stock, restricted stock units, and stock equivalent units will lapse; and all performance awards will be delivered as if the performance goals had been met.

Duration of the 2014 Plan, Amendment, and Termination
The 2014 Plan will continue until all shares subject to the 2014 Plan have been purchased or acquired. No award may be granted on or after November 12, 2024. The Board may amend the 2014 Plan from time to time or terminate the 2014 Plan; however, no amendment may be made without shareholder approval, if such approval is required by law, regulation, or stock exchange rule.
Employee Stock Purchase Plan Summary
Meredith Corporation maintains the Meredith Corporation 2002 Employee Stock Purchase Plan, as amended (the “ESPP”). The ESPP was initially adopted in 2002 and was subsequently amended and restated in 2008, 2012, and 2020. In connection with the Spin-Off transaction, New Meredith will assume the ESPP and intends to continue granting awards under the ESPP until it is terminated or replaced by a successor plan.
Purpose of the ESPP
The purpose of the ESPP to encourage stock ownership by our employees.
Shares Subject to the ESPP
The ESPP initially authorized the sale to employees of up to an aggregate of 500,000 shares of common stock, which was increased to 2,000,000 shares as a result of the amendments. As of August 19, 2021, there were approximately 600,000 shares available for sales under the ESPP.
Administration and Eligibility
The ESPP is administered by the Human Resources and Compensation Committee of the Board. The Committee has the authority to make rules and regulations governing the administration of the ESPP and to interpret the ESPP.
Substantially all of our regular employees and designated subsidiaries are eligible to participate in the ESPP, except that employees whose customary employment is 20 hours or less per week may be excluded at the discretion of the Committee.
Participation Terms
An eligible employee may elect to participate in the ESPP as of any enrollment date. Enrollment dates occur on the first day of each offering period which is currently set as a calendar quarter. To participate in the ESPP, an employee must complete an enrollment and payroll deduction authorization form, which indicates the amounts to be deducted from his or her salary and applied to the purchase of the shares on the Share Purchase Date (as hereinafter defined). The payroll deduction must be within limits set by the Committee.
A payroll deduction account is established for each participating employee by us and all payroll deductions made on behalf of each employee (on an after-tax basis) are credited to each such employee’s respective payroll deduction account. No interest will be credited to a participant for amounts credited to that account. On the last trading day of each offering period (the “Share Purchase Date”), the amount credited to each participating employee’s payroll deduction account is applied to purchase as many shares as may be purchased with such amount at the applicable purchase price. However, no more than $25,000 in market value of shares (determined as of the first day of each offering period) may be purchased by a participant during any calendar year.
The purchase price for the shares will not be less than 95% of the closing price of shares of common stock as reported on the NYSE on the Share Purchase Date. Employees may purchase shares through the ESPP only by payroll deductions. Eligible employees who hold shares purchased through the ESPP for two years can qualify for a 15% Company match on the original purchase price in the form of additional shares of Company common stock.
Amendments and Termination
The Board or the Committee may amend the ESPP at any time, provided that if shareholder approval is required for the ESPP to continue to comply with the requirements of SEC Regulation Section 240.16b-3 or Section 423 of the IRC, such amendment shall not be effective unless approved by our shareholders within 12 months after the date of its adoption by the Board or the Committee. The ESPP may be terminated by the Board or the Committee at any time.
Restriction on Transfer
Rights acquired under the ESPP are not transferable other than pursuant to will or the laws of descent and distribution and are exercisable during an employee’s lifetime only by the employee.
Executive Stock Ownership Program
To further align executives' interests with shareholders, NEOs are required to own Meredith common stock. The Committee has established target levels for individual stock holdings for the participants in the program. Eligible shares for a NEO's required ownership target include shares held in the 401(k) Plan, ESPP, restricted stock and RSUs, shares retained upon option exercises or lapsing of restrictions on restricted stock or RSUs that have vested, and shares acquired through open market share purchases. NEOs must attain the ownership requirements within a five-year period.
The following table reflects each NEO's ownership requirements and whether those stock ownership requirements have been attained as of December 31, 2020:

Executive	Target Ownership (Shares)	Status
Thomas H. Harty	120,000	Met
Jason M. Frierott	50,000	Met
Catherine A. Levene	50,000	In Progress
John S. Zieser	50,000	Met
The Committee has established an Executive Stock Ownership Program (“ESOP”) to assist executives in achieving their ownership targets. Each participant is awarded RSUs equal to 20% of personal acquisitions of Meredith stock through share purchases and/or shares retained upon option exercises or lapsing of restrictions on restricted stock or RSUs that have vested since the last day of the prior calendar year. The award shares or units are capped at 20% of the NEO's target ownership level. The incremental stock acquisitions must be held for a period of five years in order for the associated awards to vest. The Committee believes this program provides further incentives to the participants to focus on long-term Company performance and shareholder value.
On February 2, 2020, the following participants received matching RSUs pursuant to the ESOP:

Executive	Eligible Shares	RSUs Granted
Thomas H. Harty	19,338	3,868
Jason M. Frierott (1)	—	—
Catherine A. Levene (2)	—	—
John S. Zieser (3)	8,845	—
___________________
(1)Mr. Frierott was hired on March 9, 2020 and entered the program in fiscal 2021. He was eligible for first ESOP grant in January 2021.
(2)Ms. Levene was promoted on November 30, 2020 and entered the program in fiscal 2021. She will be eligible for her first ESOP grant in January 2022.
(3)Mr. Zieser previously received all RSU grants available under the program.
Change in Control and Severance Benefits
Change in control and severance benefits are a customary component of executive compensation which are used to reinforce and encourage executives’ continued attention and dedication without the distraction of the possibility of a change in control or loss of employment. We provide change in control and severance benefits through severance and employment agreements with our NEOs. See “Potential Payments upon Termination” for additional information.

Deferred Compensation
The Meredith Corporation Deferred Compensation Plan ("DCP") is a nonqualified deferred compensation plan that allows certain employees, including our NEOs, to defer receipt of salary, cash incentive payments and shares of restricted stock and RSUs. Participants may defer up to 100% of base salary over $285,000 for 2020, and 90% of incentive payments, provided total annual compensation exceeds $285,000 for 2020 after deferrals. When awards of restricted stock or RSUs are deferred, shares are deferred as SEUs. The deferred amounts are credited to accounts established for participants.
The DCP has investment alternatives that are comparable to the funds offered in our 401(k) Plan. Additionally, participants can elect to defer their compensation as SEUs. SEUs are not voted in shareholder meetings and dividends, to the extent they are paid by us, are reinvested. We do not provide DCP matching contributions to the individual accounts of our NEOs.
Each participant is fully vested in his or her deferrals in the plan. Participants have an unsecured contractual commitment for us to pay the amounts due under the DCP.
At the time a participant makes a deferral election, he or she must elect when the amount attributable to such deferral election is to be distributed and whether such amount is to be paid in a lump sum or annual installments. Participants can schedule distributions to be paid while employed or upon separation from service, subject to any required waiting period.
This benefit is provided to permit employees to accumulate financial resources on a tax deferred basis in an effort to support their financial well-being. The DCP permits them to do this while also receiving investment gains/losses on deferred amounts. The provision of this benefit is important as a retention and recruitment tool because many of the companies with which we compete for executive talent provide a similar plan to their senior employees.
Employee Retirement Income Plan, Replacement Benefit Plan and Supplemental Benefit Plan
We maintain separate qualified defined benefit plans for union and non-union employees, as well as two nonqualified supplemental pension plans covering certain non-union employees. The NEOs are covered under the non-union plan (Employees' Retirement Income Plan), the Replacement Benefit Plan and the Supplemental Benefit Plan. The amount of annual earnings that may be considered in calculating benefits under the Employees' Retirement Income Plan is limited by law. For calendar year 2020 and 2021, the annual limitation is $285,000 and $290,000, respectively. The Replacement Benefit Plan is an unfunded nonqualified plan that provides an amount substantially equal to the difference between the amount that would have been payable under the Employees' Retirement Income Plan in the absence of legislation limiting pension benefits and earnings that may be considered in calculating pension benefits and the amount actually payable under the Employees' Retirement Income Plan.
The Supplemental Benefit Plan is an unfunded nonqualified plan. The purpose of the Supplemental Benefit Plan is to provide for NEOs the excess, if any, of the benefits they would have become entitled to under our prior defined benefit plan if it had continued in effect after August 31, 1989.
The Committee believes that the Employees' Retirement Income Plan, Replacement Benefit Plan and Supplemental Benefit Plan serve a critically important role in the retention of senior executives, as benefits thereunder increase each year that these executives remain with us. The plans thereby encourage our senior executives to continue their work on behalf of us and our shareholders. See “Pension Benefits as of December 31, 2020” for more details.
Perquisites
The NEOs receive various perquisites provided by or paid for by us. These perquisites include financial planning services, memberships in social and professional clubs, car allowances, premiums for life and disability insurance and personal use of the corporate aircraft, vehicles and lodging. We provide perquisites to attract and retain executives in a competitive market. These perquisites also allow our NEOs to be effective in conducting day-to-day business by creating and maintaining important business relationships. The Committee reviews the perquisites provided to the NEOs on a regular basis to ensure that they continue to be appropriate in light of the Committee's overall goal of designing compensation programs for NEOs that align with the interests of our shareholders.

In response to the COVID-19 pandemic and security concerns, Mr. Harty and Mr. Frierott utilized the corporate aircraft to travel from their homes to the Des Moines office in order to maintain their health and safety, enhance productivity and facilitate in-person meetings. The aggregate incremental cost of such business use of the corporate aircraft is reflected in the Summary Compensation Table under the heading “All Other Compensation.”
Compensation Risk Assessment
The Committee reviewed a risk assessment related to our employee compensation program at its August 2019 and August 2020 meetings. The Committee concluded that our compensation programs encourage and reward prudent business judgment and appropriate risk taking over the short term and the long term, and include features such as including award caps, multiple performance metrics, balance between short-term and long-term compensation and share ownership guidelines, that mitigate excessive risk taking.
The Committee does not believe any of our compensation programs create risks that are reasonably likely to have a material adverse impact on us.
Compensation Clawback Policy
In August 2019, the Board adopted a clawback policy for all current and former executive officers, and other employees designated by the Board, to support our commitment to the accuracy of its combined financial statements and to discourage excessive risk-taking. Pursuant to the policy, if we are required to prepare a material accounting restatement resulting from material noncompliance with financial reporting requirements, the Board may require reimbursement or forfeiture of any excess incentive compensation received by a covered executive. In addition, if the Board determines that a covered executive has engaged in certain specified misconduct or was grossly negligent in his or her failure to manage or monitor the conduct of others engaged in misconduct, the Board may require reimbursement or forfeiture of any incentive compensation received by such covered executive, and any time-vested equity-based awards that were either granted or vested during the three-year recoupment period. The incentive compensation recoverable in the case of an accounting restatement will be the excess incentive compensation received by the covered executive based on the erroneous data as compared with the incentive compensation that otherwise would have been received by the covered executive based on the restated results and in the case of misconduct the amount will be determined by the Board based on a reasonable estimate.
Tax Deductibility of Compensation – Section 162(m) Compliance
In designing our compensation programs, we take into account the various tax, accounting and disclosure rules. The Committee has awarded compensation that is not fully tax deductible when it believes doing so is in the best interests of our shareholders and reserves the right to do so in the future.
Due to changes in U.S. tax law as a part of tax reform legislation enacted in December 2017, the opportunity to design programs that are fully tax-deductible for our NEOs has effectively been eliminated. For fiscal 2018 and prior periods, all compensation paid to our CFO and any compensation paid to other NEOs that qualified as “performance-based compensation” under Section 162(m) of the Internal Revenue Code ("IRC") and the related tax reform grandfathering rules was fully tax-deductible. These exceptions are not available beginning in fiscal 2019. Accordingly, starting in fiscal 2019, compensation above $1 million per year (regardless of whether performance-based) that is paid to our NEOs is not tax-deductible for federal income tax purposes subject to a grandfathering exception. We anticipate that compensation attributable to performance-based equity awards granted prior to November 2, 2017 and settled in a later fiscal year will continue to be tax-deductible under the grandfathered rule.
As of December 31, 2020, base pay, cash incentive plan awards, and equity award grants are subject to the $1 million cap on deductibility without any eligibility for grandfathering. Accordingly, compensation in excess of $1 million paid to our NEOs pursuant to any of our compensation programs (other than certain grandfathered pre-November 2, 2017 equity grants) are non-deductible by us.

Certain Compensation Decisions Following Fiscal 2020
Special Incentive Awards
In connection with the Spin-Off and the Gray Merger transactions, each of Messrs. Harty, Frierott and Zieser will receive special incentive awards from New Meredith in recognition of their efforts leading the Spin-Off and the Gray Merger transactions and as an incentive to remain with, and increase shareholder value in, New Meredith following the Spin-Off. The special incentive awards will be granted to Messrs. Harty, Frierott and Zieser following the Spin-Off and will have an aggregate approximate grant date value equal to $1,500,000, $1,000,000, and $1,000,000, respectively. Fifty percent of the special incentive awards in New Meredith will be in the form of stock options and the remaining fifty percent will be in the form of restricted stock units and each award will cliff vest after three years, subject to each executive’s continued employment with New Meredith.
Retention Agreements
Meredith Corporation entered into a Retention, Assignment and Acknowledgement Agreement (“Retention Agreement”) on August 10, 2021 with each of Messrs. Harty, Frierott and Zieser and Ms. Levene. Pursuant to the Retention Agreement and in connection with the Spin-Off, each applicable executive has agreed, among other things, to have his or her existing employment agreement and change in control severance agreement (“CIC Agreement”) assumed by, and assigned to, New Meredith, and acknowledged that the Separation, the Spin-Off and the Gray Merger do not constitute a change in control for purposes of his or her employment agreement and CIC Agreement. In addition, under the Retention Agreement, as an incentive for each executive to remain employed with Meredith through the consummation of the Spin-Off, and with New Meredith following the Spin-Off and through August 10, 2024, each executive will be eligible to earn a cash retention bonus in an amount equal to the value of a notional number of shares of common stock of New Meredith, subject to the executive’s continued employment with New Meredith through August 10, 2024 (or, if the executive’s employment is terminated after the consummation of the Spin-Off and prior to August 10, 2024 by New Meredith without cause, by the executive for good reason (other than due to a change in duties and responsibilities as a result of the Spin-Off), or due to the executive’s death or disability, each as defined in the executive’s applicable agreements). The notional number of shares are as follows: Harty (265,550), Frierott (132,775), Zieser (151,750) and Levene (113,800). Based on the closing price of Meredith’s common stock as of August 10, 2021 (less the $16.99 per share to be received in the Gray Merger), the indicative values of the notional shares as of August 10, 2021, are approximately: Harty ($7,000,000), Frierott ($3,500,000), Zieser ($4,000,000) and Levene ($3,000,000). The retention bonuses will not be paid if the Spin-Off and the Gray Merger are not consummated. The CIC Agreement for each executive will remain in effect at least through August 10, 2024, and the retention bonuses will not be paid if the executive becomes entitled to payments under his or her CIC Agreement upon a qualifying termination following a change in control of New Meredith, as defined in the executive’s CIC Agreement, prior to August 10, 2024. Each Retention Agreement will also be assumed by, and assigned to, New Meredith in connection with the Separation and Spin-Off. The consummation of the Dotdash Merger will qualify as a “change in control” for purposes of the CIC Agreements.

NAMED EXECUTIVE OFFICER COMPENSATION
The table below summarizes the total compensation paid or earned by our NEOs for each of the last three completed fiscal years and for the six-month transition period ended December 31, 2020.
Summary Compensation Table for Fiscal 2020 and Transition Period

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Thomas H. Harty,	Transition Period	435,769	—	1,726,744	1,182,033	—	1,010,627	349,490	4,704,663
President and CEO	2020	966,616	—	1,170,733	741,762	592,250	3,537,587	195,201	7,204,149
	2019	1,000,000	—	1,039,469	629,621	1,736,586	2,699,534	199,053	7,304,263
	2018	841,154	—	801,046	1,491,291	2,433,907	1,260,580	173,422	7,001,400
Jason M. Frierott,	Transition Period	298,557	—	393,656	269,577	—	—	106,110	1,067,900
CFO (8)	2020	176,538	—	500,020	—	168,750	—	861,466	1,706,774
Catherine A. Levene, President, National Media Grp (9)	Transition Period	241,845	16,395	207,338	66,258	—	107,828	9,057	648,721
John S. Zieser,	Transition Period	342,789	—	638,044	436,805	—	545,835	24,261	1,987,734
Chief Development Officer, General	2020	739,231	—	394,975	279,251	345,960	2,421,825	91,061	4,272,303
Counsel	2019	750,000	—	343,548	254,270	944,322	2,291,254	102,729	4,686,123
	2018	685,000	—	379,900	1,098,610	1,508,446	1,144,052	105,205	4,921,213
___________________
(1)Reflects salary reductions in the last two months of fiscal 2020 and first two months of the transition period. For more details, see page 125.
(2)Ms. Levene received a one-time bonus related to her promotion to President, National Media Group.
(3)Stock awards are reported at the aggregate grant date fair value in accordance with Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718, Compensation - Stock Compensation ("Topic 718"). Assumptions used in the calculation of these amounts are included in Note 13 to our audited combined financial statements included in the Index to the Combined Financial Statements and Supplementary Data for the year ended December 31, 2020 of this information statement).
(4)Option awards in this column are reported at the aggregate grant date fair value in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 13 to our audited combined financial statements included in this information statement.
(5)Included in this column for each NEO are the awards earned for each three-year performance period of the Cash LTIP and each earned Annual Incentive. The Cash LTIP awards vest on the last day of the three-year performance period and are paid out after the Human Resources and Compensation Committee certifies the results of the three-year performance period. The Annual Incentive awards are paid out after the Human Resources and Compensation Committee certifies the results of the fiscal-year period. The awards earned under the fiscal 2018-2020 Cash LTIP are as follows: Harty-$0 and Zieser-$0. The awards earned under the fiscal 2017-2019 Cash LTIP are as follows: Harty-$487,808 and Zieser-$213,759. The awards earned under the fiscal 2016-2018 Cash LTIP are as follows: Harty-$1,075,495 and Zieser-$607,889. The Annual Incentive payouts for fiscal 2020 are as follows: Harty-$592,250, Frierott-$168,750 and Zieser-$345,960. For fiscal 2020, according to Mr. Frierott's employment agreement, his Annual Incentive was prorated based on hire date and paid at target. The Annual Incentive payouts for fiscal 2019 are as follows: Harty-$1,248,778 and Zieser-$730,563 The Annual Incentive payouts for fiscal 2018 are as follows: Harty-$1,358,412 and Zieser-$900,557. The awards earned under the fiscal 2019-2021 Cash LTIP are not shown and will be paid in August 2021. The Annual Incentive payouts for fiscal 2021 are not shown and will be paid in August 2021.
(6)The amounts for the transition period shown in this column represent the change in pension value measured from June 30, 2020 to December 31, 2020. The following assumptions were used to calculate the prior year's present values: Measurement date – June 30, 2020; discount rate – Employees' Retirement Income Plan, 3.33%; Replacement Benefit Plan, 3.00%; Supplemental Benefit Plan, 3.65%; interest crediting rate – Employees' Retirement Income Plan, 2.80%; Replacement Benefit Plan, 2.50%; Supplemental Benefit Plan, 3.15%; annuity conversion rate – 3.65% (unless specified by employment agreement); annuity conversion mortality – 2019 IRS Prescribed 417(e)(3) Unisex; retirement age – 65; compensation and benefit limits – 2019 levels; salary increases – none; and pre-retirement decrements – none. Mr. Frierott will begin accruing pension benefits after one year of service.
(7)Amounts in this column for the transition period include for all NEOs except Ms. Levene: Club membership dues, professional fees, reimbursement for tax preparation and financial planning, life insurance premiums, personal aircraft use, six months of an annual auto allowance of $11,050 plus fuel less mileage reimbursed as business expense and six months of Company contributions to the 401(k) Plan in the amount of $6,413 for each NEO. Amounts for Ms. Levene in this column include life insurance premiums, personal aircraft use and an annual auto allowance prorated based on promotion date plus fuel less mileage reimbursed as business expense, and six months of Company contributions to the 401(k) Plan in the amount of $6,413. Mr. Frierott utilized a Company-owned vehicle and condominium near our office in Des Moines during the transition period at no incremental cost to us and received Company paid relocation expenses of $15,198. During the transition period, in response to the COVID-19 pandemic and security concerns, Mr. Harty and Mr. Frierott utilized Company aircraft to travel from their homes to the Des Moines office to maintain their health and safety, enhance productivity and facilitate in-person meetings. Amounts in this column reflect the aggregate incremental costs to us for such business use of our aircraft by Mr. Harty and Mr. Frierott, which are as follows: Harty-$276,896 and Frierott-$84,723. Such amounts are calculated based on our aircraft’s variable operating costs, which include fuel expense, landing fees, and engine and airframe maintenance expense. Since our aircraft have been used primarily for business travel, the methodology excludes fixed, capital, and similar costs.
Amounts in this column for fiscal 2020 include for all NEOs except Mr. Frierott: Club membership dues, professional fees, reimbursement for tax preparation and financial planning, life insurance premiums, personal aircraft use and annual auto allowance of $11,050 plus fuel less mileage reimbursed as business expense. Column for fiscal 2020 includes Company contributions to the 401(k) Plan as follows: Harty-$12,825 and Zieser-$12,825. Column for fiscal 2020 includes dividends on RSUs which are not included in the grant date fair value as follows: Harty-$103,357 and Zieser-$35,349. Amounts for Mr. Frierott in this column include payments for relocation under his employment agreement of $850,000, life insurance premiums, personal aircraft use and an annual auto allowance prorated based on hire date plus fuel less mileage reimbursed as business expense.
Amounts in this column for fiscal 2019 include for all NEOs: Club membership dues, professional fees, reimbursement for tax preparation and financial planning, life insurance premiums, personal aircraft use, annual auto allowance of $11,050 plus fuel less mileage reimbursed as business expense and Company contributions to the 401(k) Plan in the amount of $12,488 for each NEO. Column for fiscal 2019 includes dividends on restricted stock awards and RSUs which are not included in the grant date fair value as follows: Harty-$108,461 and Zieser-$48,664.
Amounts in this column for fiscal 2018 include for all NEOs: Club membership dues, professional fees, reimbursement for tax preparation and financial planning, life insurance premiums, personal aircraft use, annual auto allowance of $11,050 plus fuel less mileage reimbursed as business expense and Company contributions to the 401(k) Plan in the amount of $12,263 for each NEO. Column for fiscal 2018 includes dividends on restricted stock awards and RSUs which are not included in the grant date fair value as follows: Harty-$83,057 and Zieser-$50,907.
(8)Mr. Frierott was hired on March 9, 2020.
(9)Ms. Levene was promoted on November 30, 2020. Her salary column includes payments received prior to her promotion to President, National Media Group during the transition period. The table does not reflect the compensation she received prior to the transition period since she was not a named executive officer prior to that period.
Awards
The Grants of Plan-Based Awards table provides additional detail about the equity and non-equity awards shown in the Summary Compensation Table. RSUs were awarded by the Human Resources and Compensation Committee on August 24, 2020. Each RSU will vest in its entirety on the third anniversary of the grant date. The Committee also granted stock options on August 24, 2020 to each NEO. Each option granted will become exercisable in its entirety on the third anniversary of the grant date. A special one-time equity grant in the form of RSUs and stock options was awarded to most bonus eligible employees, including the NEOs, on August 24, 2020, as recognition for efforts during the COVID-19 pandemic and to assist with employee retention.
At the beginning of fiscal 2021, the Human Resources and Compensation Committee established performance-based non-equity incentive awards for each of the NEOs. The incentives earned by the NEOs during the transition period are not reported as Non-Equity Incentive Plan Compensation in the Summary Compensation Table as they will be paid in August 2021.
Grants of Plan-Based Awards As of December 31, 2020

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units(2)	All Other Option Awards: Number of Securities Underlying Options(3)	Exercise Price of Option Awards ($/Sh.)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)
Harty	8/7/2020	515,000	1,030,000	2,575,000
	8/7/2020	700,000	1,400,000	2,800,000
	8/24/2020					214,525	14.25	1,182,033
	8/24/2020				121,175			1,726,744
Frierott	8/7/2020	253,125	506,250	1,265,625
	8/7/2020	200,000	400,000	800,000
	8/24/2020					48,925	14.25	269,577
	8/24/2020				27,625			393,656
Levene	8/7/2020	157,500	315,000	787,500
	8/7/2020
	8/24/2020					12,025	14.25	66,258
	8/24/2020				14,550			207,338

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units(2)	All Other Option Awards: Number of Securities Underlying Options(3)	Exercise Price of Option Awards ($/Sh.)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)
Zieser	8/7/2020	310,000	620,000	1,550,000
	8/7/2020	225,000	450,000	900,000
	8/24/2020					79,275	14.25	436,805
	8/24/2020				44,775			638,044
___________________
(1)The threshold, target and maximum annual non-equity incentive awards as of December 31, 2020 are shown on the first line next to each NEO's name. The actual amounts of the awards were determined by the Human Resources and Compensation Committee based on the level achieved with respect to each NEO's individual incentive plan and are reported in the Summary Compensation Table. Individual incentive plans may include EPS, operating cash flow, EBITDA, revenue or other measurements. The threshold, target and maximum fiscal 2021-2023 Cash LTIP awards that could be earned by each NEO, if certain performance levels are achieved over a three-year performance period (July 1, 2020 to June 30, 2023), are listed on the second line. The awards do not vest until June 30, 2023 and are subject to continued employment. If threshold performance levels are not achieved, the awards will be canceled.
(2)The August 24, 2020 grants of RSUs shown in this column will vest in full on the third anniversary of the grant date. Dividends, to the extent they are paid by us, are paid in cash.
(3)The August 24, 2020 grants of stock options listed in this column will vest in full on the third anniversary of the grant date and will expire on the tenth anniversary of the grant date.
(4)The exercise price equals the closing price of Meredith’s common stock on the NYSE on the date of grant.
(5)The value of RSUs is based on the fair market value of Meredith’s common stock on the date of grant. The estimated value of stock options is calculated using the Black-Scholes option valuation model. For a description of the assumptions used to calculate the amounts, see Note 13 to our audited combined financial statements included in this information statement.
Outstanding Equity Awards as of December, 31 2020
The following table discloses outstanding equity awards as of December 31, 2020, for each NEO.

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options – Exercisable (1)	Number of Securities Underlying Unexercised Options – Unexercisable (1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (3)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Harty	8/13/2013	23,000		47.92	8/13/2023
	8/12/2014	23,000		45.69	8/12/2024
	8/11/2015	23,000		44.72	8/11/2025
	8/09/2016	33,000		52.90	8/09/2026
	8/08/2017	41,000		58.00	8/08/2027
	2/02/2018		75,000	57.85	2/02/2028
	8/21/2018		52,000	52.45	8/21/2028
	9/16/2019		85,000	37.00	9/16/2029
	8/24/2020		214,525	14.25	8/24/2030
	1/28/2017					990		19,008
	1/27/2018					1,588		30,490
	8/21/2018					16,750	*	321,600
	2/02/2019					3,012		57,830
	9/16/2019					28,500	*	547,200
	2/01/2020					3,868		74,266
	8/24/2020					121,175	*	2,326,560

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options – Exercisable (1)	Number of Securities Underlying Unexercised Options – Unexercisable (1)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (3)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Frierott	8/24/2020		48,925	14.25	8/24/2030
	3/09/2020					23,192	*	445,286
	8/24/2020					27,625	*	530,400
Levene	2/02/2019		4,000	53.43	2/02/2029
	9/16/2019		6,550	37.00	9/16/2029
	8/24/2020		12,025	14.25	8/24/2030
	2/02/2019					2,000	*	38,400
	9/16/2019					4,650	*	89,280
	8/24/2020					14,550	*	279,360
Zieser	8/09/2016	20,000		52.90	8/09/2026
	8/08/2017	18,000		58.00	8/08/2027
	2/02/2018		64,000	57.85	2/02/2028
	8/21/2018		21,000	52.45	8/21/2028
	9/16/2019		32,000	37.00	9/16/2029
	8/24/2020		79,275	14.25	8/24/2030
	8/21/2018					6,550	*	125,760
	9/16/2019					10,675	*	204,960
	8/24/2020					44,775	*	859,680
__________________
(1)Stock options vested or will vest in full on the third anniversary of the grant date.
(2)The exercise price for stock options is equal to the closing price of Meredith's common stock on the NYSE on the date of grant.
(3)Awards of RSUs shown in this column that vest on the third anniversary of the grant date are followed by an (*). All other awards in this column will vest on the fifth anniversary of the grant date.
(4)The market value is calculated using the closing price of Meredith's common stock on the NYSE on December 31, 2020, the last trading day of the fiscal year ($19.20).
Option Exercises and Stock Vested During the Transition Period

Name	Options Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(1)
Harty	—	—	12,000	186,000
Frierott	—	—	—	—
Levene	—	—	—	—
Zieser	—	—	6,550	101,525
___________________
(1)Value realized on vesting is computed by multiplying the closing price of Meredith's common stock on the NYSE on the vest date by the number of shares of RSUs vesting on such date.
Pension Benefits as of December 31, 2020
The following table shows on a plan-by-plan basis for each NEO, except Mr. Frierott, who will begin accruing pension benefits after one year of service: the number of years of credited service (rounded to the nearest whole number), the present value of the accumulated benefit and the value of any payments made during the fiscal year. The present values are generally based on the assumptions used for financial reporting purposes as of our most recent fiscal year-end measurement date. For additional information concerning those assumptions, please see Note 12 to our audited combined financial statements included in this information statement. Exceptions include the retirement age, which is assumed to be the earliest time at which a participant may retire under the plan without any benefit reduction due to age, and pre-retirement decrements, which are ignored. The following assumptions were used to calculate the present values in the table:

Measurement date	December 31, 2020
Discount rate
Employees' Retirement Income Plan	2.16%
Replacement Benefit Plan	1.60%
Supplemental Benefit Plan	2.70%
Interest crediting rate
Employees' Retirement Income Plan	2.00%
Replacement Benefit Plan	2.00%
Supplemental Benefit Plan	2.20%
Annuity conversion rate	2.7
Annuity conversion mortality	2021 IRS Prescribed 417(e)(3) Unisex
Retirement age	65
Compensation and benefit limits	2020 Levels
Salary increases	None
Pre-retirement decrements	None

Name	Plan Name	Years of Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Harty	Employees' Retirement Income Plan	17	258,995	—
	Replacement Benefit Plan	17	1,452,054	—
	Supplemental Benefit Plan	16	11,156,491	—
Levene	Supplemental Benefit Plan	1	154,748	—
Zieser	Employees' Retirement Income Plan	22	387,464	—
	Replacement Benefit Plan	22	1,841,824	—
	Supplemental Benefit Plan	21	11,116,064	—
For a more complete description of the plans and their purposes, see “Employee Retirement Income Plan, Replacement Benefit Plan and Supplemental Benefit Plan” above.
Nonqualified Deferred Compensation During Transition Period
The following table discloses contributions, earnings and balances under each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified for each of the NEOs. See “–Compensation Discussion and Analysis–Deferred Compensation” for additional information concerning deferred compensation. For SEUs, the aggregate balance was determined by multiplying the number of SEUs held on December 31, 2020 (the last trading day of the transition period) by $19.20, the closing price of Meredith's common stock on the NYSE on that date. Distributions are paid in accordance with the deferral election, which offers varying deferral periods and payment in lump sums or a series of annual installments following the end of the deferral period. All payments are also subject to Section 409A restrictions of the IRC.

Name	Executive Contributions in the Transition Period ($)	Aggregate Earnings in the Transition Period ($)	Aggregate Withdrawals/ Distributions in the Transition Period ($)	Aggregate Balance at December 31, 2020 ($)
Harty	—	—	—	—
Frierott	—	—	—	—
Levene	98,253	15,611	—	140,047
Zieser	—	—	—	1,581,054
Potential Payments upon Termination
Employment and Other Agreements
Meredith has entered into employment agreements with each of the NEOs as summarized below. Each of the employment agreements described below provides for periods of non-solicitation, non-competition and confidentiality following termination.
All payouts described below are subject to the terms of Section 409A of the IRC. The employment agreements with each of the NEOs provide for the delay of any payment or benefit provided by the employment agreement if such amount or benefit would be subject to or incur additional tax, and further, that any such deferred payment will be accumulated and paid in a single lump sum, together with interest compounded annually for the period of the delay, on the earliest date on which such payment can be made without incurring any additional tax.
1.Harty Employment Agreement. Meredith entered into an employment agreement with Mr. Harty effective August 10, 2016. The agreement provides for a minimum annual base salary of $800,000 and target Annual Incentive of 90% of base salary, which may be increased at the discretion of the Human Resources and Compensation Committee. Pursuant to his employment agreement, Mr. Harty was granted (i) 33,000 stock options with a three year cliff vesting schedule and a strike price equal to the fair market value of Meredith common stock on the date of the award and (ii) 10,000 RSUs with a three year cliff vesting schedule. Mr. Harty was a participant in the 2004 Plan, is currently a participant in the 2014 Plan or successor plans, the Employees' Retirement Income Plan, the Replacement Benefit Plan and the Supplemental Benefit Plan. The agreement or plan documents also provide for payment to Mr. Harty in the event his employment is terminated for various reasons as follows:
A.If Mr. Harty's employment were terminated because of death, his base salary would be paid to the legal representative of his estate until the end of the month of the first anniversary of his death, any Annual Incentive earned would be prorated to the date of death and any Cash LTIP awards would be paid out according to the terms of the awards. In addition, all awards of restricted stock and RSUs would vest and all stock options would vest and remain exercisable for their full unexpired term.
B.In the event of termination due to "Long-Term Disability," Mr. Harty would receive 100% of his base salary for the first 12 months following such termination, 75% of his base salary for the next twelve month period and 50% of his base salary for the final twelve month period. Mr. Harty would receive his target Annual Incentive for the initial year in which the disability occurs and any Cash LTIP awards would be paid out according to the terms of the awards. In addition, all restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.
C.In the event of termination "Without Cause," Mr. Harty, in return for a full release of all employment-related claims, would receive a lump sum payment on or before the sixty-day anniversary of his termination equal to his base salary and target Annual Incentive for a period of 24 months. If Mr. Harty fails to execute the release described above, he would receive only his base salary through the date of notice of termination. Any Annual Incentive earned and any Cash LTIP awards would be paid out according to the terms of the awards. In addition, all restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

Mr. Harty's employment agreement also provides that should there be a material change in title, level of responsibility, location or reduction in base salary or target Annual Incentive during the term of the agreement, he will have the right to terminate his employment and such voluntary termination from Meredith shall be treated as a termination "Without Cause" as described above.
D.In the event of voluntary termination or termination for "Cause," Mr. Harty would receive his base salary only through the date of termination. Any Annual Incentive eligibility would be forfeited and all equity and Cash LTIP awards subject to restriction would be forfeited.
E.Because Mr. Harty is "Retirement Eligible" under Meredith's retirement policy for all employees, any voluntary resignation would be considered retirement. Mr. Harty would receive his current base salary through the date of termination, his Annual Incentive would be prorated for the fiscal year in which the termination occurred and any Cash LTIP awards would be paid out according to the terms of the awards. He would also be a participant in the post-retirement welfare plan. In addition, all restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.
The following table sets forth the estimated payments and benefits that would have been provided to Mr. Harty if his employment had been terminated as of December 31, 2020, under the circumstances specified and reflects the terms of his employment agreement in effect at such time.

	For Cause ($)	Voluntary ($)	Without Cause ($)(1)	Disability ($)	Death ($)
Payment equal to a multiple of base salary in effect at termination	N/A	N/A	2,060,000	2,317,500	1,030,000
Payment of target Annual Incentive	N/A	N/A	2,060,000	N/A	N/A
Payment of prorated Annual Incentive	N/A	N/A	515,000	N/A	N/A
Payment due under Cash LTIPs	N/A	2,492,000	2,492,000	2,492,000	2,492,000
Pension benefit (lump sum) (2)(3)	12,927,798	12,927,798	12,927,798	N/A	12,927,798
Immediate vesting of stock options	N/A	1,061,899	1,061,899	1,061,899	1,061,899
Immediate vesting of restricted stock and RSUs	N/A	3,443,174	3,443,174	3,443,174	3,443,174
___________________
(1)Base salary and Annual Incentive are to be paid in return for a signed full release of all employment-related claims.
(2)In the event of termination "Without Cause," Mr. Harty shall be presumed to have met eligibility requirements of the Replacement Benefit Plan and the Supplemental Benefit Plan or any successor plans and shall be entitled to the amounts that have accrued under such plans through the date of termination.
(3)Disabled employees are considered active participants in all retirement plans.
2.Frierott Employment Agreement. Meredith entered into an agreement with Mr. Frierott, which became effective March 9, 2020. The agreement provides for a minimum annual base salary of $675,000 with any increase in base salary to be determined by the Human Resources and Compensation Committee. Mr. Frierott's target Annual Incentive will be no less than 75% of his base salary. With the agreement Mr. Frierott received a one-time grant of RSUs with a three-year cliff vesting valued at $500,000 based on the fair market value of Meredith common stock on the date of the award. Mr. Frierott is a current participant in the 2014 Plan and the Supplemental Benefit Plan. The agreement or plan documents also provide for payment to Mr. Frierott in the event his employment is terminated for various reasons as follows:
A.If Mr. Frierott's employment were terminated because of death, his base salary would be paid to the legal representative of his estate until the end of the month of the first anniversary of his death. Any Annual Incentive and Cash LTIP awards would be paid out according to the terms of the awards. All restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.
B.In the event of termination due to "Long-Term Disability," Mr. Frierott would receive 100% of his base salary for the first 12 months following such termination, 75% of his base salary for the next twelve month period and 50% of his base salary for the final twelve month period. Mr. Frierott would receive his target Annual Incentive for the initial year in which the disability occurs. Any Cash LTIP awards would be paid out according to the terms of the awards. In addition, all restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.
C.In the event of termination "Without Cause," Mr. Frierott, in return for a full release of all employment-related claims, would receive separation payments equal to his base salary for a period of 18 months following the date of notice to him and a lump sum payment equal to his target Annual Incentive for a period of 18 months. Mr. Frierott would receive a prorated Annual Incentive for the year in which the termination occurs. If Mr. Frierott fails to execute the release described above, he would receive only his base salary through the date of notice of termination. Any equity and Cash LTIP awards would be paid out according to the terms of the awards.
Mr. Frierott's employment agreement also provides that should there be a material change in title, level of responsibility, location or reduction in base salary or target Annual Incentive during the term of the agreement, he will have the right to terminate his employment and such voluntary termination from Meredith shall be treated as a termination "Without Cause" as described above.
D.In the event of voluntary termination or termination for "Cause," Mr. Frierott would receive only his base salary through the date of termination. Any Annual Incentive eligibility would be forfeited and all equity and Cash LTIP awards subject to restriction would be forfeited.
The following table sets forth the estimated payments and benefits that would have been provided to Mr. Frierott if his employment had been terminated as of December 31, 2020, under the circumstances specified.

	For Cause ($)	Voluntary ($)	Without Cause ($)(1)	Disability ($)	Death ($)
Payment equal to a multiple of base salary in effect at termination	N/A	N/A	1,012,500	1,518,750	675,000
Payment of target Annual Incentive	N/A	N/A	759,375	N/A	N/A
Payment of prorated Annual Incentive	N/A	N/A	260,000	N/A	N/A
Payment due under Cash LTIPs	N/A	N/A	66,667	66,667	66,667
Immediate vesting of stock options	N/A	N/A	N/A	242,179	242,179
Immediate vesting of restricted stock and RSUs	N/A	N/A	N/A	975,686	975,686
_________________
(1)Base salary and Annual Incentive are to be paid in return for a signed full release of all employment-related claims.
3.Levene Employment Agreement. Meredith entered into an agreement with Ms. Levene, which became effective November 30, 2020. The agreement provides for a minimum annual base salary of $675,000 with any increase in base salary to be determined by the Human Resources and Compensation Committee. Ms. Levene's target Annual Incentive will be no less than 80% of her base salary. Ms. Levene is a current participant in the 2014 Plan or successor plans and the Supplemental Benefit Plan. The agreement or plan documents also provide for payment to Ms. Levene in the event his employment is terminated for various reasons as follows:
A.If Ms. Levene employment were terminated because of death, her base salary would be paid to the legal representative of her estate until the end of the month of the first anniversary of her death. Any Annual Incentive and Cash LTIP awards would be paid out according to the terms of the awards. All restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.
B.In the event of termination due to "Long-Term Disability," Ms. Levene would receive 100% of her base salary for the first 12 months following such termination, 75% of her base salary for the next twelve month period and 50% of her base salary for the final twelve month period. Ms. Levene would receive her target Annual Incentive for the initial year in which the disability occurs and any Cash LTIP awards would be paid out according to the terms of the awards. In addition, all restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.
C.In the event of termination "Without Cause," Ms. Levene, in return for a full release of all employment-related claims, would receive separation payments equal to her base salary for a period of 18 months following the date of notice to her and a lump sum payment equal to her target Annual Incentive for a period of 18 months. Ms. Levene would receive a prorated Annual Incentive for the year in which the termination occurs. If Ms. Levene fails to execute the release described above, she would receive only her base salary through the date of notice of termination. Any equity and Cash LTIP awards would be paid out according to the terms of the awards.
Ms. Levene's employment agreement also provides that should there be a material change in title (other than President, National Media Group), level of responsibility, location or reduction in base salary or target Annual Incentive during the term of the agreement, she will have the right to terminate her employment and such voluntary termination from Meredith shall be treated as a termination "Without Cause" as described above.
D.In the event of voluntary termination or termination for "Cause," Ms. Levene would receive only her base salary through the date of termination. Any Annual Incentive eligibility would be forfeited and all equity and Cash LTIP awards subject to restriction would be forfeited.
The following table sets forth the estimated payments and benefits that would have been provided to Ms. Levene if her employment had been terminated as of December 31, 2021, under the circumstances specified.

	For Cause ($)	Voluntary ($)	Without Cause ($)(1)	Disability ($)	Death ($)
Payment equal to a multiple of base salary in effect at termination	N/A	N/A	1,012,500	1,518,750	675,000
Payment of target Annual Incentive	N/A	N/A	810,000	N/A	N/A
Payment of prorated Annual Incentive	N/A	N/A	270,000	N/A	N/A
Payment due under Cash LTIPs	N/A	N/A	66,667	55,000	55,000
Immediate vesting of stock options	N/A	N/A	N/A	59,524	59,524
Immediate vesting of restricted stock and RSUs	N/A	N/A	N/A	407,040	407,040
_________________
(1)Base salary and Annual Incentive are to be paid in return for a signed full release of all employment-related claims.
4.Zieser Employment Agreement. Meredith entered into an employment agreement with Mr. Zieser, which became effective August 12, 2008 and continued in effect for an initial term through June 30, 2011. The term of employment automatically renews for subsequent one-year terms unless written notice is given by either party. The agreement, as amended on December 30, 2008, provides for a minimum annual base salary of $600,000 with any increase in base salary to be determined by the Human Resources and Compensation Committee. Mr. Zieser's target Annual Incentive will be no less than 70% of his base salary. Mr. Zieser was a participant in the 2004 Plan, is a current participant in the 2014 Plan or successor plans, the Employees' Retirement Income Plan, the Replacement Benefit Plan and the Supplemental Benefit Plan. The agreement or plan documents also provide for payment to Mr. Zieser in the event his employment is terminated for various reasons as follows:
A.If Mr. Zieser's employment were terminated because of death, his base salary would be paid to the legal representative of his estate in substantially equal installments until the end of the month of the first anniversary of his death, any Annual Incentive earned as determined by the Human Resources and Compensation Committee would be prorated to the date of death and any Cash LTIP awards would be paid out according to the terms of the awards. All restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.

B.In the event of termination due to "Disability," Mr. Zieser would receive 100% of his base salary for the first 12 months following such termination and 75% of his base salary for the next 12 months. Mr. Zieser would receive his target Annual Incentive for the initial year in which the disability occurs. In addition, any Cash LTIP awards would be paid out according to the terms of the awards. All restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.
C.In the event of termination "Without Cause," Mr. Zieser would be entitled to receive a lump sum payment, within the Short-Term Deferral Period as defined in the agreement, equal to 170% of his base salary through the end of the current term, but no less than a total of 18 months of 170% of base salary. Mr. Zieser would receive his Annual Incentive for the year in which the termination occurs. In addition, any Cash LTIP awards would be paid out according to the terms of the awards. All restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.
Mr. Zieser's employment agreement also provides that should there be a material change in title or level of responsibility during the term of the agreement, he will have the right to terminate his employment and such voluntary termination from Meredith shall be treated as a termination "Without Cause" as described above.
D.In the event of termination for "Cause," Mr. Zieser would receive only his base salary through the date of termination. Any Annual Incentive eligibility would be forfeited and all equity and Cash LTIP awards subject to restriction would be forfeited.
E.Because Mr. Zieser is "Retirement Eligible" under Meredith's retirement policy for all employees, any voluntary resignation would be considered retirement. Mr. Zieser would receive his current base salary through the date of termination, his Annual Incentive would be prorated for the fiscal year in which the termination occurred and any Cash LTIP awards would be paid out according to the terms of the awards. He would also be a participant in the post-retirement welfare plan. In addition, all restricted stock and RSUs would vest and all stock options would vest and remain exercisable for the full unexpired term of the option.
The following table sets forth the estimated payments and benefits that would have been provided to Mr. Zieser if his employment had been terminated as of December 31, 2020, under the circumstances specified.

	For Cause ($)	Voluntary ($)	Without Cause ($)	Disability ($)	Death ($)
Payment equal to a multiple of base salary in effect at termination	N/A	N/A	1,976,250	1,356,250	775,000
Payment of prorated Annual Incentive	N/A	N/A	310,000	N/A	N/A
Payment due under Cash LTIPs	N/A	859,500	859,500	859,500	859,500
Continued health/welfare benefits (1)	N/A	N/A	32,198	N/A	N/A
Pension benefit (lump sum) (2)(3)	13,651,679	13,651,679	13,651,679	N/A	13,651,679
Immediate vesting of stock options	N/A	392,411	392,411	392,411	392,411
Immediate vesting of restricted stock and RSUs	N/A	1,190,400	1,190,400	1,190,400	1,190,400
_________________
(1)Mr. Zieser's employment agreement requires that Meredith provide continued benefits to him and his eligible dependents in the event of termination "Without Cause" through the end of the current term of the agreement which would be December 31, 2020.
(2)In the event of termination "Without Cause," Mr. Zieser shall be presumed to have met eligibility requirements of the Replacement Benefit Plan and the Supplemental Benefit Plan or any successor plans and shall be entitled to the amounts that have accrued under such plans through the date of termination.
(3)Disabled employees are considered active participants in all retirement plans.

Change in Control
Meredith has entered into a CIC Agreement with each of the NEOs. Each CIC Agreement provides for payments and other benefits if (i) the applicable executive is terminated in advance of or within two years of a change in control of Meredith for any reason other than death, disability, mandatory retirement, “Cause” or termination by the executive other than for “Good Reason”, each as defined in the CIC Agreement, or (ii) the executive provides a notice of termination for any reason during the 30 day period immediately following the first anniversary of the change in control. “Good Reason” includes: an adverse substantial change in position, duties, responsibilities or status; a reduction in base salary; elimination of any benefit or incentive plan; relocation to a place more than 25 miles distance; and other terms as more fully described in the CIC Agreements. In addition, the CIC Agreements provide that a notice of termination by the executive for any reason during the 30 day period immediately following the first anniversary of the change in control will be deemed to be a termination for Good Reason. If an executive's employment is terminated prior to the date a change in control occurs, and if there is a reasonable basis that such termination (1) was at the request of a third party that has taken steps reasonably calculated to effect a change in control of Meredith or (2) otherwise arose in connection with or anticipation of a change in control, then such termination shall be treated as a termination following a change in control of Meredith. A change in control as defined in the CIC Agreements is summarized briefly as follows:
1.The acquisition by any person or entity of the beneficial ownership of more than 20% of either (a) the then outstanding common stock of Meredith or (b) the combined voting power of the then outstanding voting securities of Meredith;
2.The directors who were incumbent at the time of the execution of the CIC Agreement or their successors cease to constitute at least a majority of the Board (not including any director whose nomination or election occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board);
3.The consummation of certain types of transactions including mergers and the sale of all, or substantially all, of Meredith's assets; or
4.Approval by the shareholders of a complete liquidation or dissolution of Meredith.
Pursuant to the 2014 Plan, immediately upon a change in control of Meredith, all outstanding stock options shall become exercisable, all restrictions on restricted stock and RSUs shall lapse and Cash LTIP awards shall be paid or delivered as if the performance goals had been fully achieved. The benefit of the immediate vesting of the stock options, restricted stock, RSUs and payments under the Cash LTIP would have been as follows had a change in control occurred on December 31, 2020.

Award	Harty ($)	Frierott ($)	Levene ($)	Zieser ($)
Restricted Stock / RSUs	3,443,174	975,686	407,040	1,190,400
Stock Options	1,061,899	242,179	59,524	392,411
Cash LTIPs	2,492,000	400,000	191,000	859,500

Payment Obligations upon Termination Due to Change in Control
The following table sets forth the payment obligations under the CIC Agreements if the NEO's employment is terminated as described above in advance of or within two years of a change in control of Meredith. The tables assume that the termination took place on December 31, 2020.

Obligation
NEO's annual base salary times three (based upon the highest annual rate of salary earned during the preceding 12-month period) (1)
Annual Incentive times three (higher of the Annual Incentive target for the year in which the date of termination occurs or the highest Annual Incentive paid in respect of the three fiscal years immediately prior to the year in which the change in control occurred) (1)

Any earned and due Annual Incentive payments (1)
Prorated Annual Incentive through the date of termination (1)
Accrued vacation pay (1)
Any compensation previously deferred (with accrued interest or earnings) (1)
Pension benefits assuming employment continued for three years after the date of termination (1)(2)
Annual matching contribution under the tax-qualified defined contribution plan times three, for each plan (1)
Continuation of medical, dental and life insurance for three years after the date of termination (3)
Continuation of short-term and long-term disability for three years after the date of termination (3)
Continuation of all programs and perquisites for three years after the date of termination (3)
Gross-up payment for tax liabilities (4)
___________________
(1)These amounts are to be paid as a lump sum within five days of the date of termination out of Meredith's (or its successor's) assets.
(2)The pension benefit is to be calculated as though the NEO is fully vested and has attained three additional years of age and service under the plans (but not to reduce the NEO's life expectancy).
(3)The benefits are to be continued for three years from the date of termination at the level in effect immediately prior to the change in control or the level in effect at the date of termination, whichever is most favorable to the NEO.
(4)Meredith may pay directly to the IRS or other taxing authority, for the benefit of the NEO.
1.Base Salary. The CIC Agreements provide for the lump sum payment of three times the NEO's current annual base salary. The following table sets forth the amount of such payments to each NEO.

Harty	Frierott	Levene	Zieser
$3,090,000	$2,025,000	$2,025,000	$2,325,000
2.Annual Incentive. The CIC Agreements provide for the lump sum payment of three times the Annual Incentive, as defined in the CIC Agreements. The following table shows the amount of such payments to each NEO.

Harty	Frierott	Levene	Zieser
$4,075,236	$1,518,750	$1,684,296	$2,701,671
3.Deferred Compensation. The CIC Agreements provide for the lump sum payment of any compensation previously deferred including any accrued interest or earnings as defined in the deferral agreements. The following table shows the amount of such payments to each NEO.

Harty	Frierott	Levene	Zieser
$—	$—	$140,047	$1,581,054

4.Pension Benefits. The CIC Agreements provide for an additional three years of age and service to be added (without affecting the life expectancy) in calculating each NEO's pension benefit in the event of a change in control. The following table shows the amount of such payments to each NEO.

Harty	Frierott (1)	Levene	Zieser
$16,918,923	$—	$1,187,230	$14,906,484
__________________
(1)Mr. Frierott will begin accruing pension benefits after one year of service
5.Continuation of Benefits and Perquisites. The CIC Agreements provide that the NEO and his eligible dependents shall continue, to the extent permitted by law, to be covered by all services, programs, perquisites, defined contribution plans and insurance plans in which the NEO participated immediately prior to the time of the change in control, for a period of three years after the NEO's date of termination. The following table shows the cost to Meredith for each of the NEOs for each of the benefits and perquisites.

Benefit/Perquisite	Harty ($)	Frierott ($)(1)	Levene ($)(2)	Zieser ($)
Matching contribution to tax-qualified defined contribution plan	38,475	—	38,475	38,475
Continuation of medical and dental insurance for three years	56,701	62,735	—	62,735
Continuation of group, NEO supplemental life and split-dollar life insurance for three years	10,580	4,099	1,279	12,617
Continuation of short-term, long-term and NEO long-term disability for three years	21,171	4,365	5,502	21,243
Continuation of professional fees reimbursement for three years (calculated at maximum)	30,000	30,000	30,000	30,000
Continuation of club dues and auto allowance for three years	235,824	34,107	5,100	61,385
___________________
(1)Mr. Frierott was hired March 9, 2020 and qualifies for matching contributions on the first anniversary of his start date. In addition, he has not yet established club dues paid by Meredith or NEO long-term disability.
(2)Ms. Levene was promoted November 30, 2021 and has not yet established club dues and is not currently enrolled in Company offered insurance.
6.Post-Retirement Welfare Benefits. The CIC Agreements provide for an additional three years of age and service to be added to each NEO's post-retirement welfare benefits (including medical, dental and life). Messrs. Harty and Zieser currently meet the requirements to retire and participate in the post-retirement welfare plan. Mr. Frierott and Ms. Levene do not meet the eligibility requirements. The terms of the CIC Agreements provide that active welfare benefits would continue for three years and post-retirement welfare benefits would not commence until the three-year period is over. Therefore, the value of the post-retirement welfare benefits provided as of December 31, 2020 is not included.
7.Gross-up Payments. The CIC Agreements provide that Meredith will provide to certain NEOs a "gross-up" payment to cover any excise taxes incurred under Section 4999 of the IRC, including all other income-related taxes. Under those circumstances, Messrs. Harty and Zieser would be entitled to receive the following amounts.

Harty	Zieser
$6,127,207	$—
The NEOs are under no obligation to seek other employment nor shall any compensation earned by the NEOs reduce the amount of any payment provided for under the CIC Agreements.

COMPONENTS OF DIRECTOR COMPENSATION
Meredith Corporation employee directors historically received no additional compensation for Board service. The compensation for Meredith Corporation’s non-employee directors is set forth as follows:
For calendar year 2020, the annual board cash retainer for non-employee directors was $105,000 with an additional Chairman of the Board retainer of $135,000, Audit Committee Chairman retainer of $30,000 and Human Resources and Compensation Committee and Nominating/Governance Committee chairman retainer of $20,000. In February 2020, the Board also approved a Lead Director retainer of $50,000. Non-employee directors may elect to convert all or half of the annual cash board retainer, including any additional chairman, lead director or committee retainers, into restricted stock or SEUs as follows: 105% of the retainer may be received as restricted stock or SEUs, or 50% of the retainer may be received in cash and 52.5% of the retainer received as restricted stock or SEUs. Restricted stock pays dividends equal to any dividends declared by Meredith Corporation, if any, on common stock and vests one-third each year on the first three anniversaries of the grant date or upon the director's retirement from the Board. SEUs are fully vested but are paid out as common stock on a one-for-one basis only upon the director's resignation, retirement or other termination of service from the Board. Dividends, to the extent they are paid by Meredith Corporation, on SEUs are reinvested.
In addition to the annual board cash retainer each year, on the date of the Annual Meeting, each non-employee director receives an equity grant of $135,000, half in restricted stock and half in nonqualified stock options. One-third of the number of shares of restricted stock and stock options granted vests each of the first three anniversaries of the grant date. Stock options have an exercise price equal to the closing price of Meredith Corporation’s common stock on the NYSE on the date of the grant and expire on the tenth anniversary of the grant date.
Upon election to the Board, each new non-employee director may choose to receive a grant of 1,200 shares of restricted stock which vests one-third each year on the first three anniversaries of the grant date or a grant of 1,200 SEUs which, although fully vested, are paid out as common stock on a one-for-one basis only upon the director's resignation, retirement or other termination of service from the Board.
For calendar year 2020, two of eight non-employee directors elected to receive all or 52.5% of their annual board cash retainer in the form of restricted stock or SEUs. Fees paid in stock are awarded on the date of the Annual Meeting. Cash retainers are paid in quarterly installments. Meredith Corporation reimburses directors for out-of-pocket expenses related to attendance at Board and committee meetings. It also offers a matching gifts program where every dollar contributed by a director to an eligible charity is matched dollar-for-dollar up to $5,000. The compensation paid to each New Meredith non-employee director by Meredith Corporation during fiscal 2020 is shown in the table below. We will elect our directors prior to the consummation of the Distribution.
Board of Director retainer reductions of 40% were included with the salary reductions implemented by Meredith Corporation for the employee population in fiscal 2020. Since board retainers are paid in advance at the beginning of each quarter, the reductions did not take place until fiscal 2021 and therefore are disclosed in the transition period.
We have adopted a non-employee director compensation policy for New Meredith in connection with the Separation, Distribution, and Spin-Off that is identical to that of Meredith Corporation.

Director Compensation for Fiscal 2020 and Transition Period

Name		Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)(4)(5)	Option Awards ($)(3)(5)(6)	All Other Compensation ($)(7)	Total ($)
Donald A. Baer	Transition Period	56,833	122,637	67,502	—	246,972
	Fiscal 2020	65,000	67,524	67,501	4,813	204,838
Donald C. Berg	Transition Period	49,500	138,394	67,502	5,000	260,396
	Fiscal 2020	135,000	67,524	67,501	4,813	274,838
Gregory G. Coleman	Transition Period	—	190,791	67,502	—	258,293
D. Mell Meredith Frazier	Transition Period	45,833	67,511	67,502	—	180,846
	Fiscal 2020	125,000	67,524	67,501	9,813	269,838
Frederick B. Henry (8)	Fiscal 2020	52,500	—	—	1,269	53,769
Beth J. Kaplan	Transition Period	38,500	67,511	67,502	—	173,513
	Fiscal 2020	105,000	67,524	67,501	9,612	249,637
Paula A. Kerger	Transition Period	12,250	122,637	67,502	5,000	207,389
	Fiscal 2020	52,500	122,662	67,501	10,419	253,082
Stephen M. Lacy (9)	Transition Period	88,000	—	67,502	5,000	160,502
	Fiscal 2020	240,000	67,524	67,501	7,232	382,257
Phillip A. Marineau (8)	Fiscal 2020	52,500	—	—	6,269	58,769
Christopher Roberts III	Transition Period	38,750	67,511	67,502	—	173,763
	Fiscal 2020	105,000	67,524	67,501	4,326	244,351
Elizabeth E. Tallett	Transition Period	14,583	148,888	67,502	2,500	233,473
	Fiscal 2020	62,500	133,172	67,501	8,813	271,986
__________________
(1)Retainer fees paid during the transition period include a retainer reduction due to the impact of COVID-19.
(2)Stock awards (including SEUs) are reported at the aggregate grant date fair value in accordance with FASB ASC Topic 718.
(3)All current non-employee directors in the transition period received a grant of restricted stock with a grant date fair value of $67,511 (4,246 shares) and stock options with a grant date fair value of $67,502 (11,692 stock options) on the date of the 2020 Annual Meeting of Meredith Corporation (November 11, 2020). The value of restricted stock awards is based on the closing price of Meredith Corporation’s common stock on the NYSE on the date of grant. The estimated value of stock options is calculated using the Black-Scholes option valuation model. For a description of the assumptions used to calculate the amounts, see Note 13 to our audited combined financial statements included in this information statement. The closing price of Meredith Corporation’s common stock on the NYSE on November 11, 2020 was $15.90.
All current non-employee directors in fiscal 2020 received a grant of restricted stock with a grant date fair value of $67,524 (1,908 shares) and stock options with a grant date fair value of $67,501 (8,161 stock options) on the date of the 2019 Annual Meeting of Meredith Corporation (November 13, 2019). The value of restricted stock awards is based on the closing price of Meredith Corporation’s common stock on the NYSE on the date of grant. The estimated value of stock options is calculated using the Black-Scholes option valuation model. For a description of the assumptions used to calculate the amounts, see Note 13 to our audited combined financial statements included in this information statement. The closing price of Meredith Corporation’s common stock on the NYSE on November 13, 2019 was $35.39.
(4)Included in this column in the transition period: Messrs. Baer, Berg, amd Coleman and Mmes. Kerger and Tallet elected to receive 52.5% of their annual retainer in the form of SEUs with the following grant date fair values: Baer - $55,125, Berg - $70,882,Coleman - $55,125, Kerger - $55,125, Tallett - $81,376. Mr. Coleman also received a new director grant with a grant date fair value of $20,016, and elected to receive 100% of his prorated Board retainer from his election to the Meredith Corporation Board until the 2020 Annual Meeting of Meredith Corporation in RSAs with a grant date fair value of $48,125 after the impact of the Board retainer reductions.

Included in this column in fiscal 2020: Ms. Kerger received 52.5% of her annual retainer in the form of SEUs with a grant date fair value of $55,138 and Ms. Tallett received 52.5% of her annual retainer in the form of SEUs with a grant date fair value of $65,648.
(5)As of June 30, 2020, each director held outstanding equity awards as shown in the table below displayed as number of shares:

Name	Options	Restricted Stock	SEUs
Donald A. Baer	32,780	3,029	10,763
Donald C. Berg	44,944	3,029	8,857
D. Mell Meredith Frazier	36,844	3,029	—
Beth J. Kaplan	18,794	3,029	1,399
Paula A. Kerger	12,858	3,476	2,653
Stephen M. Lacy (9)(10)	343,911	1,908	—
Christopher Roberts III	8,161	2,708	—
Elizabeth E. Tallett	61,789	3,029	20,164
(6)Option awards are reported at the aggregate grant date fair value in accordance with FASB ASC Topic 718.
(7)Amounts in this column for fiscal 2020 include amounts matched by Meredith Corporation with respect to a director's charitable contributions under the matching gifts program.
(8)Messrs. Henry and Marineau terms ended at the 2019 Annual Meeting of Meredith Corporation due to retirement.
(9)Mr. Lacy’s term ended at the 2020 Annual Meeting of Meredith Corporation due to retirement.
(10)Mr. Lacy's outstanding option awards include awards granted during his tenure as an executive officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
As of the date hereof, all of the outstanding shares of New Meredith stock are owned by Meredith Corporation. After the Distribution, Meredith Corporation will not own any New Meredith stock. The following table provides information with respect to the expected beneficial ownership of New Meredith stock by (i) each of our shareholders who we believe will be a beneficial owner of more than 5 percent of any class of New Meredith voting securities, (ii) each director, (iii) each executive officer (as defined in the SEC rules), and (iv) all of our executive officers and directors as a group. In each instance, except as otherwise indicated, information as to the number of shares owned and the nature of ownership has been provided by the individuals or entities identified or described and is not within the direct knowledge of New Meredith. To the extent our directors and officers own Meredith Corporation stock at the time of the Separation, they will participate in the Distribution on the same terms as other Meredith shareholders. For a description of the equitable adjustments expected to be made to Meredith stock-based awards, see “The Separation, Distribution, and Spin-Off—Treatment of Equity Awards.”
Except as otherwise noted in the footnotes below, each person or entity identified below has sole voting and investment power with respect to such securities. Following the Distribution, we will have outstanding an aggregate of approximately 40,729,447 shares of common stock and 5,061,109 shares of Class B Stock based upon approximately 40,729,447 shares of Meredith Common Stock and 5,061,109 shares of Meredith Class B Stock outstanding on September 30, 2021, assuming no exercise of Meredith options, and assuming a distribution ratio of one share of our common stock for each share of Meredith Common Stock and one share of our Class B Stock for each share of Meredith Class B Stock. Unless otherwise indicated, the address of each beneficial owner is c/o Meredith Holdings Corporation, 1716 Locust Street, Des Moines, Iowa 50309-3023.

	New Meredith Common Stock		New Meredith Class B Stock**
Name	Number of Shares**	%***	Number of Shares**	%***	% of Total Voting Power
Beneficial owners of more than 5%
E. T. Meredith, IV(1)(2) c/o Cheri Cipperley 1716 Locust Street Des Moines, IA 50309	682,412	1.7	2,362,460	46.7	26.6
D. Mell Meredith Frazier, Director(2)(3)(8)(9) 1716 Locust Street Des Moines, IA 50309	744,771	1.8	2,260,069	44.7	25.6
BlackRock, Inc.(4) 55 East 52nd Street New York, NY 10055	6,410,543	15.7	—	—	7.0
Ariel Investments, LLC (5) 200 E. Randolph Street Suite 2900 Chicago, IL 60601	4,453,221	10.9	—	—	4.9
The Vanguard Group, Inc.(6) 100 Vanguard Blvd. Malvern, PA 19355	4,125,882	10.1	—	—	4.5
Directors not listed above, including nominees and executive officers
Donald A. Baer, Director(7)(8)	61,478	*	—	—	*
Donald C. Berg, Director(7)(8)	103,008	*	—	—	*
Gregory G. Coleman, Director(7)(8)	35,696	*	—	—	*
Jason M. Frierott, CFO	1,138	*	—	—	*
Thomas H. Harty Director and CEO(8)(9)	669,670	1.2	—	—	*
Beth J. Kaplan, Director(7)(8)(10)	30,583	*	—	—	*

Paula A. Kerger, Director(7)(8)	28,694	*	—	—	*
Catherine Levene, President—National Media Group	2,008	*	—	—	*
Christopher Roberts III, Director(8)	16,691	*	—	—	*
Elizabeth E. Tallett, Director(7)(8)	97,995	*	—	—	*
John S. Zieser, Chief Development Officer, General Counsel(7)(8)(9)	255,132	*	—	—	*
All directors and executive officers as a group(2)(3)(7)(8)(9)(10) 13 persons	2,109,571	5.2	2,260,069	44.7	27.2
________________
*Less than 1%
**New Meredith Class B Stock is not transferable except to members of the family of the holder and certain other related entities. However, New Meredith Class B Stock is convertible share for one share of New Meredith Common Stock at any time into fully transferable New Meredith Common Stock without the payment of any consideration. Holders of New Meredith Common Stock are entitled to cast one vote for each share of New Meredith Common Stock owned on the record date. Holders of New Meredith Class B Stock are entitled to cast ten votes for each share owned on the record date.
***Shares listed in the table under “New Meredith Common Stock” do not include shares of New Meredith Common Stock deemed to be owned by the shareholder as a result of the shareholder’s ownership of New Meredith Class B Stock which is convertible share for share into New Meredith Common Stock.
(1)Edwin T. Meredith IV as investment director / trustee of various trusts created by deceased Meredith family members and as a board member of an Iowa not-for-profit corporation has sole voting and dispositive power with respect to 2,260,048 shares of New Meredith Class B Stock and shared dispositive and voting power with respect to 682,412 shares of New Meredith Common Stock and 102,412 shares of New Meredith Class B Stock.
(2)Includes shares owned by various trusts. The inclusion of these shares is not to be taken as an admission by the named shareholder of beneficial ownership of these shares for any other purpose.
(3)D. Mell Meredith Frazier as investment director / trustee of various trusts created by deceased Meredith family members and as a board member of an Iowa not-for-profit corporation has sole voting and dispositive power with respect to 62,359 shares of New Meredith Common Stock and 2,157,657 shares of New Meredith Class B Stock and shared voting and dispositive power with respect to 682,412 shares of New Meredith Common Stock and 102,412 shares of New Meredith Class B Stock.
(4)Information as of December 31, 2020 based on Schedule 13G/A filed with the SEC. BlackRock, Inc. (“BlackRock”) has sole voting power over 6,315,098 shares of New Meredith Common Stock and sole dispositive power over 6,410,543 shares of New Meredith Common Stock. BlackRock serves as a parent holding company and for purposes of the reporting requirements of the Exchange Act may be deemed to beneficially own 6,410,543 shares of New Meredith Common Stock.
(5)Information as of December 31, 2020 based on Schedule 13G/A filed with the SEC. Ariel Investments, LLC has sole voting power over 4,309,257 shares of New Meredith Common Stock and sole dispositive power over 4,453,221 shares of New Meredith Common Stock.
(6)Information as of December 31, 2020 based on Schedule 13G/A filed with the SEC. The Vanguard Group, Inc. has shared voting power over 66,184 shares of New Meredith Common Stock, sole dispositive power over 4,021,168 shares of New Meredith Common Stock and shared dispositive power over 104,714 shares of New Meredith Common Stock.
(7)Includes SEUs held under the Meredith Corporation Stock Plan as follows (rounded up to the nearest whole number): Baer-14,230, Berg-13,315, Coleman-3,467, Kaplan-1,399, Kerger-6,120, Tallett-25,282 and Zieser-7,926 for an aggregate total of 72,149.
(8)Includes shares which are subject to presently exercisable stock options or stock options exercisable within 60 days following September 30, 2021 as follows: Baer-33,956, Berg-46,120, Coleman-3,897, Frazier-38,020, Harty-569,525, Kaplan-19,970, Kerger-14,034, Roberts III-9,337, Tallett-46,120 and Zieser-234,275 for an aggregate total of 1,110,554.
(9)Includes shares held by Principal Life Insurance Company as trustee under the 401(k) Plan for the benefit of certain participants, which shares are voted by the trustee at the direction of individual plan participants. Shares held by non-employee directors and executive officers are as follows (rounded up to the nearest whole number): Frazier-2,010, Harty-11,528 and Zieser-54.
(10)Includes shares beneficially owned by spouses and relatives living in the same household with the named individuals and/or shares owned by family partnerships.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Other than compensation arrangements for our directors and executive officers, which are described elsewhere in this information statement, the following describes transactions since our incorporation on April 29, 2021 and each currently proposed transaction in which:
•we have been or are to be a participant;
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, executive officers or holders of greater than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.
The Distribution from Meredith
The Distribution will be accomplished by Meredith distributing all of its shares of New Meredith Stock to holders of Meredith Stock entitled to such Distribution, as described in “The Separation, Distribution, and Spin-Off” section included elsewhere in this information statement. Completion of the Distribution will be subject to satisfaction of the conditions to the Separation, Distribution, and Spin-Off described below under “Agreements with Meredith” as described in “The Separation, Distribution, and Spin-Off—Conditions to the Distribution and Spin-Off” section included elsewhere in this information statement.
Following the Distribution, we will be a public company pending the completion of the Dotdash Merger, and Meredith will have no continuing stock ownership interest in us. For purposes of governing the ongoing relationships between Meredith and us after the Spin-Off and to provide for an orderly transition, Meredith and New Meredith entered into or will enter into the agreements described in this section prior to the Spin-Off.
Certain of the agreements summarized in this section have been filed as exhibits to the registration statement, of which this information statement forms a part, that we intend to file with the SEC, and the following summaries of those agreements are qualified in their entirety by reference to the agreements that have been filed prior to the Distribution.
Agreements with Meredith
Separation and Distribution Agreement
Meredith, Gray and New Meredith have entered into the Separation and Distribution Agreement, pursuant to which, the Distribution and Spin-Off will be consummated and the allocation of assets and liabilities between New Meredith and LMG RemainCo. Pursuant to the Separation and Distribution Agreement, New Meredith will assume the assets and liabilities primarily related to the NMG businesses and corporate functions and Meredith will retain the assets and liabilities primarily related to the LMG businesses, subject to certain exceptions as set forth therein. New Meredith intends to amend its articles of incorporation to adopt a dual class voting structure (with one vote per share of New Meredith Common Stock and 10 votes per share of New Meredith Class B Stock), such that the Meredith shareholders receiving New Meredith Common Stock and New Meredith Class B Stock in respect of their common stock and Class B Stock, respectively, will retain equivalent voting power in New Meredith.
Completion of the Distribution and Spin-Off is subject to the satisfaction or waiver of the conditions to the consummation of the Gray Merger (other than those conditions that by their nature are satisfied at the closing). Completion of the Distribution and Spin-Off is also subject to the consummation of the New Meredith Financing, effectiveness of a Registration Statement on Form 10 regarding New Meredith Common Stock, receipt by Meredith and New Meredith of a solvency opinion, the acceptance of New Meredith Common Stock for listing on the NYSE, the absence of an injunction or law preventing the consummation of the transactions (including the Distribution and the Gray Merger) and other customary closing conditions.
For a more detailed description of the Separation and Distribution Agreement, see “The Separation, Distribution, and Spin-Off—Spin-Off Agreements—Separation and Distribution Agreement.”

Voting and Support Agreement
Gray and Meredith shareholders with voting control of approximately 87 percent of the issued and outstanding Class B Common Stock, par value $1.00 per share, of Meredith have entered into a Voting and Support Agreement (the “Support Agreement”). The Support Agreement generally requires that the shareholders party thereto vote their shares in favor of the adoption of the Gray Merger Agreement and to take certain other actions in furtherance of the transactions contemplated by the Gray Merger Agreement.
Tax Matters Agreement
Meredith, Gray and New Meredith have entered into the Tax Matters Agreement governing the respective rights, responsibilities and obligations of New Meredith, Meredith and Gray with respect to taxes, tax attributes, tax returns, tax contests and certain other tax matters in connection with the Spin-Off. Pursuant to the Tax Matters Agreement, (1) New Meredith will be liable for all pre-closing taxes of Meredith and New Meredith and the post-closing taxes of New Meredith, and (2) Gray will be liable for all post-closing taxes of Meredith, subject to the specific terms and conditions of the Tax Matters Agreement.
For a more detailed description of the Tax Matters Agreement, see “The Separation, Distribution, and Spin-Off—Spin-Off Agreements—Tax Matters Agreement.”
Employee Matters Agreement
Meredith, Gray and New Meredith have entered into the Employee Matters Agreement governing the rights and obligations of Meredith, Gray and New Meredith with respect to Meredith employees and employee benefit plans in connection with the Spin-Off. The Employee Matters Agreement generally provides that (1) Meredith’s NMG and corporate employees and associated liabilities and all Meredith benefit plans will be assumed by New Meredith and (2) Meredith’s LMG employees and associated liabilities will be retained by LMG RemainCo, subject to the specific terms and conditions of the Employee Matters Agreement.
Additionally, pursuant to the Gray Merger Agreement and the Employee Matters Agreement, each outstanding stock option granted under Meredith’s equity plans will be converted into two options: an adjusted Company stock option that will be canceled and converted into the right to receive a cash payment in the Gray Merger (as further described in this proxy statement), and a stock option for New Meredith shares. The number of shares subject to the adjusted Company stock option and the New Meredith stock option will be equal to the number of shares subject to the related Company stock option prior to the Spin-Off, but the exercise prices will be adjusted to reflect the value of LMG relative to NMG based on the trading price of Meredith’s common stock on the last trading day immediately prior to the Distribution Date relative to the “when-issued” trading price of New Meredith Common Stock on the last trading day immediately prior to the Distribution Date (or, if a “when-issued” trading price is not available, the cash amount (as adjusted) payable in respect of each share of New Meredith Common Stock under the Dotdash Merger Agreement). The New Meredith stock options will generally be subject to the same terms and conditions as set forth in the related Company stock option award before the Distribution, except that unvested New Meredith stock options held by employees of LMG will be canceled and converted into the right to receive a cash payment from New Meredith equal to the excess, if any, of the “when-issued” trading price of New Meredith Common Stock on the last trading day immediately prior to the Distribution Date less the adjusted exercise price for such option (or, if a “when-issued” trading price is not available, the cash amount (as adjusted) payable in respect of each share of New Meredith Common Stock under the Dotdash Merger Agreement).
In connection with the Spin-Off, holders of outstanding RSUs and Share-Based Awards granted under Meredith’s equity plans will receive RSUs and Share-Based Awards in New Meredith with respect to an equal number of shares subject to the related Company award prior to the Spin-Off. The New Meredith RSUs and Share-Based Awards will generally be subject to the same terms and conditions as set forth in the related Company award before the Distribution, except that unvested New Meredith RSUs held by employees of LMG will be canceled and converted into the right to receive a cash payment from New Meredith equal to the “when-issued” trading price of New Meredith Common Stock on the last trading day immediately prior to the Distribution Date (or, if a “when-issued” trading price is not available, the cash amount (as adjusted) payable in respect of each share of New Meredith Common Stock under the Dotdash Merger Agreement).

For a more detailed description of the Employee Matters Agreement, see “The Separation, Distribution, and Spin-Off—Spin-Off Agreements—Employee Matters Agreement.”
Transition Services Agreement
Meredith, Gray and New Meredith have entered into the Transition Services Agreement governing New Meredith’s provision of certain services to Meredith for a period of time after the closing of the Gray Merger, including services relating to information technology infrastructure, human resources matters, finance and contract support, in exchange for payment by Meredith to New Meredith of certain agreed-upon amounts.
For a more detailed description of the Transition Services Agreement, see “The Separation, Distribution, and Spin-Off—Spin-Off Agreements—Transition Services Agreement.”
Policies and Procedures for Related Party Transactions
We will adopt written policies and procedures (the “Policy”) to assist in reviewing transactions in excess of $120,000 involving New Meredith and its subsidiaries and related persons (as defined below).
The objective of the Board in adopting the Policy is to assure that transactions among New Meredith and its subsidiaries and related persons are conducted in a manner that is fair to New Meredith and its shareholders and result in terms that are no more or less favorable to New Meredith than transactions between New Meredith and unaffiliated persons negotiating on an arm’s-length basis.
For purposes of the Policy, a related person will include New Meredith’s directors, director nominees and executive officers, beneficial owners of 5 percent or more of any class of New Meredith’s voting securities and members of their respective immediate family (as defined in the Policy).
We expect that the Policy will provide that any proposed transaction with a related person is to be promptly reported to New Meredith’s General Counsel and Chief Financial Officer. The Chief Financial Officer will assist in gathering information about the transaction and present the information to the Audit Committee, which will be responsible for reviewing the transaction. The Audit Committee will determine if the transaction is a related person transaction and approve, ratify or reject the related person transaction. In approving, ratifying or rejecting a related person transaction, the Audit Committee will consider such information as it deems important to conclude whether the transaction is fair to New Meredith.

DESCRIPTION OF CAPITAL STOCK
The following is a summary of information concerning New Meredith’s capital stock. Our “articles of incorporation” and “bylaws” have been filed as exhibits to our registration statement on Form 10 of which this information statement forms a part. These summaries and descriptions do not purport to be complete statements of the relevant provisions of our articles of incorporation or of our bylaws and are qualified in their entirety by reference to these documents, which you must read for complete information on our capital stock.
General
Our articles of incorporation authorize us to issue up to 80,000,000 shares of common stock, par value $1.00 per share, 15,000,000 shares of Class B Stock, par value $1.00 per share, and 5,000,000 shares of preferred stock, par value $1.00 per share. Our board of directors may establish the rights and preferences of other series of preferred stock from time to time.
Common Stock and Class B Stock
Voting Rights
Holders of shares of common stock and Class B Stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of shareholders, except as may be otherwise required by the Iowa Business Corporation Act. Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the shareholders. Each holder of our Class B Stock is entitled to ten votes for each share on all matters submitted to a vote of the shareholders except that each holder of our Class B Stock is entitled to one vote for each share for shareholder votes regarding (i) the removal of any director of New Meredith; (ii) any amendment of the articles of incorporation which would permit our shareholders to amend, alter, change, or repeal the bylaws or any portion thereof; and (iii) any repeal or amendment of Article IV or Article VI of the articles of incorporation.
The affirmative vote of holders of at least 80 percent of the voting power of all of the then-outstanding shares of capital stock, voting as a single class, is required to amend certain provisions of our articles of incorporation, including provisions relating to amending our bylaws, the classified board, the size of our board, removal of directors, director liability, vacancies on our board, and actions by written consent of the shareholders.
Dividends
Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock and Class B Stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds.
Liquidation
In the event of our liquidation, dissolution, or winding up, holders of common stock and Class B Stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.
Rights and Preferences
Holders of common stock and Class B Stock have no preemptive or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences, and privileges of the holders of common stock and Class B Stock are subject to, and may be adversely affected by, the right of the holders of shares of any class or series of preferred stock that we may designate in the future.
Conversion
Each share of Class B Stock is convertible into one share of our common stock any time at the option of the holder. If the number of outstanding shares of Class B Stock is less than 9 percent of the aggregate number of issued and outstanding shares of our common stock and Class B Stock, the outstanding shares of Class B Stock will automatically convert into shares of common stock.

Restrictions on Transfer
Holders of shares of our Class B Stock may only transfer such shares of Class B Stock to permitted transferees. Such permitted transferees are generally limited to certain family members of the holder and certain entities owned by or organized for the benefit of the holder. Any purported transfer of shares of Class B Stock to a non-permitted transferee results in the automatic conversion of such shares of Class B Stock into common stock, effective on the date of the purported transfer.
Potential Impact of Our Articles of incorporation and Restated Bylaws on Changes of Control or Extraordinary Transactions
Article VII of Our Articles of incorporation
In addition to any vote, concurrence, consent, or approval by the board of directors or shareholders that may be required under Iowa law, Article VII of our articles of incorporation sets out requirements that will need to be followed for the approval or authorization of any otherwise permitted business combination with any substantial shareholder.
A “substantial shareholder” means, in general, a person which, together with its affiliates and associates, beneficially owns 20 percent or more of our outstanding voting stock, and also any affiliate or associate of any such person.
A “business combination” means, in general, any merger or consolidation with or into a substantial shareholder, a sale or other transfer of all or any substantial part of our assets or the assets of any subsidiary to a substantial shareholder, any sale of $5,000,000 or more of the assets of a substantial shareholder to us or a subsidiary, the issuance of our or a subsidiary’s securities to a substantial shareholder, any reclassification, recapitalization, or reorganization which increases the ownership of a substantial shareholder in us or a subsidiary, or any agreement to do any of the foregoing.
Article VII provides that the affirmative vote of not less than 80 percent of the outstanding voting stock is required to approve a business combination with a substantial shareholder, except in the following three circumstances:
(a)when two-thirds of the continuing directors (as that term is defined in Article VII) have approved in advance the transaction that caused the person to become a substantial shareholder or have approved the business combination prior to the person having become a substantial shareholder;
(b)the business combination is solely with a direct or indirect wholly-owned subsidiary; or
(c)the business combination is a merger or consolidation and the cash or fair market value of the consideration received per share of common stock is not less than the fair price of the common stock (as those terms are defined in Article VII).
Other Provisions of Our Articles of incorporation and Restated Bylaws
Our articles of incorporation provide for a two-class common stock structure, which provides holders of our Class B Stock with significant influence over all matters requiring shareholder approval, including the election of directors and significant corporate transactions.
Our articles of incorporation provide for our board of directors to be divided into three classes with staggered terms. Because our shareholders do not have cumulative voting rights, shareholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. Our articles of incorporation and our bylaws provide that directors may be removed by the shareholders only for cause upon the vote of 80 percent of the outstanding shares of our voting stock. Furthermore, the authorized number of directors may be changed only by resolution of the board of directors, and vacancies and newly created directorships on the board of directors may, except as otherwise required by law or determined by the board, only be filled by a majority vote of the directors then serving on the board, even though less than a quorum.
Our articles of incorporation and bylaws also provide that all shareholder actions must be effected at a duly called meeting of shareholders and eliminate the right of shareholders to act by written consent without a meeting. Our bylaws also provide that only our Chairman of the board, Chief Executive Officer, Secretary, or the board of directors may call a special meeting of shareholders.
Our bylaws also provide that shareholders seeking to present proposals before a meeting of shareholders to nominate candidates for election as directors at a meeting of shareholders must provide timely advance notice in writing, and specify requirements as to the form and content of a shareholder’s notice.
Our articles of incorporation provide that the shareholders cannot amend any of the provisions described above except by a vote of 80 percent or more of our outstanding voting stock.
Our articles of incorporation gives our board of directors the authority, without further action by our shareholders, to issue up to 5,000,000 shares of preferred stock in one or more series, with any rights, preferences, and privileges as they may designate, including the right to approve an acquisition or other change in control.
Choice of Forum
Our articles of incorporation provide that the Iowa District Court for Polk County (or, if and only if the Iowa District Court for Polk County lacks subject matter jurisdiction, any state court located within the State of Iowa or, if and only if all such state courts lack subject matter jurisdiction, the United States District Court for the Southern District of Iowa) is the exclusive forum for the following types of actions or proceedings under Iowa statutory or common law: any derivative action or proceeding brought on our behalf; any action asserting a breach of a fiduciary duty; any action asserting a claim against us arising pursuant to the Iowa Business Corporation Act (“IBCA”), our articles of incorporation or our bylaws; any action as to which the IBCA confers jurisdiction to the court of the Iowa District Court for Polk County; or any action asserting a claim against us that is governed by the internal affairs doctrine. The provisions would not apply to suits brought to enforce a duty or liability created by the Exchange Act, or any other claim for which federal courts have exclusive jurisdiction.
In addition, our articles of incorporation further provide that, unless we consent writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum, to the fullest extent permitted by law, for resolving any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by us, our officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.
The enforceability of similar choice of forum provisions in other companies’ articles of incorporation has been challenged in legal proceedings, and it is possible that, in connection with one or more actions or proceedings described above, a court could find the choice of forum provisions contained in our amended and restated articles of incorporation to be inapplicable or unenforceable.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock and Class B Stock is Equiniti Trust Company d/b/a EQ Shareowner Services.
NYSE Listing
We intend to apply to list our common stock on NYSE. We expect that our common stock will trade under the ticker symbol “MDP.” However, if the sale of the NMG closes on the same day as the Distribution, shareholders of New Meredith will receive cash in an amount equal to $42.18 per share (as adjusted) of New Meredith Common Stock and New Meredith Class B Stock received in the Distribution, and shares of New Meredith Common Stock will not separately trade following the completion of the Distribution.
Indemnification of Directors and Officers
The IBCA provides for or permits indemnification of directors and officers in certain situations. Unless limited by its articles of incorporation, indemnification is mandatory for a director or an officer (not an employee) who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director or officer was a party because such person is or was a director or officer of the corporation against reasonable expenses incurred by the director or officer in connection with the proceeding. In addition, unless the articles of incorporation provide otherwise, a director or officer may apply for limited court- ordered indemnification if indemnification is mandatory or certain standards are met.
The IBCA by its terms expressly permits indemnification where a director, officer, employee or agent in good faith and in a manner such person reasonably believed to be in (if acting in its official capacity), or not opposed to, the corporation’s best interests, and, in a criminal action, if such person had no reasonable cause to believe that his or her conduct was unlawful. Unless ordered by a court, no indemnification is permitted in connection with a proceeding by or in the right of a corporation in which the person was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in an official capacity, in which the person was adjudged liable on the basis that personal benefit was improperly received.
The IBCA also permits advancement of expenses to a director, officer, employee or agent upon (1) receipt of an undertaking by such to repay all amounts advanced if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation; (2) the person furnishes the corporation a written affirmation of the person’s good faith belief he or she has met the applicable standard of conduct; or (3) determination is made that the facts then known to those making the determination would not preclude indemnification.
Generally, the above provisions of the IBCA are permissive in nature. The only indemnification requirement imposed by the IBCA is that, unless limited by its articles of incorporation, a corporation must indemnify a director or officer against reasonable expenses incurred in connection with the wholly successful defense of a proceeding. The IBCA does permit a corporation to obligate itself in advance to indemnify officers and directors as otherwise permitted by the IBCA in its articles of incorporation, bylaws, resolution or other agreement. The right to indemnification granted by the articles of incorporation, bylaws, resolution or other agreement cannot be eliminated after an event entitling an officer or director to indemnification has taken place.
The IBCA specifically provides that, subject to certain limitations, its terms shall not be deemed exclusive of any other right to indemnification to which a director or officer may be entitled under a corporation’s articles of incorporation or bylaws, or any agreement, vote of shareholders or disinterested directors, or otherwise. However, indemnification cannot be provided to officers, in their sole capacity as officers, in the case of (1) receipt of a financial benefit by an officer to which such person is not entitled, (2) an intentional infliction of harm on the corporation or the shareholders, or (3) an intentional violation of criminal law. Indemnification by or in the right of the corporation is limited to reasonable expenses in connection with the proceeding.
Prior to indemnifying a director or officer a corporation must determine that the director or officer has met the required standard of conduct.
Article Twelve of our bylaws provides that we shall indemnify our directors and officers to the fullest extent permitted by Iowa law and advance the expenses of directors, officers and employees incurred in defending any related proceeding upon receipt by us of an undertaking, by or on behalf of such director, officer or employee to repay all amounts advanced if it shall ultimately be determined that the director, officer or employee is not entitled to be indemnified.
We maintain directors and officers liability insurance covering all directors and officers of New Meredith against claims arising out of the performance of their duties.

DELIVERY OF INFORMATION STATEMENT
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for information statements with respect to two or more shareholders sharing the same address by delivering a single information statement to those shareholders. This process, known as “householding,” is intended to provide greater convenience for shareholders, and cost savings for companies, by reducing the number of duplicate documents that shareholders receive. Unless contrary instructions from one or more shareholders sharing an address have been received, only one copy of this information statement will be delivered to those multiple shareholders sharing an address.
If, at any time, a shareholder no longer wishes to participate in “householding” and would prefer to receive separate copies of the information statement, the shareholder should notify his or her intermediary or, if shares are registered in the shareholder’s name, should contact us at the address and telephone number provided below. Any shareholder who currently receives multiple copies of the information statement at his or her address and would like to request “householding” of communications should contact his or her intermediary or, if shares are registered in the shareholder’s name, should contact us at the address and telephone number provided below. Additionally, we will deliver, promptly upon written or oral request directed to the address or telephone number below, a separate copy of the information statement to any shareholders sharing an address to which only one copy was mailed.
Meredith Holdings Corporation
Investor Relations
1716 Locust Street
Des Moines, IA 50309-3023
(515) 284-3000

WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement on Form 10 with the SEC with respect to the shares of our stock that Meredith shareholders will receive in the Distribution. This information statement is a part of that registration statement and, as allowed by SEC rules, does not include all of the information you can find in the registration statement or the exhibits to the registration statement. For additional information relating to us, the Separation, Distribution, and Spin-Off, reference is made to the registration statement and the exhibits to the registration statement. Statements contained in this information statement as to the contents of any contract or document referred to are not necessarily complete and in each instance, if the contract or document is filed as an exhibit to the registration statement, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by reference to the applicable document.
After the Separation, Distribution, and Spin-Off, we will file annual, quarterly and special reports, proxy statements and other information with the SEC. We intend to furnish our shareholders with annual reports containing consolidated financial statements audited by an independent registered public accounting firm. The registration statement is, and any of these future filings with the SEC will be, available to the public over the Internet on the SEC’s website at www.sec.gov.
We will maintain a website at www.meredith.com, which is Meredith’s current website. Our website and the information contained on that site, or connected to that site, are not incorporated into this information statement or the registration statement on Form 10.

FINANCIAL STATEMENTS
Meredith Holdings Corporation
Condensed Combined Balance Sheets
(Unaudited)

	June 30, 2021	December 31, 2020
(In millions)
Current assets
Cash and cash equivalents	$240.0	$379.1
Accounts receivable, net	365.2	401.8
Inventories	29.3	33.8
Current portion of subscription acquisition costs	225.6	222.1
Other current assets	30.8	38.5
Total current assets	890.9	1,075.3
Property, plant, and equipment	528.2	527.5
Less accumulated depreciation	(283.8)	(271.2)
Net property, plant, and equipment	244.4	256.3
Operating lease assets	326.7	340.8
Subscription acquisition costs	180.3	212.8
Other assets	262.2	231.8
Intangible assets, net	838.3	864.6
Goodwill	1,606.3	1,606.5
Total assets	$4,349.1	$4,588.1
Liabilities and Deficit
Current liabilities
Current portion of long-term debt	$4.1	$4.1
Current portion of operating lease liabilities	28.5	28.0
Accounts payable	143.8	96.6
Accrued expenses and other liabilities	229.1	222.5
Current portion of unearned revenues	392.0	392.4
Total current liabilities	797.5	743.6
Long-term debt	2,741.9	2,985.2
Operating lease liabilities	380.7	395.0
Unearned revenues	218.8	254.5
Deferred income taxes	292.4	299.8
Other noncurrent liabilities	153.4	151.4
Total liabilities	4,584.7	4,829.5
Deficit
Net investment by Meredith Corporation	(169.2)	(172.1)
Accumulated other comprehensive loss	(66.4)	(69.3)
Total deficit	(235.6)	(241.4)
Total liabilities and deficit	$4,349.1	$4,588.1
See accompanying Notes to Condensed Combined Financial Statements.

Meredith Holdings Corporation
Condensed Combined Statements of Earnings (Loss)
(Unaudited)

Six months ended June 30,	2021	2020
(In millions)
Revenues
Advertising related	$478.6	$446.3
Consumer related	499.8	494.5
Other	38.6	37.6
Total revenues	1,017.0	978.4
Operating expenses
Production, distribution, and editorial	335.8	323.3
Selling, general, and administrative	552.3	507.9
Acquisition, disposition, and restructuring related activities	(68.2)	13.1
Depreciation and amortization	50.5	85.3
Impairment of goodwill and other long-lived assets	—	342.9
Total operating expenses	870.4	1,272.5
Income (loss) from operations	146.6	(294.1)
Non-operating income, net	2.5	1.1
Interest expense, net	(91.9)	(69.9)
Earnings (loss) from continuing operations before income taxes	57.2	(362.9)
Income tax benefit (expense)	(14.6)	60.3
Earnings (loss) from continuing operations	42.6	(302.6)
Earnings from discontinued operations, net of income taxes	—	4.6
Net earnings (loss)	$42.6	$(298.0)
See accompanying Notes to Condensed Combined Financial Statements.

Meredith Holdings Corporation
Condensed Combined Statements of Comprehensive Income (Loss)
(Unaudited)

Six months ended June 30,	2021	2020
(In millions)
Net earnings (loss)	$42.6	$(298.0)
Other comprehensive income (loss)
Pension and other postretirement benefit plans activity, net of income taxes	(1.8)	0.7
Foreign currency translation adjustment	4.7	(11.8)
Total other comprehensive income (loss)	2.9	(11.1)
Comprehensive income (loss)	$45.5	$(309.1)
See accompanying Notes to Condensed Combined Financial Statements.

Meredith Holdings Corporation
Condensed Combined Statements of Equity (Deficit)
(Unaudited)

(In millions except per share data)	Net Investment by Meredith Corporation	Accumulated Other Comprehensive Loss	Total
Balance at December 31, 2020	$(172.1)	$(69.3)	$(241.4)
Net earnings	42.6	—	42.6
Other comprehensive income, net of income taxes	—	2.9	2.9
Net transfers to Meredith Corporation	(39.7)	—	(39.7)
Balance at June 30, 2021	$(169.2)	$(66.4)	$(235.6)

(In millions except per share data)	Net Investment by Meredith Corporation	Accumulated Other Comprehensive Loss	Total
Balance at December 31, 2019	$638.6	$(59.8)	$578.8
Net loss	(298.0)	—	(298.0)
Other comprehensive loss, net of income taxes	—	(11.1)	(11.1)
Net transfers to Meredith Corporation	(731.5)	—	(731.5)
Cumulative effect adjustment for adoption of Accounting Standards Update 2016-13	1.6	—	1.6
Balance at June 30, 2020	$(389.3)	$(70.9)	$(460.2)
See accompanying Notes to Condensed Combined Financial Statements.

Meredith Holdings Corporation
Condensed Combined Statements of Cash Flows
(Unaudited)

Six months ended June 30,	2021	2020
(In millions)
Cash flows from operating activities
Net earnings	$42.6	$(298.0)
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation	24.1	25.3
Amortization	26.4	60.0
Non-cash lease expense	14.2	14.0
Share-based compensation	3.7	3.2
Deferred income taxes	(6.8)	(53.1)
Amortization of original issue discount and debt issuance costs	6.3	3.5
Gain on sale of assets, net	(94.9)	(4.8)
Loss on extinguishment of debt	11.9	—
Write-down of impaired assets	—	342.9
Fair value adjustments to contingent consideration	(0.4)	(0.3)
Other operating	(0.4)	(0.3)
Changes in assets and liabilities, net of acquisitions	84.6	88.4
Net cash provided by operating activities	111.3	180.8
Cash flows from investing activities
Acquisitions of and investments in businesses and assets, net of cash acquired	—	(0.1)
Net proceeds from disposition of assets, net of cash sold	59.1	45.2
Additions to property, plant, and equipment	(13.2)	(15.4)
Other	9.7	2.7
Net cash provided by investing activities	55.6	32.4
Cash flows from financing activities
Net transfers to Meredith Corporation	(45.3)	(730.7)
Proceeds from issuance of long-term debt	—	779.8
Repayments of long-term debt	(260.6)	(150.0)
Debt issuance costs paid	—	(1.5)
Net cash used in financing activities	(305.9)	(102.4)
Effect of exchange rate changes on cash and cash equivalents	(0.1)	0.6
Net increase (decrease) in cash and cash equivalents	(139.1)	111.4
Cash and cash equivalents at beginning of period	379.1	21.0
Cash and cash equivalents at end of period	$240.0	$132.4
See accompanying Notes to Condensed Combined Financial Statements.

Meredith Holdings Corporation
Notes to Condensed Combined Financial Statements
(Unaudited)
1. Summary of Significant Accounting Policies
Background and Nature of Operations—Meredith Holdings Corporation (Meredith or the Company) is a diversified media company.
On May 3, 2021, Meredith Corporation announced its intent to separate its local media group and national media group operations into two independent companies by distributing (the Distribution) to Meredith Corporation’s shareholders, on a pro rata basis, the issued and outstanding capital stock of Meredith Holdings Corporation, an Iowa corporation and newly formed wholly-owned subsidiary of Meredith Corporation, which will hold Meredith Corporation’s national media group and corporate functions following the separation (collectively, the Spin-Off). As part of this announcement, Meredith Corporation, Gray Television, Inc., a Georgia corporation, and Gray Hawkeye Stations, Inc., a Delaware corporation and wholly-owned subsidiary of Gray Television, Inc. (Gray Merger Sub), entered into an Agreement and Plan of Merger (the Gray Merger Agreement), as amended June 2, 2021 and October 6, 2021, to effect the acquisition of Meredith Corporation by Gray Television, Inc., immediately after and subject to the consummation of the Spin-Off (as described above), through the merger of Gray Merger Sub with and into Meredith Corporation (the Gray Merger), with Meredith Corporation surviving the Gray Merger as a wholly-owned subsidiary of Gray Television, Inc. As a result of the Distribution and Spin-Off and immediately prior to the Gray Merger, Meredith Corporation will hold the local media group only.
The combined financial statements reflect the historical results of operations, financial positions, and cash flows of Meredith Holdings Corporation. The Company, upon consummation of the transaction, will consist of Meredith Corporation’s historical national media group (comprising its digital and magazine segments), along with MNI Targeted Media (MNI) and the People broadcast television show, and corporate functions. The Company has two reportable segments: digital and magazine. The digital segment includes digital and mobile media, digital relationship marketing, brand licensing, and other related operations. The magazine segment includes magazine publishing, customer relationship marketing, performance marketing, database-related activities, and other related operations. Meredith’s operations are diversified geographically primarily within the United States (U.S.), and the Company has a broad customer base.
Basis of Presentation—The condensed combined financial statements of Meredith Holdings Corporation (Meredith or the Company) were prepared in connection with the anticipated transaction and have been derived from the Consolidated Financial Statements and accounting records of Meredith Corporation (Parent) as if it were operated on a standalone basis during the periods presented. Meredith does not have any off-balance sheet arrangements.
The accompanying unaudited condensed combined financial statements have been prepared pursuant to the rules and regulations of the United States Securities and Exchange Commission (SEC). Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States of America (U.S. GAAP) for complete financial statements. These condensed combined financial statements should be read in conjunction with the Company's audited combined financial statements, which are included in this information statement.
The Condensed Combined Statements of Earnings (Loss) and Condensed Combined Statements of Comprehensive Income (Loss) of the Company reflect allocations of general corporate expenses from Parent including, but not limited to, executive management, employee benefits administration, occupancy, corporate administration, aviation, legal, sourcing, corporate development, finance, human resources, communications, information technology, and other shared services.
These allocations were made on a direct usage basis when identifiable, with the remainder allocated on the basis of relative revenues, salaries, headcount, or other relevant measures. Management of the Company and Parent consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, the Company. The allocations may not, however, reflect the expense the Company would have incurred as a standalone company for the periods presented. Actual costs that may have been incurred if the Company had been a standalone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees, and strategic decisions made in areas such as selling and marketing, information technology, and infrastructure.
The Condensed Combined Balance Sheets of the Company include Parent assets and liabilities that are specifically identifiable or otherwise attributable to the Company, including subsidiaries and affiliates in which Parent has a controlling financial interest or is the primary beneficiary.
Parent uses a centralized cash management strategy where cash balances are comingled for all of Parent’s businesses. The Company will assume the cash of Parent upon consummation of the transaction. Accordingly, cash and cash equivalents recorded in the Condensed Combined Balance Sheets represents cash legally held by the Company. All of Parent’s long-term debt and debt-related interest cost incurred has been attributed to the Company for the periods presented.
Parent sponsors various pension and postretirement benefit plans for eligible Company employees and retirees. Parent-sponsored plans in which the Company’s employees participate are accounted for as single-employer benefit plans in the combined financial statements because the Company will become the sponsor of the plans upon consummation of the transaction. Accordingly, the net benefit obligation, plan assets, and related accumulated other comprehensive loss amounts for these plans are included in the Company’s Combined Balance Sheets. The net periodic pension cost included in the Company’s Condensed Combined Statements of Earnings (Loss) includes the cost allocated to the Company for Company employees and on the basis of revenues when a basis of direct attribution was not identifiable.
The Company’s employees have historically participated in Parent’s share-based compensation plans. Share-based compensation expense has been allocated to the Company for Company employees based on the awards and terms previously granted to the Company’s employees as well as an allocation of Parent’s corporate and shared functional employee expenses on the basis of revenues when a basis of direct attribution was not identifiable.
Income tax benefit (expense) in the combined financial statements has been calculated on a separate-return method. Under the separate-return method of allocation, the separate financial statements determine current and deferred tax expense or benefit for the period as if the group member was required to file a separate tax return. The Company’s historical operations are included in the tax returns of Meredith Corporation.
As the separate legal entities that make up the Company’s business were not historically held by a single legal entity, Net Investment by Meredith Corporation is shown in lieu of shareholders’ equity in these combined financial statements. Net Investment by Meredith Corporation represents Meredith Corporation’s interest in the recorded assets of the Company and the cumulative investment by Meredith Corporation in the Company through the periods presented, inclusive of operating results.
The condensed combined financial statements as of June 30, 2021, and for the six months ended June 30, 2021 and 2020, are unaudited but, in management's opinion, include all adjustments necessary for a fair presentation of the results of interim periods. All such adjustments are of a normal recurring nature. The year-end Condensed Combined Balance Sheet as of December 31, 2020, was derived from audited financial statements, but does not include all disclosures required by U.S. GAAP. The results of operations for interim periods are not necessarily indicative of the results to be expected for the entire year.
Interim results may vary significantly as the economic impact of the COVID-19 pandemic continues to evolve. The extent to which the evolving COVID-19 pandemic impacts the Company's combined financial statements will depend on a number of factors, including the magnitude and duration of the pandemic. There remains risk that COVID-19 could have material adverse impacts on future revenue growth as well as overall profitability.
The financial position and operating results of the Company's foreign operations are combined using primarily the local currency as the functional currency. Local currency assets and liabilities are translated at the rates of exchange as of the balance sheet date, and local currency revenues and expenses are translated at average rates of exchange during the period. Translation gains or losses on assets and liabilities are included as a component of accumulated other comprehensive loss.

Revenue Recognition (Contract Balances)—The timing of Meredith’s performance under its various contracts often differs from the timing of the customer’s payment, which results in the recognition of a contract asset or a contract liability. A contract asset is recognized when a good or service is transferred to a customer, and the Company does not have the contractual right to bill for the related performance obligations. Due to the nature of its contracts, the Company does not have significant contract assets. A contract liability is recognized when consideration is received from the customer prior to the transfer of goods or services. Current portion of contract liabilities were $392.0 million and $392.4 million at June 30, 2021 and December 31, 2020, respectively, and are presented as current portion of unearned revenues on the Condensed Combined Balance Sheets. Noncurrent contract liabilities were $218.8 million and $254.5 million at June 30, 2021 and December 31, 2020, respectively, and are reflected as unearned revenues on the Condensed Combined Balance Sheets. Revenue of $246.8 million and $282.8 million recognized in the six months ended June 30, 2021 and 2020, respectively, were in contract liabilities at the beginning of the periods.
2. Inventories
Major components of inventories are summarized below.

(In millions)	June 30, 2021	December 31, 2020
Raw materials	$13.9	$16.6
Work in process	13.2	14.6
Finished goods	2.2	2.6
Inventories	$29.3	$33.8
3. Discontinued Operations and Dispositions
Shortly after the Company’s acquisition of Time Inc. in 2018, it announced the planned sale of certain brands and investments. The sales of the brands and investments was completed by the end February 2020. FanSided was sold in January 2020 to an unrelated third party for $16.4 million. The investment in Xumo was sold to an unrelated third party in February 2020 for $37.4 million at close and a $4.3 million note receivable, which was collected in the first quarter of 2021. The sales resulted in a $8.6 million gain. The revenues and expenses of these businesses were included in the earnings from discontinued operations, net of income taxes line on the Condensed Combined Statements of Earnings (Loss) for the periods prior to their sales. Discontinued operations relate to both the digital and magazine segments.
Amounts applicable to discontinued operations on the Condensed Combined Statements of Earnings (Loss) were as follows:

Six Months Ended June 30,	2020
(In millions)
Revenues	$1.3
Costs and expenses	(1.2)
Interest expense	(0.1)
Gain on disposal	9.3
Earnings before income taxes	9.3
Income tax expense	(4.7)
Earnings from discontinued operations, net of income taxes	$4.6
The Company did not allocate interest to discontinued operations unless the interest was directly attributable to the discontinued operations or was interest on debt that was required to be repaid as a result of the disposal transaction. Interest expense included in discontinued operations reflected an estimate of interest expense related to the debt that was repaid with the proceeds from the sales of the businesses.

The discontinued operations did not have depreciation, amortization, or significant non-cash investing items for the six months ended June 30, 2020.
Dispositions
In January 2021, Meredith sold the Travel + Leisure trademark and other related assets, including the Travel + Leisure travel clubs, to an unrelated third party for $100.0 million, which included $35.0 million of cash at closing and a non-interest bearing note receivable of $65.0 million. Payments on the note receivable are due annually with $20.0 million received in June 2021. The remaining payments will be completed by June 2024. The $65.0 million note receivable was discounted by $3.7 million utilizing an interest rate reflecting the borrower’s specific credit risk. The sale resulted in a gain of $97.6 million, which was recorded in the acquisition, disposition, and restructuring related activities line on the Condensed Combined Statements of Earnings (Loss). Meredith entered into a 30-year royalty-free licensing relationship to license back the Travel + Leisure brand and continues to publish the magazine and operate the Travel + Leisure media platforms. Refer to Note 4 for additional information related to the intangible assets associated with this sale.
Meredith continued to provide accounting, finance, human resources, information technology, and certain support services for a short period of time under Transition Services Agreements (TSAs) with certain buyers. In addition, Meredith continues to provide consumer marketing, information technology, subscription fulfillment, paper purchasing, printing, and other services under Outsourcing Agreements (OAs) with certain buyers. The remaining OAs have terms up to approximately two years, subject to renewal. Income of $0.8 million and $1.6 million for the six months ended June 30, 2021 and 2020, respectively, earned from performing services under the OAs was recorded in the other revenue line on the Condensed Combined Statements of Earnings (Loss). Income of less than $0.1 million and $1.7 million for the six months ended June 30, 2021 and 2020, respectively, earned from performing services under the TSAs was recorded as a reduction to the selling, general, and administrative expense line on the Condensed Combined Statements of Earnings (Loss).

4. Intangible Assets and Goodwill
Intangible assets consisted of the following:

	June 30, 2021			December 31, 2020
(In millions)	Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount
Intangible assets subject to amortization
Digital
Advertiser relationships	$95.4	$(95.4)	$—	$95.9	$(93.3)	$2.6
Publisher relationships	10.3	(2.8)	7.5	10.3	(2.2)	8.1
Partner relationships	3.2	(0.7)	2.5	3.2	(0.6)	2.6
Customer relationships	7.1	(3.6)	3.5	7.1	(2.9)	4.2
Other	19.6	(13.9)	5.7	20.3	(13.0)	7.3
Magazine
Advertiser relationships	127.6	(127.6)	—	127.6	(124.1)	3.5
Publisher relationships	122.5	(59.8)	62.7	122.5	(51.0)	71.5
Partner relationships	95.0	(54.1)	40.9	95.0	(46.2)	48.8
Customer relationships	0.9	(0.3)	0.6	66.7	(66.0)	0.7
Other	15.6	(3.7)	11.9	3.6	(3.3)	0.3
Total	$497.2	$(361.9)	135.3	$552.2	$(402.6)	149.6
Intangible assets not subject to amortization
Digital
Trademarks			29.7			29.7
Internet domain names			8.3			8.3
Magazine
Trademarks			665.0			677.0
Total			703.0			715.0
Intangible assets, net			$838.3			$864.6
Amortization expense was $26.4 million and $60.0 million for the six months ended June 30, 2021and 2020, respectively. Annual amortization expense for intangible assets is expected to be as follows: $46.4 million in 2021, $38.9 million in 2022, $37.4 million in 2023, $21.6 million in 2024, and $3.6 million in 2025.
As discussed in Note 3, in January 2021, Meredith sold the Travel + Leisure trademark. The trademark had a recorded value of $12.0 million and was not subject to amortization. As part of the agreement, Meredith retained certain rights to utilize the Travel + Leisure brand and therefore established an intangible asset subject to amortization related to these rights at an initial value equal to the sold trademark.
During the first quarter of 2020, the Parent experienced revenue declines, primarily related to advertising cancellations and delays, as advertisers faced economic challenges caused by the COVID-19 pandemic. These declines caused the Parent to revise forecasts and to determine that it had a triggering event to test the value of intangible assets not subject to amortization for impairment as of March 31, 2020. As a result, the Parent recorded non-cash impairment charges of $21.2 million related to trademarks, which was recorded in the impairment of goodwill and other long-lived assets line of the Condensed Combined Statements of Earnings (Loss). For purposes of the condensed combined financial statements, the impairment charge was allocated to the Company’s segments on a direct basis, $16.2 million in the magazine segment and $5.0 million in the digital segment. These impairment charges partially impaired the trademarks for the magazines.com, Entertainment Weekly, Shape, EatingWell, and Cooking Light brands. No other impairments of indefinite-lived intangible assets were recorded as a result of the Parent’s 2020 impairment tests.
The Company is required to evaluate goodwill for impairment on an annual basis or when events occur or circumstances change that would indicate the carrying value exceeds the fair value. The Company’s goodwill reporting units were determined to be digital and magazine. The Company allocated goodwill and prior impairment charges of the Parent’s national media group to its reporting units on the basis of relative fair value.
During the first quarter of 2020, Parent determined that interim triggering events, including declines in the price of Parent’s stock and the economic downturn caused by COVID-19, required an interim evaluation of goodwill at March 31, 2020. The impairment test determined the carrying amount of the Parent’s national media reporting unit exceeded its estimated fair value. As a result, the Parent, and, accordingly, the Company recorded an impairment charge of $246.3 million to reduce the carrying value of goodwill, which was recorded in the impairment of goodwill and other long-lived assets line of the Condensed Combined Statements of Earnings (Loss). For purposes of the combined financial statements, $118.6 million of the impairment charge was allocated to the digital segment and $127.7 million was allocated to the magazine segment. The Company recorded an income tax benefit of $25.6 million related to this goodwill impairment charge. The Parent performed its 2020 annual goodwill impairment test using qualitative assessments as of its measurement date and based on the results of the assessments, there was no further indication of impairment.
Changes in the carrying amount of goodwill were as follows:

Six months ended June 30,	2021			2020
(In millions)	Goodwill	Accumulated Impairment Loss	Net Carrying Amount	Goodwill	Accumulated Impairment Loss	Net Carrying Amount
Digital
Balance at beginning of period	$892.3	$(118.6)	$773.7	$892.7	$—	$892.7
Acquisition adjustments	—	—	—	(0.4)	—	(0.4)
Impairment	—	—	—	—	(118.6)	(118.6)
Balance at end of period	892.3	(118.6)	773.7	892.3	(118.6)	773.7
Magazine
Balance at beginning of period	960.5	(127.7)	832.8	960.3	—	960.3
Foreign currency translation	(0.2)		(0.2)	(0.1)		(0.1)
Impairment	—		—	—	(127.7)	(127.7)
Balance at end of period	960.3	(127.7)	832.6	960.2	(127.7)	832.5
Total	$1,852.6	$(246.3)	$1,606.3	$1,852.5	$(246.3)	$1,606.2
5. Restructuring Accrual
During the first quarter of 2021, the owner of the Departures brand announced it was transitioning to a digital-only platform. As a result, the Departures brand owner terminated its custom publishing agreement with Meredith. In connection with this transition, as well as other smaller calculation refinements, the Company recorded pre-tax restructuring charges totaling $1.6 million for severance and related benefit costs associated with the involuntary termination of approximately 25 employees in the magazine segment. The majority of the severance costs will be paid during 2021, with the remainder to be paid in 2022. These costs were recorded in the acquisition, disposition, and restructuring related activities line on the Condensed Combined Statements of Earnings (Loss).
During the first six months of 2020, management committed to a performance improvement plan to control costs. Actions included reallocating positions across the Company by shifting resources to digital operations in the digital segment. In connection with this plan, the Company recorded pre-tax restructuring charges totaling $4.4 million for severance and related benefit costs associated with the involuntary termination of employees. These actions affected approximately 10 employees in the digital segment, 25 in the magazine segment, and 5 in unallocated corporate. The majority of the severance costs were paid during 2020 with the remainder in 2021. These costs were recorded in the acquisition, disposition, and restructuring related activities line on the Condensed Combined Statements of Earnings (Loss).

Details of the severance and related benefit costs by segment for these performance improvement plans are as follows:

	Amount Accrued in the Period		Total Amount Expected to be Incurred
Six months ended June 30,	2021	2020
(in millions)
Digital	$—	$0.1	$—
Magazine	1.6	3.4	1.6
Unallocated Corporate	—	0.9	—
	$1.6	$4.4	$1.6
Details of changes in the Company's restructuring accrual related to employee terminations are as follows:

Six months ended June 30,	2021	2020
(In millions)
Balance at beginning of period	$5.7	$19.3
Accruals	1.6	4.4
Cash payments	(4.5)	(11.8)
Reversal of excess accrual	—	(1.7)
Balance at end of period	$2.8	$10.2
As of June 30, 2021, the $2.8 million was classified as current liabilities on the Condensed Combined Balance Sheets.
6. Long-term Debt
Long-term debt consisted of the following:

	June 30, 2021			December 31, 2020
(In millions)	Principal Balance	Unamortized Discount and Debt Issuance Costs	Carrying Value	Principal Balance	Unamortized Discount and Debt Issuance Costs	Carrying Value
Variable-rate credit facility
Senior credit facility term loan, due January 31, 2025	$1,062.5	$(10.4)	$1,052.1	$1,062.5	$(11.7)	$1,050.8
Senior credit facility incremental term loan, due January 31, 2025	405.9	(18.2)	387.7	408.0	(20.5)	387.5
Revolving credit facility of $350 million, due January 31, 2023	—	—	—	—	—	—
Senior Unsecured Notes
6.875% senior notes, due February 1, 2026	1,022.9	(12.7)	1,010.2	1,272.9	(17.4)	1,255.5
Senior Secured Notes
6.500% senior notes, due July 1, 2025	300.0	(4.0)	296.0	300.0	(4.5)	295.5
Total long-term debt	2,791.3	(45.3)	2,746.0	3,043.4	(54.1)	2,989.3
Current portion of long-term debt	(4.1)	—	(4.1)	(4.1)	—	(4.1)
Long-term debt	$2,787.2	$(45.3)	$2,741.9	$3,039.3	$(54.1)	$2,985.2
In the first six months of 2021, the Company repurchased $250.0 million of its senior unsecured notes maturing in 2026 (2026 Senior Notes). This payment was made in advance of the scheduled maturity and thus was considered an extinguishment of the debt. Therefore, as a result of the prepayment, an extinguishment loss of $11.9 million was recognized in the first six months of 2021 and was recorded in the interest expense, net line on the Condensed Combined Statements of Earnings (Loss). This extinguishment loss included a premium paid on the repurchase of the 2026 Senior Notes of $8.6 million.
7. Income Taxes
Our quarterly provision for income taxes is measured using an estimated annual effective tax rate, adjusted for the tax effect of discrete items within periods presented. For the six months ended June 30, 2021 and 2020, the Company recorded tax expense of $14.6 million and tax benefit of $60.3 million, respectively.
The tax expense for the six months ended June 30, 2021, included non-deductible compensation and transaction costs offset by unrecognized tax benefits attributable to statute of limitation expirations.
The Company incurred $22.0 million of investment banking, legal, accounting, and other professional fees and expenses in the first six months of 2021 related to the pending merger. These costs are included in the acquisition, disposition, and restructuring related activities line in the Condensed Combined Statements of Earnings (Loss). The Company is currently assessing the deductibility of the transaction costs. Meredith is treating the costs as non‑deductible for income tax purposes until such time as the transaction is completed. This resulted in an increase in the Company’s effective tax rate for the six months ended June 30, 2021.
The tax benefit for the six months ended June 30, 2020, is primarily due to the tax effect of the impairment charges for goodwill, operating leases and fixed assets. In this period, the Company recorded non-cash impairment charges of $342.9 million and an income tax benefit of $49.5 million for the deductible portion of the impairments.
8. Commitments and Contingencies
Indemnifications
Pursuant to the Gray Merger Agreement and Tax Matters Agreement entered into among Meredith Corporation, Gray Television, Inc., and Gray Hawkeye Stations, Inc., Gray Television, Inc. will become the primary obligor for Meredith Corporation taxes that are incurred prior to the transaction. The Company will indemnify Gray Television, Inc. for any taxes of Meredith Corporation or the Company during the pre-closing period, including certain taxes attributable to the transaction. As the indemnification is contingent upon the transaction, the Company has not established an accrued asset or liability for the indemnification in the combined financial statements.
Due to the inherent difficulty of predicting the consummation date of the transaction and the amounts payable or receivable under the indemnification, the Company cannot predict the total indemnification amount or timing of payment.
Lease Guarantees
The Company guarantees two other leases of entities previously sold, one through January 2023 and another through November 2030. The carrying value of those guarantees, which are recorded in other noncurrent liabilities on the Condensed Combined Balance Sheets, was $2.0 million and $2.1 million at June 30, 2021 and December 31, 2020, respectively, and the maximum obligation for which the Company would be liable if the primary obligors fail to perform under the lease agreements is $12.0 million as of June 30, 2021.
Legal Proceedings
In the ordinary course of business, the Company is a defendant in or party to various legal claims, actions, and proceedings. These claims, actions, and proceedings are at varying stages of investigation, arbitration, or adjudication, and involve a variety of areas of law.
On October 26, 2010, the Canadian Minister of National Revenue denied the claims by Time Inc. Retail (formerly Time/Warner Retail Sales & Marketing, Inc.) (TIR) for input tax credits in respect of goods and services tax that TIR had paid on magazines it imported into and had displayed at retail locations in Canada during the years 2006 to 2008, on the basis that TIR did not own those magazines and issued Notices of Reassessment in the amount of approximately C$52.0 million. On January 21, 2011, TIR filed an objection to the Notices of Reassessment with the Chief of Appeals of the Canada Revenue Agency (CRA), arguing that TIR claimed input tax credits only in respect of goods and services tax it actually paid and it is entitled to a rebate for such payments. On September 13, 2013, TIR received Notices of Reassessment in the amount of C$26.9 million relating to the same type of situation during the years 2009 to 2010, and TIR filed similar objections as for prior years. By letter dated June 19, 2015, the CRA requested payment of C$89.8 million, which includes interest accrued and stated that failure to pay may result in legal action. TIR responded by stating that collection should remain stayed pending resolution of the issues raised by TIR’s objection. Including interest accrued, the total of the reassessments claimed by the CRA for the years 2006 to 2010 was C$91.0 million as of November 30, 2015. The parties are engaged in mediation.
On September 6, 2019, a shareholder filed a putative class action lawsuit in the U.S. District Court for the Southern District of New York against the Company, its Chief Executive Officer, and its Chief Financial Officer, seeking to represent a class of shareholders who acquired securities of the Company between May 10, 2018 and September 4, 2019 (the New York Action). On September 12, 2019, a shareholder filed a putative class action lawsuit in the U.S. District Court for the Southern District of Iowa against the Company, its Chief Executive Officer, its Chief Financial Officer, and its Chairman of the Board seeking to represent a class of shareholders who acquired securities of the Company between January 31, 2018 and September 5, 2019 (the Iowa Action). Both complaints allege that the defendants made materially false and/or misleading statements, and failed to disclose material adverse facts, about the Company’s business, operations, and prospects. Both complaints assert claims under the federal securities laws and seek unspecified monetary damages and other relief. On November 12, 2019, the plaintiff shareholder withdrew the New York Action, and the action has been dismissed. On November 25, 2019, the City of Plantation Police Officers Pension Fund was appointed to serve as lead plaintiff in the Iowa Action. On March 9, 2020, the lead plaintiff filed an amended complaint in the Iowa Action, seeking to represent a class of shareholders who acquired securities of the Company between January 31, 2018 and September 30, 2019. On June 22, 2020, the defendants filed a motion to dismiss the Iowa Action. On October 28, 2020, a U.S. District Judge granted defendants’ motion to dismiss, dismissing the Iowa Action with prejudice at plaintiffs’ cost due to plaintiffs’ failure to satisfy applicable pleading requirements. Specifically, the court held that plaintiffs had failed to plead any actionable misstatement or omission, scienter, or loss causation. On November 23, 2020, the lead plaintiff filed a notice of appeal of the District Court's dismissal. The parties have completed briefing in the Eighth Circuit Court of Appeals, and it appears likely we will receive a decision on the appeal sometime in late 2021 or 2022.
The results of any such litigation, including the aforementioned class action lawsuits, investigations, and other legal proceedings are inherently unpredictable and expensive. Any claims against the Company, whether meritorious or not, could be time consuming, result in costly litigation, damage our reputation, require significant amounts of management time, and divert significant resources. If any of these legal proceedings were to be determined adversely to the Company, or the Company were to enter into a settlement arrangement, it could be exposed to monetary damages or limits on our ability to operate the business, which could have an adverse effect on the business, financial condition, and operating results
The Company establishes an accrued liability for specific matters, such as a legal claim, when the Company determines that a loss is probable and the amount of the loss can be reasonably estimated. Once established, accruals are adjusted, as appropriate, in light of additional information. The amount of any loss ultimately incurred in relation to matters for which an accrual has been established may be higher or lower than the amounts accrued for such matters. In view of the inherent difficulty of predicting the outcome of litigation, claims, and other matters, the Company often cannot predict what the eventual outcome of a pending matter will be, or what the timing or results of the ultimate resolution of a matter will be. Accordingly, for the matters described above, the Company is unable to predict the outcome or reasonably estimate a range of possible loss.
9. Fair Value Measurements
The Company estimates the fair value of financial instruments using available market information and valuation methodologies the Company believes to be appropriate for these purposes. Considerable judgment and a high degree of subjectivity are involved in developing these estimates and, accordingly, they are not necessarily indicative of amounts the Company would realize upon disposition.

The fair value hierarchy consists of three broad levels of inputs that may be used to measure fair value, which are described below:

•	Level 1	Quoted prices (unadjusted) in active markets for identical assets or liabilities;
•	Level 2	Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable; and
•	Level 3	Assets or liabilities for which fair value is based on valuation models with significant unobservable pricing inputs and which result in the use of management estimates.
The following table sets forth the carrying value and the estimated fair value of the Company's financial instruments not measured at fair value in the Condensed Combined Balance Sheets:

	June 30, 2021		December 31, 2020
(In millions)	Carrying Value	Fair Value	Carrying Value	Fair Value
Total long-term debt	$2,746.0	$2,859.3	$2,989.3	$3,030.1
The fair value of total long-term debt was based on pricing from observable market information obtained from a non-active market, therefore is included as a Level 2 measurement.
The following tables summarize recurring and nonrecurring fair value measurements at June 30, 2021 and December 31, 2020, along with the corresponding impacts to the Condensed Combined Statements of Earnings (Loss), if any:

	June 30, 2021
(In millions)	Total	Level 1	Level 2	Level 3
Recurring fair value measurements
Cash and cash equivalents - cash equivalents	$112.6	$112.6	$—	$—
Accrued expenses
Contingent consideration	$2.2	$—	$—	$2.2
Deferred compensation plans	2.0	—	2.0	—
Other noncurrent liabilities
Contingent consideration	1.6	—	—	1.6
Deferred compensation plans	12.6	—	12.6	—
Total recurring liability fair value measurements	$18.4	$—	$14.6	$3.8

	December 31, 2020				Six months ended June 30, 2020
(In millions)	Total	Level 1	Level 2	Level 3	Total Losses
Recurring fair value measurements
Cash and cash equivalents - cash equivalents	$110.4	$110.4	$—	$—
Accrued expenses
Contingent consideration	$2.5	$—	$—	$2.5
Deferred compensation plans	3.0	—	3.0	—
Other noncurrent liabilities
Contingent consideration	1.7	—	—	1.7
Deferred compensation plans	13.3	—	13.3	—
Total recurring liability fair value measurements	$20.5	$—	$16.3	$4.2
Nonrecurring fair value measurements
Net property, plant, and equipment (1)	$18.2	$—	$—	$18.2	$(21.9)
Operating lease assets (2)	44.7	—	—	44.7	(53.5)
Intangible assets, net (3)	22.6	—	—	22.6	(21.2)
Goodwill (4)	1,606.3	—	—	1,606.3	(246.3)
Total nonrecurring fair value measurements	$1,691.8	$—	$—	$1,691.8	$(342.9)
___________________
(1)Represents leasehold improvements and furniture and fixtures with a carrying value of $40.1 million partially impaired with its associated operating lease asset at March 31, 2020. The impairment charge was recorded in the impairment of goodwill and other long-lived assets line on the Condensed Combined Statements of Earnings (Loss). For further discussion, see below.
(2)Represents an operating lease asset with a carrying value of $98.2 million partially impaired at March 31, 2020. The impairment charge was recorded in the impairment of goodwill and other long-lived assets line on the Condensed Combined Statements of Earnings (Loss). For further discussion, see below.
(3)Represents five digital and magazine trademarks that were partially impaired at March 31, 2020. The assets had a carrying value of $43.8 million prior to the impairment. The impairment charge was recorded in the impairment of goodwill and other long-lived assets line on the Condensed Combined Statements of Earnings (Loss). For further details, refer to Note 4.
(4)Represents digital and magazine goodwill with a carrying value of $1,852.6 million partially impaired at March 31, 2020. The impairment charge was recorded in the impairment of goodwill and other long-lived assets line on the Condensed Combined Statements of Earnings (Loss). For further details, refer to Note 4.
The fair value of deferred compensation plans is derived from quotes of similar investments observable in the market, and thus represents a Level 2 measurement. The fair value of contingent consideration is based on estimates of future performance benchmarks established in the associated acquisition agreements and the amortization of the present value discount. These estimates are based on inputs not observable in the market and thus represent Level 3 measurements. Estimates utilize a weighted average discount rate of 3.50 percent, weighted by relative fair value.
The operating lease assets and net property, plant, and equipment are assets associated with the same leased space. These assets are measured on a non-recurring basis and the fair value was determined based on significant inputs not observable in the market and this represents a Level 3 measurement. As discussed in Note 3, the Company completed the sale of certain businesses acquired in connection with the Time acquisition. As a result of the dispositions and cost-reduction initiatives, the Company has two floors of vacant leased space at its location in New York City. The vacant space is presently held with the intent to sublease for the remainder of the lease term. The Company recognized an impairment charge of $75.4 million during the first quarter of 2020 related to the vacant space. Fair value was estimated using an income-approach based on management's forecast of future cash flows expected to be derived from the property based on current sublease market rent, which was negatively impacted by the effects of the COVID-19 pandemic. The charge was allocated on a pro-rata basis, $53.5 million to operating lease assets and $21.9 million to leasehold improvements and furniture and fixtures, and was recorded in the digital and magazine segments. The impairment charge was recorded in the impairment of goodwill and other long-lived assets line on the Condensed Combined Statements of Earnings (Loss).

The fair value of the trademarks and goodwill are measured on a non-recurring basis and was determined based on significant inputs not observable in the market and thus represents a Level 3 measurement. Key assumptions used to determine the fair value included discount rates, estimated cash flows, royalty rates, and revenue growth rates. The discount rate used was based on several factors, including market interest rates, a weighted average cost of capital analysis based on the target capital structure, and included adjustments for market risk and Company-specific risk. Estimated cash flows were based upon internally developed estimates and the revenue growth rates were based on industry knowledge and historical performance. For the intangible assets, the unobservable significant inputs included a discount rate of 11.00 percent, a royalty rate of 1.61 percent, and a terminal revenue growth rate of 1.00 percent, all weighted by relative fair values. For further discussion of the impairment of the trademark, refer to Note 4. The impairment charge was recorded in the impairment of goodwill and other long-lived assets line on the Condensed Combined Statements of Earnings (Loss).
The following table represents changes in the fair value of liabilities subject to Level 3 measurement during the six months ended June 30, 2021 and 2020.

Six months ended June 30,	2021	2020
(In millions)
Contingent consideration
Balance at beginning of period	$4.2	$5.2
Fair value adjustment of contingent consideration	(0.4)	(0.3)
Balance at end of period	$3.8	$4.9
The fair value adjustment of contingent consideration was the change in the estimated earn-out payments based on projections of performance and the amortization of the present value discount. The fair value adjustment of contingent consideration was included in the selling, general, and administrative line on the Condensed Combined Statements of Earnings (Loss).

10. Pension and Postretirement Benefit Plans
The following table presents the components of Parent’s total net periodic benefit costs, prior to allocations discussed in Note 1:

Six months ended June 30,	2021	2020
(In millions)
Domestic Pension Benefits
Service cost	$4.4	$4.7
Interest cost	1.3	2.1
Expected return on plan assets	(3.9)	(4.1)
Prior service cost amortization	0.2	0.2
Actuarial loss amortization	0.9	0.7
Net periodic benefit costs	$2.9	$3.6
International Pension Benefits
Interest cost	$4.4	$6.7
Expected return on plan assets	(5.5)	(8.1)
Prior service credit amortization	0.1	0.1
Settlement charge	—	1.2
Net periodic benefit credit	$(1.0)	$(0.1)
Postretirement Benefits
Interest cost	$0.1	$0.1
Actuarial gain amortization	(0.1)	(0.3)
Net periodic benefit credit	$—	$(0.2)
Net periodic benefit expense allocated to the Company and recognized in the Condensed Combined Statements of Earnings (Loss) under these plans totaled $1.0 million and $2.3 million for the six months ended June 30, 2021 and 2020, respectively.
The international settlement charge recorded in the first quarter of 2020 was related to the final settlement of the Company’s German plan.
The components of net periodic benefit costs (credit), other than the service cost component, are included in the non-operating income, net line on the accompanying Condensed Combined Statements of Earnings (Loss).
The amortization of amounts related to unrecognized prior service costs/credit and net actuarial gain/loss was reclassified out of other comprehensive income (loss) as components of net periodic benefit costs (credit).
11. Financial Information about Industry Segments
Meredith is a diversified media company focused primarily on service journalism. On the basis of products and services, the Company has established two reportable segments: digital and magazine. Intersegment transactions are eliminated.
Management measures the performance of each segment based on two principal financial measures, operating profit and EBITDA. Management uses these results, in part, to evaluate the performance of, and allocate resources to, each of these segments. Operating profit for segment reporting, disclosed below, is revenues less operating costs and unallocated corporate expenses. Segment operating expenses include allocations of certain centrally incurred costs such as employee benefits, occupancy, information systems, accounting services, internal legal staff, and human resources administration. These costs are allocated based on actual usage or other appropriate methods, primarily number of employees. Unallocated corporate expenses are corporate overhead expenses not attributable to the operating groups. Interest income and expense are not allocated to the segments. In accordance with authoritative guidance on disclosures about segments of an enterprise and related information, EBITDA is not presented below.

The following table presents financial information by segment:

Six months ended June 30,	2021	2020
(In millions)
Revenues
Digital
Advertising	$225.5	$153.0
Third party sales	8.5	4.4
Total advertising related	234.0	157.4
Licensing	65.9	53.6
Performance marketing	53.1	39.6
Paid products	4.3	3.8
Total consumer related	123.3	97.0
Other	2.7	3.2
Total digital	360.0	257.6
Magazine
Advertising	197.6	243.7
Third party sales	47.0	45.2
Total advertising related	244.6	288.9
Subscription	286.6	302.4
Newsstand	74.5	70.4
Performance marketing	25.0	27.6
Paid products	1.6	5.8
Total consumer related	387.7	406.2
Other	35.9	34.4
Total magazine	668.2	729.5
Intersegment revenue elimination	(11.2)	(8.7)
Total revenues	$1,017.0	$978.4
Segment profit (loss)
Digital	$78.8	$(147.7)
Magazine	128.6	(125.0)
Unallocated corporate	(60.8)	(21.4)
Income (loss) from operations	146.6	(294.1)
Non-operating income, net	2.5	1.1
Interest expense, net	(91.9)	(69.9)
Earnings (loss) from continuing operations before income taxes	$57.2	$(362.9)
Depreciation and amortization
Digital	$24.0	$34.6
Magazine	25.9	49.2
Unallocated corporate	0.6	1.5
Total depreciation and amortization	$50.5	$85.3
12. Related Party Disclosures
The Company does not enter into transactions with related parties to purchase or sell goods or services in the ordinary course of business. Transactions between the Company and Parent are reflected in deficit in the Condensed

Combined Balance Sheets as Net Investment by Meredith Corporation and in the Condensed Combined Statements of Cash Flows as a financing activity in Net transfers from (to) Meredith Corporation.
The Condensed Combined Statements of Earnings (Loss) and Comprehensive income (loss) reflect allocations of Parent’s general corporate expenses including, but not limited to, executive management, employee benefits administration, occupancy, corporate administration, aviation, legal, sourcing, corporate development, finance, human resources, communications, information technology, and other shared services. These allocations were made on a direct usage basis when identifiable, with the remainder allocated on the basis of relative revenues, salaries, headcount, or other relevant measures. Corporate expenses of Parent not allocated to the Company and instead charged to related parties were $9.5 million and $8.4 million for the six months ended June 30, 2021 and 2020, respectively.
Management of the Company and Parent consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, the Company. The allocations may not, however, reflect the expense the Company would have incurred as a standalone company for the periods presented. Actual costs that may have been incurred if the Company had been a standalone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees, and strategic decisions made in areas such as selling and marketing, information technology, and infrastructure.
13. Subsequent Events
These condensed combined financial statements were derived from the financial statements of Meredith Corporation, which issued its annual financial statements for the year ended June 30, 2021 on September 10, 2021. Accordingly, the Company has evaluated transactions for consideration as recognized subsequent events in these financial statements through the date of September 10, 2021. Additionally, the Company has evaluated transactions that occurred through October 28, 2021, the date these financial statements were available for issuance, for the purposes of unrecognized subsequent events.
On October 6, 2021, Meredith Corporation announced that Meredith Corporation and Meredith Holdings Corporation have entered into a definitive agreement to sell Meredith Holdings Corporation (which will hold the national media group business segment) to About, Inc. (Dotdash), a wholly-owned subsidiary of IAC/InterActiveCorp (the Dotdash Merger). Meredith Corporation currently expects the Spin-Off and the Gray Merger to be consummated in the fourth quarter of calendar year 2021 (subject to the satisfaction or waiver of closing conditions (including regulatory and shareholder approvals). Completion of the Dotdash Merger is not a condition to the consummation of the Spin-Off or the Gray Merger, and for so long as the Gray Merger Agreement is in effect, the Dotdash Merger will not occur until after the closing of the Gray Merger. If the conditions to completing the Dotdash Merger have been satisfied, Meredith Holdings Corporation currently expects the Dotdash Merger to be consummated on the same day as, and following completion of, the Spin-Off and the Gray Merger.

Report of Independent Registered Public Accounting Firm
To the Shareholders and Board of Directors
Meredith Corporation:
Opinion on the Combined Financial Statements
We have audited the accompanying combined balance sheets of Meredith Holdings Corporation (the Company) as of December 31, 2020 and 2019, the related combined statements of loss, comprehensive loss, equity (deficit), and cash flows for each of the years in the three‑year period ended December 31, 2020, and the related notes and financial statement schedule II – Valuation and Qualifying Accounts (collectively, the combined financial statements). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the three‑year period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.
Change in Accounting Principle
As discussed in Note 1 to the combined financial statements, the Company has changed its method of accounting for leases as of January 1, 2019, due to the adoption of ASU 2016-02 Leases, and the related amendments.
Basis for Opinion
These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matters communicated below are matters arising from the current period audit of the combined financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the combined financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the combined financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.
Sufficiency of audit evidence over revenue
As discussed in Notes 1 and 15 to the combined financial statements, the Company had $2,071.3 million in revenues for the year ended December 31, 2020, of which $1,018.2 million was advertising related, $987.7 million was consumer related, and $65.4 million was related to other revenue streams. Each of these categories of revenue has multiple revenue streams, and the Company’s process for revenue recognition differs between these discrete revenue streams.

We identified the sufficiency of audit evidence over revenue as a critical audit matter. This matter required especially subjective auditor judgment because of the number of revenue streams and, related revenue recognition processes, and the number of information technology (IT) applications involved.
The following are the primary procedures we performed to address this critical audit matter. Based on our knowledge of the Company, we applied auditor judgment to determine the nature and extent of procedures to be performed over revenue, including the determination of the revenue streams over which those procedures were performed. For each revenue stream where procedures were performed, we assessed the recorded revenue by selecting transactions and comparing the amounts recognized for consistency with underlying documentation, including agreements and other relevant and reliable third‑party data. In addition, for certain revenue streams, we evaluated the design and tested the operating effectiveness of certain internal controls related to the processing and recording of revenue.
We evaluated the sufficiency of audit evidence obtained over revenue by assessing the results of procedures performed, including the appropriateness of the nature and extent of such evidence.
Valuation of goodwill
As discussed in Notes 1 and 6 to the combined financial statements, the goodwill balance as of December 31, 2020 was $1,605.5 million. Goodwill impairment testing is performed on an annual basis or when events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Goodwill impairment testing is performed in accordance with Meredith Corporation’s (the Parent) goodwill impairment policy at the Parent’s historical reporting unit level. During the first quarter of 2020, the Parent determined that interim triggering events, including declines in the price of its stock and the economic downturn caused by COVID‑19, required an interim evaluation of goodwill at March 31, 2020. The impairment test determined the carrying amount of the Parent’s national media reporting unit exceeded its estimated fair value. As a result, the Parent and, accordingly, the Company recorded an impairment charge of $246.3 million in the first quarter of 2020.
We identified the evaluation of goodwill for the Parent’s national media reporting unit as a critical audit matter. This evaluation involved a high degree of subjective auditor judgment, including assessing assumptions used in estimating the fair value, such as forecasted revenue growth rates, estimated costs, and the discount rate which were challenging to test as they required forward‑looking assumptions. Additionally, minor changes to those assumptions could have had a significant effect on the assessment of the fair value. Assessing the implied control premium derived from the market capitalization reconciliation was also challenging as it required assistance from valuation professionals with specialized skills and knowledge of the matter.
The following are the primary procedures we performed to address this critical audit matter. We evaluated the design of certain internal controls related to the goodwill impairment assessment process, including controls related to the development of the above assumptions and the market capitalization reconciliation. We performed sensitivity analyses over forecasted revenue growth rates and estimated costs to assess their impact on the determination of the fair value. We evaluated the forecasted revenue growth rates and estimated costs by comparing the projections to the historic results, underlying business strategies, growth plans, industry trends, and analyst reports. In addition, we involved valuation professionals with specialized skills and knowledge, who assisted in evaluating the discount rate by comparing it against a discount rate range that was independently developed using publicly available market data for comparable entities and assessing the market capitalization reconciliation and the reasonableness of the implied control premium.
/s/ KPMG LLP
We have served as the Company’s auditor since 2021.
Des Moines, Iowa
September 1, 2021

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
Meredith Holdings Corporation
Combined Balance Sheets

	December 31,
Assets	2020	2019
(In millions)
Current assets
Cash and cash equivalents	$379.1	$21.0
Accounts receivable (net of allowances of $12.8 in 2020 and $15.8 in 2019)	401.8	460.5
Inventories	33.8	49.5
Current portion of subscription acquisition costs	222.1	258.2
Assets held-for-sale	—	51.8
Other current assets	38.5	40.9
Total current assets	1,075.3	881.9
Property, plant, and equipment
Land	6.9	6.9
Buildings and improvements	72.8	67.8
Machinery and equipment	136.3	128.2
Leasehold improvements	141.7	176.4
Capitalized software	161.8	143.0
Construction in progress	8.0	17.8
Total property, plant, and equipment	527.5	540.1
Less accumulated depreciation	(271.2)	(232.1)
Net property, plant, and equipment	256.3	308.0
Operating lease assets	340.8	422.1
Subscription acquisition costs	212.8	230.1
Other assets	231.8	239.1
Intangible assets, net	864.6	1,001.2
Goodwill	1,606.5	1,853.0
Total assets	$4,588.1	$4,935.4
See accompanying Notes to Combined Financial Statements

Meredith Holdings Corporation
Combined Balance Sheets (continued)

	December 31,
Liabilities and Equity (Deficit)	2020	2019
(In millions)
Current liabilities
Current portion of long-term debt	$4.1	$—
Current portion of operating lease liabilities	28.0	26.2
Accounts payable	96.6	104.6
Accrued expenses
Compensation and benefits	90.3	99.9
Distribution expenses	11.5	6.6
Other accruals	120.7	118.3
Total accrued expenses	222.5	224.8
Current portion of unearned revenues	392.4	418.6
Liabilities associated with assets held-for-sale	—	1.8
Total current liabilities	743.6	776.0
Long-term debt	2,985.2	2,355.9
Operating lease liabilities	395.0	422.7
Unearned revenues	254.5	296.4
Deferred income taxes	299.8	335.6
Other noncurrent liabilities	151.4	170.0
Total liabilities	4,829.5	4,356.6
Equity (Deficit)
Net investment by Meredith Corporation	(172.1)	638.6
Accumulated other comprehensive loss	(69.3)	(59.8)
Total equity (deficit)	(241.4)	578.8
Total liabilities and equity (deficit)	$4,588.1	$4,935.4
See accompanying Notes to Combined Financial Statements

Meredith Holdings Corporation
Combined Statements of Loss

Years ended December 31,	2020	2019	2018
(In millions)
Revenues
Advertising related	$1,018.2	$1,221.6	$1,219.9
Consumer related	987.7	1,052.2	1,024.0
Other	65.4	91.4	112.0
Total revenues	2,071.3	2,365.2	2,355.9
Operating expenses
Production, distribution, and editorial	650.1	784.0	846.0
Selling, general, and administrative	1,057.8	1,170.7	1,158.8
Acquisition, disposition, and restructuring related activities	24.4	49.1	202.2
Depreciation and amortization	168.9	203.4	202.5
Impairment of goodwill and other long-lived assets	342.9	47.0	2.9
Total operating expenses	2,244.1	2,254.2	2,412.4
Income (loss) from operations	(172.8)	111.0	(56.5)
Non-operating income, net	6.2	7.8	11.9
Interest expense, net	(156.4)	(152.5)	(179.4)
Loss from continuing operations before income taxes	(323.0)	(33.7)	(224.0)
Income tax benefit (expense)	67.6	(3.3)	80.0
Loss from continuing operations	(255.4)	(37.0)	(144.0)
Earnings (loss) from discontinued operations, net of income taxes	4.6	(47.2)	(73.1)
Net loss	$(250.8)	$(84.2)	$(217.1)
See accompanying Notes to Combined Financial Statements

Meredith Holdings Corporation
Combined Statements of Comprehensive Loss

Years ended December 31,	2020	2019	2018
(In millions)
Net loss	$(250.8)	$(84.2)	$(217.1)
Other comprehensive income (loss), net of income taxes
Pension and other postretirement benefit plans activity	(14.3)	13.5	(43.2)
Unrealized foreign currency translation adjustment	4.8	11.6	(21.9)
Unrealized loss on interest rate swaps	—	—	(0.9)
Other comprehensive income (loss), net of income taxes	(9.5)	25.1	(66.0)
Comprehensive loss	$(260.3)	$(59.1)	$(283.1)
See accompanying Notes to Combined Financial Statements.

Meredith Holdings Corporation
Combined Statements of Equity (Deficit)

(In millions)	Net Investment by Meredith Corporation	Accumulated Other Comprehensive Income (Loss)	Total
Balance at December 31, 2017	$211.1	$(15.4)	$195.7
Net loss	(217.1)	—	(217.1)
Other comprehensive loss, net of income taxes	—	(66.0)	(66.0)
Net transfers from Meredith Corporation	728.5	—	728.5
Cumulative effect adjustment for adoption of Accounting Standards Update 2014-09	2.6	—	2.6
Reclassification adjustment for adoption of Accounting Standards Update 2018-02	3.5	(3.5)	—
Balance at December 31, 2018	728.6	(84.9)	643.7
Net loss	(84.2)	—	(84.2)
Other comprehensive income, net of income taxes	—	25.1	25.1
Net transfers from Meredith Corporation	4.2	—	4.2
Cumulative effect adjustment for adoption of Accounting Standards Update 2016-02	(10.0)	—	(10.0)
Balance at December 31, 2019	638.6	(59.8)	578.8
Net loss	(250.8)	—	(250.8)
Other comprehensive loss, net of income taxes	—	(9.5)	(9.5)
Net transfers to Meredith Corporation	(561.5)	—	(561.5)
Cumulative effect adjustment for adoption of Accounting Standards Update 2016-13	1.6	—	1.6
Balance at December 31, 2020	$(172.1)	$(69.3)	$(241.4)
See accompanying Notes to Combined Financial Statements

Meredith Holdings Corporation
Combined Statements of Cash Flows

Years ended December 31,	2020	2019	2018
(In millions)
Cash flows from operating activities
Net loss	$(250.8)	$(84.2)	$(217.1)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation	51.6	57.3	67.7
Amortization	117.3	146.1	134.8
Non-cash lease expense	28.0	29.7	—
Share-based compensation	14.4	13.7	33.4
Deferred income taxes	(37.3)	5.3	10.3
Amortization of original issue discount and debt issuance costs	9.8	6.8	8.0
Write-down of impaired assets	342.9	71.5	2.9
Loss on extinguishment of debt	—	3.3	17.2
Fair value adjustment to contingent consideration	—	(4.9)	(3.1)
Other operating activities, net	(8.1)	(10.2)	2.0
Changes in assets and liabilities, net of acquisitions/dispositions
Accounts receivable	66.3	46.6	(66.5)
Inventories	15.7	10.1	(17.0)
Other current assets	7.7	26.3	31.5
Subscription acquisition costs	53.5	(221.8)	(116.1)
Other assets	(9.8)	3.1	(131.8)
Assets and liabilities held-for-sale	0.6	19.6	(4.8)
Operating lease liabilities	(26.2)	(28.7)	—
Accounts payable	(8.1)	(56.1)	(20.9)
Accrued expenses and other liabilities	6.3	(99.2)	37.7
Unearned subscription revenues	(70.0)	150.8	62.1
Other noncurrent liabilities	(20.9)	(26.4)	(0.7)
Net cash provided by (used in) operating activities	282.9	58.7	(170.4)
Cash flows from investing activities
Acquisitions of and investments in businesses, net of cash acquired	(0.1)	(39.6)	(2,783.5)
Net proceeds from disposition of assets, net of cash sold	50.5	123.8	564.2
Additions to property, plant, and equipment	(27.2)	(28.7)	(20.2)
Other	3.4	1.2	1.3
Net cash provided by (used in) investing activities	26.6	56.7	(2,238.2)

Meredith Holdings Corporation
Combined Statements of Cash Flows (continued)

Years ended December 31,	2020	2019	2018
(In millions)
Cash flows from financing activities
Net transfers from (to) Meredith Corporation	$(574.4)	$(8.0)	$718.8
Proceeds from issuance of long-term debt	779.8	490.0	3,144.0
Repayments of long-term debt	(152.0)	(650.0)	(1,350.8)
Payment of acquisition related contingent consideration	(1.0)	—	(20.3)
Debt issuance costs	(3.0)	—	(14.7)
Financing lease payments	(0.5)	(0.5)	—
Net cash provided by (used in) financing activities	48.9	(168.5)	2,477.0
Effect of exchange rate changes on cash and cash equivalents	(0.3)	—	5.3
Change in cash held-for-sale	—	(2.7)	(31.0)
Net increase (decrease) in cash and cash equivalents	358.1	(55.8)	42.7
Cash and cash equivalents at beginning of year	21.0	76.8	34.1
Cash and cash equivalents at end of year	$379.1	$21.0	$76.8
Supplemental disclosures of cash flow information
Cash paid for interest	$146.8	$151.2	$151.3
See accompanying Notes to Combined Financial Statements

Meredith Holdings Corporation
Notes to Combined Financial Statements
1. Summary of Significant Accounting Policies
Background and Nature of Operations—Meredith Holdings Corporation (Meredith or the Company) is a diversified media company.
On May 3, 2021, Meredith Corporation announced its intent to separate its local media group and national media group operations into two independent companies by distributing (the Distribution) to Meredith Corporation’s shareholders, on a pro rata basis, the issued and outstanding capital stock of Meredith Holdings Corporation, an Iowa corporation and newly formed wholly-owned subsidiary of Meredith Corporation, which will hold Meredith Corporation’s national media group and corporate functions following the separation (collectively, the Spin-Off). As part of this announcement, Meredith Corporation, Gray Television, Inc., a Georgia corporation, and Gray Hawkeye Stations, Inc., a Delaware corporation and wholly-owned subsidiary of Gray Television, Inc. (Merger Sub), entered into an Agreement and Plan of Merger (the Merger Agreement), as amended June 2, 2021, to effect the acquisition of Meredith Corporation by Gray Television, Inc., immediately after and subject to the consummation of the Spin-Off (as described above), through the merger of Merger Sub with and into Meredith Corporation (the Merger), with Meredith Corporation surviving the Merger as a wholly-owned subsidiary of Gray Television, Inc. As a result of the Distribution and Spin-Off and immediately prior to the Merger, Meredith Corporation will hold the local media group only.
The combined financial statements reflect the historical results of operations, financial positions, and cash flows of Meredith Holdings Corporation. The Company, upon consummation of the transaction, will consist of Meredith Corporation’s historical national media group (comprising its digital and magazine segments), along with MNI Targeted Media (MNI) and the People broadcast television show, and corporate functions. The Company has two reportable segments: digital and magazine. The digital segment includes digital and mobile media, digital relationship marketing, brand licensing, and other related operations. The magazine segment includes magazine publishing, customer relationship marketing, performance marketing, database-related activities, and other related operations. Meredith’s operations are diversified geographically primarily within the United States (U.S.), and the Company has a broad customer base.
Basis of Presentation—The combined financial statements of the Company were prepared in connection with the anticipated transaction and have been derived from the consolidated financial statements and accounting records of Meredith Corporation (Parent) as if it were operated on a standalone basis during the periods presented and were prepared in accordance with U.S. generally accepted accounting principles (U.S. GAAP).
The Combined Statements of Loss and Comprehensive Loss of the Company reflect allocations of general corporate expenses from Parent including, but not limited to, executive management, employee benefits administration, occupancy, corporate administration, aviation, legal, sourcing, corporate development, finance, human resources, communications, information technology, and other shared services.
These allocations were made on a direct usage basis when identifiable, with the remainder allocated on the basis of relative revenues, salaries, headcount, or other relevant measures. Management of the Company and Parent consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, the Company. The allocations may not, however, reflect the expense the Company would have incurred as a standalone company for the periods presented. Actual costs that may have been incurred if the Company had been a standalone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees, and strategic decisions made in areas such as selling and marketing, information technology, and infrastructure.
The Combined Balance Sheets of the Company include Parent assets and liabilities that are specifically identifiable or otherwise attributable to the Company, including subsidiaries and affiliates in which Parent has a controlling financial interest or is the primary beneficiary.
Parent uses a centralized cash management strategy where cash balances are comingled for all of Parent’s businesses. The Company will assume the cash of Parent upon consummation of the transaction. Accordingly, cash and cash equivalents recorded in the Combined Balance Sheets represents cash legally held by the Company. All of Parent’s long-term debt and debt-related interest cost incurred has been attributed to the Company for the periods presented.
Parent sponsors various pension and postretirement benefit plans for eligible Company employees and retirees. Parent-sponsored plans in which the Company’s employees participate are accounted for as single-employer benefit plans in the combined financial statements because the Company will become the sponsor of the plans upon consummation of the transaction. Accordingly, the net benefit obligation, plan assets, and related accumulated other comprehensive gain (loss) amounts for these plans are included in the Company’s Combined Balance Sheets. The net periodic pension cost included in the Company’s Combined Statements of Loss includes the cost allocated to the Company for Company employees and on the basis of revenues when a basis of direct attribution was not identifiable.
The Company’s employees have historically participated in Parent’s share-based compensation plans. Share-based compensation expense has been allocated to the Company for Company employees based on the awards and terms previously granted to the Company’s employees as well as an allocation of Parent’s corporate and shared functional employee expenses on the basis of revenues when as basis of direct attribution was not identifiable.
Income tax expense in the combined financial statements has been calculated on a separate-return method. Under the separate-return method of allocation, the separate financial statements determine current and deferred tax expense or benefit for the period as if the group member were required to file a separate tax return. The Company’s historical operations are included in the tax returns of Meredith Corporation.
As the separate legal entities that make up the Company’s business were not historically held by a single legal entity, Net Investment by Meredith Corporation is shown in lieu of shareholders’ equity in these combined financial statements. Net Investment by Meredith Corporation represents Meredith Corporation’s interest in the recorded assets of the Company and the cumulative investment by Meredith Corporation in the Company through the periods presented, inclusive of operating results.
Meredith does not have any off-balance sheet arrangements. The Company’s use of special-purpose entities was limited to Meredith Funding Corporation, whose activities were fully combined in the Company’s combined financial statements until the termination of its asset lending facility on January 31, 2018.
The extent to which the evolving COVID-19 pandemic impacts the Company's combined financial statements will depend on a number of factors, including the magnitude and duration of the pandemic. There remains risk that COVID-19 could have material adverse impacts on future revenue growth as well as overall profitability.
Use of Estimates—The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements. The Company bases its estimates on historical experience, management expectations for future performance, and other assumptions as appropriate. Key areas affected by estimates include the allowance for doubtful accounts, which is based on historical experience and management’s views on trends in the overall receivable aging, the assessment of the recoverability of long-lived assets, including goodwill and other intangible assets, which is based on such factors as estimated future cash flows; pension and postretirement benefit expenses, which are determined based, in large part, on actuarial assumptions regarding discount rates, expected returns on plan assets, and healthcare costs; and share-based compensation expense, which is based on numerous assumptions, including future stock price volatility of Meredith Corporation and employees’ expected exercise and post-vesting employment termination behavior. While the Company re-evaluates its estimates on an ongoing basis, actual results may vary from those estimates.
Cash and Cash Equivalents—Cash and short-term investments with original maturities of three months or less are considered to be cash and cash equivalents. Cash and cash equivalents are stated at cost, which approximates fair value.
Concentration of Credit Risk—Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash and cash equivalent deposits. Cash equivalent balances consist of money market mutual funds with original maturities of three months or less. These cash and cash equivalent deposits are maintained with several financial institutions. The deposits held at the various financial institutions may exceed federally insured limits. Exposure to this credit risk is reduced by placing such deposits with major financial institutions and monitoring their credit ratings and, therefore, these deposits bear minimal credit risk. There is also limited credit risk with respect to the money market mutual funds in which the Company invests as these funds all have issuers, guarantors, and/or other counterparties of reputable credit.
At December 31, 2020, $368.0 million of cash and cash equivalents were held domestically, of which $101.8 million were held in money market mutual funds. Of the total cash and cash equivalents, $11.1 million were held internationally in India and Europe. Cash equivalents at December 31, 2020, were $110.4 million, which approximates fair value due to their short-term nature and is considered a Level 1 measurement as defined in Note 11.
Accounts Receivable—The Company’s accounts receivable are primarily due from advertisers. Credit is extended to clients based on an evaluation of each client’s creditworthiness and financial condition; collateral is not required. Accounts receivable are recorded at the invoiced amount, less estimated adjustments for discounts, rebates, rate adjustments, and returns. The allowance for uncollectible accounts is primarily based on historical loss rates by the age of the receivable, known specific collectability exposures, and the current economic environment. Accounts are written off when deemed uncollectible. Concentration of credit risk with respect to accounts receivable is generally limited due to the large number of geographically diverse clients and individually small balances.
Inventories—Inventories consist mainly of paper stock, editorial content, books, and other merchandise and are stated at the lower of cost or estimated net realizable value. Cost is determined using the first-in, first-out method for books and weighted average cost method for paper and other merchandise.
Subscription Acquisition Costs—Subscription acquisition costs primarily represent magazine agency commissions. These costs are deferred and amortized over the related subscription term, typically one to four years.
Property, Plant, and Equipment—Property, plant, and equipment are stated at cost. Costs of replacements and major improvements are capitalized, while costs of maintenance and repairs are charged to operations as incurred.
Depreciation expense is determined primarily using the straight-line method over the estimated useful lives of the assets: 10-45 years for buildings and improvements and 3-10 years for machinery and equipment. The costs of leasehold improvements are amortized over the lesser of the useful lives of the improvements or the terms of the respective leases. Depreciation and amortization of property, plant, and equipment was $51.6 million in 2020, $57.3 million in 2019, and $67.7 million in 2018.
Capitalized Software—Capitalized software is a component of property, plant, and equipment. Expenditures for major software purchases and software developed for internal use are capitalized and amortized over three to five years on a straight-line basis. The Company's policy provides for the capitalization of external direct costs associated with developing or obtaining internal use computer software. In addition, the Company also capitalizes certain payroll and payroll-related costs for employees who are directly associated with internal use computer software projects. The amount of capitalizable payroll costs with respect to these employees is limited to the time directly spent on such projects. Costs associated with preliminary project stage activities, training, maintenance, and all other post-implementation stage activities are expensed as incurred.
Operating Leases—Meredith's lessee portfolio is primarily comprised of real estate leases for the use of office space and also contains leases for office equipment. The Company determines if an arrangement is or contains a lease at inception and begins recording lease activity at the commencement date, which is generally the date at which the Company takes possession of or controls the physical use of the asset. Right-of-use (ROU) assets and lease liabilities are recognized based on the present value of lease payments over the lease term with lease expense generally recognized on a straight-line basis. The Company's incremental borrowing rate is used to determine the present value of future lease payments unless the implicit rate is readily determinable.
Lease agreements may contain rent escalation clauses, renewal or termination options, rent holidays, or certain landlord incentives, including tenant improvement allowances. ROU assets include amounts for fixed scheduled rent increases. The lease term includes the non-cancelable period of the lease and renewal periods subject to options to extend or terminate the lease when it is reasonably certain the Company will exercise those options. The remaining terms of the leases are 1 to 12 years. Certain lease agreements include variable lease payments, which adjust periodically for inflation as a result of changes in a published index, primarily the Consumer Price Index, or are amounts paid to the lessor based on cost or consumption, such as maintenance and utilities.
Accounting policy elections were made to exempt leases with an initial term of twelve months or less from balance sheet recognition and not separate lease and non-lease components for any asset classes in the current portfolio.
Intangible Assets and Goodwill—Intangible assets and goodwill were derived from the related balances of the Parent. For purposes of the combined financial statements, goodwill, intangible assets, and prior impairment charges were recorded to the Company’s reporting units, digital and magazine, on either a direct or relative fair value basis. These amounts carry with them the results of the Parent’s previously performed impairment tests, akin to a reorganization of reporting units of the Parent entity for which U.S. GAAP does not require retrospective testing of goodwill under the reorganized structure.
Amortizable intangible assets consist primarily of advertiser relationships, publisher relationships, partner relationships, and customer lists. Intangible assets with finite lives are amortized over their estimated useful lives, ranging from 1 to 15 years. The useful life of an intangible asset is the period over which the asset is expected to contribute directly or indirectly to future cash flows.
Non-amortizing intangible assets consist primarily of trademark brands that have been determined to have indefinite lives. A number of factors were considered to determine whether an indefinite life is appropriate, including the competitive environment, market share, brand history, and operating plans. These assets are not amortized, but are evaluated annually for impairment in accordance with the Parent’s indefinite-lived intangible assets impairment policy, which includes an assessment, at least annually, of whether such assets continue to have indefinite lives.
Goodwill and intangible assets that have indefinite lives are not amortized but are tested by the Parent for impairment annually or when events occur or circumstances change that would more likely than not reduce the reporting unit’s fair value below its carrying amount. Goodwill impairment testing is performed at the Parent’s historical reporting unit level, the national media group.
A quantitative impairment test, performed for a goodwill reporting unit or indefinite-lived intangible assets, involves determining the fair value of the reporting unit or asset, which is then compared to its carrying amount. Fair value is determined using a discounted cash flow model, which requires an estimate of the future cash flows expected to be generated by the reporting unit or to result from the use of the asset. These estimates include assumptions about future revenues (including projections of overall market growth and share of market), estimated costs, and appropriate discount rates where applicable. These assumptions are based on historical data, various internal estimates, and a variety of external sources and are consistent with the assumptions used in both short-term financial forecasts and long-term strategic plans of the Parent. Depending on the assumptions and estimates used, future cash flow projections can vary within a range of outcomes. Changes in key assumptions used and their prospects or changes in market conditions could result in additional impairment charges. Following the Spin-Off, the Company will perform future goodwill impairment tests at the level of its own reporting units – digital and magazine.
Additional information regarding intangible assets and goodwill, including a discussion of impairment charges taken on goodwill and other long-lived intangible assets is provided in Note 6.
Impairment of Long-lived Assets—Long-lived assets (primarily property, plant, and equipment; operating lease assets; and amortizable intangible assets) are reviewed for impairment whenever events and circumstances indicate the carrying value of an asset may not be recoverable. Recoverability is measured by comparison of the forecasted undiscounted cash flows of the operation or asset group to which the assets relate to the carrying amount of the assets. Tests for impairment or recoverability require significant management judgment, and future events affecting cash flows and market conditions could result in impairment losses. See discussion of impairment charges to operating lease assets and property, plant, and equipment in Note 5.
Foreign Currency Translation and Foreign Currency Transactions—The financial position and operating results of the Company’s foreign operations are combined using primarily the local currency as the functional currency. Local currency assets and liabilities are translated into U.S. dollars at the rates of exchange as of the balance sheet date, and local currency revenues and expenses are translated at average rates of exchange during the period. Translation gains or losses on assets and liabilities are included as a component of accumulated other comprehensive loss in equity (deficit).
The Company's foreign operations have various assets and liabilities, primarily cash and payables, which are denominated in currencies other than their functional currency. These balance sheet items are subject to re-measurement, the impact of which was recorded in the non-operating income, net line on the Combined Statements of Loss.
Derivative Financial Instruments—Meredith does not engage in derivative or hedging activities, except at times to hedge interest rate risk on debt. Meredith previously held interest rate swaps designated and accounted for as cash flow hedges in accordance with Accounting Standards Codification (ASC) 815, Derivatives and Hedging. In connection with the repayment of existing indebtedness on January 31, 2018, as further described in Note 8, the Company terminated these swaps. Refer to Note 8 for further discussion on the gain recognized on this termination.
Prior to their termination, the effective portion of the change in the fair value of interest rate swaps was reported in other comprehensive income (loss). The gain or loss included in other comprehensive income (loss) was subsequently reclassified into net earnings on the same line on the Combined Statements of Loss as the hedged item in the same period that the hedge transaction affected net loss. There were no material gains or losses recognized in net loss for hedge ineffectiveness in 2018.
Revenue Recognition—The Company’s sources of revenue are advertising related, consumer related, and other. Advertising related revenues are comprised of digital advertising, magazine advertising, and third-party sales revenues. Consumer related revenues include subscription, newsstand, licensing, performance marketing, and paid product revenues.
At contract inception, Meredith assesses the obligations promised in its contracts with customers and identifies a performance obligation for each promise to transfer a good or service or bundle that is distinct. To identify the performance obligations, the Company considers all the promises in the contract, whether explicitly stated or implied based on customary business practices. Revenue is recognized when, or as, the performance obligations are satisfied, and control is transferred to the customer.
Determining when control transfers requires management to make judgments that affect the timing of revenue recognized. The Company has determined that recognition of revenue at a point-in-time for certain products and services provides a faithful depiction of the transfer of control to the customer.
Progress measurement requires management to make judgments that affect the timing of revenue recognized. The Company has determined that the chosen methods provides a faithful depiction of the transfer of goods or services to the customer that are recognized over time. For performance obligations recognized using a time-elapsed output method, the Company’s efforts are expended evenly throughout the period.
For contracts that contain multiple performance obligations, the Company allocates the transaction price to each performance obligation on a relative standalone-selling price basis. The standalone-selling price is the price at which the Company would sell a promised good or service separately to the customer. In situations in which an obligation is bundled with other obligations and the total amount of consideration does not reflect the sum of individual observable prices, the Company allocates the discount to (1) a single obligation if the discount is attributable to that obligation or (2) prorates across all obligations if the discount relates to the bundle. When standalone-selling price is not directly observable, the Company estimates and considers all the information that is reasonably available to the Company, including market conditions, entity-specific factors, customer information, etc. The Company maximizes the use of observable inputs and applies estimation methods consistently in similar circumstances.
As allowed by Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (Topic 606) (ASC 606), the Company does not impute interest to account for financing elements on contracts that have an original duration of twelve months or less. The Company has not disclosed the transaction price for the remaining performance obligations as of the end of each reporting period or when the Company expects to recognize this revenue for all contracts with an original term of twelve months or less and for performance obligations tied to sales-based or usage-based royalties. The Company excludes amounts collected from customers for sales taxes from its transaction prices.

The following are detailed descriptions of the Company’s revenue recognition policies by each major product line:
Advertising—The Company sells advertising inventory on its websites and magazine media directly to advertisers or through advertising agencies. The Company’s performance obligations related to digital advertising are generally satisfied when the advertisement runs on owned or operated websites. The price for digital advertising is determined by an agreed-upon pricing model such as CPC (cost per click), CPM (cost per 1,000 impressions), or flat fees. Revenue from the sale of digital advertising space based on impression pricing is recognized when the advertisements are delivered consistent with the respective pricing model. Flat fee contracts are recognized ratably over the contract period using a time-elapsed output method. The customer is invoiced the agreed-upon price in the month following the month that the advertisements are delivered with normal trade terms. The Company’s performance obligations related to magazine advertising are satisfied when the magazine in which an advertisement appears is published, which is defined as an issue’s on-sale date. The customer is invoiced the agreed-upon price when the advertisements are published under normal industry trade terms.
As part of the Company’s customary business practices, digital advertising contracts may include a guaranteed number of impressions and magazine advertising contracts may include guaranteed circulation levels. Advertising contracts may include sales incentives to its customers, including volume discounts, rebates, value added impressions, bonus pages, etc. For all such contracts that include these types of variable consideration, the Company estimates the variable consideration and factors in such an estimate when determining the transaction price. Meredith has sufficient historical data and has established processes to reliably estimate these variable components of the transaction price.
Barter revenues are included in advertising revenue and are also recognized when the advertisements are published or the digital barter obligations have delivered. Barter advertising revenues and the offsetting expense are recognized at the fair value of the advertising received or based on the Company’s standalone-selling price if the fair value cannot be determined. Barter advertising revenues were not material in any period.
Third Party Sales—The Company sells a variety of advertising products to its advertising customers that are placed on third-party platforms. The Company’s performance obligations related to these sales are generally satisfied, and revenue is recognized, when the third party runs the advertisement, or a print product is placed on-sale, due to the Company's obligation to reach a targeted audience demographic. The transaction price represents the cost of the purchased media plus a mark-up. The customer is invoiced the agreed-upon price shortly after the advertisements appear, under normal trade terms. The agreed-upon price is adjusted for estimated provisions for rebates, rate adjustments, and discounts. As part of the Company’s customary business practices, contracts may include guaranteed audience targets and several sales incentives to its customers, including volume discounts, rebates, value added impressions, etc. For all such contracts that include these types of variable consideration, the Company estimates the variable consideration in determining the transaction price.
Subscription—Meredith sells magazines and books to consumers through subscriptions. Each copy of a magazine and book is determined to be a distinct performance obligation that is satisfied when the publication is sent to the customer. Most the Company’s subscription sales are prepaid at the time of order. Subscriptions may be canceled at any time for a refund of the price paid for remaining issues. As the contract may be canceled at any time for a full refund of the unserved copies, the contract term is determined to be on an issue-to-issue basis as these contracts do not have substantive termination penalties. Revenues from subscriptions are deferred and recognized proportionately as subscribers are served. Some magazine subscription offers contain more than one magazine title in a bundle. Meredith allocates the total contract consideration to each distinct performance obligation, or magazine title, based on a standalone-selling price basis. The transaction price is fixed upon establishment of the contract that contains the final terms of the sale, including description, quantity, and price of each subscription purchased.
Newsstand—Meredith sells single copy magazines, or bundles of single copy magazines, to wholesalers for ultimate resale on newsstands primarily at major retailers and grocery/drug stores, and in digital form on tablets and other electronic devices. Publications sold to magazine wholesalers are sold with the right to receive credit from the Company for magazines returned to the wholesaler by retailers. Revenue is recognized on the issue's on-sale date as the date aligns most closely with the date that control is transferred to the customer. Meredith estimates the final amount of returns based on historical data and current marketplace conditions. The transaction price is reduced at contract inception to reflect this estimate of returns. Wholesalers are invoiced a percentage of estimated final sales the month after the issue’s initial on-sale date. Final payments are settled under normal industry terms.
Licensing—Meredith has entered into various licensing agreements that provide third-party partners the right to utilize the Company’s intellectual property. Licensing agreements include both symbolic and functional licenses. Symbolic licenses include direct-to-retail product partnerships based on the Company’s media brands, a branded real estate program, and international magazine partnerships. Functional licenses consist of content licensing. Revenues from symbolic licenses are in the form of a royalty based on the sale or usage of the branded product, which is recognized over time when the sale or use occurs under the sales or usage-based royalty exception. Generally, revenues are accrued based on estimated sales and adjusted as actual sales are reported by partners. These adjustments are typically recorded within three months of the initial estimates and have not been material. Any minimum guarantees are typically earned evenly over the year. Revenues from functional licenses are recognized at a point-in-time when access to the completed content is granted to the partner. There is no variable consideration related to functional licenses. Payment terms are contract specific and vary.
Performance marketing—Meredith digitally operates shop channels, affiliate content, and a promotional codes site to monetize consumer spending. Meredith is paid on a commission basis from affiliate networks that facilitate reporting and payments from retail partners, based on either a CPC on content or consumer purchases. Meredith also operates a lead generation business that connects consumers to a variety of services (home services, streaming, healthcare, etc.) from contractor networks. Revenue is earned once the lead is accepted by the contractor network. Partners are invoiced monthly. Affinity marketing programs partner with third parties to market and place magazine subscriptions for both Meredith titles and third-party publisher magazine titles. Meredith acts as an agent in sales of third-party magazine subscriptions and recognizes revenue in the net amount of consideration retained after paying the third-party publishers. Meredith assumes credit risk related to refunds on these sales, for which a reserve is established. The reserve is based on historical statistics at the time the cash is collected, which is after a risk-free trial period is over, and is included in the transaction price. Revenue from the acquisition of a subscriber is recognized when the subscriber name has been provided to the publisher and after any risk-free trial period has expired, if applicable. The Company net settles with the publishers monthly.
Paid products—Meredith offers various branded products directly to consumers or through third-party sponsors. Membership programs and applications (apps) are determined to be distinct performance obligations that are satisfied over the membership period, not exceeding twelve months. The majority are prepaid at the time of order. Memberships may be canceled at any time for a refund of the price paid for the remaining membership term. As the contract may be canceled at any time for a full refund, the contract term is determined to be on a month-by-month basis, as these contracts do not have substantive termination penalties. Apps generally cannot be cancelled for a refund, however, provide users with continuously updated content, and therefore the contract term is determined to be the membership period. Other paid products are single-branded products sold to consumers either on the Company’s websites or by third-party sponsor. Consideration is received and revenue is recognized at the point-of-sale.
Other revenue—Meredith’s primary source of other revenue are programs that are business-to-business and project based. Such revenue may relate to any one or combination of the following activities: custom publishing, content strategy and development, email marketing, social media, database marketing, search engine optimization, and revenue earned under Operating Agreements (OAs) for sold brands. The products and services delivered under these contracts are customized to each client and, therefore, do not have alternative uses to Meredith or other clients. As a result, revenue is generally recognized over time based on project milestones until the delivery of the final product to the customer. The remaining revenues within this financial statement line related to programs, which are generally recognized at a point-in-time as the performance obligations are transferred to the customer. Variable consideration related to project-based revenue is limited to discounts for overages and reimbursement of out-of-pocket costs that are not separable from the performance obligation. Both are evaluated or estimated at contract inception and throughout the contract, based on similar projects and historical experience and are considered in the transaction price.
Contract Balances—The timing of Meredith’s performance under its various contracts often differs from the timing of the customer’s payment, which results in the recognition of a contract asset or a contract liability. A contract asset is recognized when a good or service is transferred to a customer, and the Company does not have the contractual right to bill for the related performance obligations. Due to the nature of its contracts, the Company does not have significant contract assets. A contract liability is recognized when consideration is received from the customer prior to the transfer of goods or services. Current portion of contract liabilities were $392.4 million at December 31, 2020, and $418.6 million at December 31, 2019, and are presented as current portion of unearned revenues on the Combined Balance Sheets. Noncurrent contract liabilities were $254.5 million at December 31, 2020, and $296.4 million at December 31, 2019, and are reflected as unearned revenues on the Combined Balance Sheets. Revenue of $443.6 million and $412.3 million recognized in 2020 and 2019, respectively, were in contract liabilities at the beginning of the periods.
During the fourth quarter of 2019, the Company wrote-off $42.7 million of contract liabilities due to the discontinuation of Rachael Ray Every Day and Family Circle as subscription magazines. This amount was composed of balances at December 31, 2018, as well as newly acquired contracts during 2019. In addition, the Company wrote off an offsetting $42.7 million of contract costs associated with the discontinued contracts. The contract liabilities were presented in the current portion of unearned revenues and unearned revenues lines and the contract costs were presented in the current portion of subscription acquisition costs and subscription acquisition costs lines on the Combined Balance Sheets.
Assets Recognized from Contract Costs—The Company recognizes an asset for the incremental costs of obtaining a contract with a customer paid to external parties, if it expects to recover those costs. The Company has determined that sales commissions paid on all third-party agent sales of subscriptions are direct and incremental and therefore meet the capitalization criteria. These capitalized costs are amortized as revenue is recognized or over the term of the agreement. As of December 31, 2020, the balances recognized from the costs incurred to obtain contracts with customers were $434.9 million, $222.1 million of which was recorded in current portion of subscription acquisition costs and $212.8 million was recorded in subscription acquisition costs on the Combined Balance Sheets. As of December 31, 2019, the total balances recognized were $488.3 million, $258.2 million of which was recorded in current portion of subscription acquisition costs and $230.1 million was recorded in subscription acquisition costs. The Company recognized amortization related to these costs of $258.2 million in 2020, $143.5 million in 2019, and $141.2 million in 2018. As discussed in the contract balances section above, during 2019, the Company wrote off $42.7 million of contract costs associated with discontinued contracts. There were no impairments of contract costs recognized during the years ended December 31, 2020, and 2018.
Contingent Consideration—The Company estimates and records the acquisition date estimated fair value of contingent consideration as part of purchase price consideration for acquisitions. Additionally, each reporting period, the Company estimates changes in the fair value of contingent consideration, and any change in fair value is recognized in the Combined Statements of Loss. An increase in the earn-out expected to be paid will result in a charge to operations in the quarter that the anticipated fair value of contingent consideration increases, while a decrease in the earn-out expected to be paid will result in a credit to operations in the quarter that the anticipated fair value of contingent consideration decreases. The estimate of the fair value of contingent consideration requires subjective assumptions to be made regarding future operating results, discount rates, and probabilities assigned to various potential operating result scenarios. Future revisions to these assumptions could materially change the estimate of the fair value of contingent consideration and, therefore, materially affect the Company’s future financial results. Additional information regarding contingent consideration is provided in Note 2.
Advertising Expenses—The majority of the Company’s advertising expenses relate to direct-mail costs for magazine subscription acquisition efforts. Advertising is expensed the first time it takes place. Total advertising expenses included in the Combined Statements of Loss were $119.3 million in 2020, $199.1 million in 2019, and $131.8 million in 2018.
Original Issue Discount and Deferred Financing Costs—Costs incurred to obtain financing are deferred and amortized to interest expense, net on the Combined Statements of Loss over the related financing period using the effective interest method. The Company records deferred financing costs as a direct reduction of the carrying value of the related debt. Financing costs related to revolving debt instruments or lines of credit are included in other assets on the Combined Balance Sheets.

Income Taxes—The income tax provision is calculated under the separate-return method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period when such a change is enacted. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50 percent likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.
Self-Insurance—The Company self-insures for certain medical claims, and its responsibility generally is capped through the use of a stop loss contract with an insurance company at a certain dollar level. The dollar level varies based on the insurance plan and is generally $500 thousand. Third-party administrators are used to process claims. The Company uses actual claims data and estimates of claims incurred-but-not-reported to calculate estimated liabilities for unsettled claims on an undiscounted basis. Although management re-evaluates the assumptions and reviews the claims experience on an ongoing basis, actual claims paid could vary significantly from estimated claims.
Pensions and Postretirement Benefits Other Than Pensions—The Company will assume sponsorship of benefit plans in which Company employees participate.
Pension benefits are generally based on formulas that reflect interest credits allocated to participants’ accounts based on years of benefit service and annual pensionable earnings. The discount rate utilized is based on the investment yields of high quality corporate bonds available in the marketplace with maturities equal to projected cash flows of future benefit payments as of the measurement date. It is the Company’s policy to fund the qualified pension plans to at least the extent required to maintain their fully funded status. In addition, the Company provides health care and life insurance benefits for certain retired employees, the expected costs of which are accrued over the years that the employees render services. It is Company’s policy to fund postretirement benefits as claims are paid. Additional information is provided in the Basis of Presentation and Note 12.
Share-based Compensation—Share-based compensation expense has been allocated to the Company based on the awards and terms previously granted to the Company’s employees as well as an allocation of corporate and shared functional employee expenses on the basis of headcount, salaries, and revenues when a basis of direct attribution was not identifiable. Stock-based compensation expense is based on the measurement date fair value of the award and is recognized over the appropriate vesting period. The Company recognizes expense for stock options, restricted stock, restricted stock units, and matching shares anticipated to be issued under the Company’s employee stock purchase plan. See Note 13 for additional information related to share-based compensation expense.
Comprehensive Loss—Comprehensive loss consists of net loss and other gains and losses affecting equity (deficit) that, under U.S. GAAP, are excluded from net loss. Other comprehensive income (loss) includes changes in prior service costs and net actuarial losses from pension and postretirement benefit plans, net of taxes; unrealized gains or losses resulting from foreign currency translation; and, for the period interest rate swaps agreements were outstanding, changes in the fair value of interest rate swap agreements, net of taxes, to the extent that they were effective.
Adopted Accounting Pronouncements—ASU 2014-09— In May 2014, the Financial Accounting Standards Board (FASB) issued ASC 606 that updated and replaced existing revenue recognition guidance. The guidance includes a five-step framework to determine the timing and amount of revenue to recognize related to contracts with customers. Additionally, the guidance requires new and significantly enhanced disclosures about the nature, amount, timing, and uncertainty of revenue and cash flows from customer contracts as well as judgments made by a company when following the framework.
The Company adopted the standard, including all updates made to the standard since original issuance, on January 1, 2018, using the modified retrospective method. The standard was applied to all contracts open as of January 1, 2018.

The cumulative prior period effect of applying ASC 606 was $2.6 million, which resulted in an increase to Net Investment by Meredith Corporation upon adoption.
The standard does not change the timing or pattern of revenue recognition for most of the Company's revenue contracts with the exception of contracts with value-added items, those requiring a change to over time recognition, or those that require combination under the standard.
ASU 2016-02—In February 2016, the FASB issued an accounting standards update that replaced existing lease accounting standards. The new standard requires lessees to recognize on the balance sheet a right-of-use asset, representing its right to use the underlying asset for the lease term, and a lease liability for all leases with terms greater than 12 months. The guidance also requires qualitative and quantitative disclosures designed to assess the amount, timing, and uncertainty of cash flows arising from leases. Treatment of lease payments in the statement of earnings and statement of cash flows is relatively unchanged from previous guidance. This standard is required to be applied using a modified retrospective approach, which gives the option of applying the new guidance as of the effective date with enhanced disclosure requirements for comparative periods presented under prior lease guidance or applying the new standard at the beginning of the earliest comparative period presented. The FASB issued amendments to further clarify provisions of this guidance. The Company adopted the standard, including the amendments made since initial issuance, on January 1, 2019.
As the effective date was the date of initial application, prior-period financial information was not updated, and disclosures required under the new standard are not provided for dates and periods before January 1, 2019. The Company elected the practical expedient package permitted under transition guidance, which allows prior conclusions about lease identification and initial direct costs to not be reassessed and historical lease classification to be carried forward. The hindsight practical expedient was not elected. Accounting policy elections were made to exempt leases with an initial term of twelve months or less from balance sheet recognition and not separate lease and non-lease components for any asset classes in the current portfolio. The incremental borrowing rate as of January 1, 2019, was utilized for the initial measurement of operating lease liabilities upon adoption of the new leasing standard.
Upon adoption, $449.5 million and $476.1 million were recorded for operating lease assets and liabilities, respectively, which included the impact to previously recorded liabilities associated with deferred rent and exit or disposal costs, and impairments of certain operating lease assets related to conditions that existed prior to adoption, which resulted in a decrease of $10.0 million to Net Investment by Meredith Corporation as of January 1, 2019. The standard did not materially affect the Company’s combined results of operations or cash flows. Refer to Note 5 for further information and required disclosures related to this standard.
ASU 2016-13—In June 2016, the FASB issued a standard that replaced the existing incurred loss methodology for recognizing credit losses with a current expected credit loss methodology. Under this standard, the establishment of an allowance for credit losses reflects all relevant information about past events, current conditions, and reasonable supportable forecasts rather than delaying the recognition of the full amount of a credit loss until the loss is probable of occurring. The new standard changes the impairment model for most financial assets and certain other instruments, including trade receivables. The Company implemented the new standard on January 1, 2020, on a modified retrospective basis. The adoption of this standard resulted in an decrease in the allowance for doubtful accounts of $2.1 million and an increase in deferred tax liabilities of $0.5 million, with a corresponding increase to Net Investment by Meredith Corporation of $1.6 million. This standard did not have a material impact on the Company's combined financial statements and related disclosures upon adoption.
ASU 2017-04—In January 2017, the FASB issued an accounting standards update that simplifies the subsequent measurement of goodwill by eliminating Step 2 of the goodwill impairment test. The Step 2 test required an entity to calculate the implied fair value of goodwill to measure a goodwill impairment charge. Instead, an entity will record an impairment charge based on the excess of a reporting unit’s carrying value over its fair value determined in Step 1. This update also eliminated the qualitative assessment requirements for a reporting unit with zero or negative carrying value. The Parent, and, accordingly, Company, elected to prospectively early adopt this guidance on January 1, 2020, and applied the guidance to the interim goodwill impairment tests performed in the first quarter of 2020.

ASU 2018-02—In February 2018, the FASB issued guidance regarding the reclassification of certain tax effects from accumulated other comprehensive loss. This amended guidance allows a reclassification from accumulated other comprehensive loss to Net Investment by Meredith Corporation for stranded tax effects resulting from the Tax Cuts and Jobs Act of 2017, which was signed into law on December 22, 2017. The Company early adopted this amended guidance on January 1, 2018, and as a result, elected to reclassify $3.5 million of stranded tax effects from accumulated other comprehensive loss to Net Investment by Meredith Corporation using a specific identification approach. The adoption of this guidance did not have an impact on the Company’s results of operations, cash flows, or disclosures.
ASU 2018-13—In August 2018, the FASB issued an accounting standards update which changed the fair value measurement disclosure requirements. The update removes, modifies, and adds certain additional disclosures. The Company adopted this pronouncement in the first quarter of 2020. The adoption required additional disclosure on the Company's Level 3 measurements as defined in Note 11. There were no other impacts to the Company's combined financial statements.
ASU 2018-15—In August 2018, the FASB issued guidance on accounting for costs of implementation activities performed in a cloud computing arrangement that is a service contract. The amendments in the update align the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software and hosting arrangements that include an internal-use software license. The guidance was effective for the Company beginning in the first quarter of 2020 with early adoption permitted. The amendments in the update could be applied either retrospectively or prospectively to all implementation costs incurred after the date of adoption. The Company adopted this guidance prospectively, effective July 1, 2018. The adoption did not have a material impact on the Company's combined financial statements.
ASU 2019-12—In December 2019, the FASB issued an accounting standards update that simplifies the accounting for income taxes by removing certain exceptions to and clarifying existing guidance to improve consistent application. The Company prospectively adopted this standard in the first quarter of 2020. The adoption had no impact on the combined financial statements.
ASU 2020-03—In March 2020, the FASB issued new accounting rules to clarify guidance around several subtopics by adopting enhanced verbiage on the following subtopics: fair value option disclosures, fair value measurement, investments—debt and equities securities, debt modifications and extinguishments, credit losses, and sales of financial assets. This guidance is intended to make the standards easier to understand and apply by eliminating inconsistencies and providing clarifications. The subtopic amendments have different effective dates. Applicable subtopics were adopted by the Company in the first quarter of 2020. The adoption of these subtopics did not have a material impact on the Company’s results of operations or cash flows.
ASU 2020-10—In October 2020, the FASB issued an accounting standards update containing codification improvements. These improvements include providing a consistent location for disclosure guidance and providing clarification to other certain guidance sections. The Company early adopted this guidance retrospectively as of January 1, 2020. The early adoption of this guidance did not materially impact the Company’s combined financial statements.
2. Acquisitions
2020
The Company did not have any significant acquisitions in 2020.
2019
During 2019, Meredith paid a net $39.6 million primarily for the acquisitions of Linfield Media, LLC, magazines.com, and Stop, Breathe & Think.

On February 28, 2019, Meredith acquired 100 percent of the membership interests in Linfield Media, LLC (Linfield Media), a marketing business focused on online savings and deals, for $16.6 million in cash. The results of Linfield Media have been included in the combined financial statements, within the digital segment, since that date.
On September 1, 2019, Meredith completed an asset acquisition of certain intangible assets of magazines.com, a website that promotes, markets, and sells print and electronic magazine subscriptions, for $15.9 million. The assets were transitioned onto Meredith's digital platforms and integrated into the digital segment's existing performance marketing operations. The results of magazines.com have been included in the combined financial statements since its acquisition date.
On October 29, 2019, Meredith completed the acquisition of Stop, Breathe & Think, an emotional wellness platform intended to build the emotional strength of its users. The results of Stop, Breathe & Think have been included in the combined financial statements, within the digital segment, since the acquisition date. The purchase price was $13.3 million, which consisted of $9.2 million in cash and $4.1 million of contingent consideration. In March 2020, the purchase price of Stop, Breathe & Think was adjusted and the Company recorded a corresponding decrease to goodwill of $0.3 million. The contingent consideration requires the Company to make contingent payments based on the achievement of certain operational and revenue targets, as defined in the acquisition agreement, during 2020 through 2022. The contingent consideration is not dependent on the continued employment of the sellers. The Company estimated the fair value of the contingent consideration using a probability-weighted discounted cash flow model. The fair value is based on significant inputs not observable in the market and thus represents a Level 3 measurement as defined in Note 11. In December 2020, the Company paid $1.0 million in contingent consideration related to this acquisition. As of December 31, 2020, the Company estimates the future payments will range from $1.0 million to $5.0 million.
The following table summarizes the fair value of total consideration transferred and the recognized amounts of identifiable assets acquired and liabilities assumed by the digital segment during the year ended December 31, 2019:

(In millions)
Consideration
Cash	$40.8
Payment in escrow	0.9
Contingent consideration arrangement	4.1
Fair value of total consideration transferred	$45.8

Recognized amounts of identifiable assets acquired and liabilities assumed
Total identifiable assets acquired	$29.3
Total liabilities assumed	(1.2)
Total identified net assets	28.1
Goodwill	17.7
Fair value of total consideration transferred	$45.8

The following table provides details of the identifiable acquired intangible assets in the acquisitions:

(In millions)	Linfield Media, LLC	magazines.com	Stop, Breathe & Think
Intangible assets subject to amortization
Publisher relationships	$—	$7.8	$—
Customer lists	—	—	2.9
Partner relationships	3.2	—	—
Other	1.2	—	4.3
Total	4.4	7.8	7.2
Intangible assets not subject to amortization
Trademark	—	7.6	—
Internet domain name	—	0.5	—
Total	—	8.1	—
Total intangible assets	$4.4	$15.9	$7.2
The useful life of publisher relationships is nine years, customer lists is three years, partnership relationships is ten years, and other intangibles range from one to six years. The goodwill is attributable primarily to expected synergies and the assembled workforce. Goodwill, with an assigned value of $7.1 million, is not deductible for tax purposes and goodwill, with an assigned value of $10.6 million, is expected to be fully deductible for tax purposes.
2018
On January 31, 2018, Meredith completed its acquisition of all the outstanding shares of Time Inc. (Time) for $18.50 per share, for a total transaction value of $3.2 billion, including the repayment of Time’s outstanding debt. As part of the acquisition, Meredith also repaid its outstanding debt. These transactions were funded through a combination of borrowings under the Company’s $1.8 billion secured term loan facility, the issuance of $1.4 billion of senior unsecured notes, the Company’s issuance of Series A preferred stock (which is included within the Net Investment by Meredith Corporation), and cash on hand (refer to Note 8 for additional information on the long-term debt). The Company accounted for this acquisition as a business combination under the acquisition method of accounting.
In accordance with the merger agreement, certain of Time’s outstanding restricted stock units, performance stock units, and in-the money stock options were immediately vested, converted into the right to receive $18.50 per share, and paid in cash. The value of these awards was apportioned between total purchase price consideration and immediate expense. This expense was included in the acquisition, disposition, and restructuring related activities line on the Combined Statements of Loss. Additionally, certain of Time’s outstanding stock options and restricted stock units were converted into mirror awards exercisable or earned in Meredith Corporation’s common stock. The conversion was based on a ratio of $18.50 to the volume-weighted average per share closing price for Meredith Corporation’s stock on the ten consecutive trading days ended on the complete trading day immediately prior to the acquisition closing date. The value of these awards was apportioned between total purchase price consideration and unearned compensation to be recognized over the remaining original vesting periods of the awards.

The following table summarizes the aggregate purchase price consideration paid to acquire Time:

(In millions)
Consideration paid to Time shareholders	$1,860.7
Repayment of Time's outstanding debt, including prepayment penalty	1,327.9
Cash consideration issued to settle outstanding share-based equity awards	37.6
Total cash consideration	3,226.2
Share-based equity awards issued by the Parent to settle outstanding share-based equity awards	33.8
Total consideration issued	3,260.0
Portion of cash settlement of outstanding share-based equity awards recognized as expense	(9.2)
Portion of share-based equity awards issued to be recognized as an expense, primarily through 2021	(24.0)
Total purchase price consideration	$3,226.8
Transaction and integration costs incurred by Meredith were $59.9 million in 2018. These costs were included in the acquisition, disposition, and restructuring related activities line on the Combined Statements of Loss.
Prior to 2018
In 2017, Meredith acquired the assets of a digital lead-generation company in the home services market. The acquisition agreement included a contingent consideration arrangement that required the Company to make contingent payments based on the achievement of certain operational targets in 2017 and on financial performance during 2017 through 2021 measured in terms of earnings before interest, taxes, depreciation, and amortization (EBITDA) as defined in the acquisition agreement. The contingent consideration is not dependent on the continued employment of the sellers. The Company estimates the fair value of the contingent consideration using a probability-weighted discounted cash flow model. The fair value is based on significant inputs not observable in the market and thus represents a Level 3 measurement as defined in Note 11. The Company paid no contingent consideration in 2020 and 2019 and $0.3 million contingent consideration in 2018 related to EBITDA performance in 2018 and 2017. Although operating performance for the brand has been positive, revised projections in revenues resulted in lower projected EBITDA than anticipated at acquisition. Therefore, the Company recognized a non-cash credit to operations of $0.3 million in 2020 and $3.7 million in 2018 to reduce the estimated contingent consideration payable. The Company also recognized a non-cash debit to operations of $0.1 million in 2019 to increase the estimated contingent consideration payable. These amounts were recorded in the selling, general, and administrative expense line on the Combined Statements of Loss. As of December 31, 2020, the Company estimates future payments will range from $0.7 million to $1.0 million.
In 2015, the Company acquired Mywedding. The acquisition agreement included a contingent consideration arrangement that required the Company to pay a contingent payment based on the achievement of certain financial targets. Due to the business having failed to achieve certain key targets, in 2019 the Company reversed the recorded balance and, as a result, recognized a non-cash credit to operations of $5.1 million in the selling, general, and administrative expense line on the Combined Statements of Loss.
3. Inventories
Major components of inventories are summarized below.

December 31,	2020	2019
(In millions)
Raw materials	$16.6	$27.7
Work in process	14.6	17.2
Finished goods	2.6	4.6
Inventories	$33.8	$49.5

4. Assets Held-for-Sale, Discontinued Operations, and Dispositions
Assets Held-for-Sale
The Company classifies an asset as held-for-sale when the following criteria are met: management has committed to a plan to sell the asset; the asset is available for immediate sale in its present condition; an active program to locate a buyer and other actions required to complete the plan to sell the asset have been initiated; the sale of the asset is probable and is expected to qualify for recognition as a completed sale within one year; the asset is being actively marketed for sale at a price that is reasonable in relation to its current fair value; and actions required to complete the plan indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn. Long-lived assets that are classified as held-for-sale are recorded at the lower of carrying value or fair value less costs to sell and are considered to be Level 3 measurements as defined in Note 11. Property and equipment are not depreciated, and intangibles assets are not amortized once classified as held-for-sale.
The following table presents the major components included in assets held-for-sale and liabilities associated with assets held-for-sale, which included FanSided, a Sports Illustrated affiliated brand that was marketed separately from Sports Illustrated, and the Company’s investment in Xumo as of December 31, 2019. No balances remained held-for-sale as of December 31, 2020.

(In millions)	December 31, 2019
Current assets
Accounts receivable, net	$2.4
Total current assets	2.4
Net property, plant, and equipment	0.3
Operating lease assets	1.4
Other assets	34.0
Intangible assets, net	0.8
Goodwill	12.9
Total assets held-for-sale	$51.8

Current liabilities
Current portion of operating lease liabilities	$0.2
Accounts payable	0.4
Total current liabilities	0.6
Operating lease liabilities	1.2
Total liabilities associated with assets held-for-sale	$1.8
Discontinued Operations
A disposal of a component of an entity or a group of components of an entity is required to be reported as discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results when the components of an entity meets the criteria to be classified as held-for-sale. When all of the criteria to be classified as held-for-sale are met, including management having the authority to approve the action and committing to a plan to sell the entity, the major assets and liabilities are to be reported as components of total assets and liabilities separate from those balances of the continuing operations. The Combined Statements of Loss reported for current and prior periods shall report the results of operations of the discontinued operations, including any gain or loss recognized, in the period in which a discontinued operation either has been disposed of or is classified as held-for-sale. The results of all discontinued operations, less applicable income taxes (benefit), shall be reported as a component of net loss separate from net loss from continuing operations.
Prior to its acquisition by Meredith, Time entered into an agreement to sell the Golf brand. This sale closed in February 2018. Also in February 2018, the Company entered into an agreement to sell Time Inc. (UK) Ltd (TIUK), a United Kingdom (U.K.) multi-platform publisher. The sale closed in March 2018. Revenue and expenses from the date of acquisition until disposal along with associated taxes for Golf and TIUK were included in the earnings (loss) from discontinued operations, net of income taxes line on the Combined Statements of Loss.
The Company announced after its acquisition of Time that it was exploring the sale of the TIME, Sports Illustrated (including FanSided), and Fortune affiliated brands and its investments in Viant and Xumo. In accordance with accounting guidance, a business that, on acquisition, or within a short period following the acquisition (usually within three months), meets the criteria to be classified as held-for-sale is also considered a discontinued operation. All of the required criteria for held-for-sale classification were met after acquisition and continued to be met at December 31, 2019, for FanSided and Xumo and therefore, the assets and liabilities related to these operations were included as assets held-for-sale and liabilities associated with assets held-for-sale in the Combined Balance Sheets as of December 31, 2019. The revenue and expenses, along with associated taxes, for TIME, Fortune, Sports Illustrated, FanSided, Viant, and Xumo until their sale, were included in the earnings (loss) from discontinued operations, net of income taxes line on the Combined Statements of Loss in 2020, 2019, and 2018. Discontinued operations related to both the digital and magazine segments.
On October 31, 2018, Meredith closed on the sale of the TIME brand to an unrelated third party for $190.0 million in cash. On December 21, 2018, Meredith closed on the sale of the Fortune brand to an unrelated third party for $150.0 million in cash. There was a gain of $2.0 million recognized on the sales in the earnings (loss) from discontinued operations, net of income taxes line on the Combined Statements of Loss.
In 2019, Meredith sold the Sports Illustrated brand for $90.0 million. Based on the selling price of Sports Illustrated, an impairment of goodwill for the Sports Illustrated brand of $12.7 million was recognized in 2019. The Company accrued $7.6 million for the purchase of accounts receivable and accounts payable retained by Meredith, which was paid to the buyer in January 2020. The agreement for the sale of Sports Illustrated includes an earn-out provision whereby the buyer would pay Meredith up to $20.0 million should certain revenue targets (as defined in the agreement) be achieved by the buyer by July 1, 2027. As receipt of such amounts is not deemed probable or estimable as of December 31, 2020, no receivable amount has been recorded as of December 31, 2020. Also, in 2019, Meredith sold its interest in Viant to Viant’s founders for $25.0 million. A gain of $3.0 million was recognized on these sales in 2019, which was recorded in the earnings (loss) from discontinued operations, net of income taxes line on the Combined Statements of Loss.
In January 2020, Meredith sold FanSided to an unrelated third party for $16.4 million. Based on the selling price of FanSided, an impairment of goodwill for the FanSided brand of $11.8 million was recognized during the fourth quarter of 2019. The investment in Xumo was sold to an unrelated third party in February 2020 for $37.4 million at close and a $4.3 million note receivable, which was collected in the first quarter of 2021.There was a gain of $8.6 million recognized on these sales in the first quarter of 2020, which was recorded in the earnings (loss) from discontinued operations, net of income taxes line on the Combined Statements of Loss.
Meredith continued to provide accounting, finance, human resources, information technology, and certain support services for a short period of time under Transition Services Agreements (TSAs) with certain buyers. In addition, Meredith continues to provide consumer marketing, paper purchasing, and other services under OAs with certain buyers. The services performed under the remaining OA have approximately a three year term, subject to renewal. Income of $3.2 million, $9.6 million, and $1.2 million for the years ended December 31, 2020, 2019, and 2018, respectively, earned from performing services under the OAs was recorded in the other revenue line on the Combined Statements of Loss while income of $1.8 million, $24.7 million, and $2.5 million for the years ended December 31, 2020, 2019, and 2018, respectively, earned from performing services under the TSAs was recorded as a reduction to the selling, general, and administrative expense line on the Combined Statements of Loss.

Amounts applicable to discontinued operations in the Combined Statements of Loss were as follows:

Years ended December 31,	2020	2019	2018
(In millions)
Revenues	$1.3	$282.3	$505.7
Costs and expenses	(1.2)	(290.3)	(468.2)
Impairment of goodwill	—	(24.5)	—
Interest expense	(0.1)	(7.7)	(27.6)
Gain (loss) on disposal	9.3	5.1	(12.3)
Earnings (loss) before income taxes	9.3	(35.1)	(2.4)
Income tax expense	(4.7)	(12.1)	(70.7)
Earnings (loss) from discontinued operations, net of income taxes	$4.6	$(47.2)	$(73.1)
The Company did not allocate interest to discontinued operations unless the interest was directly attributable to the discontinued operations or was interest on debt that was required to be repaid as a result of the disposal transaction. Interest expense included in discontinued operations reflected an estimate of interest expense related to the debt that was repaid with the proceeds from the sales of the businesses included in assets held-for-sale until the sale.
The discontinued operations did not have depreciation, amortization, or significant non-cash investing items for the years ended December 31, 2020, 2019, and 2018. Share-based compensation expense related to discontinued operations was expense of $0.3 million and $4.5 million and was included in the calculation of net cash provided by (used in) operating activities in the Combined Statements of Cash Flows for the years ended December 31, 2019 and 2018, respectively.
Dispositions
On July 1, 2017, Meredith sold a 70 percent interest in Charleston Tennis LLC, which operated the Family Circle Tennis Center, to an unrelated third party. In return, Meredith received $0.6 million in cash and a note receivable for $8.5 million. The note receivable was due in annual installments over a period of eight years. As Meredith retained a 30 percent interest, had a seat on the board, and had approval rights over certain limited matters, Meredith accounted for this investment under the equity method of accounting.
In September 2018, Meredith sold its remaining 30 percent interest in Charleston Tennis LLC to an unrelated third party. In return, Meredith received cash of $13.3 million, of which $5.1 million was for the Company's remaining 30 percent interest and $8.2 million was repayment of the principal and interest accrued on the note receivable recorded upon the Company's sale of its 70 percent interest in July 2017. The Company recognized a gain on the sale of $10.4 million, of which $4.1 million represented a gain on the Company's 30 percent interest and was recorded in non-operating income, net line on the Combined Statements of Loss, while the remainder was recorded in the acquisition, disposition, and restructuring related activities line on the Combined Statements of Loss, as it represented recovery of a previously impaired note receivable.
In May 2018, the Company sold Meredith Xcelerated Marketing (MXM). The Company did not report the operations of MXM as discontinued operations as the sale did not represent a strategic shift that would have a major effect on the Company’s operations and financial results. The results of MXM, as well as the gain of $11.5 million on the sale, which was included as a credit in the acquisition, disposition, and restructuring related activities line, were included in continuing operations on the Combined Statements of Loss.
In October 2019, Meredith sold the Money brand to an unrelated third party for $24.9 million, which resulted in a gain on the sale of $8.3 million. This gain was recorded in the acquisition, disposition, and restructuring related activities line on the Combined Statements of Loss.

5. Operating Leases
Total lease cost of Parent for operating leases attributable to the Company, prior to allocations discussed in Note 1, was as follows:

Years ended December 31,	2020	2019
(In millions)
Operating lease cost	$59.8	$63.2
Variable lease cost	3.2	$2.3
Short term lease cost	0.4	$0.3
Sublease income	(10.9)	$(7.3)
Total lease cost	$52.5	$58.5
Total lease cost for operating leases allocated to the Company and included within the selling, general, and administrative line on the Combined Statements of Loss was $51.8 million in 2020 and $57.6 million in 2019.
Rent expense allocated to the Company under such leases was $61.8 million in 2018.
The table below presents supplemental information related to operating leases:

Years ended December 31,	2020	2019
(In millions except for lease term and discount rate)
Operating cash flows for operating leases	$57.8	$62.4
Noncash lease liabilities arising from obtaining operating lease assets	0.1	3.1
Weighted average remaining lease term	10.6 years	11.5 years
Weighted average discount rate	7.4%	7.4%
Meredith purchased the underlying assets of a lease arrangement for $2.4 million during the fourth quarter of 2019, resulting in the derecognition of operating lease assets of $1.4 million and lease liabilities of $1.4 million.
During the first quarter of 2020, in connection with the sale of FanSided, $1.4 million of operating lease assets and related lease liabilities, recorded within assets held-for-sale and liabilities associated with assets held-for-sale on the Combined Balance Sheets prior to sale, were derecognized.
As discussed in Note 4, the Company completed the sale of certain businesses acquired in connection with the Time acquisition. As a result of the dispositions and cost-reduction initiatives, the Company has two floors of vacant leased space at its location in New York, New York. The vacant space is presently held with the intent to sublease for the remainder of the lease term. The Company recognized an impairment charge of $75.4 million during the first quarter of 2020 related to the vacant space. Fair value was estimated using an income approach based on management's forecast of future cash flows expected to be derived from the property based on current sublease market rent, which was negatively impacted by the effects of the COVID-19 pandemic. The charge was allocated on a pro-rata basis, $53.5 million to operating lease assets and $21.9 million to leasehold improvements and furniture and fixtures, and was recorded in the digital and magazine segments. This impairment charge was recorded in the impairment of goodwill and other long-lived assets line on the Combined Statements of Loss.

Maturities of operating lease liabilities as of December 31, 2020, were as follows:

Years ending December 31,
(In millions)
2021	$57.6
2022	56.5
2023	59.0
2024	59.2
2025	58.8
Thereafter	326.4
Total lease payments	617.5
Less: Interest	(194.5)
Present value of lease liabilities	$423.0
6. Intangible Assets and Goodwill
Intangible assets consist of the following:

December 31,	2020			2019
(In millions)	Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount
Intangible assets subject to amortization
Digital
Advertiser relationships	$95.9	$(93.3)	$2.6	$95.9	$(61.3)	$34.6
Publisher relationships	10.3	(2.2)	8.1	10.3	(1.0)	9.3
Partner relationships	3.2	(0.6)	2.6	3.2	(0.3)	2.9
Customer lists	7.1	(2.9)	4.2	7.1	(1.3)	5.8
Other	20.3	(13.0)	7.3	24.3	(14.0)	10.3
Magazine
Advertiser relationships	127.6	(124.1)	3.5	127.6	(81.5)	46.1
Publisher relationships	122.5	(51.0)	71.5	122.5	(33.5)	89.0
Partner relationships	95.0	(46.2)	48.8	95.0	(30.3)	64.7
Customer lists	66.7	(66.0)	0.7	67.1	(64.4)	2.7
Other	3.6	(3.3)	0.3	3.6	(3.0)	0.6
Total	$552.2	$(402.6)	149.6	$556.6	$(290.6)	266.0
Intangible assets not subject to amortization
Digital
Trademarks			29.7			34.7
Internet domain names			8.3			8.3
Magazine
Trademarks			677.0			692.2
Total			715.0			735.2
Intangible assets, net			$864.6			$1,001.2
Amortization expense was $117.3 million in 2020, $146.1 million in 2019, and $134.8 million in 2018. Future amortization expense for intangible assets is expected to be as follows: $46.0 million in 2021, $38.5 million in 2022, $37.0 million in 2023, $21.2 million in 2024, and $3.2 million in 2025. Actual future amortization expense could differ from these estimates as a result of future acquisitions, dispositions, and other factors.
During the first quarter of 2020, the Parent experienced revenue declines, primarily related to advertising cancellations and delays, as advertisers faced economic challenges caused by the COVID-19 pandemic. These declines caused the Parent to revise forecasts and to determine that it had a triggering event to test the value of intangible assets not subject to amortization for impairment as of March 31, 2020. As a result, the Parent recorded non-cash impairment charges of $21.2 million related to trademarks. For purposes of the combined financial statements, the impairment charge was allocated to the Company’s segments on a direct basis, $16.2 million in the magazine segment and $5.0 million in the digital segment. These impairment charges partially impaired the trademarks for the magazines.com, Entertainment Weekly, Shape, EatingWell, and Cooking Light brands. No other impairments of indefinite-lived intangible assets were recorded as a result of the Parent’s 2020 impairment tests.
During 2019, the Parent recorded a non-cash impairment charge of $47.0 million related to the Parent’s annual impairment tests. The Parent recorded non-cash impairment charges to fully impair the Money, Coastal Living, and Family Circle brand trademarks and to partially impair the Shape brand trademark. The Company’s decision to discontinue the print publication of Money, transition Coastal Living from a subscription magazine to a newsstand-only title, and closure of the Family Circle brand resulted in the impairment of these trademarks. The lack of sales growth resulted in the carrying value of the trademark for the Shape brand to exceed its fair value. No other impairments of indefinite-lived intangible assets were recorded as a result of the Parent’s 2019 annual impairment tests. For purposes of the combined financial statements, these impairment charges were recorded in the Company’s magazine segment as the trademarks reside in the magazine segment.
During 2018, the Parent made the strategic decision to discontinue FamilyFun as a subscription title and instead publish it only for sale on the newsstand. This decision was determined to be a triggering event requiring evaluation of the trademarks within the Parent’s “Parenting Network” for impairment. The reduction in advertising revenue caused by this decision and updated revenue projections resulted in an impairment of the trademark. Therefore, the Parent recorded a non-cash impairment charge of $2.9 million to partially impair these trademarks. No other impairments of indefinite-lived intangible assets were recorded as a result of the Parent’s 2018 annual impairment tests. For purposes of the combined financial statements, this impairment charge was recorded in the Company’s magazine segment as the trademarks reside in the magazine segment.
All impairment charges were recorded in the impairment of goodwill and other long-lived assets line on the Combined Statements of Loss for all periods presented. All impaired trademarks were written down to the fair value of the trademarks as of the date of the impairment. These fair values were determined based on significant inputs not observable in the market constituting a Level 3 measurement as defined in Note 11.

The following table summarizes changes in the carrying amount of goodwill by reporting unit for the years ended December 31, 2020 and 2019.

Years ended December 31,	2020			2019
(in millions)	Goodwill	Accumulated Impairment Loss	Net Carrying Amount	Goodwill	Accumulated Impairment Loss	Net Carrying Amount
Digital
Balance at beginning of year	$892.7	$—	$892.7	$886.7	$—	$886.7
Acquisitions	—	—	—	17.6	—	17.6
Acquisition adjustments	(0.4)	—	(0.4)	(3.6)	—	(3.6)
Disposals	—	—	—	(8.0)	—	(8.0)
Impairment	—	(118.6)	(118.6)	—	—	—
Balance at end of year	892.3	(118.6)	773.7	892.7	—	892.7
Magazine
Balance at beginning of year	960.3	—	960.3	972.8	—	972.8
Acquisition adjustments	—	—	—	(3.9)	—	(3.9)
Disposals	—	—	—	(8.6)	—	(8.6)
Impairment	—	(127.7)	(127.7)	—	—	—
Foreign currency translation	0.2	—	0.2	—	—	—
Balance at end of year	960.5	(127.7)	832.8	960.3	—	960.3
Total	$1,852.8	$(246.3)	$1,606.5	$1,853.0	$—	$1,853.0
The Company’s goodwill reporting units were determined to be digital and magazine. The Company allocated goodwill and prior impairment charges of the Parent’s national media group to its reporting units on the basis of relative fair value.
During the first quarter of 2020, Parent determined that interim triggering events, including declines in the price of Parent’s stock and the economic downturn caused by COVID-19, required an interim evaluation of goodwill at March 31, 2020. The impairment test determined the carrying amount of the Parent’s national media reporting unit exceeded its estimated fair value. As a result, the Parent, and, accordingly, the Company recorded an impairment charge of $246.3 million, which was recorded in the impairment of goodwill and other long-lived assets line on the Combined Statements of Loss. For purposes of the combined financial statements, $118.6 million of the impairment charge was allocated to the digital segment and $127.7 million was allocated to the magazine segment. An income tax benefit of $25.6 million related to this goodwill impairment charge was recorded in the combined financial statements. The Parent performed its 2020 annual goodwill impairment test using qualitative assessments as of its measurement date and based on the results of the assessments, there was no further indication of impairment.
For the years ended December 31, 2019 and 2018, Parent performed its annual impairment testing using a quantitative goodwill impairment test. Based on the results of the analyses, the fair value exceeded the carrying amount and thus resulted in no impairment charges for 2019 or 2018.
7. Restructuring Accruals
During 2020, management committed to a performance improvement plan to control costs. Actions included reallocating positions across the Company by shifting resources to digital operations in the digital segment. In connection with this plan, the Company recorded pre-tax restructuring charges totaling $10.1 million for severance and related benefit costs associated with the involuntary termination of employees. These actions affected approximately 20 employees in the digital segment, 90 in the magazine segment, and 10 in unallocated corporate. The majority of the severance costs were paid during 2020 with the remainder in 2021. These costs were recorded in the acquisition, disposition, and restructuring related activities line on the Combined Statements of Loss.

During 2019, management made the strategic decisions to transition Rachael Ray Every Day into a consumer-driven, newsstand-only quarterly magazine and to discontinue the Family Circle brand. In addition, management committed to several smaller actions in the digital segment, magazine segment, and unallocated corporate resulting in selected workforce reductions. In connection with these plans, the Company recorded pre-tax restructuring charges totaling $33.5 million for severance and related benefit costs associated with the involuntary termination of employees. Of these charges, $29.8 million were recorded in the acquisition, disposition, and restructuring related activities line and $3.7 million were recorded in the (earnings) loss from discontinued operations, net of income taxes line on the Combined Statements of Loss. Combined, these actions affected approximately 20 employees in the digital segment, 110 employees in the magazine segment, and 10 in unallocated corporate. The majority of the severance costs were paid during 2019, with the remainder paid in 2020.
Details of the severance and related benefit costs by segment for the performance improvement plans are as follows:

	Amount Accrued in the Period		Total Amount Expected to be Incurred
Years ended December 31,	2020	2019
(In millions)
Digital	$1.0	$2.8	$1.0
Magazine	7.6	23.4	7.6
Unallocated corporate	1.5	7.3	1.5
	$10.1	$33.5	$10.1
During 2018, management committed to several performance improvement plans related primarily to business realignments and to reduce headcount, including those related to the integration of Time. Improvement plans that were made and executed during 2018 related to the strategic decision to merge Cooking Light magazine with EatingWell, transition Coastal Living from a subscription magazine to a special interest publication, to change Entertainment Weekly from a weekly to a monthly publication, to outsource newsstand sales and marketing operations and to no longer publish FamilyFun and Martha Stewart Weddings as subscription titles, but rather to sell them on the newsstand as special interest publications. The 2018 performance improvement plans affected a total of approximately 2,150 people, including approximately 400 in the digital segment, 800 in the magazine segment, and the remainder in unallocated corporate. In connection with these plans, the Company recorded pre-tax restructuring charges of $133.8 million for severance and related benefit costs related to the involuntary termination of employees. The Company also recorded a pre-tax restructuring charge for other write-downs of $19.1 million in 2018, related to the consolidation of software contracts and office space, including closing the Time Customer Service facility in Tampa, Florida and other office locations. These restructuring costs are recorded in the acquisition, disposition, and restructuring related activities line on the Combined Statements of Loss.
During the years ended December 31, 2020, 2019, and 2018, the Company recorded reversals of $3.9 million, $0.3 million, and $3.8 million, respectively, of excess restructuring reserves accrued in prior years. The reversals of excess restructuring reserves were recorded as credits in the acquisition, disposition, and restructuring related activities line on the Combined Statements of Loss.
Details of changes in the Company’s restructuring accrual for employee terminations are as follows:

Years ended December 31,	2020	2019
(In millions)
Balance at beginning of year	$19.3	$77.9
Accruals	10.1	33.5
Cash payments	(19.8)	(91.8)
Reversal of excess accrual	(3.9)	(0.3)
Balance at end of year	$5.7	$19.3
As of December 31, 2020, the $5.7 million liability was classified as current liabilities on the Combined Balance Sheets.

8. Long-term Debt
Long-term debt consists of the following:

	December 31, 2020			December 31, 2019
(In millions)	Principal Balance	Unamortized Discount and Debt Issuance Costs	Carrying Value	Principal Balance	Unamortized Discount and Debt Issuance Costs	Carrying Value
Variable-rate credit facilities
Senior credit facility term loan, due January 31, 2025	$1,062.5	$(11.7)	$1,050.8	$1,062.5	$(14.4)	$1,048.1
Senior credit facility incremental term loan, due January 31, 2025	408.0	(20.5)	387.5	—	—	—
Revolving credit facility of $350 million, due January 31, 2023	—	—	—	55.0	—	55.0
Senior Unsecured Notes
6.875% senior notes, due February 1, 2026	1,272.9	(17.4)	1,255.5	1,272.9	(20.1)	1,252.8
Senior Secured Notes
6.500% senior notes, due July 1, 2025	300.0	(4.5)	295.5	—	—	—
Total long-term debt	3,043.4	(54.1)	2,989.3	2,390.4	(34.5)	2,355.9
Current portion of long-term debt	(4.1)	—	(4.1)	—	—	—
Long-term debt	$3,039.3	$(54.1)	$2,985.2	$2,390.4	$(34.5)	$2,355.9
The following table shows principal payments on the debt due in succeeding years:

Years ending December 31,
(In millions)
2021	$4.1
2022	4.1
2023	4.1
2024	4.1
2025	1,754.1
Thereafter	1,272.9
Total long-term debt	$3,043.4
In June 2020, the Company entered credit arrangements relating to the Parent’s redemption of its outstanding Series A preferred stock with a total capacity of $710.0 million comprised of a variable-rate credit facility and senior secured notes. The variable-rate credit facility includes an incremental secured term loan under its credit agreement (Incremental Term Loan) with $410.0 million of aggregate principal. The Incremental Term Loan matures in 2025 and amortizes at 1.0 percent per annum in equal quarterly installments until the final maturity date, at which time the remaining principal and interest are due and payable. The interest rate under the Incremental Term Loan is based on the London Interbank Offered Rate (LIBOR) plus a spread of 4.25 percent with a floor of 1.0 percent for LIBOR. The Incremental Term Loan bore interest at a rate of 5.25 percent at December 31, 2020.
The senior secured notes have an aggregate principal balance of $300.0 million maturing in 2025 with an interest rate of 6.50 percent per annum. Total outstanding principal is due at the final maturity date.
In connection with the issuance of this indebtedness in 2020, the Company incurred $3.0 million of deferred financing costs and an original issue discount of $25.2 million that are being amortized into interest expense over the lives of the respective facilities.

In connection with the Time acquisition, in January 2018, the Company entered into credit arrangements with a total capacity of $3.6 billion comprised of a revolving credit facility and senior unsecured notes. The revolving credit facility includes a secured term loan (Term Loan B) with $1.8 billion of original aggregate principal and a 5-year senior secured revolving credit facility of $350.0 million, of which $175.0 million is available for the issuance of letters of credit and $35.0 million of swingline loans. On December 31, 2020, there were no borrowings outstanding under the revolving credit facility. There were $2.9 million of standby letters of credit issued under the revolving credit facility resulting in availability of $347.1 million at December 31, 2020. The Term Loan B matures in 2025 and originally amortized at 1.0 percent per annum in equal quarterly installments until the final maturity date, at which time the remaining principal and interest are due and payable. However, as $200.0 million was paid on the Term Loan B in the third quarter of 2018, there are no future amortization requirements under the credit agreement.
In June 2020, the revolving credit facility was amended. The amendment provided relief to certain covenants during the Covenant Relief Period, which is effective until March 31, 2022. During the Covenant Relief Period, the revolving credit facility bears interest at LIBOR plus a spread ranging from 2.5 percent to 3.5 percent. After the Covenant Relief Period, the revolving credit facility bears interest at LIBOR plus a spread ranging from 2.5 percent to 3.0 percent. The revolving credit facility has a commitment fee ranging from 0.375 percent to 0.500 percent of the unused commitment. All interest rates and commitment fees associated with this variable-rate revolving credit facility are derived from a leverage-based pricing grid.
The original interest rate under the Term Loan B was based on LIBOR plus a spread of 3.0 percent. The Company repriced the Term Loan B effective October 26, 2018, to an interest rate of LIBOR plus a spread of 2.75 percent. Effective February 19, 2020, the Company again repriced the Term Loan B to an interest rate of LIBOR plus a spread of 2.5 percent. If the Company's leverage ratio drops below 2.25 to 1, the spread will decrease to 2.25 percent. The Term Loan B bore interest at a rate of 2.65 percent at December 31, 2020.
The repricings of the Term Loan B were evaluated on a creditor-by-creditor basis to determine whether the transactions should be accounted for as modifications or extinguishments. Certain creditors chose not to participate in the repricing and ceased being creditors of the Company. As a result, the Company recorded a debt extinguishment loss of $2.1 million in 2018 to write off the pro-rata amount of unamortized debt discount and deferred issuance costs related to these creditors. For the remainder of the creditors, this transaction was accounted for as a modification because, on a creditor-by-creditor basis, the difference between the present value of the cash flows to those creditors before and after the repricing was less than 10 percent. No debt extinguishment loss was recorded in 2020 as a result of that repricing.
The senior unsecured notes issued in connection with the Time acquisition had an aggregate original principal balance of $1.4 billion maturing in 2026 (2026 Unsecured Senior Notes) with an interest rate of 6.875 percent per annum. Total outstanding principal is due at the final maturity date.
Payments totaling $215.0 million and $518.0 million were made on the Term Loan B during 2019 and 2018, respectively. In addition to the Term Loan B repayments, the Company repurchased $127.1 million of its 2026 Unsecured Senior Notes in 2018. These payments were all made in advance of scheduled maturities and thus were considered extinguishments of the debt. Therefore, as a result of these prepayments, extinguishment losses of $3.3 million and $15.1 million were recognized during 2019 and 2018, respectively. The 2018 extinguishment loss included a premium paid on the repurchase of the 2026 Unsecured Senior Notes of $1.8 million and the loss related to the repricing of the Term Loan B.
Of the total debt extinguishment loss of $3.3 million incurred during 2019, $1.1 million was recorded in the interest expense, net line and the remaining $2.2 million was recorded in the earnings (loss) from discontinued operations, net of income taxes line on the Combined Statements of Loss. Of the total extinguishment loss of $15.1 million incurred during 2018, $9.3 million was recorded in the interest expense, net line and the remaining $5.8 million was recorded in the earnings (loss) from discontinued operations, net of income taxes line on the Combined Statements of Loss. The portion of the extinguishment losses that was recorded in the earnings (loss) from discontinued operations, net of income taxes line was related to debt repaid with the proceeds from the sale of assets held-for-sale. Refer to Note 4 for further discussion.

In connection with the Time acquisition, in January 2018, the Company repaid and terminated its existing indebtedness. Meredith recognized a loss on extinguishment of debt of $2.2 million related to this termination. Additionally, with the repayment of debt, the Company settled the associated interest rate swap agreements and recognized a gain on the settlement of $1.6 million. The loss on extinguishment of debt and gain on the settlement of the swaps recorded during 2018 are both presented in the interest expense, net line on the Combined Statements of Loss. In 2018, the Company incurred a $17.5 million bridge loan commitment fee. The fee is presented in the interest expense, net line on the Combined Statements of Loss.
Interest expense related to long-term debt and the amortization of the associated debt issuance costs totaled $157.2 million in 2020, $161.5 million in 2019, and $212.2 million in 2018. As further discussed in Note 4, a portion of interest expense and amortization of debt issuance costs related to long-term debt was recorded in the earnings (loss) from discontinued operations, net of income taxes line on the Combined Statements of Loss.
9. Income Taxes
Income taxes are recognized for the amount of taxes payable for the current year and for the impact of deferred tax assets and liabilities, which represent future tax consequences of events that have been recognized differently in the financial statements than for tax purposes. Deferred tax assets and liabilities are established using the enacted statutory tax rates and are adjusted for any changes in such rates in the period of change.
The following table shows income tax (benefit) expense attributable to loss from continuing operations before income taxes as computed under the separate-return method:

Years ended December 31,	2020	2019	2018
(In millions)
Current
Federal	$(31.3)	$1.2	$(1.1)
State	—	—	—
Foreign	1.1	0.6	0.7
Total current	(30.2)	1.8	(0.4)
Deferred
Federal	(31.2)	1.2	(67.3)
State	(6.2)	0.3	(12.3)
Foreign	—	—	—
Total deferred	(37.4)	1.5	(79.6)
Income tax expense (benefit)	$(67.6)	$3.3	$(80.0)
On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security (CARES) Act was signed into law. The CARES Act provides a substantial stimulus and assistance package intended to address the impact of the COVID-19 pandemic, including tax relief and government loans, grants, and investments. The CARES Act did not have a material impact on our combined financial statements for the year ended December 31, 2020.

The differences between the statutory U.S. federal income tax rate and the effective tax rate were as follows:

Years ended December 31,	2020	2019	2018
U.S. Statutory tax rate	21.0%	21.0%	21.0%
State income taxes, less federal income tax benefits	1.9	(1.2)	5.4
Foreign operations	(0.4)	(6.2)	8.2
Settlements - audits / tax litigation	9.1	—	0.5
Sale of domestic subsidiary	—	(10.4)	2.2
Nondeductible compensation	(1.1)	(10.1)	(1.5)
Goodwill impairment	(9.3)	—	—
Other	(0.3)	(2.9)	(0.1)
Effective income tax rate	20.9%	(9.8)%	35.7%
The 2020 effective income tax rate was impacted primarily by a non-deductible goodwill impairment charge offset by a favorable settlement of unrecognized tax benefits. The 2019 effective income tax rate was primarily impacted by the sale of Money Inc. and nondeductible compensation expenses. The 2018 effective tax rate was primarily impacted by a benefit related to the write off of worthless stock and related bad debt.
The tax effects of temporary differences that gave rise to deferred tax assets and deferred tax liabilities were as follows:

December 31,	2020	2019
(In millions)
Deferred tax assets
Allowances and return reserves	$25.6	$25.6
Compensation and benefits	18.4	24.3
Tax attribute carryforwards	78.8	117.5
Lease liabilities	105.4	111.9
All other assets	18.1	9.7
Total deferred tax assets	246.3	289.0
Valuation allowance	(44.9)	(43.9)
Net deferred tax assets	201.4	245.1
Deferred tax liabilities
Subscription acquisition costs	(54.8)	(56.0)
Accumulated depreciation and amortization	(354.0)	(408.2)
Lease right-of-use assets	(85.0)	(105.3)
All other liabilities	(7.4)	(11.2)
Total deferred tax liabilities	(501.2)	(580.7)
Net deferred tax liability	$(299.8)	$(335.6)
The Company has $13.9 million and $103.6 million of net operating loss and interest expense carryforwards. Based on an assessment of positive and negative evidence, the Company has determined that it is more likely than not that the benefit of such amounts is expected to be realized.
There was a net increase in the valuation allowance of $1.0 million during 2020, which was related primarily to foreign deferred tax assets.

A reconciliation of the beginning and ending balances of the total amounts of gross unrecognized tax benefits is as follows:

Years ended December 31,	2020	2019
(In millions)
Balance at beginning of year	$57.0	$59.4
Increases in tax positions for prior years	0.9	0.9
Decreases in tax positions for prior years	(0.7)	(0.3)
Increases in tax positions for current year	1.7	1.2
Lapse in statute of limitations	(24.6)	(4.2)
Balance at end of year	$34.3	$57.0
The total amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate was $34.3 million as of December 31, 2020. The Company recognizes interest and penalties related to unrecognized tax benefits as a component of income tax expense. The amount of accrued interest and penalties related to unrecognized tax benefits was $13.2 million and $20.7 million as of December 31, 2020 and 2019, respectively.
It is reasonably possible the amount of unrecognized tax benefits at December 31, 2020, may change by $25.5 million within the next 12 months. The change may result from resolution of federal and state examinations, expiration of statutes of limitation, or other regulatory developments.
The Company is subject to examinations by the Internal Revenue Service for periods June 30, 2013, to the present. The Company has various state income tax examinations ongoing at various stages of completion, but generally the state income tax returns have been audited or closed to audit through fiscal year ended June 30, 2005.
The complete legal and structural separation of Time Warner Inc.’s (Time Warner) magazine publishing and related business from Time Warner (the Time Spin-Off) was completed by way of a pro rata dividend of Time Inc. shares held by Time Warner to its stockholders as of May 23, 2014, based on a distribution ratio of one share of Time Inc. common stock for every eight shares of Time Warner common stock held (the Distribution). In connection with the acquisition of Time, the Company assumed the Tax Matters Agreement (TMA) entered into with Time Warner that requires Time to indemnify Time Warner for certain tax liabilities for periods prior to the Time Spin-Off from Time Warner, which was completed on June 6, 2014. With respect to taxes other than those incurred in connection with the Time Spin-Off, the TMA provides that the Company will indemnify Time Warner for (1) any taxes of Time and its subsidiaries for all periods after the Distribution and (2) any taxes of the Time Warner group for periods prior to the Distribution to the extent attributable to Time or its subsidiaries. For purposes of the indemnification described in clause (2), however, Time will generally be required to indemnify Time Warner only for any such taxes that are paid in connection with a tax return filed after the Distribution or that result from an adjustment made to such taxes after the Distribution. In these cases, Time’s indemnification obligations generally would be computed based on the amount by which the tax liability of the Time Warner group is greater than it would have been absent Time’s inclusion in its tax returns (or absent the applicable adjustment). Time and Time Warner will generally have joint control over tax authority audits or other tax proceedings related to Time specific tax matters. As of December 31, 2020, the Company has recorded a liability in connection with the TMA of $29.8 million.
10. Commitments and Contingent Liabilities
The Company has commitments under certain firm contractual arrangements (firm commitments) to make future payments, which are attributable to the Company. These firm commitments secure the future rights to various assets and services to be used in the normal course of operations. Commitments not recorded on the Combined Balance Sheets consist primarily of purchase obligations for goods and services. Commitments recorded on the Combined Balance Sheets consist primarily of debt, operating lease liabilities, and pension obligations.
Indemnifications
Pursuant to the Merger Agreement and Tax Matters Agreement entered into between Meredith Corporation, Gray Television, Inc., and Gray Hawkeye Stations, Inc., Gray Television, Inc. will become the primary obligor for

Meredith Corporation taxes that are incurred prior the transaction. The Company will indemnify Gray Television, Inc. for any taxes of Meredith Corporation or the Company during the pre-closing period, including certain taxes attributable to the transaction. As the indemnification is contingent upon the transaction, the Company has not established an accrued asset or liability for the indemnification in the combined financial statements.
Due to the inherent difficulty of predicting the consummation date of the transaction and the amounts payable or receivable under the indemnification, the Company cannot predict the total indemnification amount or timing of payment.
Lease Guarantees
In March 2018, the Company sold TIUK. In connection with the sale of TIUK, the Company recognized a liability in connection with a lease of office space in the U.K. through December 31, 2025, which was guaranteed by the Company. In the third quarter of 2019, the Company was released of its guarantee by the landlord. As a result, a gain of $8.0 million was recorded in the non-operating income, net line on the Combined Statements of Loss.
The Company guarantees two other leases of entities previously sold, one through January 2023 and another through November 2030. The carrying value of those guarantees, which were attributed to the Company and recorded in other noncurrent liabilities on the Combined Balance Sheets, was $2.1 million and $2.3 million at December 31, 2020 and 2019, respectively, and the maximum obligation for which the Company would be liable if the primary obligors fail to perform under the lease agreements was $12.8 million as of December 31, 2020.
Legal Proceedings
In the ordinary course of business, the Company is a defendant in or party to various legal claims, actions, and proceedings. These claims, actions, and proceedings are at varying stages of investigation, arbitration, or adjudication, and involve a variety of areas of law.
On October 26, 2010, the Canadian Minister of National Revenue denied the claims by Time Inc. Retail (formerly Time/Warner Retail Sales & Marketing, Inc.) (TIR) for input tax credits in respect of goods and services tax that TIR had paid on magazines it imported into and had displayed at retail locations in Canada during the years 2006 to 2008, on the basis that TIR did not own those magazines and issued Notices of Reassessment in the amount of approximately C$52 million. On January 21, 2011, TIR filed an objection to the Notices of Reassessment with the Chief of Appeals of the Canada Revenue Agency (CRA), arguing that TIR claimed input tax credits only in respect of goods and services tax it actually paid and it is entitled to a rebate for such payments. On September 13, 2013, TIR received Notices of Reassessment in the amount of C$26.9 million relating to the same type of situation during the years 2009 to 2010, and TIR filed similar objections as for prior years. By letter dated June 19, 2015, the CRA requested payment of C$89.8 million, which includes interest accrued and stated that failure to pay may result in legal action. TIR responded by stating that collection should remain stayed pending resolution of the issues raised by TIR’s objection. Including interest accrued, the total of the reassessments claimed by the CRA for the years 2006 to 2010 was C$91.0 million as of November 30, 2015. The parties are engaged in mediation.
On September 6, 2019, a shareholder filed a putative class action lawsuit in the U.S. District Court for the Southern District of New York against Meredith Corporation, its Chief Executive Officer, and its Chief Financial Officer, seeking to represent a class of shareholders who acquired securities of Meredith Corporation between May 10, 2018, and September 4, 2019 (the New York Action). On September 12, 2019, a shareholder filed a putative class action lawsuit in the U.S. District Court for the Southern District of Iowa against Meredith Corporation, its Chief Executive Officer, its Chief Financial Officer, and its Chairman of the Board seeking to represent a class of shareholders who acquired securities of Meredith Corporation between January 31, 2018, and September 5, 2019 (the Iowa Action). Both complaints allege that the defendants made materially false and/or misleading statements and failed to disclose material adverse facts about Meredith’s business, operations, and prospects. Both complaints assert claims under the federal securities laws and seek unspecified monetary damages and other relief. On November 12, 2019, the plaintiff shareholder withdrew the New York Action, and the action has been dismissed. On November 25, 2019, the City of Plantation Police Officers Pension Fund was appointed to serve as lead plaintiff in the Iowa Action. On March 9, 2020, the lead plaintiff filed an amended complaint in the Iowa Action, now seeking to represent a class of shareholders who acquired securities of Meredith Corporation between January 31, 2018, and September 30, 2019. The defendants intend to vigorously oppose the Iowa Action. On June 22, 2020, the defendants filed a motion to dismiss the Iowa Action. On October 28, 2020, a U.S. District Judge granted defendants’ motion to dismiss, dismissing the Iowa Action with prejudice at plaintiffs’ cost due to plaintiffs’ failure to satisfy applicable pleading requirements. Specifically, the court held that plaintiffs had failed to plead any actionable misstatement or omission, scienter, or loss causation. On November 23, 2020, the lead plaintiff filed a notice of appeal of the District Court’s dismissal. The parties have completed briefing in the Eighth Circuit Court of Appeals, and it appears likely we will receive a decision on the appeal sometime in late 2021 or 2022. The results of any such litigation, including the aforementioned class action lawsuits, investigations, and other legal proceedings are inherently unpredictable and expensive. Any claims against the Company, whether meritorious or not, could be time consuming, result in costly litigation, damage our reputation, require significant amounts of management time, and divert significant resources. If any of these legal proceedings were to be determined adversely to the Company, or the Company re to enter into a settlement arrangement, it could be exposed to monetary damages or limits on our ability to operate the business, which could have an adverse effect on the business, financial condition, and operating results.
The Company establishes an accrued liability for specific matters, such as a legal claim, when the Company determines both that a loss is probable, and the amount of the loss can be reasonably estimated. Once established, accruals are adjusted from time to time, as appropriate, in light of additional information. The amount of any loss ultimately incurred in relation to matters for which an accrual has been established may be higher or lower than the amounts accrued for such matters. Due to the inherent difficulty of predicting the outcome of litigation, claims, and other matters, the Company often cannot predict what the eventual outcome of a pending matter will be, or what the timing or results of the ultimate resolution of a matter will be. Accordingly, for the matters described above, the Company is unable to predict the outcome or reasonably estimate a range of possible loss.
11. Fair Value Measurements
The Company estimates the fair value of financial instruments using available market information and valuation methodologies the Company believes to be appropriate for these purposes. Considerable judgment and a high degree of subjectivity are involved in developing these estimates and, accordingly, they are not necessarily indicative of amounts the Company would realize upon disposition.
The fair value hierarchy consists of three broad levels of inputs that may be used to measure fair value, which are described below:
• Level 1Quoted prices (unadjusted) in active markets for identical assets or liabilities;
• Level 2Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable; and
• Level 3Assets or liabilities for which fair value is based on valuation models with significant unobservable pricing inputs and which result in the use of management estimates.
The following table sets forth the carrying value and the estimated fair value of the Company’s financial instruments not measured at fair value in the Combined Balance Sheets:

	December 31, 2020		December 31, 2019
(In millions)	Carrying Value	Fair Value	Carrying Value	Fair Value
Long-term debt	$2,989.3	$3,030.1	$2,355.9	$2,457.0
The fair value of total long-term debt was based on pricing from observable market information obtained from a non-active market, therefore was included as a Level 2 measurement.

The following tables summarize recurring and nonrecurring fair value measurements at December 31, 2020 and 2019:

	As of and for the year ended December 31, 2020
(In millions)	Total	Level 1	Level 2	Level 3	Total Losses
Recurring fair value measurements
Cash and cash equivalents - cash equivalents	$110.4	$110.4	$—	$—
Accrued expenses
Contingent consideration	$2.5	$—	$—	$2.5
Deferred compensation plans	3.0	—	3.0	—
Other noncurrent liabilities
Contingent consideration	1.7	—	—	1.7
Deferred compensation plans	13.3	—	13.3	—
Total recurring liability fair value measurements	$20.5	$—	$16.3	$4.2
Nonrecurring fair value measurements
Net property, plant, and equipment [1]	$18.2	$—	$—	$18.2	$(21.9)
Operating lease assets [2]	44.7	—	—	44.7	(53.5)
Intangible assets, net [3]	22.6	—	—	22.6	(21.2)
Goodwill [4]	1,606.3	—	—	1,606.3	(246.3)
Total nonrecurring fair value measurements	$1,691.8	$—	$—	$1,691.8	$(342.9)
__________________
(1)Represents leasehold improvements and furniture and fixtures with a carrying value of $40.1 million partially impaired with its associated operating lease asset at March 31, 2020. The impairment charge was recorded in the impairment of goodwill and other long-lived assets line on the Combined Statements of Loss. For further discussion, refer to Note 5.
(2)Represents an operating lease asset with a carrying value of $98.2 million partially impaired at March 31, 2020. The impairment charge was recorded in the impairment of goodwill and other long-lived assets line on the Combined Statements of Loss. For further discussion, refer to Note 5.
(3)Represents five digital and magazine trademarks that were partially impaired at March 31, 2020. The assets had a carrying value of $43.8 million prior to the impairment. The impairment charge was recorded in the impairment of goodwill and other long-lived assets line on the Combined Statements of Loss. For further details, refer to Note 6.
(4)Represents digital and magazine goodwill with a carrying value of $1,852.6 million partially impaired at March 31, 2020. The impairment charge was recorded in the impairment of goodwill and other long-lived assets line on the Combined Statements of Loss. For further details, refer to Note 6.

	As of and for the year ended December 31, 2019
(In millions)	Total	Level 1	Level 2	Level 3	Total Losses
Recurring fair value measurements
Cash and cash equivalents – cash equivalents	$4.1	$4.1	$—	$—
Assets held-for-sale	51.8	—	—	51.8
Total recurring asset fair value measurements	$55.9	$4.1	$—	$51.8
Accrued expenses
Deferred compensation plans	$3.7	$—	$3.7	$—
Liabilities associated with assets held-for-sale	1.8	—	—	1.8
Other noncurrent liabilities
Contingent consideration	5.2	—	—	5.2
Deferred compensation plans	15.2	—	15.2	—
Total recurring liability fair value measurements	$25.9	$—	$18.9	$7.0
Nonrecurring fair value measurements
Intangible assets, net (1)	$16.0	$—	$—	$16.0	$(47.0)
Total nonrecurring fair value measurements	$16.0	$—	$—	$16.0	$(47.0)

__________________
(1)Represents certain magazine trademarks with a carrying value of $63.0 million partially impaired in 2019. The impairment charges were recorded in the impairment of goodwill and other long-lived assets line on the Combined Statements of Loss. For further details, refer to Note 6.
The fair value of deferred compensation plans was derived from quotes from observable market information and thus represented a Level 2 measurement. The fair value of the assets held-for-sale, contingent consideration, and liabilities associated with assets held-for-sale were based on significant inputs not observable in the market and thus represent Level 3 measurements. Fair value of assets held-for-sale and liabilities associated with assets held-for-sale were derived from current market values determined based on the Company’s experience and knowledge of the market, including the use of advisers. The fair value of contingent consideration is based on estimates of future performance benchmarks established in the associated acquisition agreements and the amortization of the present value discount. These estimates are based on inputs not observable in the market and thus represent Level 3 measurements. Estimates utilize a weighted average discount rate of 3.30 percent, weighted by relative fair value.
The fair values of the trademarks and goodwill were measured on a non-recurring basis and were determined based on significant inputs not observable in the market and thus represented Level 3 measurements. Key assumptions used to determine the fair value included discount rates, estimated cash flows, royalty rates, and revenue growth rates. The discount rate used was based on several factors, including market interest rates, and a weighted average cost of capital analysis based on the target capital structure, and included adjustments for market risk and Company-specific risk. Estimated cash flows were based on internally developed estimates and the revenue growth rates were based on industry knowledge and historical performance. For the intangible assets, the unobservable significant inputs included a discount rate of 11.00 percent, a royalty rate of 1.61 percent, and a terminal revenue growth rate of 1.00 percent, all weighted by relative fair values. For further discussion of the impairment of these assets, refer to Note 6.
The operating lease assets and net property, plant, and equipment are assets associated with the same leased space. These assets were measured on a non-recurring basis, and the fair value was determined based on significant inputs not observable in the market and thus represented a Level 3 measurement. Fair value was estimated using an income approach based on management's forecast of future cash flows expected to be derived from the property based on current sublease market rent, which was negatively impacted by the effects of the COVID-19 pandemic.
The following table represents the changes in the fair value of liabilities subject to Level 3 remeasurement during the years ended December 31, 2020 and 2019.

Years ended December 31,	2020	2019
(In millions)
Contingent consideration
Balance at beginning of year	$5.2	$6.0
Additions due to acquisitions	—	4.1
Payments	(1.0)	—
Fair value adjustment of contingent consideration	—	(4.9)
Balance at end of year	$4.2	$5.2
The fair value adjustment of contingent consideration was the change in the estimated earn out payments based on projections of performance and the amortization of the present value discount. The fair value adjustment of contingent consideration was included in the selling, general, and administrative line on the Combined Statements of Loss.
12. Pension and Postretirement Benefit Plans
Defined Contribution Plans
The Company sponsors a defined contribution saving plan for most of its U.S. based employees. Eligible Company employees may participate in the Meredith Savings and Investment Plan, a defined contribution plan that allows eligible employees to contribute a percentage of their salary, commissions, and bonuses in accordance with plan limitations and provisions of Section 401(k) of the Internal Revenue Code and the Company makes matching contributions to the plan subject to the limits of the plan. The Company matches 100 percent of the first 4 percent and 50 percent of the next 1 percent of employee contributions for employees eligible for the Company’s pension benefits and through December 31, 2020, for employees ineligible for the Company’s pension benefits. Effective January 1, 2021, the Company increased the match to 100 percent of the first 5 percent for employees ineligible for the Company’s pension benefits.
In connection with the Time acquisition, certain employees continued to participate, through December 31, 2018, in the defined contribution savings plan that Time had in place for its employees in the U.S., the Time Inc. Savings Plan. For the Time Inc. Savings Plan, the Company matched 100 percent of the first 4 percent and 50 percent of the next 2 percent of eligible compensation. In addition to the annual employer contribution made to the Time Inc. Savings Plan, following the plan year, the Company made an employer match contribution of up to 5 percent of each participant’s compensation less any employer matching contribution made within the plan year to those participants who contributed up to 6 percent of their compensation for the plan year. The Time Inc. Savings Plan merged into the Meredith Savings and Investment Plan effective for the 2019 calendar plan year.
Employees are allowed to choose among various investment options. The Meredith Savings and Investment Plan included an investment option in the Meredith Corporation’s common stock until December 31, 2018. Matching contributions are invested in the same manner as the participants’ pre-tax contributions. Contribution expense for Company employees was allocated to the Company on the basis of salaries for employees of the digital and magazine segments and on the basis of revenues for unallocated corporate employees. Contribution expense allocated to the Company under these plans totaled $11.9 million in 2020, $14.3 million in 2019, and $23.7 million in 2018.
The Company sponsors the Meredith Corporation Deferred Compensation Plan and also administers The Time Inc. Deferred Compensation Plan, which is a frozen plan (collectively the Deferred Compensation Plans). The Deferred Compensation Plans allow participants to defer certain bonuses and salaries. No actual monies are set aside in respect of the Deferred Compensation Plans, and participants have no rights to Company assets in respect of plan liabilities in excess of general unsecured creditors.
The liabilities associated with the plans fluctuate with hypothetical yields of the underlying investments. Liabilities attributed to the Company for the uncollateralized plans were $16.3 million and $18.9 million at December 31, 2020 and 2019, respectively, of which $3.0 million was reflected in the accrued compensation and benefits line and $13.3 million was reflected in the other noncurrent liabilities line on the Combined Balance Sheets at December 31, 2020, and $3.7 million was reflected in the accrued compensation and benefits line and $15.2 million was reflected in the other noncurrent liabilities line on the Combined Balance Sheets at December 31, 2019.
Pension and Postretirement Plans
The Company has U.S. noncontributory pension plans covering substantially all employees who were employed by the Company prior to January 1, 2018. The Company also assumed the obligations under Time’s various international pension plans, including plans in the U.K., Netherlands, and Germany. The Netherlands plan was fully settled in 2019 and the German plan was fully settled in 2020. These domestic and international plans include qualified (funded) plans as well as nonqualified (unfunded) plans. These plans provide participating employees with retirement benefits in accordance with benefit provision formulas. The nonqualified plans provide retirement benefits only to certain highly compensated employees. The Company also sponsors defined healthcare and life insurance plans that provide benefits to eligible retirees.

Obligations and Funded Status
The following tables present changes in, and components of, the Company’s net assets/liabilities for pension and other postretirement benefits:

	Pension				Postretirement
	Domestic		International		Domestic
December 31,	2020	2019	2020	2019	2020	2019
(In millions)
Change in benefit obligation
Benefit obligation, beginning of year	$151.7	$169.2	$782.7	$693.0	$8.3	$8.2
Service cost	9.4	9.9	—	0.1	—	—
Interest cost	4.1	6.0	13.3	17.0	0.3	0.3
Participant contributions	—	—	—	—	0.9	0.8
Plan amendments	0.1	—	1.5	—	—	—
Net actuarial loss (gain)	11.3	13.4	127.0	83.2	0.2	(0.3)
Benefits paid (including lump sums)	(0.2)	(0.2)	(20.1)	(19.3)	(1.0)	(0.7)
Settlements	(19.8)	(47.9)	(4.0)	(12.7)	—	—
Contractual termination benefits	—	1.3	—	—	—	—
Foreign currency exchange rate impact	—	—	30.1	21.4	—	—
Benefit obligation, end of year	$156.6	$151.7	$930.5	$782.7	$8.7	$8.3
Change in plan assets
Fair value of plan assets, beginning of year	$123.4	$110.8	$909.8	$791.9	$—	$—
Actual return on plan assets	17.1	24.5	128.3	108.2	—	—
Employer contributions	7.4	36.2	18.2	16.2	0.2	(0.1)
Participant contributions	—	—	—	—	0.8	0.8
Benefits paid (including lump sums)	(0.2)	(0.2)	(20.1)	(19.3)	(1.0)	(0.7)
Settlements	(19.8)	(47.9)	(4.0)	(12.7)	—	—
Foreign currency exchange rate impact	—	—	36.4	25.5	—	—
Fair value of plan assets, end of year	$127.9	$123.4	$1,068.6	$909.8	$—	$—
Over (under) funded status, end of year	$(28.7)	$(28.3)	$138.1	$127.1	$(8.7)	$(8.3)
Benefits paid directly from Meredith assets are included both in employer contributions and benefits paid.
The following amounts are recognized in the Combined Balance Sheets:

	Pension				Postretirement
	Domestic		International		Domestic
December 31,	2020	2019	2020	2019	2020	2019
(In millions)
Other assets
Prepaid benefit cost	$14.5	$11.9	$146.1	$137.6	$—	$—
Accrued expenses-compensation and benefits
Accrued benefit liability	(3.7)	(4.2)	(0.1)	(0.2)	(0.6)	(0.6)
Other noncurrent liabilities
Accrued benefit liability	(39.5)	(36.0)	(7.9)	(10.3)	(8.1)	(7.7)
Net amount recognized, end of year	$(28.7)	$(28.3)	$138.1	$127.1	$(8.7)	$(8.3)
The accumulated benefit obligation for the domestic defined benefit pension plans was $138.2 million and $136.0 million at December 31, 2020 and 2019, respectively. The accumulated benefit obligation for the international defined benefit pension plans was $930.5 million and $782.7 million at December 31, 2020 and 2019, respectively.

The following table provides information about pension plans with projected benefit obligations and accumulated benefit obligations in excess of plan assets:

	Domestic		International
December 31,	2020	2019	2020	2019
(In millions)
Projected benefit obligation	$43.3	$40.3	$8.0	$10.5
Accumulated benefit obligation	35.7	34.5	8.0	10.5
Fair value of plan assets	—	—	—	—
Costs
The components of Parent’s total net periodic benefit costs, prior to allocations discussed in Note 1, were as follows:

	Pension						Postretirement
	Domestic			International			Domestic
Years ended December 31,	2020	2019	2018	2020	2019	2018	2020	2019	2018
(In millions)
Components of net periodic benefit costs
Service cost	$9.4	$9.9	$11.7	$—	$0.1	$0.1	$—	$—	$0.1
Interest cost	4.1	6.0	5.6	13.3	17.0	17.1	0.3	0.3	0.3
Expected return on plan assets	(8.0)	(7.5)	(9.6)	(16.3)	(22.3)	(38.2)	—	—	—
Prior service cost (credit) amortization	0.4	0.5	0.3	0.2	0.2	—	—	—	(0.2)
Actuarial loss (gain) amortization	1.4	3.6	2.0	—	—	—	(0.5)	(0.6)	(0.2)
Settlement charges (credit)	2.5	12.3	2.8	1.2	(4.1)	1.7	—	—	—
Contractual termination benefits	—	1.3	—	—	—	—	—	—	—
Net periodic benefit costs (credit)	$9.8	$26.1	$12.8	$(1.6)	$(9.1)	$(19.3)	$(0.2)	$(0.3)	$—
Net periodic benefit costs allocated to the Company and recognized in the Combined Statements of Loss totaled $5.1 million in 2020 and $7.5 million in 2019. Net periodic benefit credit allocated to the Company and recognized in the Combined Statements of Loss totaled $10.4 million in 2018.
The pension settlement charges recorded related to lump-sum payments as a result of executive retirements and resignations in 2020 and 2019 and also related to cash distributions paid by the pension plan exceeding prescribed thresholds in 2020, 2019, and 2018. This required that a portion of pension losses within accumulated other comprehensive loss be realized in the period that the related pension liabilities were settled. The international settlement charges recorded in 2020 and 2019 related to the final settlement of the Company’s German and Netherlands pension plans, respectively. The international settlement charges recorded in 2018 related to cash distributions paid by the pension plan exceeding prescribed thresholds.
The components of net periodic benefit costs (credit), other than the service cost component, are included in non-operating income, net in the Combined Statements of Loss. The amortization of amounts related to unrecognized prior service costs/credit and net actuarial gain/loss were reclassified out of other comprehensive income (loss) as components of net periodic benefit costs.

Amounts recognized in the accumulated other comprehensive loss component of equity (deficit) for Company-sponsored plans that will be retained by the Company were as follows:

	Pension				Postretirement
	Domestic		International		Domestic
December 31,	2020	2019	2020	2019	2020	2019
(In millions)
Unrecognized net actuarial losses (gains), net of taxes	$10.9	$12.1	$44.7	$30.8	$(1.3)	$(1.8)
Unrecognized prior service cost, net of taxes	0.8	1.0	7.7	6.4	—	—
Total	$11.7	$13.1	$52.4	$37.2	$(1.3)	$(1.8)
During 2021, the Company expects to recognize as part of its net periodic benefit costs, prior to allocations discussed in Note 1, $1.8 million of net actuarial losses and $0.6 million of prior service costs for the pension plans, and $0.3 million of net actuarial gains and no prior service costs for the postretirement plan, net of taxes, in the accumulated other comprehensive loss component of equity (deficit) at December 31, 2020.
Assumptions
Benefit obligations were determined using the following weighted average assumptions:

	Pension				Postretirement
	Domestic		International		Domestic
December 31,	2020	2019	2020	2019	2020	2019
Weighted average assumptions
Discount rate	2.22%	3.09%	1.02%	1.91%	2.45%	3.20%
Rate of compensation increase	3.04%	3.04%	n/a	n/a	3.50%	3.50%
n/a - Not applicable
Net periodic benefit costs were determined using the following weighted average assumptions:

	Pension						Postretirement
	Domestic			International			Domestic
Years ended December 31,	2020	2019	2018	2020	2019	2018	2020	2019	2018
Weighted average assumptions
Discount rate	3.09%	3.97%	3.58%	1.91%	2.67%	2.57%	3.20%	4.20%	3.55%
Expected return on plan assets	7.50%	8.00%	8.00%	1.90%	2.90%	4.87%	n/a	n/a	n/a
Rate of compensation increase	3.04%	3.50%	3.50%	n/a	n/a	3.50%	3.50%	3.50%	3.50%
n/a - Not applicable
The assumed health care trend rates used to measure the expected cost of benefits were as follows:

	Postretirement
Assumed healthcare cost trend rates as of December 31,	2020	2019	2018
Rate of increase in health care cost levels
Initial level	6.50%	5.50%	6.00%
Ultimate level	5.00%	5.00%	5.00%
Years to ultimate level	7	2	3
Pension expense is calculated using a number of actuarial assumptions, including an expected long-term rate of return on assets and a discount rate. In developing the expected long-term rate of return on plan assets, the Company considered long-term historical rates of return, plan asset allocations as well as the opinions and outlooks of investment professionals and consulting firms. Returns projected by such consultants and economists are based on broad equity and bond indices. The objective is to select an average rate of earnings expected on existing plan assets and expected contributions to the plan during the year. The Company reviews this long-term assumption on a periodic basis.
The value (market-related value) of plan assets is multiplied by the expected long-term rate of return on assets to compute the expected return on plan assets, a component of net periodic pension cost. The market-related value of plan assets is a calculated value that recognizes changes in fair value over three years.
Assumed rates of increase in healthcare cost have a significant effect on the amounts reported for the healthcare plans. A change of one percentage point in the assumed healthcare cost trend rates would have the following effects:

	One Percentage Point Increase	One Percentage Point Decrease
(In millions)
Effect on service and interest cost components for 2020	$—	$—
Effect on postretirement benefit obligation as of December 31, 2020	0.5	(0.4)
Plan Assets
The targeted and weighted average asset allocations by asset category for investments held by the Company’s pension plans are as follows:

	Domestic				International
	2020 Allocation		2019 Allocation		2020 Allocation		2019 Allocation
December 31,	Target	Actual	Target	Actual	Target	Actual	Target	Actual
Equity securities	63%	64%	70%	71%	1%	2%	7%	7%
Fixed-income securities	37%	34%	30%	28%	57%	57%	74%	74%
Other securities (1)	—%	2%	—%	1%	42%	41%	19%	19%
Total	100%	100%	100%	100%	100%	100%	100%	100%
__________________
(1)Other primarily includes pooled investment funds and, for 2020, an insurance buy-in contract.
The Company’s investment policy for domestic plans seeks to maximize investment returns while balancing the Company’s tolerance for risk. The plan fiduciaries oversee the investment allocation process. This includes selecting investment managers, setting long-term strategic targets, and monitoring asset allocations. Target allocation ranges are guidelines, not limitations, and plan fiduciaries may occasionally approve allocations above or below a target range, or elect to rebalance the portfolio within the targeted range. The investment portfolio contains a diversified blend of equity and fixed-income investments. Furthermore, equity investments are diversified across domestic and international stocks and between growth and value stocks and small and large capitalizations. The primary investment strategy currently employed is a dynamic target allocation method that periodically rebalances among various investment categories depending on the current funded position. This program is designed to actively move from return-seeking investments (such as equities) toward liability-hedging investments (such as fixed-income) as funding levels improve. The reverse effect occurs when funding levels decrease.
The trustees of the IPC Media Pension Scheme (IPC Plan) defined benefit pension plan in the U.K. have delegated the day-to-day investment decisions of the IPC Plan to a large international fiduciary manager and utilize an investment manager to monitor investment performance and the reporting of the fiduciary manager. The investment objective of the IPC Plan is to invest the assets prudently with the intention that the benefits promised to the members are provided. Funding level based de-risking triggers have been established such that the investment strategy evolves as the funding level moves along an agreed glide path. As the funding level improves, the investment strategy will de-risk. Each trigger level specifies a minimum interest rate and hedge rate ratio and a maximum allocation to growth assets, which target a diversified portfolio using specialist managers and asset classes.
Equity securities did not include any Meredith Corporation common or class B stock at December 31, 2020 or 2019.

Fair value measurements for domestic pension plan assets were as follows:

(In millions)	Total Fair Value	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2020
Investments in registered investment companies
Equity	$82.1	$62.8	$19.3	$—
Fixed Income	43.5	7.3	36.2	—
Pooled separate accounts	2.2	—	2.2	—
Total assets at fair value	$127.8	$70.1	$57.7	$—

December 31, 2019
Investments in registered investment companies
Equity	$88.0	$65.6	$22.4	$—
Fixed Income	34.6	—	34.6	—
Pooled separate accounts	0.8	—	0.8	—
Total assets at fair value	$123.4	$65.6	$57.8	$—
Fair value measurements for international pension plan assets were as follows:

(In millions)	Total Fair Value	Quoted Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
December 31, 2020
Cash and cash equivalents	$11.9	$11.9	$—	$—
Pooled investments
Equity	11.2	—	11.2	—
Fixed Income	53.2	6.7	46.5	—
Other	606.1	—	606.1	—
Insurance buy-in contract	388.3	—	—	388.3
Total assets at fair value	$1,070.7	$18.6	$663.8	$388.3

December 31, 2019
Cash and cash equivalents	$173.5	$1.7	$171.8	$—
Pooled investments
Equity	65.6	—	65.6	—
Fixed Income	412.6	11.1	401.5	—
Other	257.9	—	257.9	—
Total assets at fair value	$909.6	$12.8	$896.8	$—
The international pension plans hold investments in liability matching funds whose objective is to provide leveraged returns equal to that of the liabilities. In order to do so, these funds invest in UK Treasury Gilt bonds, Gilt Total Return Swaps, Repurchase Transactions, and cash or money markets to provide liquidity to meet payment obligations or post as collateral in the derivative transactions they enter into. These liability matching funds are included in Other pooled investments in the table above.
The trustees of the IPC Plan implemented a new investment strategy in 2020 to further reduce risk without adversely affecting return. The trustees entered into an insurance buy-in contract with a private limited life insurance company to insure a portion of the IPC Plan, covering approximately 30 percent of IPC Plan participants, which is intended to provide payments designed to equal all future designated contractual benefit payments to covered participants. The benefit obligation was not transferred to the insurer, and the Company remains responsible for paying pension benefits. The assets and liabilities with respect to insured participants are assumed to match (i.e., the full benefits have been insured). The initial value of the asset associated with this contract was equal to the premium paid to secure the contract and is adjusted each reporting period to reflect the estimated fair value of the premium that would be paid for such a contract at that time. As the valuation of this asset is judgmental, and there are no observable inputs associated with the valuation, the insurance buy-in contract is presented as a Level 3 investment. Refer to Note 11 for a discussion of the three levels in the hierarchy of fair values.
The following table provides a reconciliation of the beginning and ending balances of assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3):

Year ended December 31,	2020
(In millions)
Balance at beginning of year	$—
Purchase	353.6
Change in fair value	(1.7)
Foreign currency translation	36.4
Balance at end of year	$388.3
There were no purchases, sales, or settlements of Level 3 assets for the year ended December 31, 2019. There were no transfers in or out of Level 3 investments for the years ended December 31, 2020 and 2019.
Cash Flows
Although the Company does not have a minimum funding requirement for the domestic pension plans in 2021, the Company is currently determining what voluntary pension plan contributions, if any, will be made in 2021 to the domestic plan. Actual contributions will be dependent upon investment returns, changes in pension obligations, and other economic and regulatory factors. The Company expects to contribute $0.6 million to its postretirement plan in 2021.
Monthly contributions of £0.9 million are required to be made to the IPC Plan. In the event that on November 25, 2021, the IPC Plan has a funding deficit valuing its liabilities with a gilts plus 50 basis point discount rate, the Company, as the sponsor of the IPC Plan, will make a contribution equal to that funding deficit. In the event that on November 25, 2025, the IPC Plan has a funding deficit valuing its liabilities with a gilts flat discount rate, the Company will make a contribution equal to 50 percent of that funding deficit. In the event that on November 25, 2026, the IPC Plan has a funding deficit valuing its liabilities with a gilts flat discount rate, the Company will make a contribution equal to 50 percent of that funding deficit. In the event that on November 25, 2027, the IPC Plan has a funding deficit valuing its liabilities with a gilts flat discount rate, the Company will make a contribution equal to that funding deficit. Contributions shall cease to be payable from the date that the IPC Plan is confirmed to be fully funded.

The following benefit payments, which reflect expected future service as appropriate, are expected to be paid:

	Pension Benefits		Postretirement Benefits
Years ending December 31,	Domestic	International	Domestic
(In millions)
2021	$16.7	$18.0	$0.6
2022	14.4	18.9	0.6
2023	14.6	19.3	0.6
2024	15.7	21.6	0.6
2025	20.9	22.4	0.5
2026-2030	69.8	125.7	2.4
Other
The Company maintains collateral assignment split-dollar life insurance arrangements on certain key officers and retirees. The net periodic pension cost allocated to the Company for 2020, 2019, and 2018 was $0.1 million, $0.3 million, and $0.4 million, respectively, and the accrued liability at December 31, 2020 and 2019, was $3.2 million and $3.2 million, respectively.
13. Share-based Compensation
The Company has an employee stock purchase plan and a stock incentive plan, both of which are shareholder-approved. More detailed descriptions of these plans follow. Compensation expense allocated to the Company and recognized in loss from continuing operations was $14.4 million in 2020, $13.7 million in 2019, and $33.4 million in 2018. The Company’s total income tax benefit recognized in loss from continuing operations was $3.6 million in 2020, $3.4 million in 2019, and $8.3 million in 2018.
Stock Incentive Plan
The Company has a stock incentive plan that permits the Company to issue stock options, restricted stock, stock equivalent units, restricted stock units, and performance shares to key employees and directors of the Company. Approximately 5.8 million shares remained available for future awards under the plan as of December 31, 2020. Forfeited awards, shares deemed to be delivered on tender of stock in payment for the exercise price of options, and shares reacquired pursuant to tax withholding on option exercises and the vesting of restricted shares and restricted stock units increase shares available for future awards. The plan is designed to provide an incentive to contribute to the achievement of long-range corporate goals; provide flexibility in motivating, attracting, and retaining employees; and to align more closely the employees’ interests with those of shareholders.
The Company has awarded restricted stock and restricted stock units to eligible key employees and non-employee directors under the plan. In addition, certain awards are granted based on specified levels of Company stock ownership. All awards have restriction periods tied primarily to employment and/or service. The awards granted to employees generally vest over 3 or 5 years, and the awards granted to directors vest one-third each year during the three-year period from date of grant. The grant date of awards is the date the Compensation Committee of the Board of Directors approves the granting of the awards or a date thereafter as specified by the Committee. Share-based compensation expense has been allocated to the Company based on the awards and terms previously granted to the Company’s employees as well as an allocation of corporate and shared functional employee expenses. The awards are recorded at the market value of traded shares on the date of the grant as unearned compensation. The initial values of the grants are amortized over the vesting periods.

The Company’s restricted stock activity during the year ended December 31, 2020, was as follows:

Restricted Stock	Shares	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value
(Shares in thousands and Aggregate Intrinsic Value in millions)
Nonvested at December 31, 2019	23.6	$43.18
Granted	38.1	15.98
Vested	(11.2)	44.46
Nonvested at December 31, 2020	50.5	22.38	$1.0
As of December 31, 2020, there was no unearned compensation cost related to restricted stock granted under the plan. The weighted average grant date fair value of restricted stock granted during the years ended December 31, 2020, 2019, and 2018, was $15.98, $37.14, and $58.69, respectively. The total fair value of shares vested during the years ended December 31, 2020, 2019, and 2018, was $0.2 million, $0.6 million, and $1.1 million, respectively.
The Company’s restricted stock unit activity during the year ended December 31, 2020, was as follows:

Restricted Stock Units	Units	Weighted Average Grant Date Fair Value	Aggregate Intrinsic Value
(Units in thousands and Aggregate Intrinsic Value in millions)
Nonvested at December 31, 2019	490.8	$46.10
Granted	886.8	14.63
Vested	(153.7)	48.53
Forfeited	(86.8)	28.12
Nonvested at December 31, 2020	1,137.1	22.60	$21.8
As of December 31, 2020, there was $9.8 million of unearned compensation cost related to restricted stock units granted under the plan. That cost is expected to be recognized over a weighted average period of 2.1 years. The weighted average grant date fair value of restricted stock units granted during the years ended December 31, 2020, 2019, and 2018, was $14.63, $37.68, and $46.78, respectively. The total fair value of shares vested during the years ended December 31, 2020, 2019, and 2018, was $3.1 million, $9.9 million, and $19.3 million, respectively.
Meredith also has outstanding stock equivalent units resulting from the deferral of compensation of employees and directors under various deferred compensation plans. The period of deferral is specified when the deferral election is made. These stock equivalent units are issued at the market price of the underlying stock on the date of deferral. In addition, shares of restricted stock and restricted stock units may be converted to stock equivalent units upon vesting.

The following table summarizes the activity for stock equivalent units during the year ended December 31, 2020:

Stock Equivalent Units	Units	Weighted Average Issue Date Fair Value
(Units in thousands)
Balance at December 31, 2019	202.3	$38.71
Additions	27.3	20.11
Converted to common stock	(73.5)	35.68
Balance at December 31, 2020	156.1	36.88
The stock equivalent units outstanding at December 31, 2020, had no aggregate intrinsic value. The total intrinsic value of stock equivalent units converted to common stock was zero for the year ended December 31, 2020, compared to $0.1 million in 2019, and $1.2 million for 2018.
Meredith has granted nonqualified stock options to certain employees and directors under the plan. The grant date of options issued is the date the Compensation Committee of the Board of Directors approves the granting of the options or a date thereafter as specified by the Committee. The exercise price of options granted is set at the fair value of Meredith Corporation’s common stock on the grant date. All options granted under the plan expire at the end of 10 years. Options granted to employees vest three years from the date of grant. Options granted to directors vest one-third each year during the three-year period from date of grant.
A summary of stock option activity and weighted average exercise prices follows:

Stock Options	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
(Options in thousands and Aggregate Intrinsic Value in millions)
Outstanding January 1, 2020	2,442.4	$49.31
Granted	1,006.6	14.55
Exercised	—	—
Forfeited	(124.5)	34.87
Outstanding December 31, 2020	3,324.5	39.38	7.5	$4,592.0
Exercisable December 31, 2020	1,462.8	$50.32	5.8	$64.1
The fair value of each option is estimated as of the date of grant using the Black-Scholes option-pricing model. The expected volatility was based on a blend of historical volatility of Meredith Corporation’s common stock taking into consideration Meredith Corporation’s capital structure and implied volatility in market traded options on Meredith Corporation’s common stock with a term greater than six months. The expected life of options granted used the simplified method under U.S. GAAP to determine the expected life. The risk-free rate for periods that coincide with the expected life of the options is based on the U.S. Treasury yield curve in effect at the time of grant.
The following summarizes the assumptions used in determining the fair value of options granted:

Years ended December 31,	2020	2019	2018
Risk-free interest rate	0.5-1.38%	1.73-2.57%	2.5-3.04%
Expected dividend yield	—%	5%	4%
Expected option life	6-6.5 yrs	6-6.5 yrs	4.88-6.5 yrs
Expected stock price volatility	40-56%	35-40%	28-36%

The weighted average grant date fair value of options granted during the years ended December 31, 2020, 2019, and 2018, was $5.56, $8.72, and $14.09, respectively. The total intrinsic value of options exercised during the years ended December 31, 2020, 2019, and 2018, was zero, $0.6 million, and $1.4 million, respectively. As of December 31, 2020, there was $3.4 million in unrecognized compensation cost for stock options granted under the plan. This cost is expected to be recognized over a weighted average period of 2.1 years.
Cash received from option exercises under all share-based payment plans for the years ended December 31, 2020, 2019, and 2018 was $0.0 million, $1.8 million, and $3.2 million, respectively. The actual tax benefit realized for the tax deductions from option exercises totaled zero, $0.1 million, and $0.4 million, respectively, for the years ended December 31, 2020, 2019, and 2018.
Employee Stock Purchase Plan
On January 1, 2020, Meredith reintroduced a previously suspended Employee Stock Purchase Plan (ESPP). The ESPP allows employees to purchase shares of Meredith Corporation common stock at a 5 percent discount on the market value at the end of each quarter through bi-weekly payroll deductions. Shares purchased through the ESPP that are held for two years qualify for a 15 percent Company match on the original purchase price in the form of additional shares of Meredith Corporation stock. The ESPP has quarterly offering periods. There were 2 million common shares authorized and 0.6 million shares remained available for issuance under the ESPP as of December 31, 2020. Compensation cost allocated to the Company for the ESPP was based on the fair value of the employee match amortized over the match period of two years. In 2020, Meredith Corporation issued approximately 0.1 million ESPP shares that had a weighted average market price per share at purchase of $14.55 and an average purchase price per share of $13.82.
14. Other Comprehensive Income (Loss)
Comprehensive loss is defined as the change in equity (deficit) during a period from transactions and other events and circumstances from nonowner sources. Comprehensive loss includes net loss as well as items of other comprehensive income (loss).

The following table summarizes the items of other comprehensive income (loss) and the accumulated other comprehensive loss balances:

	Minimum Pension/Post Retirement Liability Adjustments	Foreign Currency Translation	Interest Rate Swaps	Accumulated Other Comprehensive Loss
(In millions)
Balance at December 31, 2017	$(16.1)	$—	$0.7	$(15.4)
Current-year adjustments, pre-tax	(45.7)	(21.9)	(1.2)	(68.8)
Tax expense	2.5	—	0.3	2.8
Other comprehensive loss	(43.2)	(21.9)	(0.9)	(66.0)
Reclassification to Net Parent Investment [1]	(3.7)	—	0.2	(3.5)
Balance at December 31, 2018	(63.0)	(21.9)	—	(84.9)
Current-year adjustments, pre-tax	18.3	11.6	—	29.9
Tax benefit	(4.8)	—	—	(4.8)
Other comprehensive income	13.5	11.6	—	25.1
Balance at December 31, 2019	(49.5)	(10.3)	—	(59.8)
Current-year adjustments, pre-tax	(14.0)	4.8	—	(9.2)
Tax expense	(0.3)	—	—	(0.3)
Other comprehensive loss	(14.3)	4.8	—	(9.5)
Balance at December 31, 2020	$(63.8)	$(5.5)	$—	$(69.3)
___________________
(1)Reclassification related to a one-time adjustment for the adoption of ASU 2018-02, Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income.
15. Financial Information about Industry Segments
Meredith is a diversified media company focused primarily on service journalism. On the basis of products and services, the Company has established two reportable segments: digital and magazine. The digital segment includes digital and mobile media, digital relationship marketing, brand licensing, and other related operations. The magazine segment includes magazine publishing, customer relationship marketing, performance marketing, database-related activities, and other related operations. Virtually all of the Company’s revenues are generated in the U.S. and substantially all of the assets reside within the U.S. Intersegment transactions are eliminated.
Management measures the performance of each segment based on two principal financial measures, operating profit and EBITDA. Management uses these results, in part, to evaluate the performance of, and allocate resources to, each of these segments. Operating profit for segment reporting, disclosed below, is revenues less operating costs and unallocated corporate expenses. Segment operating expenses include allocations of certain centrally incurred costs such as employee benefits, occupancy, information systems, accounting services, internal legal staff, and human resources administration. These costs are allocated based on actual usage or other appropriate methods, primarily number of employees. Unallocated corporate expenses are corporate overhead expenses not attributable to the operating groups. Interest income and expense are not allocated to the segments. In accordance with authoritative guidance on disclosures about segments of an enterprise and related information, EBITDA is not presented below.
Significant non-cash items included in segment operating expenses other than depreciation and amortization of fixed and intangible assets include impairments of goodwill, operating lease assets, and associated leasehold improvements and furniture and fixtures, and trademarks. Impairment of digital goodwill was $118.6 million in 2020, and impairment of magazine goodwill was $127.7 million in 2020. The impairments of an operating lease asset and associated leasehold improvements and furniture and fixtures totaled $75.4 million in 2020, with $37.0 million recorded in the digital segment and $38.4 million recorded in the magazine segment. Digital trademarks were impaired by $5.0 million in 2020. No impairment was recorded for the digital segment in 2019 and

2018. Magazine trademarks were impaired by $16.2 million in 2020, $47.0 million in 2019, and $2.9 million in 2018.
Segment assets include intangible, fixed, and all other non-cash assets identified with each segment. Jointly used assets such as office buildings and information technology equipment are allocated to the segments by appropriate methods, primarily number of employees. Unallocated corporate assets consist primarily of cash and cash items, assets allocated to or identified with corporate staff departments, and other miscellaneous assets not assigned to a segment.
The following table presents financial information by segment:

Years ended December 31,	2020	2019	2018
(In millions)
Revenues
Digital
Advertising	$419.2	$411.8	$374.5
Third party sales	15.8	11.5	5.0
Total advertising related	435.0	423.3	379.5
Licensing	112.0	87.8	95.2
Performance marketing	95.4	69.4	42.6
Paid products	7.8	7.3	5.0
Total consumer related	215.2	164.5	142.8
Other	5.9	4.8	3.0
Total digital	656.1	592.6	525.3
Magazine
Advertising	472.6	647.3	706.5
Third party sales	110.6	151.0	133.9
Total advertising related	583.2	798.3	840.4
Subscription	580.9	668.3	647.8
Newsstand	145.9	163.2	162.2
Performance marketing	55.0	55.4	62.7
Paid products	11.0	15.0	16.8
Total consumer related	792.8	901.9	889.5
Other	59.5	86.6	109.0
Total magazine	1,435.5	1,786.8	1,838.9
Intersegment revenue elimination	(20.3)	(14.2)	(8.3)
Total revenues	$2,071.3	$2,365.2	$2,355.9

Years ended December 31,	2020	2019	2018
Segment profit (loss)
Digital	$(47.3)	$90.5	$95.4
Magazine	(73.9)	97.1	26.2
Unallocated corporate	(51.6)	(76.6)	(178.1)
Income (loss) from operations	(172.8)	111.0	(56.5)
Non-operating income, net	6.2	7.8	11.9
Interest expense, net	(156.4)	(152.5)	(179.4)
Loss from continuing operations before income taxes	$(323.0)	$(33.7)	$(224.0)

Depreciation and amortization
Digital	$74.1	$63.9	$43.2
Magazine	92.6	136.9	156.1
Unallocated corporate	2.2	2.6	3.2
Total depreciation and amortization	$168.9	$203.4	$202.5

Assets
Digital	$1,467.3	$1,684.0	$1,218.3
Magazine	2,612.0	3,062.9	3,246.2
Unallocated corporate	508.8	188.5	136.0
Total assets	$4,588.1	$4,935.4	$4,600.5

Capital expenditures
Digital	$15.4	$14.3	$7.1
Magazine	4.6	4.0	3.0
Unallocated corporate	7.2	10.4	10.1
Total capital expenditures	$27.2	$28.7	$20.2
16. Related Party Disclosures
The Company does not enter into transactions with related parties to purchase or sell goods or services in the ordinary course of business. Transactions between the Company and Parent are reflected in equity (deficit) in the Combined Balance Sheets as Net Investment by Meredith Corporation and in the Combined Statements of Cash Flows as a financing activity in Net transfers from (to) Meredith Corporation.
The Combined Statements of Loss and Comprehensive Loss reflect allocations of Parent’s general corporate expenses including, but not limited to, executive management, employee benefits administration, occupancy, corporate administration, aviation, legal, sourcing, corporate development, finance, human resources, communications, information technology, and other shared services. These allocations were made on a direct usage basis when identifiable, with the remainder allocated on the basis of relative revenues, salaries, headcount, or other relevant measures. Corporate expenses of Parent not allocated to the Company and instead charged to related parties were $18.9 million in 2020, $24.5 million in 2019, and $23.0 million in 2018.
Management of the Company and Parent consider these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, the Company. The allocations may not, however, reflect the expense the Company would have incurred as a standalone company for the periods presented. Actual costs that may be been incurred if the Company had been a standalone company would depend on a number of factors, including the chosen organizational structure, what functions were outsourced or performed by employees, and strategic decisions made in areas such as selling and marketing, information technology, and infrastructure.

17. Subsequent Events
These combined financial statements were derived from the financial statements of Meredith Corporation, which issued its quarterly financial statements for the six months ended December 31, 2020 on February 4, 2021. Accordingly, the Company has evaluated transactions for consideration as recognized subsequent events in these financial statements through the date of February 4, 2021. Additionally, the Company has evaluated transactions that occurred through August 31, 2021, the date these financial statements were available for issuance, for the purposes of unrecognized subsequent events.
In January 2021, the Company sold the Travel + Leisure trademark and other related assets, including the Travel + Leisure’s travel clubs, to an unrelated third-party for $100.0 million, including $35.0 million of cash at closing and $20.0 million received in June 2021, with the remaining payments to be completed by June 2024. Meredith has entered into a 30-year royalty-free licensing relationship to license back the Travel + Leisure brand and will continue publishing the magazine and operating the Travel + Leisure media platforms.
In the first quarter of 2021, the Company redeemed $250.0 million of its 2026 Unsecured Senior Notes. In the second quarter of 2021, the Parent paid $67.0 million to redeem outstanding warrants.

Meredith Holdings Corporation
SCHEDULE II-VALUATION AND QUALIFYING ACCOUNTS

		Additions
Reserves Deducted from Receivables in the Combined Financial Statements:	Balance at beginning of period	Acquired	Charged to costs and expenses	Charged to other accounts		Deductions	Balance at end of period
(In millions)
Year ended December 31, 2020
Reserve for doubtful accounts	$15.8	$—	$5.0	$(2.1)	(1)	$(5.9)	$12.8
Income tax valuation allowance	43.9		1.0	—		—	44.9
Total	$59.7	$—	$6.0	$(2.1)		$(5.9)	$57.7
Year ended December 31, 2019
Reserve for doubtful accounts	$11.1	$—	$14.5	$—		$(9.8)	$15.8
Income tax valuation allowance	39.3		4.6	—		—	43.9
Total	$50.4	$—	$19.1	$—		$(9.8)	$59.7
Year ended December 31, 2018
Reserve for doubtful accounts	$3.4	$—	$11.5	$—		$(3.8)	$11.1
Income tax valuation allowance	—	32.2	7.1	—		—	39.3
Total	$3.4	$32.2	$18.6	$—		$(3.8)	$50.4
___________________
(1)As a result of the Company’s adoption of ASU 2016-13, the Company recorded a decrease in the reserve for doubtful accounts. See Note 1 for further information on the adoption of ASU 2016-13.